   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1998

                                                      REGISTRATION NO. 333-62277
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                              ALARIS MEDICAL, INC.

             (Exact name of registrant as specified in its charter)

         DELAWARE                           3841                         13-3492624
      (State or other           (Primary Standard Industrial          (I.R.S. Employer
      jurisdiction of           Classification Code Number)        Identification Number)
     incorporation or
       organization)

                            ------------------------

                             10221 WATERIDGE CIRCLE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 458-7000

         (Address, including ZIP Code, and telephone number, including area code, of each registrant's principal executive offices)

                            ------------------------

                              DANIEL A. ETNA, ESQ.
                             GORDON ALTMAN BUTOWSKY
                             WEITZEN SHALOV & WEIN
                              114 WEST 47TH STREET
                            NEW YORK, NEW YORK 10036
                                 (212) 626-0872

(Name, address, including ZIP Code and telephone number, including area code, of agent for service)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon the effectiveness of this registration statement, ALARIS Medical, Inc. will promptly offer to exchange its 11 1/8% Senior Discount Notes due 2008, which will have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 11 1/8% Senior Discount Notes due 2008.

                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1998


                              ALARIS MEDICAL, INC.

                             OFFER TO EXCHANGE ITS
                    11 1/8% SENIOR DISCOUNT NOTES DUE 2008,
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT 1933,
                 AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING
                     11 1/8% SENIOR DISCOUNT NOTES DUE 2008
                            ------------------------


        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                                   , 1999, UNLESS EXTENDED.



    ALARIS Medical, Inc., a Delaware corporation ("ALARIS Medical"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11 1/8% Senior Discount Notes due 2008 ("New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement (as defined) of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 11 1/8% Senior Discount Notes due 2008 ("Old Notes," and, together with New Notes, "Notes"), of which $189.0 million aggregate principal amount at maturity is outstanding. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes (which they replace), except that the New Notes (i) have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer and (ii) do not contain certain provisions providing for the payment of Liquidated Damages (as defined) under certain circumstances relating to the Registration Rights Agreement (as defined). The New Notes will evidence the same debt as the Old Notes (which they replace) and, except as set forth in the immediately preceding sentence, will be entitled to the benefits of the Indenture (as defined), under which both the Old Notes were, and the New Notes will be, issued. See "The Exchange Offer" and "Description of Notes."


    The Notes will mature on August 1, 2008. Until August 1, 2003, the Accreted Value (as defined) of the Notes will increase (representing amortization of original issue discount) at a rate of 11 1/8% compounded semi-annually to their aggregate principal amount of maturity between the date of original issuance and August 1, 2003, the Notes will be redeemable at any time at the option of ALARIS Medical, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the redemption date. In addition, on or prior to August 1, 2001, ALARIS Medical may redeem up to 35% of the aggregate principal amount at maturity of Notes issued under the Indenture (as defined) at a redemption price equal to 111.125% of the Accreted Value thereof to the redemption date, with the net cash proceeds of one or more public or private offerings of Common Stock (as defined); provided that at least 65% of the aggregate principal amount at maturity of Notes remain outstanding immediately after the occurrence of each such redemption.


    As a result of ALARIS Medical's failure to have the Registration Statement, of which this Prospectus is a part, declared effective by the Securities and Exchange Commission (the "Commission") by November 25, 1998, ALARIS Medical's obligation to pay Liquidated Damages to each holder of Old Notes commenced on November 26, 1998. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."



    In reviewing this Prospectus it should be noted that all references herein to (i) "ALARIS Medical" refer to ALARIS Medical, Inc. without any of its subsidiaries and that ALARIS Medical is the issuer of the Notes; and (ii) the "Company" refer to ALARIS Medical, Inc. and its subsidiaries, and all such subsidiaries are not guarantors of the Notes nor do such subsidiaries have any obligations with regard to the Notes.



    It should also be noted that ALARIS Medical is a holding company that conducts all of its operations through its subsidiaries, and therefore is dependent upon receipt of sufficient funds from its subsidiaries in order to pay interest and principal when due to Holders of the Notes. Moreover, due to restrictions in the instruments governing certain indebtedness of ALARIS Medical, it will need to seek the consent of various of the holders of such indebtedness in order to allow the subsidiaries of ALARIS Medical to pay dividends and make distributions to ALARIS Medical, in order for ALARIS Medical to meet its debt obligations under the Notes. See "Risk Factors--Holding Company Structure, Dependence Upon Operations of Subsidiaries."


    The Notes will rank senior in right of payment to all subordinated indebtedness of ALARIS Medical, which as of September 30, 1998 was $16.2 million, and will rank PARI PASSU in right of payment with all future senior indebtedness of ALARIS Medical and with all other general liabilities and commitments of ALARIS Medical, which as of September 30, 1998 was $1.5 million. Additionally, the Notes will be effectively subordinated to the Credit Facility Guarantee (as defined), to the extent such Credit Facility Guarantee is secured, which secured indebtedness as of September 30, 1998 was $211.4 million, and will be effectively subordinated to all indebtedness and other liabilities and commitments of ALARIS Medical's subsidiaries, which, as of September 30, 1998, was $525.0 million. See "Risk Factors--Holding Company Structure; Dependence Upon Operations of Subsidiaries."

    ALARIS Medical will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange offer expires (the "Expiration Date"), which will be
           , 1999, unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The Exchange Offer, however, is subject to certain customary conditions which may be waived by ALARIS Medical. Old Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."


    The Old Notes were sold by ALARIS Medical on July 28, 1998 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act ("Rule 144A"). Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of ALARIS Medical under the Registration Rights Agreement. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."


    Based on no-action letters issued by the staff of the Commission to third parties, ALARIS Medical believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of ALARIS Medical within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to, and does not intend to, participate in the distribution of such New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-dealer as a result of market-making activities or other trading activities. ALARIS Medical has agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, as it may be amended or supplemented from time to time, available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."


    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the New Notes. ALARIS Medical does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

    The New Notes will be available initially only in book-entry form and the Registrant expects that the New Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for beneficial interests in the Global Note only under the limited circumstances set forth in the Indenture. See "Description of Notes--Book-Entry; Delivery and Form."

    ALARIS Medical will not receive any proceeds from the Exchange Offer. ALARIS Medical will pay all of the expenses incident to the Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING OLD NOTES IN THE EXCHANGE OFFER.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS            , 1999.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS REFERRED TO HEREIN. UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) REFERENCES HEREIN TO THE "COMPANY" REFER TO ALARIS MEDICAL, INC. (F/K/A ADVANCED MEDICAL, INC.) AND ITS SUBSIDIARIES; (II) REFERENCES TO "ALARIS MEDICAL" REFER TO ALARIS MEDICAL, INC. WITHOUT ITS SUBSIDIARIES, WHICH IS THE ISSUER OF THE NOTES; AND (III) REFERENCES TO "ALARIS MEDICAL SYSTEMS" REFER TO ALARIS MEDICAL SYSTEMS, INC., A WHOLLY OWNED SUBSIDIARY OF ALARIS MEDICAL, AND ITS SUBSIDIARIES; WHICH WAS FORMED ON NOVEMBER 26, 1996 AS A RESULT OF A SERIES OF MERGERS (COLLECTIVELY, THE "MERGER") PURSUANT TO WHICH THE OPERATIONS OF IMED CORPORATION ("IMED") AND IVAC MEDICAL SYSTEMS, INC. ("IVAC MEDICAL SYSTEMS"), A SUBSIDIARY OF IVAC HOLDINGS, INC. ("IVAC HOLDINGS"), WERE TRANSFERRED TO IVAC HOLDINGS, AND IVAC HOLDINGS BECAME A WHOLLY OWNED SUBSIDIARY OF ALARIS MEDICAL AND SUBSEQUENTLY CHANGED ITS NAME TO ALARIS MEDICAL SYSTEMS, INC. PORTIONS OF THIS PROSPECTUS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "RISK FACTORS."


                                  THE COMPANY

    The Company is a leading provider of infusion systems and related technologies to the United States hospital market, with the largest installed base of pump delivery lines ("channels"). The Company is also a leader in the international infusion systems market. Based on installed base of infusion pumps, the Company has a number one or two market position in eight Western European countries, the number three market position in Germany, the largest installed base of infusion pumps in Australia and Canada and a developing position in Latin America and Asia. The Company's infusion systems, which are used to deliver one or more fluids, primarily pharmaceuticals or nutritionals to patients, consist of single and multi-channel infusion pumps and controllers, and proprietary and non-proprietary disposable administration sets (i.e., plastic tubing and pump interfaces). In addition, the Company is a leading provider of patient monitoring products that measure and monitor temperature, pulse, pulse oximetry and blood pressure, with the largest installed base of hospital thermometry systems in the United States.


    The Company sells a full range of products through a direct sales force consisting of over 230 sales persons and through more than 150 distributors to over 5,000 hospitals worldwide. Sales to customers located in and outside of the United States accounted for 63.2% and 36.8%, respectively, of the Company's sales for the year ended December 31, 1997. For the year ended December 31, 1997, the Company had sales of $359.1 million. ALARIS Medical is a holding company that conducts all of its operations through its subsidiaries. All material cash flow is generated by and all material tangible assets of ALARIS Medical are held by the subsidiaries of ALARIS Medical. The subsidiaries of ALARIS Medical are not guarantors of the Notes. As ALARIS Medical and not ALARIS Medical and its subsidiaries is the issuer of the Notes, Holders of the Notes are effectively subordinated to all indebtedness and other liabilities of ALARIS Medical's subsidiaries. Thus, in the event of a bankruptcy or other liquidation, all such indebtedness and other liabilities of the subsidiaries will be paid prior to the payment of any principal or interest which may be due to Holders of the Notes.


                            ------------------------

    The Company has registered or applied to register the following trademarks:
ALARIS-TM-, ALARIS Medical Systems-TM-, IMED-Registered Trademark-, Gemini-Registered Trademark-, Gemini PC-2TX-Registered Trademark-, Gemini PC-1-Registered Trademark-, Gemini PC-2-Registered Trademark-, Gemini PC-4-Registered Trademark-, ReadyMED-Registered Trademark-,
VersaSafe-Registered Trademark-, IVAC-Registered Trademark-, IVAC Medical Systems-TM-, Core-Check-Registered Trademark-, MedSystem
III-Registered Trademark-, PCAM-Registered Trademark-, Signature
Edition-Registered Trademark-, Temp-Plus-Registered Trademark-,
Vital-Check-Registered Trademark- and SmartSite-Registered Trademark-; Advantis-TM-, Orion-Registered Trademark-, King of Hearts
Express-Registered Trademark-, HeartCard-Registered Trademark-,
HeartWatch-Registered Trademark-, CarryAll-Registered Trademark-,
Pacer-Tracer-Registered Trademark-, Rythm Stripper-Registered Trademark-, LifeSigns-TM-, LifeSigns Commander-TM-, LifeSigns Shuttle-TM-, LifeSigns Central Station-TM- and Instromedix-Registered Trademark-; Rythmic-TM- is a trademark of Micrel Microelectronics EP.E.

    INFUSION SYSTEMS. At December 31, 1997, the Company had approximately 190,000 single and multi-channel large volume infusion pumps and 273,000 channels installed in the United States, with a market share of approximately 32% and 37% of the installed base of large volume infusion pumps and channels, respectively. The Company offers a wide variety of infusion pumps designed to meet the varying price and technological requirements of its diverse customer base. These infusion pumps include the Gemini series, consisting of single, dual and four channel infusion pumps designed for use in all hospital settings by customers with sophisticated technological requirements; the Signature Edition system, a versatile, user-friendly single and dual channel infusion pump for use in critical and general medical and surgical settings; the MedSystem III instrument (the "MS III"), a compact, lightweight, programmable three channel infusion pump targeted for the hospital critical care setting; and the Model 560/570 Series, consisting of single channel infusion pumps designed for use in all hospital settings and marketed primarily to the price-conscious customer. In addition, the Company offers the ReadyMED ambulatory infusion pump, which is compact, lightweight and disposable for use in the alternate-site market, as well as a broad range of syringe infusion pumps for use primarily outside the United States.

    The Company also manufactures and sells higher-margin proprietary disposable administration sets which are required to be used with the Company's large volume infusion pumps. Since the useful lives of the Company's infusion pumps typically range between seven to ten years, the Company's industry-leading installed base allows it to generate predictable and recurring revenues from sales of disposable administration sets. For the year ended December 31, 1997, the Company sold approximately 62.0 million disposable administration sets (proprietary and non-proprietary) representing sales of $220.7 million or 61.5% of sales. Many of the Company's disposable administration sets offer protection features designed to prevent the unregulated flow of fluids into a patient's blood stream ("free flow"). In addition, the Company has recently introduced several enhancements to its disposable administration sets, including needle-free access systems that are designed to reduce the risk to health care providers of diseases, such as AIDS and hepatitis, that may be transmitted through accidental needlesticks, and, in the case of the SmartSite Needle Free System, to eliminate patient exposure to latex which can cause severe allergic or anaphylactic shock reactions. These features continue to provide the Company's customers with the latest cost-effective technology for the Company's installed base of infusion pumps. For the year ended December 31, 1997, the Company's infusion system sales (pumps and disposables) were $306.3 million or 85.3% of sales.

    PATIENT MONITORING PRODUCTS. The Company's patient monitoring products compete in discrete market niches, each with different competitive dynamics. The Company primarily operates in the United States, Canada and Western Europe in two patient monitoring product markets: (i) hospital thermometry systems and
(ii) stand-alone, non-invasive, multi-parameter instruments used to measure and monitor a combination of vital signs. For the year ended December 31, 1997, the Company's patient monitoring product sales were approximately $33.4 million, representing approximately 9.3% of sales.

    At December 31, 1996, the Company's installed base of thermometry instruments constituted approximately 42% of the United States hospital electronic and infrared thermometry market, making the Company the largest provider of hospital thermometry systems in the United States. The Company's principal thermometry instruments, the Temp-Plus II electronic thermometer and the Core-Check infrared tympanic thermometer, are both widely used in hospitals and alternate-site settings. The Company is also the second largest participant in the United States infrared thermometry market, and, at December 31, 1996, had approximately 31% of the United States hospital installed base. The Company's large base of installed hospital thermometry instruments allows it to generate predictable and recurring revenues from sales of related proprietary disposable probe covers. In 1997, the Company manufactured and sold over 595 million proprietary disposable probe covers into its worldwide installed base.

    In addition, the Company participates in the hospital market of stand-alone, non-invasive, multi-parameter instruments through its Vital-Check product line, which measures and monitors a combination of temperature, pulse, blood pressure and pulse oximetry.

                               OPERATING STRATEGY

    The Company's goal is to increase sales and cash flow by leveraging its competitive strengths in infusion systems and patient monitoring, and fulfilling its corporate vision of building a world-class medical technology franchise around the patient bedside and throughout the continuum of care. The essence of this vision involves the integration of infusion technology, patient monitoring, advanced data management and specialty medical devices. The Company believes it is well-positioned to lead this technology convergence and to provide cost-effective, quality health care. In order to achieve these goals, management intends to further focus on implementing the following strategies:

    EXPANDING INTERNAL GROWTH. The Company believes that it has one of the largest installed bases of infusion systems and channels worldwide and the largest installed base of hospital thermometry products in the United States. The Company seeks to protect and expand its installed base by (i) aggressively marketing its existing products to hospital users and group purchasing organizations ("GPOs") and (ii) introducing new technologies that build on or enhance its existing product portfolio. The Company believes that, to the extent it can increase its installed base, the Company will benefit from increasing revenues from infusion pump sales, and increased cash flows attributable to the recurring sales of related higher-margin proprietary disposable administration sets.


    CAPITALIZING ON STRATEGIC ACQUISITIONS AND ALLIANCES. The Company actively seeks to supplement internal growth through strategic acquisitions focused primarily on complementing the Company's existing product lines. The Company believes that there is the potential to strengthen and diversify its portfolio of products at the patient bedside through the acquisition of technologies that extend into products and markets where the Company currently has little or no presence. The Company assesses acquisition candidates primarily based on such candidate's ability to: (i) improve the Company's United States and international market leadership; (ii) increase the Company's revenue per account and margins; (iii) access new and expanding markets, including the alternate-site market; (iv) fit strategically within the Company's existing technological base and manufacturing and distribution capabilities; and (v) improve the Company's results from operations. The Company is also seeking to establish strategic alliances with major participants in the pharmaceutical industry, both domestically and internationally. The Company does not currently have any acquisitions planned or contemplated.


    INCREASING PRESENCE IN ALTERNATE-SITE SETTINGS. The Company will seek to increase its presence in the alternate-site market. Industry sources estimate that the alternate-site market for infusion therapy and patient monitoring has experienced rapid and substantial growth. The Company currently has in place a distributor network and a dedicated sales force trained to sell into the alternate-site market. The Company has also recently acquired, and continues to develop, the PSI Pump for use in the alternate site. Moreover, the Company intends to integrate the product lines of Instromedix, including the LifeSigns System, which is a technologically-advanced, telephonic monitoring system that allows a caregiver to remotely monitor multiple patient parameters via a standard telephone line. The Company believes that through these recent acquisitions, combined with the ongoing development of its existing alternate-site products (i.e., the ReadyMED product line), it is well-positioned to leverage its reputation for quality products and service in the hospital setting to increase its presence in the growing alternate-site market.

    STRENGTHENING PRESENCE IN INTERNATIONAL MARKETS. For the year ended December 31, 1997, 36.8% of the Company's sales were derived from sales to customers outside the United States and the Company believes that the sales of products outside the United States represent a significant source of growth. As part of its business strategy, the Company intends to increase its position in targeted geographical markets, including emerging international markets by (i) establishing distribution channels and direct sales forces in countries where the Company has little or no existing distribution network and (ii) developing products or modifying existing products to satisfy local market preferences or requirements.

    EMPHASIZING CUSTOMER SERVICE. The Company seeks to develop and maintain strong customer relationships by working closely with its customers to fully understand their needs and by furnishing value-added services such as (i) expertise in engineering and manufacturing high-quality, reliable and innovative products; (ii) prompt order fulfillment and delivery; and (iii) after-sale technical and clinical support and emergency service. The Company believes that its ability to retain existing customers and attract new customers is attributable to its ongoing commitment to customer service.

    REDUCING PRODUCTION AND OPERATING COSTS. The Company will seek to further reduce production and operating costs by eliminating redundant expenses and by monitoring and controlling fixed and variable operating expenses. In this regard, the Company has recently: (i) reduced overall head count through termination and attrition; (ii) consolidated all of its United States instrument manufacturing operations into one location near the Company's headquarters;
(iii) transferred substantially all disposable-related assembly operations in San Diego, California to its lower cost operations in Tijuana, Mexico; and (iv) consolidated certain of the Company's international sales and distribution operations. See Note 9 to the 1997 Consolidated Financial Statements.

                              RECENT DEVELOPMENTS

INSTROMEDIX ACQUISITION

    On July 17, 1998, pursuant to an Agreement and Plan of Merger (the "Instromedix Agreement") among ALARIS Medical, ALARIS Medical Systems, Instromedix, Inc., an Oregon corporation, and its shareholders, dated June 24, 1998, ALARIS Medical Systems acquired (the "Acquisition") all of the outstanding common stock of Instromedix and subsequently merged Instromedix with and into itself. The total consideration for the Acquisition included (i) $51.0 million in cash, subject to certain adjustments, (ii) the assumption of indebtedness of Instromedix of approximately $5.5 million and (iii) the payment of certain transaction expenses incurred by Instromedix relating to the Acquisition in the amount of $1.0 million. The Acquisition was funded through a cash payment (the "Acquisition Payment") of $24.7 million by ALARIS Medical Systems and the issuance of $25.6 million of promissory notes (the "Acquisition Notes") by ALARIS Medical. The Acquisition Payment was funded with proceeds borrowed under the Credit Facility (as defined). A portion of the net proceeds of the Offering were used to repay the Acquisition Notes and certain borrowings under the Credit Facility. See "The Acquisition."

    Instromedix, founded in 1969, produces technologically-advanced products that primarily address cardiac disease diagnosis, monitoring and management. Instromedix has developed, among other products, the LifeSigns System, a telemedicine product which allows clinical professionals to monitor a patient's cardiac events from a remote location and transmit the recorded event, via a standard telephone line, to a central location. Virtually all of Instromedix's revenues are derived from the sale of products that are utilized in the alternate-site care setting, primarily at the patient's home or at the physician's office. For the year ended December 31, 1997, Instromedix had $22.0 million in revenues.

PUMP ACQUISITIONS

    In May 1998, the Company (i) acquired from Invacare Corporation ("Invacare"), an ambulatory, electromechanical infusion pump (the "PSI Pump") for use in the alternate-site market and (ii) licensed technology from Caesarea Medical Electronics Ltd. for a large volume infusion pump (the "International

Pump") marketed primarily to price-conscious consumers in emerging international markets. The aggregate consideration to be paid in connection with such acquisition and such license is dependent upon certain developmental milestones, and could be up to a maximum of $10.3 million (excluding royalties), of which $6.3 million has been paid to date through borrowings under the Credit Facility.

    The Company believes the addition of the Instromedix product line, the PSI Pump and the International Pump will expand the scope of the Company's infusion and patient monitoring systems, thereby enhancing the Company's competitive position. For example, the Company believes that it can leverage its distribution capabilities and brand identity to market and sell the LifeSigns System and other Instromedix products, as well as the PSI Pump to capture market share in the rapidly growing alternate-site markets.

CREDIT FACILITY AMENDMENT

    The Company amended the Credit Facility (the "Credit Facility Amendment") in order to, among other things, obtain the consent of the lenders under the Credit Facility to enter into the Acquisition and the Offering and to finance the Acquisition Payment and other fees and expenses in connection with the Acquisition. The Credit Facility Amendment, among other things, (i) increases the revolving portion of the Credit Facility from $50.0 million to $60.0 million and (ii) increases the Tranche D Term Loan by $30.0 million to $70.0 million.

    Pursuant to the Credit Facility Amendment, the Company (i) must use the proceeds of the additional Tranche D Term Loan toward financing the Acquisition Payment and paying certain fees and expenses in connection with the Acquisition or to pay amounts owed under the revolving portion of the Credit Facility and
(ii) may also use the revolving portion of the Credit Facility toward financing the Acquisition Payment and paying certain fees and expenses in connection with the Acquisition (any such borrowings under the Tranche D Term Loans or revolving portion of the Credit Facility referred to herein as the "Credit Facility Borrowings").

    The Company's principal executive offices are located at 10221 Wateridge Circle, San Diego, California 92121 and its telephone number is (619) 458-7000.

                                  THE OFFERING


NOTES........................................  The Old Notes were sold by ALARIS Medical on
                                               July 28, 1998 to Bear Stearns & Co. Inc., BT
                                               Alex. Brown Incorporated and Donaldson,
                                               Lufkin & Jenrette Securities Corporation
                                               (collectively, the "Initial Purchasers")
                                               pursuant to a purchase agreement dated July
                                               28, 1998 (the "Purchase Agreement") by and
                                               among ALARIS Medical, ALARIS Medical Systems,
                                               ALARIS Release Corporation ("ALARIS
                                               Release"), IVAC Overseas Holdings, Inc.
                                               ("IVAC Overseas") and the Initial Purchasers.
                                               ALARIS Medical Systems, ALARIS Release and
                                               IVAC Overseas, as well as all other
                                               subsidiaries of ALARIS Medical are not
                                               guarantors of the Notes. The Initial
                                               Purchasers subsequently resold the Old Notes
                                               to qualified institutional buyers pursuant to
                                               Rule 144A. See "The Exchange Offer--Purpose
                                               and Effect of the Exchange Offer."

REGISTRATION RIGHTS AGREEMENT................  Pursuant to the Purchase Agreement, ALARIS
                                               Medical, ALARIS Medical Systems, ALARIS
                                               Release, IVAC Overseas and the Initial
                                               Purchasers entered into a registration rights
                                               agreement dated as of July 28, 1998 (the
                                               "Registration Rights Agreement"), which
                                               grants the holders of the Old Notes certain
                                               exchange and registration rights. The
                                               Exchange Offer is intended to satisfy such
                                               exchange rights which terminate upon the
                                               consummation of the Exchange Offer. See "The
                                               Exchange Offer-- Purpose and Effect of the
                                               Exchange Offer."

                                     THE EXCHANGE OFFER

SECURITIES OFFERED...........................  $189.0 million in aggregate principal amount at maturity of 11 1/8% senior discount notes
                                               due 2008, which have been registered under
                                               the Securities Act.

THE EXCHANGE OFFER...........................  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of
                                               Old Notes that are validly tendered and not
                                               withdrawn prior to 5:00 p.m., New York City
                                               time, on the Expiration Date. As of the date
                                               hereof, $189.0 million aggregate principal
                                               amount at maturity of the Old Notes are
                                               outstanding. ALARIS Medical will issue the
                                               New Notes to holders as promptly as
                                               practicable following the Expiration Date.

RESALE.......................................  Based on no-action letters issued by the staff of the Commission to third parties,
                                               ALARIS Medical believes the New Notes issued
                                               pursuant to the Exchange Offer may be offered
                                               for resale, resold and otherwise transferred
                                               by any holder thereof

                                               (other than any such holder that is an
                                               "affiliate" of the ALARIS Medical within the
                                               meaning of Rule 405 under the Securities Act)
                                               without compliance with the registration and
                                               prospectus delivery provisions of the
                                               Securities Act, provided that such New Notes
                                               are acquired in the ordinary course of such
                                               holder's business and such holder has no
                                               arrangement or understanding with any person
                                               to, and does not intend to, participate in
                                               the distribution of such New Notes.

                                               Any Participating Broker-Dealer that acquired
                                               Old Notes for its own account as a result of
                                               market-making activities or other trading
                                               activities may be a statutory underwriter.
                                               Each Participating Broker-Dealer that
                                               receives New Notes for its own account
                                               pursuant to the Exchange Offer must
                                               acknowledge that it will deliver a prospectus
                                               in connection with any resale of such New
                                               Notes. The Letter of Transmittal states that
                                               by so acknowledging and by delivering a
                                               prospectus, a Participating Broker-Dealer
                                               will not be deemed to admit that it is an
                                               "underwriter" within the meaning of the
                                               Securities Act. This Prospectus, as if may be
                                               amended or supplemented from time to time,
                                               may be used by a Participating Broker-Dealer
                                               in connection with resales of New Notes
                                               received in exchange for Old Notes where such
                                               Old Notes were acquired by such Participating
                                               Broker-Dealer as a result of Market-making
                                               activities or other trading activities.

                                               ALARIS Medical has agreed that, for a period
                                               of 180 days after the Expiration Date, they
                                               will make this Prospectus, as it may be
                                               amended or supplemented from time to time,
                                               available to any Participating Broker-Dealer
                                               for use in connection with any such resale.
                                               See "Plan of Distribution."

                                               Any holder who tenders Old Notes in the
                                               Exchange Offer with the intention to
                                               participate, or for the purpose of
                                               participating, in a distribution of the New
                                               Notes may not rely on the position of the
                                               staff of the Commission enunciated in the
                                               aforesaid no-action letters and, in the
                                               absence of an exemption therefrom, must
                                               comply with the registration and prospectus
                                               delivery requirements of the Securities Act
                                               in connection with any secondary resale
                                               transaction. Failure to comply with such
                                               requirements in such instance may result in
                                               such holder incurring liability under the
                                               Securities Act for which the holder is not
                                               indemnified by ALARIS Medical.

EXPIRATION DATE..............................  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on           , 1999,
                                               unless extended, in which case the term
                                               "Expiration Date" shall mean the latest date
                                               and time to which the Exchange Offer is
                                               extended.

CONDITIONS TO THE EXCHANGE OFFER.............  The Exchange Offer is subject to certain customary conditions, which may be waived by
                                               ALARIS Medical. See "The Exchange
                                               Offer--Conditions." The Exchange Offer is not
                                               conditioned upon any minimum principal amount
                                               of Old Notes being tendered.

PROCEDURES FOR TENDERING OLD NOTES...........  Each holder of Old Notes wishing to accept the Exchange Offer must transmit a properly
                                               completed Letter of Transmittal, (or a
                                               facsimile thereof) or an Agent's Message (as
                                               defined), in accordance with the instructions
                                               contained herein and therein, together with
                                               such Old Notes and any other required
                                               documentation to the Exchange Agent (as
                                               defined), at one of the addresses set forth
                                               herein and therein. By executing the Letter
                                               of Transmittal (or a facsimile thereof) or
                                               delivering an Agent's Message, each holder of
                                               Old Notes will represent to ALARIS Medical
                                               that, among other things (i) the New Notes
                                               being acquired pursuant to the Exchange Offer
                                               are being obtained in the ordinary course of
                                               business of the person receiving such New
                                               Notes, whether or not such person is the
                                               holder; and (ii) neither the holder nor any
                                               such other person (A) has any arrangement or
                                               understanding with any person to participate
                                               in the distribution of such New Notes or is
                                               engaging or intends to engage in the
                                               distribution of such New Notes; or (B) is an
                                               "affiliate" of ALARIS Medical within the
                                               meaning of Rule 405 under the Securities Act.
                                               Each Participating Broker-Dealer that
                                               receives New Notes for its own account in
                                               exchange for Old Notes must acknowledge that
                                               it (i) acquired the Old Notes for its own
                                               account as a result of market-making
                                               activities or other trading activities; (ii)
                                               has not entered into any arrangement or
                                               understanding with ALARIS Medical or any
                                               "affiliate" of ALARIS Medical within the
                                               meaning of Rule 405 under the Securities Act
                                               to distribute the New Notes to be received in
                                               the Exchange Offer; and (iii) will deliver a
                                               prospectus meeting the requirements of the
                                               Securities Act in connection with any resale
                                               of such New Notes. See "Plan of
                                               Distribution," "The Exchange Offer--Purpose
                                               and Effect of the Exchange Offer" and
                                               "--Procedures for Tendering."

SHELF REGISTRATION STATEMENT.................  If (i) any holder of Old Notes (A) is prohibited by law or Commission policy from
                                               participating in the Exchange Offer; (B) may
                                               not resell the New Notes acquired by it in
                                               the Exchange Offer to the public without
                                               delivering a prospectus and this Prospectus,
                                               as it may be amended on supplemented form
                                               time to time, is not appropriate or available
                                               for such resales; or (C) is a Participating
                                               Broker-Dealer and owns Old Notes acquired
                                               directly from ALARIS Medical or an affiliate
                                               of ALARIS Medical and (ii) such holder has
                                               satisfied certain conditions relating to the
                                               provision of information to ALARIS Medical
                                               for use therein, ALARIS Medical has agreed to
                                               register such Old Notes on a shelf
                                               registration statement (the "Shelf
                                               Registration Statement") and use their
                                               respective best efforts to cause it to be
                                               declared effective by the Commission on or
                                               prior to 120 days after the date on which
                                               ALARIS Medical became obligated to file the
                                               Shelf Registration Statement. ALARIS Medical
                                               has agreed to maintain the effectiveness of
                                               the Shelf Registration Statement for, under
                                               certain circumstances, a maximum of three
                                               years, to cover resales of Old Notes held by
                                               any such holders. See "The Exchange
                                               Offer--Purpose and Effect of the Exchange
                                               Offer."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS.....  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer,
                                               commercial bank, trust company or other
                                               nominee and who wishes to tender such Old
                                               Notes in the Exchange Offer should contact
                                               such registered holder promptly and instruct
                                               such registered holder to tender on such
                                               beneficial owner's behalf. If such beneficial
                                               owner wishes to tender on his own behalf,
                                               such beneficial owner must, prior to
                                               transmitting a properly completed Letter of
                                               Transmittal (or facsimile thereof) or an
                                               Agent's Message and delivering his Old Notes
                                               to the Exchange Agent, either make
                                               appropriate arrangements to register
                                               ownership of the Old Notes in such beneficial
                                               owner's name or obtain a properly completed
                                               bond power from the registered holder.

                                               The transfer of registered ownership may take
                                               considerable time and may not be able to be
                                               completed prior to the Expiration Date. See
                                               "The Exchange Offer--Procedures for
                                               Tendering."

GUARANTEED DELIVERY PROCEDURES...............  Holders of Old Notes who wish to tender their
                                               Old Notes and whose Old Notes are not
                                               immediately available or who cannot deliver
                                               their Old Notes, the Letter of Transmittal
                                               (or a facsimile thereof) or an

                                               Agent's Message, or any other documents
                                               required by the Letter of Transmittal to the
                                               Exchange Agent (or comply with the procedures
                                               for book-entry transfer) prior to the
                                               Expiration Date, must tender their Old Notes
                                               according to the guaranteed delivery
                                               procedures set forth in "The Exchange
                                               Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS............................  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time
                                               prior to 5:00 p.m., New York City time, on
                                               the Expiration Date. See "The Exchange
                                               Offer--Withdrawal of Tenders."

ABSENCE OF APPRAISAL OR DISSENTERS' RIGHTS...  Holders of Old Notes do not have any appraisal or dissenters' rights under the
                                               Delaware General Corporation Law or the
                                               Indenture in connection with the Exchange
                                               Offer. See "The Exchange Offer--Terms of the
                                               Exchange Offer--General."

EXCHANGE AGENT...............................  United States Trust Company of Texas, N.A.

UNTENDERED OLD NOTES.........................  Holders of Old Notes eligible to participate in the Exchange Offer but who do not tender
                                               their Old Notes will not have any further
                                               exchange rights and such Old Notes will
                                               continue to be subject to certain
                                               restrictions on transfer. Accordingly, the
                                               liquidity of the market for such Old Notes
                                               could be adversely affected.

FEDERAL INCOME TAX CONSEQUENCES..............  ALARIS Medical believes that the exchange of
                                               Old Notes for New Notes will not be a taxable
                                               exchange for United States Federal income tax
                                               purposes. See "Federal Income Tax
                                               Consequences."

CONSEQUENCES OF FAILURE TO EXCHANGE OLD
  NOTES......................................  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the
                                               Exchange Offer will continue to be subject to
                                               the restrictions on transfer of such Old
                                               Notes as set forth in the legend thereon as a
                                               consequence of the issuance of the Old Notes
                                               pursuant to exemptions from, or in
                                               transactions not subject to, the registration
                                               requirements of the Securities Act and
                                               applicable state securities laws. In general,
                                               the Old Notes may not be offered or sold,
                                               unless registered under the Securities Act,
                                               except pursuant to an exemption from, or in a
                                               transaction to subject to, the Securities Act
                                               and applicable state securities laws. ALARIS
                                               Medical does not currently anticipate that it
                                               will register Old Notes under the Securities
                                               Act. See "The Exchange Offer--Consequences of
                                               Failure to Exchange."

USE OF PROCEEDS..............................  There will be no cash proceeds to ALARIS
                                               Medical from the exchange pursuant to the
                                               Exchange Offer. The net proceeds from the
                                               Offering were used to

                                               fund the Acquisition and related transaction
                                               expenses, to repay certain indebtedness and
                                               will be used for general corporate purposes.
                                               See "The Acquisition" and "Use of Proceeds."

                                       THE NEW NOTES

GENERAL......................................  The Exchange Offer applies to $189.0 million aggregate principal amount at maturity of Old
                                               Notes. The form and terms of the New Notes
                                               will be identical in all material respects to
                                               the form and terms of the Old Notes, except
                                               that the New Notes (i) have been registered
                                               under the Securities Act and, therefore, will
                                               not bear legends restricting their transfer
                                               and (ii) do not contain certain provisions
                                               providing for the payment of Liquidated
                                               Damages under certain circumstances relating
                                               to the Registration Rights Agreement. The New
                                               Notes will evidence the same debt as the Old
                                               Notes and, except as set forth in the
                                               immediately preceding sentence, will be
                                               entitled to the benefits of the Indenture,
                                               under which both the Old Notes were, and the
                                               New Notes will be, issued. See "Description
                                               of Notes--General."

SECURITIES OFFERED...........................  $189.0 million in aggregate principal amount at maturity of 11 1/8% senior discount notes
                                               due 2008 which have been registered under the
                                               Securities Act.

MATURITY DATE................................  August 1, 2008

INTEREST PAYMENT DATES.......................  February 1 and August 1, commencing February
                                               1, 2004.

MANDATORY REDEMPTION.........................  ALARIS Medical will not be required to make mandatory redemption or sinking fund payments
                                               with respect to the New Notes.

OPTIONAL REDEMPTION..........................  On and after August 1, 2003, the New Notes will be redeemable at any time at the option
                                               of ALARIS Medical, in whole or in part, at
                                               the redemption prices set forth herein, plus
                                               accrued and unpaid interest, if any, thereon
                                               to the redemption date. In addition, on or
                                               prior to August 1, 2001, ALARIS Medical may
                                               redeem up to 35% of the aggregate principal
                                               amount at maturity of New Notes issued under
                                               the Indenture at a redemption price equal to
                                               111.125% of the Accreted Value thereof to the
                                               redemption date, with the net cash proceeds
                                               of one or more public or private offering of
                                               Common Stock; PROVIDED that at least 65% of
                                               the aggregate principal amount at maturity of
                                               New Notes remain outstanding immediately
                                               after the occurrence of

                                               each such redemption. See "Description of
                                               Notes-- Optional Redemption."

CHANGE OF CONTROL............................  In the event of a Change of Control, ALARIS
                                               Medical will be required to make an offer to
                                               each Holder of New Notes at a repurchase
                                               price equal to 101% of the principal amount
                                               thereof, plus accrued and unpaid interest, if
                                               any, thereon to the repurchase date (or, in
                                               the case of repurchases of New Notes prior to
                                               August 1, 2003, at a repurchase price equal
                                               to 101% of the Accreted Value thereof, to the
                                               repurchase date). There can be no assurance
                                               that ALARIS Medical will have the financial
                                               resources to repurchase the New Notes upon a
                                               Change of Control. See "Risk
                                               Factors--Repurchase of Notes Upon Change of
                                               Control."

RANKING......................................  The New Notes will rank senior in right of payment to all subordinated indebtedness of
                                               ALARIS Medical and will rank PARI PASSU in
                                               right of payment with all existing and future
                                               senior indebtedness of ALARIS Medical. The
                                               New Notes will be effectively subordinated to
                                               the Credit Facility Guarantee, to the extent
                                               such Credit Facility Guarantee is secured,
                                               and will be effectively subordinated to all
                                               indebtedness and other liabilities and
                                               commitments of ALARIS Medical's subsidiaries,
                                               which, as of September 30, 1998 was $525.0
                                               million.

CERTAIN COVENANTS............................  The Indenture pursuant to which the Old Notes were, and the New Notes will, be issued
                                               contains covenants that, among other things,
                                               limit the ability of ALARIS Medical and its
                                               Restricted Subsidiaries (as defined) to incur
                                               additional Indebtedness (as defined), pay
                                               dividends, repurchase Equity Interests (as
                                               defined) or make other Restricted Payments
                                               (as defined), create Liens (as defined),
                                               enter into transactions with Affiliates (as
                                               defined), sell assets or enter into certain
                                               mergers and consolidations. See "Description
                                               of Notes--Certain Covenants."

                                  RISK FACTORS

    Holders of Old Notes should carefully consider the matters set forth under the caption "Risk Factors" and all other information set forth in the Prospectus before making a decision to tender their Old Notes in the Exchange Offer.

               SUMMARY CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                             (DOLLARS IN THOUSANDS)

    The following summary consolidated financial data of the Company for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the Company's audited consolidated financial statements. The summary consolidated financial data of the Company for the nine months ended September 30, 1997 and as of and for the nine months ended September 30, 1998 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly the Company's financial position and results of operations at such dates and for such periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full year. The information contained in the following table should also be read in conjunction with "Selected Consolidated Financial Data of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, in each case contained elsewhere in this Prospectus.

                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                    YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                     -----------------------------------------------------  --------------------
                                                       1993       1994       1995     1996 (1)     1997       1997       1998
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Sales..............................................  $ 119,858  $ 112,122  $ 112,551  $ 136,371  $ 359,077  $ 256,897  $ 271,881
Gross margin.......................................     47,649     46,532     49,332     57,755    170,737    120,166    133,856
Purchased in-process research and development
  (2)..............................................         --         --         --     44,000         --         --     28,334
Restructuring, integration and other non-recurring
  charges (3)......................................      9,352         --         --     15,277     20,902     17,592      1,112
Lease interest income (4)..........................      2,627      2,449      2,333      2,501      4,559      3,417      3,407
Income (loss) from operations......................       (781)    15,040     17,051    (45,358)    32,490     17,253     11,526
Interest expense...................................    (10,880)    (8,690)    (8,153)   (13,393)   (44,413)   (32,972)   (34,809)
Net income (loss)..................................      1,297      5,677     27,454    (67,236)    (9,626)   (10,223)   (24,742)

OTHER DATA:
Adjusted EBITDA (5).................................  $  18,420  $  22,851  $  24,626  $  27,775  $  89,287  $  62,402  $  67,181
Cash interest expense (6)...........................     10,148      8,009      7,632     12,061     41,288     31,307     30,342
Depreciation and amortization (7)...................      9,849      7,811      7,575      9,842     34,288     25,950     26,037
Capital expenditures................................      1,616      4,549      4,803      9,502     19,843     15,132     16,963
Net cash provided by (used in) operating
  activities........................................        531     11,790     18,473      7,715      9,753        776     30,169
Net cash provided by (used in) investing
  activities........................................     16,009      3,368    (32,815)  (214,151)   (17,274)   (12,627)   (76,637)
Net cash (used in) provided by financing
  activities........................................    (17,418)   (15,892)    15,520    216,953      3,781      5,578     84,507

                                                                                YEAR ENDED        NINE MONTHS ENDED
                                                                             DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                                            -------------------  -------------------
                                                                                (UNAUDITED)          (UNAUDITED)
PRO FORMA DATA (8):
Adjusted EBITDA (5).......................................................       $  89,287            $  67,181
Total interest expense....................................................          58,477               42,404
Cash interest expense (6).................................................          42,260               30,588
Ratio of net debt to Adjusted EBITDA (9)..................................             5.7x              --
Ratio of Adjusted EBITDA to total interest expense........................             1.5                  1.6
Ratio of Adjusted EBITDA to cash interest expense.........................             2.1                  2.2

                                                                                                     AT SEPTEMBER
                                                                                                       30, 1998
                                                                                                     -------------
                                                                                                        ACTUAL
                                                                                                     -------------
BALANCE SHEET DATA:
Cash...............................................................................................    $  45,098
Working capital....................................................................................      136,472
Total assets.......................................................................................      653,047
Long-term debt (including current portion).........................................................      543,394
Stockholders' equity...............................................................................        8,129

------------------------------

(1) Includes the effects of the merger pursuant to which the operations of IMED and IVAC Medical Systems, a subsidiary of IVAC Holdings, were transferred to IVAC Holdings, and IVAC Holdings became a wholly owned subsidiary of ALARIS Medical and subsequently changed its name to ALARIS Medical Systems, Inc. As a result, the 1996 operating results include those of the combined companies beginning November 26, 1996.

(2) Purchased in-process research and development represents that portion of purchase accounting adjustments related to the value assigned to the acquired in-process research and development of projects acquired for which technological feasibility had not been established and for which there was no alternative future use.

(3) In 1993 and 1996, the Company restructured its operations. During 1997, the Company incurred significant non-recurring integration and other non-recurring charges resulting from the Merger. During the third quarter of 1998, the Company incurred integration costs in connection with the Acquisition. Restructuring, integration and other non-recurring charges are included in operating expenses for the years ended December 31, 1993, 1996 and 1997, and the nine months ended September 30, 1997 and 1998.

(4) Lease interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires infusion pumps under sales-type leases.

(5) Adjusted EBITDA represents income from operations before restructuring, integration and other non-recurring charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included information concerning Adjusted EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. The Company's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(6) Cash interest expense excludes $732, $681, $521, $1,332, $3,125, $1,935 and
    $2,323 of debt discount and issuance cost amortization for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1997, and 1998, respectively. On a pro forma basis, cash interest expense excludes $3,652 and $2,647 of debt discount and issuance cost amortization for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively, and does not reflect the accretion on the Notes.

(7) Depreciation and amortization excludes amortization of debt discount and issuance costs included in interest expense of $732, $681, $521, $1,332, $3,125, $1,935 and $2,323 for the years ended December 31, 1993, 1994, 1995,
    1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.

(8) To give effect to the Offering and the use of proceeds therefrom and the Credit Facility Borrowings.

(9) Net debt represents total indebtedness less cash. This ratio is not meaningful for interim periods and therefore is not presented for the nine months ended September 30, 1998.

                                  RISK FACTORS

    HOLDERS OF OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW (OTHER THAN "FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS" AND "CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES") ARE GENERALLY APPLICABLE TO THE OLD NOTES, AS WELL AS THE NEW NOTES.

    THIS PROSPECTUS MAY INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, AND OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE COMMISSION.

SIGNIFICANT LEVERAGE

    The Company is highly leveraged. As of September 30, 1998, the Company had consolidated indebtedness of $543.4 million and stockholders' equity of $8.1 million. In addition, the Company had $59.5 million available for additional borrowings under the revolving credit portion of the Credit Facility. Moreover, the Company's indebtedness will increase as a result of the accretion of original issue discount on the Notes. See "Capitalization." For the year ended December 31, 1997 and the nine months ended September 30, 1998, on a pro forma basis, after giving effect to the Offering and the use of proceeds therefrom and the Credit Facility borrowings, as a result of losses, earnings were insufficient to cover fixed charges by $26.5 million and $33.9 million, respectively. Additionally, based on the Company's outstanding debt as of September 30, 1998 and current interest rates, the Company's debt service requirement for the remaining three months of 1998, and for the years ending December 31, 1999 and 2000 includes principal payments of $3.0 million, $16.2 million and $14.0 million and estimated interest payments of $9.7 million, $38.3 million and $37.3 million, respectively. See "Description of Certain Indebtedness--Credit Facility." At December 31, 1997, the Company had total assets of $565.3 million including intangible assets of $287.9 million.

    The Company believes that, based on current levels of performance, it will generate cash flow from operations, together with borrowings under the Credit Facility, sufficient at least through the next twelve months, to fund its operations, make planned capital expenditures and make required payments of principal and interest under its Credit Facility and interest on the 9 3/4% Notes; however, there can be no assurance the Company will generate sufficient cash flow from operations to repay the 9 3/4% Notes at maturity, to make scheduled payments on the Notes or to repay the Notes at maturity. Borrowings under the Credit Facility made as: (i) Revolving Credit Loans and Tranche A Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) (as defined in the Credit Facility) plus 2.25% or the Base Rate (as defined in the Credit Facility) plus 1.00% (in each case, less 0.25% if the Leverage Ratio (as defined in the Credit Facility) on the Test Date (as defined in the Credit Facility) is less than 3.0:1.0 and less 0.50% if the Leverage Ratio on such Test Date is less than 2.5:1.0); (ii) Tranche B, C and D Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) plus 2.5% or the Base Rate plus 1.25%. See "Description of Certain Indebtedness--Credit Facility." The ability of the Company to repay its existing indebtedness, including the Notes, will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company's operating strategy will be successful in generating the substantial increases in cash flow from operations that will be necessary for the Company to meet its obligations under the Notes. The current and future leverage of the Company could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for future working capital needs or financing for possible future acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, including the Notes, thereby reducing funds available for other purposes; and (iii) the Company may be more vulnerable to adverse economic conditions than some of its competitors and, thus, may be limited in its ability to withstand competitive pressures.

HOLDING COMPANY STRUCTURE; DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES

    ALARIS Medical is a holding company that conducts all of its operations through its subsidiaries, and therefore will not have any material cash flow independent of its subsidiaries. Substantially all of the tangible assets of ALARIS Medical are held by its subsidiaries. Therefore, ALARIS Medical's ability to pay interest and principal when due to Holders of the Notes is dependent upon the receipt of sufficient funds from its direct and indirect subsidiaries.

    The instruments governing the indebtedness of ALARIS Medical's subsidiaries contain numerous restrictive covenants which restrict their ability to pay dividends or make other distributions to ALARIS Medical. As of September 30, 1998, ALARIS Medical's subsidiaries had the ability to pay dividends or make other restricted payments under the 9 3/4% Notes Indenture (as defined) of approximately $55.7 million. The Credit Facility allows the payment of dividends or the making of other distributions by ALARIS Medical Systems to ALARIS Medical, including interest payment requirements beginning in 2003 on the Notes, if there has been no Event of Default and the Company has met its ratio tests thereunder. As of September 30, 1998, ALARIS Medical Systems has met all required covenants under the Credit Facility. See "Description of Certain Indebtedness--Credit Facility."

    The 9 3/4% Senior Subordinated Notes due 2006 of ALARIS Medical Systems (the "9 3/4% Notes") and the Credit Facility permit ALARIS Medical Systems to fund interest payments on ALARIS Medical's 7 1/4% Convertible Subordinated Debentures due 2002 (the "Convertible Debentures") and to make limited distributions to ALARIS Medical to fund operating expenses and to pay income taxes; PROVIDED, that, with respect to the Credit Facility, there exists no default or event of default under the Credit Facility. The 9 3/4% Notes and the Credit Facility, however, restrict distributions to ALARIS Medical to fund the repayment of the Convertible Debentures at maturity. However, the 9 3/4% Notes contain no provisions that specifically provide that ALARIS Medical's subsidiaries may pay dividends or make other distributions to ALARIS Medical to pay interest on, redeem or repurchase, the Notes and ALARIS Medical is dependent on dividends or distributions from its subsidiaries in order to do so. In addition, the payment of dividends and other distributions by ALARIS Medical's subsidiaries is restricted by applicable law. Therefore in order to meet its debt obligations, including the principal amount at maturity on the Notes, cash interest when due and redeeming or repurchasing the Notes upon the occurrence of a Change of Control or otherwise, ALARIS Medical will be required to seek the consent of, among others, the lenders under the Credit Facility and the holders of the 9 3/4% Notes, to the payment of dividends or the making of other distributions by ALARIS Medical's subsidiaries to ALARIS Medical and/or in the event ALARIS Medical decides to refinance the Notes or the instruments governing such indebtedness. There can be no assurance that ALARIS Medical will be able to do so or that the assets of the Company would be sufficient to enable ALARIS Medical to make any payments in respect of the Notes when required. The Indenture will permit ALARIS Medical's subsidiaries to incur additional indebtedness which may restrict or prohibit the ability of such subsidiaries to pay dividends or make other distributions to ALARIS Medical. See "Description of Certain Indebtedness" and "Description of Notes."


POTENTIAL LIMITATION ON HOLDER'S ABILITY TO RECOVER ON THE NOTES; EFFECTIVE
  SUBORDINATION


    Any right of ALARIS Medical and its creditors, including the Holders of the Notes, to participate in the assets of ALARIS Medical's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to prior claims of that subsidiary's creditors, including trade creditors. Accordingly, the Notes will be effectively subordinated to all liabilities, including trade payables of the subsidiaries of

ALARIS Medical. The Notes will be effectively subordinated to all indebtedness and other liabilities or commitments of ALARIS Medical's subsidiaries, which, as of September 30, 1998, was $525.0 million. ALARIS Medical has unconditionally guaranteed on a senior secured basis the obligations of ALARIS Medical Systems under the Credit Facility (the "Credit Facility Guarantee"). Therefore, the Notes will also be effectively subordinated to all secured indebtedness of ALARIS Medical Systems, which as of September 30, 1998, was $211.4 million. Thus, since the Holders of the Notes are so subordinated, the amount such Holders are able to recover in any liquidation or reorganization could be insufficient to pay all of the principal and interest due on the Notes. See "--Holding Company Structure; Dependence on Operations of Subsidiaries."


INDENTURE AND CREDIT FACILITY RESTRICTIONS

    The Credit Facility and the indenture (the "9 3/4% Notes Indenture") governing the 9 3/4% Notes contain and the Indenture will contain, numerous restrictive covenants including, among other things, limitations on the ability of ALARIS Medical and its subsidiaries, as the case may be, to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets or to merge or consolidate with another entity. The Credit Facility requires ALARIS Medical and its subsidiaries, in certain instances, to meet financial tests. See "Description of Certain Indebtedness--Credit Facility." The failure by ALARIS Medical or its subsidiaries to comply with their respective obligations under the Credit Facility, the indenture governing the Convertible Debentures, the 9 3/4% Notes Indenture, the Indenture or under agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements, which would permit acceleration of the related indebtedness and acceleration of indebtedness under other financing arrangements that may contain cross-acceleration or cross-default provisions including the Notes. In addition, because such documents limit or will limit, as the case may be, the ability of ALARIS Medical and its subsidiaries to engage in certain transactions, ALARIS Medical and its subsidiaries may be prohibited from entering into transactions that could be beneficial. See "Description of Certain Indebtedness" and "Description of Notes."

REPURCHASE OF NOTES UPON CHANGE OF CONTROL

    Upon a Change of Control, ALARIS Medical will be required to offer to purchase all of the Notes then outstanding at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon (or, in the case of repurchases of Notes prior to August 1, 2003, at a purchase price equal to 101% of the Accreted Value thereof as of the date of repurchase). The repurchase price is required to be paid in cash. There can be no assurance that, were a Change of Control to occur, ALARIS Medical would have sufficient funds to pay the purchase price for all the Notes which ALARIS Medical might be required to purchase. In addition, there can be no assurance that the subsidiaries of ALARIS Medical would be permitted by the terms of their outstanding indebtedness, including under the terms of the 9 3/4% Notes Indenture and the Credit Facility, to pay dividends or make other distributions to ALARIS Medical to permit ALARIS Medical to purchase the Notes. See "Description of Certain Indebtedness." In addition, any such Change of Control transaction may be a change of control under the Credit Facility, the indenture governing the Convertible Debentures and the 9 3/4% Notes Indenture, which would require the Company to prepay all amounts owing under the Credit Facility and to reduce the commitments thereunder to zero, to offer to purchase all outstanding Convertible Debentures at a price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase and to offer to purchase all outstanding 9 3/4% Notes at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. In the event ALARIS Medical does not have sufficient funds to pay the purchase price of the Notes upon a Change of Control, ALARIS Medical could be required to seek third-party financing to the extent it did not have sufficient funds available to meet its purchase obligations, and there can be no assurance that ALARIS Medical would be able to obtain such financing on favorable terms, if at all. See "--Holding Company Structure; Dependence Upon Operations of Subsidiaries," "Description of Certain Indebtedness" and "Description of Notes--Repurchase at the Option of Holders--Change of Control."

RISKS ATTENDANT TO ACQUISITION STRATEGY

    The Company regularly considers the acquisition of other companies and product lines. Although the Company may be in various stages of discussions in connection with potential acquisitions, the Company has not entered into any letters of intent or definitive agreements with respect to any such acquisitions at this time, except in connection with the Acquisition. There can be no assurance that the anticipated benefits of the Acquisition or of any future acquisitions will be realized. The process of integrating acquired operations into the Company's operations may result in unforeseen operating difficulties, could absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. This acquisition strategy may be unsuccessful since the Company may be unable to identify acquisitions in the future or, if identified, to arrive at satisfactory prices and terms, especially in light of the competition the Company faces from other well-financed organizations. This competition has resulted and is expected to further result in increased acquisition prices for such acquisitions. The successful completion of any future acquisition may depend on consents from third parties, including federal, state and local regulatory authorities or private parties and, in certain circumstances, lenders under the Credit Facility, all of whose consents are beyond the Company's control. Possible future acquisitions by the Company could result in dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and additional amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due.

    To date the Company has not encountered any material difficulties in connection with the Acquisition or prior acquisitions. However, the full benefits of any acquisition, including the Acquisition, will require the implementation of appropriate operational, financial and management systems and controls in order to operate effectively and efficiently, and the integration of any acquired business into the Company's administrative, finance and marketing organizations. This implementation will require substantial attention from the Company's management team. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. In addition, there can be no assurance that the Company will be successful in integrating the operations of any such acquisition or that the Company's distribution system can successfully sell any acquired product lines or that any planned benefits will be realized. For example, although Instromedix operates in a similar patient monitoring market segment as the Company, Instromedix's product lines focus on the diagnosis and monitoring of patients with cardiac disease, a segment to which the Company has not focused its products and services. There can be no assurance that any new Instromedix products will be accepted by the market or that the Company will be successful in expanding its focus into new product segments.

DEPENDENCE ON NEW PRODUCTS AND MARKETS; UNCERTAIN PACE OF TECHNOLOGICAL CHANGE

    The primary markets for the Company's products are relatively mature and highly competitive. The Company's success is therefore dependent on the development of new technologies, the development of new products, the implementation of its acquisition strategy and the development of other markets for its products. See "--Risks Attendant to Acquisition Strategy." The Company's infusion therapy products have experienced declining market share recently, primarily due to larger competitors who offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies, as well as to the aging of the Company's core products. The installed base market share of the Company's large volume infusion pumps has declined from 36% in 1996 to 32% in 1997. Moreover, certain of Instromedix's product lines have experienced a decline in sales in recent years. See "--Substantial Competition" and "Business-- Competition." The Company's introduction of new products may offset future declines in market share. There can be no assurance, however, that new products will be successfully completed or marketed for sale, will not necessitate upgrades or technical adjustments after market introduction, can be manufactured in sufficient volumes to satisfy demand, or will offset declines in market share experienced with respect to existing products. See "Business--Products and Services." Moreover, there can be no assurance that the Company's efforts to take advantage of opportunities it perceives in the alternate-site and international markets will be successful. In addition, although the pace of technological change in the Company's industry historically has been relatively slow, the Company is unable to predict the pace of such change in the future. There can be no assurance that technological change will not place one or more of the Company's existing or proposed products at a significant competitive disadvantage. Additionally, to the extent the Company does not successfully reposition existing products for sale to different markets, the introduction of new products by the Company will reduce sales of such existing products.

SUBSTANTIAL COMPETITION

    The Company faces substantial competition in all of its markets. Many of the Company's competitors have greater financial, research and development, and marketing resources than the Company. Some of the Company's principal competitors are able to offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies than the Company, including infusion systems and intravenous solutions used with such systems; a strategy that the Company is currently unable to and may continue to be unable to pursue. There can be no assurance that such competition will not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. See "--Dependence on New Products and Markets; Uncertain Pace of Technological Change," "--Concentration of Buying Power" and "Business--Competition."

CONCENTRATION OF BUYING POWER

    Many existing and potential customers for the Company's products have combined into GPOs which are quite large and which effectively monitor compliance with exclusive purchase commitments. GPOs often enter into exclusive purchase commitments with as few as one or two providers of infusion systems and/or patient monitoring products for a period of several years. If the Company is not one of the selected providers, it may be precluded from making sales to members of a GPO for several years and, in certain situations, the GPO may require removal of the Company's existing installed infusion pumps, which would result in a loss of the related disposable administration set sales. Even if the Company is one of the selected providers, the Company may be at a disadvantage relative to other selected providers which are able to offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies than the Company. Further, the Company may be required to commit to pricing which has a material adverse effect on sales and profit margins, the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. See "--Substantial Competition" and "Business--Competition."

RELIANCE ON PATENTS AND PROPRIETARY RIGHTS; EXPIRATION AND PROTECTION OF
  SIGNIFICANT PATENTS

    The Company relies heavily on patented and other proprietary technology. There can be no assurance that patent applications submitted by the Company or its licensors will result in patents being issued or that, if issued, such patents and patents already issued will afford protection against competitors with similar technology. Legal standards relating to the scope of claims are still evolving in the courts and no assurance can be given as to the degree of protection that will be accorded the Company's patents in the future. Even issued patents may later be modified or revoked by the United States Patent and Trademark Office or in legal proceedings. In addition, foreign patents may be more difficult to protect and/or the remedies available may be less extensive than in the U.S. Patent applications in the U.S. are maintained in secrecy until patents issue and, since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, the Company cannot be certain that it was the first creator of the inventions covered by pending patent applications or the first to file patent applications on such inventions. No assurance can be given that any of the Company's pending patent applications will be allowed, or if allowed, whether the scope of the claims allowed will be sufficient to protect the Company's products.

    In addition, there can be no assurance that any patents issued to or licensed by the Company will not be infringed or designed around by others, that others will not obtain patents that the Company will need to license or design around, that the Company's products will not inadvertently infringe the patents of others, or that others will not manufacture and distribute similar products upon expiration of such patents. There can also be no assurance that key patents of the Company will not be invalidated or that the Company or its licensors will have adequate funds to finance the high cost of prosecuting or defending patent validity or infringement issues. See "Business--Patents, Trademarks and Proprietary Rights" and "Business--Legal Proceedings."

    The United States patent code was recently amended. As a result, certain statutory remedies for patent infringement are no longer available for a medical practitioner's otherwise infringing performance of a medical activity. As provided in the United States patent code, a patent may not be enforced against a medical practitioner's performance, or the performance of a related health care entity of a "medical activity" which is defined as the performance of a medical or surgical procedure on a body. However, a "medical activity" does not include "the use of a patented machine, manufacture or composition of matter in violation of such patent." Hence, remedies are still available against manufacturers and distributors. The aforesaid amendment does not apply to patents issued before September 30, 1996. Legislation which would have prohibited the issuance of patents directed to surgical and medical procedures did not pass Congress and no such legislation presently is pending. However, there can be no assurance that such legislation will not be reintroduced and passed. If so passed, such legislation could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due.

GOVERNMENT REGULATION

    Government regulation is a significant factor in the research, development, testing, production and marketing of the Company's products. Non-compliance with applicable requirements may result in recall or seizure of products, total or partial suspension of production, refusal of the government to allow clinical testing or commercial distribution of products, refusal of the government to allow new products to be marketed, civil penalties or fines and criminal prosecution, and orders for repair and for refund. There can be no assurance that the Company's existing products will be found to comply with such regulations or that new products will be approved in a timely manner or at all. See "Business--Government Regulation."

    The United States Food and Drug Administration (the "FDA"), pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), regulates the introduction of medical devices into commerce, as well as testing manufacturing procedures, labeling, adverse event reporting and record-keeping with respect to such products. The process of obtaining market clearances from the FDA for new products can be time-consuming and expensive and there can be no assurance that such clearances will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of products. Enforcement of the FDC Act depends heavily on administrative interpretation and there can be no assurance that interpretations made by the FDA or other regulatory bodies will not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. The FDA and state agencies routinely inspect the Company to determine whether the Company is in compliance with various requirements relating to manufacturing practices, testing, quality control, complaint handling, medical device reporting and product labeling. Such inspections can result in such agencies requiring the Company to take certain corrective actions for non-complying conditions observed during the inspections. A determination that the Company is in violation of the FDC Act could lead to the imposition of civil sanctions, including fines, recall orders, orders for repair or refund or product seizures and criminal sanctions. Since 1994, the Company has on sixteen occasions temporarily removed products from the market that were found not to meet performance standards. None of such recalls materially interfered with the Company's operations and all such product lines, except the Model 599 Series infusion pump, were subsequently returned to the market. The Company continues, however, to sell administration sets and replacement parts for the Model 599 Series infusion pump. In addition, the Company has initiated a voluntary safety alert of its Model 597/598 and Model 599 Series infusion pumps. Moreover, the Company has initiated a voluntary field correction of approximately 50,000 of its Gemini PC-1 and PC-2 infusion pumps because failure of specific electrical components on the power regulator printed circuit board may result in improper regulation of the battery charge voltage, which may cause the battery to overheat. The Company recorded a charge of $2.5 million to cost of sales for the quarter ended March 31, 1997 on account of this voluntary field correction. The Company has initiated a voluntary field correction of its Signature Edition infusion pumps to correct a malfunction of an electronic line filter component (which malfunction may occur when a user fails to follow the Company's written cleaning instructions and can result in an electrical short). Further, in November, 1998, the Company initiated a voluntary safety alert regarding the Signature Edition infusion pumps advising to check for the proper installation of a spring in the pumping mechanism assembly. In the third quarter of 1998, the Company initiated a recall of its Gemini PC-4 infusion pumps to correct certain electro-mechanical problems which may cause one or more channels of the device to audibly and visibly alarm and temporarily cease operation. The Company is not aware of the occurrence of any injury incidents relating to a malfunction of this type. Although there can be no assurance, the Company believes that this voluntary field correction, along with adjustments and corrections that may be made to various Company products from time to time as an ordinary part of the business of the Company, will not have a material adverse effect on the business, financial condition, results of operation or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. There can be no assurance that the Company will not remove additional products from the market in the future or that any such removal would not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. See "Business--Government Regulation."

    The Company has received either ISO 9001 or ISO 9002 certification for all of its manufacturing facilities regarding the quality of its manufacturing systems, a requirement for doing business in European Community ("EC") countries. The Company has been granted approval to affix the CE mark, pursuant to the EC Medical Device Directives on substantially all of its products. Instromedix has been granted approval to affix the CE mark on certain of its products. Products not CE marked cannot be distributed in the EC. CE marking does not necessarily preclude, however, additional restrictions on marketing in any individual country in the EC.

    Certain countries will require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications, standards or other requirements which differ from or are in addition to those mandated in the United States. The EC and certain other countries are in the process of developing new modes of regulating medical products which may result in lengthening the time required to obtain permission to market new products. These changes could have a material adverse effect on the Company's ability to market its devices in such countries and could hinder or delay the successful implementation of the Company's planned international expansion. See "Business--Government Regulation."

HEALTH CARE REFORM

    Because the cost of health care delivery has been steadily rising and because the cost of a significant portion of medical care in the United States and other countries is typically funded by governmental insurance programs, there have been a number of government initiatives to reduce health care costs. Congress and various state legislatures currently are proposing changes in law and regulation that could effect a major restructuring of the health care industry. Although many of these proposals may seek to maintain or expand access to health care services, the common objective of the proposed legislation is to achieve cost containment in the health care sector. Changes in governmental support of health care services, the methods by which such services are delivered, the prices for such services, or the regulations governing such services or mandated benefits, as well as the growth of managed care organizations may all have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. Even if the ultimate impact of any such changes on sales is positive, no assurance can be given that the costs of complying with possible new requirements would not have a negative impact on the Company's future earnings. No assurance can be given that any such legislation will not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. In addition, the Company believes that the trend toward cost containment in the health care industry resulted in a change of protocol at certain hospitals whereby the maximum time between changes of disposable administration sets increased. Unless sales of disposable administration sets increase because of an increased installed base of infusion pumps, such changes in protocol may have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. Moreover, any changes in protocol and other changes in the United States health care market which may occur in the future could force the Company to alter its approach in selling, marketing, distributing and servicing its customer base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Government Regulation."

PRODUCT LIABILITY

    The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in injury or other adverse effects. The Company currently maintains product liability insurance coverage but there can be no assurance that the Company will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Current product liability insurance for the Company's products provides for a deductible of $100,000 per occurrence, a deductible cap of $500,000 per year and a coverage limitation of $5.0 million per occurrence, and, together with other policies taken out by the Company, coverage of $55.0 million per year per occurrence and in the aggregate. The Company's insurance excludes coverage for punitive damages. A successful product liability claim could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due.

CONTROL OF THE COMPANY

    The Company is indirectly controlled through Decisions Incorporated ("Decisions"), JD Partnership, L.P. ("JD Partnership") and JA Special Limited Partnership ("JA Special") by Jeffry M. Picower. Mr. Picower is (i) the sole stockholder and sole Director of Decisions, which is the sole general partner of JD Partnership, (ii) the sole general partner of JA Special and (iii) a Director and executive officer of each of ALARIS Medical and ALARIS Medical Systems. Mr. Picower beneficially owns, indirectly through Decisions, JD Partnership and JA Special, approximately 78% of the Common Stock. Accordingly, Mr. Picower has the power to elect all of ALARIS Medical's Directors, appoint new management, determine the outcome of any action requiring the approval of the holders of the Common Stock, including adopting amendments to ALARIS Medical's certificate of incorporation, and approve mergers or sales of all of ALARIS Medical's assets. See "Management--Directors and Key Executive Officers" and "Principal Stockholders."

DEPENDENCE ON KEY PERSONNEL

    The Company's business is managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The Company does not presently maintain "key man" life insurance with respect to any executive officer or other employee of the Company. See "Management-- Employment Agreements." Instromedix is managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the business, financial condition, results of operations or prospects of Instromedix. The Company has not entered into employment agreements with any such officers.

FOREIGN OPERATIONS


    A substantial portion of the Company's sales and earnings are attributable to international sales and manufacturing operations. See "Business--International Operations." In addition, the Company's current operating strategy contemplates expansion of the Company's international operations. See "Business-- Operating Strategy--Strengthening Presence in International Markets." During the year ended December 31, 1997, and the nine months ended September 30, 1998, $132.1 million and $100.3 million, respectively, of the Company's sales were generated outside the United States, representing approximately 36.8% and 36.9%, respectively, of the Company's total sales during such periods. The value of the Company's foreign sales and earnings varies with currency exchange rate fluctuations. Changes in currency exchange rates could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. Furthermore, international manufacturing and sales are subject to other inherent risks. Foreign operations are subject to special risks that can materially affect the sales, profits and cash flows of the Company, including currency exchange rate devaluations and fluctuations, the impact of inflation, exchange controls, labor unrest, restrictions on transfer of funds, contract disputes with critical suppliers, political instability, export duties and quotas, domestic and international customs and tariffs, unexpected changes in regulatory environments, potentially adverse tax consequences and other risks. Additionally, the Company will be affected by the conversion to euro currency, a new monetary unit which certain European countries can begin using in 1999. See "--Euro Conversion."



EURO CONVERSION



    On January 1, 1999, certain member countries of the European Economic and Monetary Union ("EMU") will adopt a common currency, the euro. The conversion rates between the euro and the participating nations' currencies will be fixed irrevocably as of January 1, 1999 with the participating nations' currencies being removed from circulation between January 1, and June 30, 2002 and replaced with euro notes and coinage. During the transition period from January 1, 1999 through December 31, 2001, public and private entities, as well as individuals may pay for goods and services using either checks, drafts, or wire transfers denominated in euro or the participating country's national currency. However, use of euro currency is not mandatory until 2002 when the euro will be the sole legal tender for the participating EMU countries. As of September 30, 1998, of the eleven participating countries of the EMU, the Company has subsidiary operations in seven of those countries.



    The Company's existing information system for its European operations can properly process transactions denominated in euro currency. The Company is currently assessing euro related issues and its impact on currency exchange rate risk, taxation, contracts, competition and pricing. Until the Company completes its assessment of the euro conversion impact, there can be no assurance that the euro impact will not have a material impact on the overall business operations of the Company. The Company anticipates full conversion of all the Company's affected subsidiaries to euro to be completed by December 31, 2001.

Moreover, the Company does not expect compliance costs associated with the euro conversion to be material to its results of operations, financial condition or cash flows.


MATERIAL LEGAL PROCEEDINGS


    The Company was a defendant in a lawsuit filed in June 1996 by Sherwood (as defined) against IVAC Medical Systems. The lawsuit was filed in the United States District Court for the Southern District of California, alleging infringement of two Sherwood patents by reason of certain activities including the sale by IVAC Medical Systems of disposable probe covers for use with infrared tympanic thermometers. The lawsuit sought injunctive relief, treble damages and the recovery of costs and attorney fees. The jury failed to reach a verdict in this litigation and the Court has declared a mistrial. Sherwood has asked the Court for a retrial, which is tentatively scheduled for June, 1999. The Company believes it has sufficient defenses to all claims by Sherwood, including the defenses of noninfringement and invalidity. However, there can be no assurance that the Company will successfully defend all claims made by Sherwood and the failure of the Company to successfully prevail in any such lawsuit could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due.



    The Company is a defendant in a lawsuit filed on April 20, 1998 and served on October 28, 1998, by Becton Dickinson and Company ("Becton") which alleges infringement of a patent licensed to Becton by reason of certain activities, including the sale of the Company's SmartSite Needle Free System. Becton has requested a permanent injunction enjoining the Company from infringing the patent in suit (US 5,699,821). No amount of monetary damages has been specified by Becton, however the complaint requests damages as appropriate and all gains, profits and advantages derived by or from the Company's infringement of the patent, as well as prejudgment interest, costs, expenses and reasonable attorney's fees. The Company believes it has sufficient defenses to all claims, and intends to vigorously defend this action. However, there can be no assurance that the Company will successfully defend all claims made by Becton and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows. In addition, the Company filed a lawsuit on December 4, 1998 against Becton. The lawsuit, which is pending in the United States District Court for the Southern District of California, alleges infringement of two patents, one owned by the Company and one licensed to the Company, by reason of certain activities, including the sale of Becton's Atrium needle free valve. The lawsuit seeks injunctive relief, damages and the recovery of costs and attorney fees.


ENVIRONMENTAL MATTERS

    The Company's operations involve the handling and use of substances that are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water and establish standards for their discharge and disposal. Although the Company believes it is in material compliance with these laws, the violation of these laws could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. There can be no assurance that additional environmental or remediation obligations will not be incurred in the future, that existing or future environmental liabilities could not have a material adverse effect on the business, financial condition, results of operation or prospects of the Company or the Company's ability to make payments with respect to the Notes when due, or that currently unknown matters, new laws and regulations or stricter interpretations of existing laws or regulations will not have a material adverse effect on the business, financial condition, results of operation or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. See "Business--Government Regulation--Environmental Matters."

YEAR 2000 RISK; NEW INFORMATION SYSTEM

    Certain of the Company's infusion pumps contain software in which the product's record keeping capabilities will be affected beyond the year 2000. The Company believes that these issues will not interfere with the fluid delivery functions of the products involved, nor will they affect the safety of patients; however, there can be no assurance in this regard. Such record keeping capabilities serve as a log of the products use and are primarily used by the Company if needed in determining causes of product failures. Management believes the Company has completed development of the corrective software for all but one of its products and is offering such software for sale to its customers. Corrective software for the one remaining product is under development and will be available to customers in the first quarter of 1999. Costs of such development has not been and is not anticipated to be material to the Company.


    In addition to routine capital expenditures, and in connection with the Merger, the Company has made significant expenditures for the acquisition of enterprise-wide information system software and hardware and the related design, testing and implementation. The new system is year 2000 compliant. The Company successfully implemented certain financial applications of the new system and began utilizing such applications at the beginning of 1998. The Company successfully converted the remainder of its domestic business processes to the new system in September 1998. The Company believes the primary information system for its international operations is not directly affected by the year 2000. However, due to the increased significance of its international operations, the Company will be converting the international information systems to a system common with the domestic operations. The international project is scheduled for completion in 1999. The international system is also designed to properly process transactions denominated in euro currency. Euro currency is a new monetary unit which certain European countries can begin using in 1999. See "--Euro Conversion."


    In order to successfully provide product to its customers, the Company is dependent upon the timely fulfillment of its supply orders from its chosen vendors. The Company has identified potentially critical suppliers and attempted to determine if such suppliers have identified and/or addressed their own year 2000 issues by means of questionnaires. At this time, the Company has not identified or been informed of any significant suppliers that will not be able to fulfill the Company's orders. However, many of the Company's key suppliers have acknowledged that they must make improvements to their systems to properly deal with year 2000 orders and issues. As a result, there can be no assurances that key suppliers will be able to timely fill the Company's future orders. The Company is in the process of evaluating what alternatives are available if key suppliers could not provide required materials and supplies to the Company when ordered. While a formal contingency plan related to this risk has not yet been completed by the Company, alternatives would be to increase inventory levels of key supplies and seek supplies from other vendors. The Company estimates that such contingency plan will be completed by December 31, 1998. However, there can be no assurance that all significant primary and back-up suppliers will be able to fill the Company's orders due to their own year 2000 issues. Such supplier failures could have a material adverse impact on the Company's financial condition, results of operations and cash flows.

    The Company has formed a committee to identify, evaluate and address year 2000 issues to which the Company might be exposed on a worldwide basis including and in addition to the items previously described. The committee is currently assessing the year 2000 readiness of certain key areas including, but not limited to, Company operations (including non-information technology systems) and third party suppliers. The committee has not yet completed this assessment but it is not currently aware of any material year 2000 issues related to other third parties with whom the Company conducts business or in its non-information technology systems. The committee's assessment will likely be a continuous process through the end of the calendar year 1998 and 1999. In addition to its customers, the Company conducts business with and utilizes the services of numerous parties including but not limited to suppliers, distributors, telecommunication companies, financial institutions, governmental agencies, and utility companies. The ability of these third parties to adequately address their Year 2000 issues is outside the Company's control. Failure by some or all these parties to adequately address their year 2000 issues could have a material adverse effect on the Company. Given the number of parties with whom the Company transacts business, it is reasonably likely some of these parties will not be able to adequately solve their Year 2000 issues in a timely manner. The Company does not believe it has significant dependence on any one of these third parties and accordingly does not believe that it is reasonably likely that the Company will experience any material adverse impacts related to Year 2000 issues. However, due to the Company's inability to control third party compliance with Year 2000 issues, there can be no assurances that such Year 2000 issues will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company or the Company's ability to make payments with respect to the Notes when due.

    During the fiscal years 1996 and 1997, the Company made combined capital and operating expenditures of approximately $7.5 million related to the new enterprise-wide information system, and expenditures of $4.5 million during the nine months ended September 30, 1998. To complete the identified phases of the project, the Company anticipates additional expenditures for the remainder of 1998 and for 1999 of approximately $3.4 million and $3.5 million, respectively.

FRAUDULENT TRANSFER CONSIDERATIONS

    The issuance by ALARIS Medical of the Old Notes may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. ALARIS Medical believes that the indebtedness represented by the Old Notes was incurred for proper purposes and in good faith. Notwithstanding ALARIS Medical's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or debtor-in-possession) were to find that, at the time of the issuance of the Old Notes, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things: (i) void all or a portion of ALARIS Medical's obligations to the Holders of the Notes, the effect of which would be that the Holders of the Notes may not be repaid in full or at all and/or (ii) subordinate ALARIS Medical's obligations to the Holders of the Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

    For purposes of the foregoing, the measure of insolvency varies depending upon the law of the jurisdiction which is being applied. Generally, however, the Company would be considered to have been insolvent at the time the Old Notes were issued if the sum of its debts was, at that time, greater than the sum of the value of all of its property at a fair valuation, or if the then fair saleable value of its assets was less than the amount that was then required to pay its probable liability on its existing debts as they become absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether the Company was insolvent as of the date the Old Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date, or that regardless of whether the Company was insolvent on the date the Old Notes were issued, that the issuances constituted fraudulent transfers on another of the grounds summarized above.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

    To participate in the Exchange Offer, holders of Old Notes must transmit a properly completed Letter of Transmittal (or a facsimile thereof) or an Agent's Message and all other documents required by such Letter of Transmittal to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition (i) certificates for Old Notes tendered must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date; (ii) a Book-Entry Confirmation (as defined) of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined) must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date; or (iii) the holder of such Old Notes must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer--Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENT FOR TRANSFERS OF NEW NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. ALARIS Medical does not currently anticipate that it will register Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

    Based on no-action letters issued by the staff of the Commission to third parties, ALARIS Medical believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of ALARIS Medical within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to, and does not intend to, participate in the distribution of such New Notes.

    Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities.

    ALARIS Medical has agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, as it may be amended or supplemented from time to time, available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

    If (i) any holder of Old Notes (A) is prohibited by law or Commission policy from participating in the Exchange Offer; (B) may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus, as it may be amended or supplemented from time to time, is not appropriate or available for such resales; or (C) is a Participating Broker-Dealer and owns Old Notes acquired directly from ALARIS Medical or an affiliate of ALARIS Medical and (ii) such holder has satisfied certain conditions relating to the provision of information to ALARIS Medical for use therein, ALARIS Medical has agreed to register such Old Notes pursuant to the Shelf Registration Statement and to use their respective best efforts to cause it to be declared effective by the Commission on or prior to 120 days after the date on which ALARIS Medical became obligated to file the Shelf Registration Statement. ALARIS Medical has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of three years, to cover resales of Old Notes held by such holders. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

LACK OF PUBLIC MARKET FOR NEW NOTES

    The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued in July 1998 to a small number of qualified institutional buyers, and are eligible for trading in the PORTAL market. There is no existing market for the New Notes, and ALARIS Medical does not intend to apply for listing of the New Notes on any securities exchange or the Nasdaq National Market. There can be no assurance regarding the future development of a market for the New Notes, the liquidity of any market that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes, or the price at which holders would be able to sell their New Notes. In the event that a market for the New Notes develops, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, ALARIS Medical's operating results and the market for similar securities. As a result, the New Notes could trade at prices above or below either their purchase price or face value.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by ALARIS Medical on July 28, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A that, prior to their purchase of Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements. As a condition to the Purchase Agreement, ALARIS Medical, ALARIS Medical Systems, ALARIS Release, IVAC Overseas and the Initial Purchaser entered into the Registration Rights Agreement.

    Under existing interpretations of the staff of the Commission contained in several no-action letters issued to third parties, the New Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any holder of Old Notes who is an "affiliate" of ALARIS Medical within the meaning of Rule 405 under the Securities Act, or who intends to participate in the Exchange Offer for the purpose of distributing New Notes (i) will not be able to rely on the aforesaid interpretations of the staff of the Commission; (ii) will not be able to tender its Old Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the its Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

    As contemplated by the aforesaid no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to ALARIS Medical pursuant to the Letter of Transmittal that, among other things (i) the New Notes being acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and (ii) neither the holder nor any such other person (A) has any arrangement or understanding with any person to participate in the distribution of such New Notes or is engaging or intends to engage in the distribution of such New Notes or (B) is an "affiliate" of ALARIS Medical within the meaning of Rule 405 under the Securities Act. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities; (ii) has not entered into any arrangement or understanding with ALARIS Medical or any "affiliate" of ALARIS Medical within the meaning of Rule 405 under the Securities Act to distribute the New Notes to be received in the Exchange Offer; and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

    Pursuant to the Registration Rights Agreement, ALARIS Medical agreed to file with the Commission the Registration Statement, of which this Prospectus is a part, covering the Exchange Offer. If (i) ALARIS Medical is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities (as defined) notifies ALARIS Medical, within the 20 business day time period specified in the Registration Rights Agreement, that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer; (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus, as it may be amended or supplemented from time to time, is not appropriate or available for such resales; or (C) that it is a Participating Broker-Dealer and owns Old Notes acquired directly from ALARIS Medical or an affiliate of ALARIS Medical, ALARIS Medical will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. ALARIS Medical will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of Old Notes copies of the prospectus which is a part of the Shelf Registration Statement; notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes covered thereby. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers; will be subject to certain civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Old Notes included in the Shelf Registration Statement and to benefit from the provisions contained in the Registration Rights Agreement regarding Liquidated Damages.

    For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until the earlier of (i) the date on which such Old Note has been exchanged by a person other than a Participating Broker-Dealer for a New Note in the Exchange Offer; (ii) following the exchange by a Participating Broker-Dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New
Note is sold to a purchaser who receives from such Participating Broker-Dealer on or prior to the date of such sale a copy of this Prospectus, as it may be amended or supplemented from time to time; (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

    The Registration Rights Agreement requires, among other things, that (i) ALARIS Medical use its respective best efforts to have the Registration Statement, of which this Prospectus is a part, declared effective by the Commission no later than November 25, 1998; (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, ALARIS Medical will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer; (iii) if obligated to file the Shelf Registration Statement, ALARIS Medical will file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and use their respective best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises; and (iv)(A) in certain circumstances, cause the Registration Statement to remain effective and usable for a period of 180 days following the initial effectiveness thereof and (B) cause the Shelf Registration Statement to remain effective and usable for a period of three years following the initial effectiveness thereof or such shorter period ending when all the Old Notes available for sale thereunder have been sold. If (a) ALARIS Medical fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness; or (c) ALARIS Medical fails to consummate the Exchange Offer within 30 business days after the date on which the Registration Statement is declared effective; or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then ALARIS Medical will pay liquidated damages ("Liquidated Damages") to each holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by ALARIS Medical on each interest payment date to the Global Note Holder (as defined) by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities (as defined) by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.


    As a result of ALARIS Medical's failure to have the Registration Statement, of which this Prospectus is a part, declared effective by the Commission by November 25, 1998, ALARIS Medical's obligation to pay Liquidated Damages to each holder of Old Notes commenced on November 26, 1998.


    The Exchange Offer is not being made to, nor will ALARIS Medical accept tenders of Old Notes for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

    The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    GENERAL. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, ALARIS Medical hereby offers to exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. ALARIS Medical will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount. The date of the exchange of New Notes for Old Notes will be the next business day following the Expiration Date.

    The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes (i) have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer and (ii) do not contain certain provisions providing for the payment of Liquidated Damages under certain circumstances relating to the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.


    As of the date of this Prospectus, $189.0 million aggregate principal amount at maturity of the Old Notes is outstanding. ALARIS Medical fixed the close of
business on        , 1999 as the record date for the Exchange Offer for the
purpose of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent.


    Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. ALARIS Medical intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue.

    ALARIS Medical shall be deemed to have accepted validly tendered Old Notes when, as and if ALARIS Medical has given oral notice (confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from ALARIS Medical. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. ALARIS Medical will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on        , 1999, unless ALARIS Medical, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although ALARIS Medical has no current intention to extend the Exchange Offer, ALARIS Medical reserves the right to extend the Exchange Offer at any time and from time to time. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. In order to extend the Exchange Offer, ALARIS Medical will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.


    ALARIS Medical reserves the right, in its sole discretion (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral notice (confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent or
(ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in any manner determined by ALARIS Medical to constitute a material change, ALARIS Medical will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of Old Notes, and ALARIS Medical will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer otherwise would expire during such period.

    Without limiting the manner in which ALARIS Medical may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, ALARIS Medical shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

    Only a holder (I.E., any person in whose name Old Notes are registered on the books of ALARIS Medical or any other person who has obtained a properly completed bond power from the registered holder) of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must transmit a properly completed Letter of Transmittal (or a facsimile thereof) or an Agent's Message, have the signature(s) thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal (or facsimile) or Agent's Message, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition (i) certificates for Old Notes tendered must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date; (ii) a confirmation of a book-entry transfer (a

"Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined) pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date; or (iii) the holder of such Old Notes must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes and all documents required by the Letter of Transmittal must be completed and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are subject to Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that ALARIS Medical may enforce such agreement against the participant.

    By executing the Letter of Transmittal (or a facsimile thereof) or transmitting an Agent's Message, each holder will make to ALARIS Medical the representations set forth above in the fourth paragraph under the heading "--Purpose and Effect of the Exchange Offer."


    The tender of Old Notes by a holder and the acceptance thereof by ALARIS Medical will constitute agreement between such holder and ALARIS Medical in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of
Transmittal, will first be sent on or about             , 1999 to all holders of
Old Notes known to ALARIS Medical and the Exchange Agent.


    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO ALARIS MEDICAL. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to transmitting a properly completed Letter of Transmittal (or a facsimile thereof) or an Agent's Message and delivering his Old Notes to the Exchange Agent, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    The signature(s) on a Letter of Transmittal (or facsimile thereof) or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that the signature(s) on a Letter of Transmittal (or facsimile thereof) or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

    If the Letter of Transmittal (or facsimile thereof) is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature(s) thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal (or facsimile thereof) or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to ALARIS Medical of their authority to so act must be submitted with the Letter of Transmittal.

    ALARIS Medical understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at the Depositary (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantee or an Agent's Message and all other required documents must, in each case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by ALARIS Medical in its sole discretion, which determination will be final and binding. ALARIS Medical reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes ALARIS Medical's acceptance of which would, in the opinion of counsel for ALARIS Medical, be unlawful. ALARIS Medical also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. ALARIS Medical's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as ALARIS Medical shall determine. Although ALARIS Medical intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither ALARIS Medical, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available; (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or facsimile thereof) or an Agent's Message, or any other required documents to the Exchange Agent prior to the Expiration Date; or (iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date, in each case, may effect a tender if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or an Agent's Message, together with the certificate(s) representing the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or an Agent's Message, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"); (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender; and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by ALARIS Medical, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, ALARIS Medical shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of ALARIS Medical, might materially impair the ability of ALARIS Medical to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to ALARIS Medical or any of its subsidiaries; or

        (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of ALARIS Medical, might materially impair the ability of ALARIS Medical to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to ALARIS Medical; or

        (c) any governmental approval has not been obtained, which approval ALARIS Medical shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If ALARIS Medical determines in its reasonable discretion that any of the conditions are not satisfied, ALARIS Medical may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders; (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, SUBJECT, HOWEVER, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders"); or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

    United States Trust Company of Texas, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent as follows:

                                                     BY OVERNIGHT COURIER AND BY HAND
                                                   AFTER 4:30 P.M., NEW YORK CITY TIME,
                  BY MAIL:                                ON THE EXPIRATION DATE:
United States Trust Company of Texas, N.A.     United States Trust Company of Texas, N.A.
Attention:                                     Attention:

BY HAND UNTIL 4:30 P.M., NEW YORK              BY FACSIMILE TRANSMISSION:
CITY TIME, ON THE EXPIRATION DATE:             CONFIRM BY TELEPHONE:
United States Trust Company of Texas, N.A.
Attention:

    DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

    The expenses of soliciting tenders of Old Notes will be borne by ALARIS Medical. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of ALARIS Medical and its affiliates.

    ALARIS Medical has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. ALARIS Medical, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by ALARIS Medical. Such expenses include, among others, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, and printing costs.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in ALARIS Medical's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by ALARIS Medical. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to ALARIS Medical (upon redemption thereof or otherwise); (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A; (iii) in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to ALARIS Medical); (iv) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or (v) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

    Based on no-action letters issued by the staff of the Commission to third parties, ALARIS Medical believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of ALARIS Medical within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, PROVIDED THAT such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to, and does not intend to, participate in the distribution of such New Notes. Any holder who tenders Old Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely upon the position of the staff of the Commission enunciated in such no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange Offer must represent to ALARIS Medical pursuant to the Letter of Transmittal that such conditions have been met. See "The Exchange Offer-Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the Internal Revenue Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. ALARIS Medical recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

EXCHANGE OFFER


    ALARIS Medical believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be a taxable event to a holder for United States federal income tax purposes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, ALARIS Medical believes there will be no United States federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. Accordingly, the holding period of the New Notes will include the holding period of the Old Notes and the basis of the New Notes will be the same as the basis of the Old Notes immediately before the exchange. The Company intends to treat the payment of Liquidated Damages as additional interest paid on the Notes for United States income tax purposes.


                                THE ACQUISITION

    On July 17, 1998, pursuant to the Instromedix Agreement ALARIS Medical Systems engaged in the Acquisition. The total consideration for the Acquisition included (i) $51.0 million in cash, subject to certain adjustments, (ii) the assumption of indebtedness of Instromedix of approximately $5.5 million and
(iii) the payment of certain transaction expenses incurred by Instromedix relating to the Acquisition in the amount of $1.0 million. The Acquisition was funded through the Acquisition Payment of $24.7 million by ALARIS Medical Systems and the issuance of the $25.6 million Acquisition Notes by ALARIS Medical. The Acquisition Notes contained offset provisions for, among other things, indebtedness owed by certain Instromedix shareholders to Instromedix, which offset was approximately $2.3 million. The Acquisition Payment was funded with the Credit Facility Borrowings. A portion of the net proceeds of the Offering were used to repay the Acquisition Notes and certain borrowings under the Credit Facility.

    Pursuant to the Instromedix Agreement, certain shareholders of Instromedix (the "Optionees") exercised their option to acquire, prior to the closing of the Acquisition, a non-core division (the "CompressAR Division") of Instromedix for approximately $450,000. The CompressAR Division is engaged in the business of manufacturing, marketing and distributing adjustable compression instruments and clamps, and selling sterile disposable compression disks, in each case, in connection with a system for femoral compression procedures. The consideration paid in connection with the Acquisition was increased by an amount equal to that paid by the Optionees for the CompressAR Division and was offset by a payment from the Optionees in an equal amount.

    Instromedix was founded in 1969 and its products primarily address cardiac disease diagnosis, monitoring and management and focus on the delivery of patient care in the alternate-site setting (i.e., outside the hospital). Instromedix arrhythmia-event recorders, pacemaker monitors and the recently developed LifeSigns System, an interactive, multi-parameter patient monitor and software system, are designed to provide both health care professionals and patients with an easy-to-use, cost-effective means of cardiac monitoring in a convenient care setting, primarily at the patient's home or the physician's office. Instromedix has developed telemedicine products which allow clinical professionals to monitor a patient's cardiac events from a remote location and transmit the recorded event, via a standard telephone line, to a central location.

    Instromedix's products fall into three major categories: (i) Arrhythmia Event Recorders which are portable devices used to monitor, record and subsequently transmit cardiac events (including arrhythmia - the irregular beating of the heart) via a standard telephone line to a remote location; (ii) Pacemaker Monitors which are portable devices used to help physicians and patients monitor the performance and medical compliance of implantable pacemakers as recommended by manufacturers; and (iii) the LifeSigns System which is a proprietary, computer-based software and hardware system that allows remote and real-time monitoring, diagnosis and data capture of selected vital signs.

    Sources estimate that the U.S. market for home care telemedicine patient systems will approach $400.0 million by the year 2002, as health care payors and providers seek to reduce the cost of patient care associated with extended hospital stays. Growth in the alternate-site health care market is also expected to be facilitated by an increased acceptance of such care by physicians and patients. The Company believes that the LifeSigns System is positioned to capitalize on this rapid growth by permitting care providers to remotely monitor and diagnose patient cardiac conditions without the incremental expense associated with sending a trained specialist to the point of care.

    The table below summarizes the key features and market introduction dates with respect to the Instromedix product lines.

              PRODUCT                                   DESCRIPTION                              STATUS
-----------------------------------  -------------------------------------------------  -------------------------
ARRHYTHMIA EVENT RECORDERS

  KING OF HEARTS EXPRESS             Pager-sized, patient-activated looping memory      Marketed since 1992.
                                      cardiac event and electrocardiograph recorder;
                                      capable of recording up to 60 cardiac events,
                                      which can be subsequently transmitted over a
                                      telephone line.

  HEARTCARD                          Credit card-sized, patient-activated cardiac       Marketed since 1995.
                                      event recorder; capable of recording up to three
                                      cardiac events which can be subsequently
                                      transmitted over a telephone line.

  HEARTWATCH                         Wrist-worn, patient-activated cardiac event        Marketed since 1993.
                                      recorder; capable of recording up to three
                                      cardiac events which can be subsequently
                                      transmitted over a telephone line.

PACEMAKER MONITORS

  CARRYALL TRANSMITTER               Portable transmitter for recommended pacemaker     Marketed since 1995.
                                      follow-up; used in a patient's home to avoid
                                      unnecessary visits to physician's office.

  PACER-TRACER                       Pager-sized device which records and transmits     Marketed since the early
                                      electrocardiograph and pacemaker data over a      1980s.
                                      telephone line.

LIFESIGNS HOME HEALTH CARE SYSTEM

  LIFESIGNS SHUTTLE                  One-pound, portable, patient-worn vital signs      Marketed since the fourth
                                      monitor; programmable to record up to 20 vital    quarter of 1997.
                                      sign recordings, including blood-oxygen
                                      saturation and up to 12 leads of
                                      electrocardiograph data.

  LIFESIGNS COMMANDER                Docking station used by patients to allow          Marketed since the fourth
                                      simultaneous data transmission from the           quarter of 1997.
                                      LifeSigns Shuttle to the LifeSigns Central
                                      Station and voice interaction with the home
                                      health care provider; also provides non-invasive
                                      blood pressure measurements.

              PRODUCT                                   DESCRIPTION                              STATUS
-----------------------------------  -------------------------------------------------  -------------------------
  LIFESIGNS CENTRAL STATION          Computerized patient management system operating   Marketed since the fourth
                                      in conjunction with the LifeSigns Shuttle and     quarter of 1997.
                                      the LifeSigns Commander to allow remote
                                      monitoring of patient vital signs; contains a
                                      patient database and displays medical profiles
                                      on-screen for expedient review and analysis by
                                      the home health care provider.

In addition, Instromedix has agreements with certain manufacturers of medical devices whereby Instromedix provides research and development and original equipment manufacturing ("OEM") services on an ongoing basis.

    The Company believes that the Acquisition is consistent with its acquisition strategy and that it will benefit from the following acquisition characteristics: (i) certain of Instromedix's product lines have a leading market position and established reputation for quality in cardiac patient monitoring; (ii) the Instromedix product line's telemedicine capabilities will better equip the Company to develop telemedicine-based patient monitoring instruments capable of interfacing with the Company's existing patient monitoring and infusion instruments; and (iii) the Company believes it can leverage its distribution capabilities and brand identity to market and sell the LifeSigns System and other Instromedix products to capture market share in the rapidly growing, alternate-site patient monitoring market.

                                USE OF PROCEEDS

    The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes which replace the Old Notes, except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company. The Company received net proceeds of approximately $106.3 million from the issuance of Old Notes with an aggregate principal amount of maturity of $189.0 million less $79.1 million in original issue discount and $3.6 million in offering costs. A portion of the proceeds were used to pay the Acquisition Notes of approximately $25.6 million and pay-off the then outstanding balance of $27.5 million on the revolving portion of the Credit Facility. The remaining net proceeds will be used to pay the remaining consideration for the International Pump which could be up to a maximum of $4.0 million (excluding royalties) depending upon the attainment of certain milestones, to pay integration and transaction costs in the estimated amount of $12.3 million related to the acquisition and for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the cash and capitalization of the Company as reported at September 30, 1998.

                                                                                                AT SEPTEMBER 30,
                                                                                                      1998
                                                                                              --------------------
                                                                                                     ACTUAL
                                                                                              --------------------
                                                                                                  (UNAUDITED)
Cash........................................................................................       $   45,098
                                                                                                     --------
                                                                                                     --------

Long-term debt:
  Credit Facility (1)
    Term loan facilities....................................................................       $  211,437
    Revolving credit facilities.............................................................               --
  9 3/4% Senior Subordinated Notes due 2006.................................................          200,000
  11 1/8% senior discount notes due 2008 (3)................................................          112,035
  7 1/4% Convertible Subordinated Debentures due 2002.......................................           16,152
  Other (2).................................................................................            3,770
                                                                                                     --------
    Total long-term debt (including current portion)........................................          543,394
                                                                                                     --------
Total stockholders' equity..................................................................            8,129
                                                                                                     --------
Total capitalization........................................................................       $  551,523
                                                                                                     --------
                                                                                                     --------

------------------------

(1) The Credit Facility Amendment, among other things, (i) increased the revolving portion of the Credit Facility from $50.0 million to $60.0 million, and (ii) increased the Tranche D Term Loan by $30.0 million to $70.0 million.

(2) Primarily reflects the present value of the Company's minimum royalty payment to Siemens Infusion Systems, Ltd. in conjunction with the September 1993 purchase of the MiniMed product line (the predecessor product line to MS III).

(3) The Notes were issued at a substantial discount from their aggregate principal amount at maturity of $189.0 million. Until August 1, 2003, the Notes will increase (representing amortization of the original issue discount) at a rate of 11 1/8% compounded semi-annually to their aggregate principal amount at maturity.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                       (DOLLARS AND SHARES IN THOUSANDS)

    The following selected consolidated financial data of the Company at December 31, 1993, 1994, 1995, 1996 and 1997, and for the years then ended, have been derived from the Company's audited consolidated financial statements. The selected consolidated financial data of the Company at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly the Company's financial position and results of operation at such dates and for such periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for the full year. The information contained in the following table should also be read in conjunction with "Prospectus Summary--Summary Consolidated Financial Data of the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, in each case contained elsewhere in this Prospectus.

                                                                                                   NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                           -----------------------------------------------------  --------------------
                                             1993       1994       1995     1996 (1)     1997       1997       1998
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Sales..................................  $ 119,858  $ 112,122  $ 112,551  $ 136,371  $ 359,077  $ 256,897  $ 271,881
  Cost of sales..........................     72,209     65,590     63,219     78,616    188,340    136,731    138,025
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross margin...........................     47,649     46,532     49,332     57,755    170,737    120,166    133,856
  Total operating expenses (2)...........    (51,057)   (33,941)   (34,614)  (105,614)  (142,806)  (106,330)  (125,737)
  Lease interest income (3)..............      2,627      2,449      2,333      2,501      4,559      3,417      3,407
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations..........       (781)    15,040     17,051    (45,358)    32,490     17,253     11,526
  Interest income........................        140         77        192      1,193        532        442        658
  Interest expense.......................    (10,880)    (8,690)    (8,153)   (13,393)   (44,413)   (32,972)   (34,809)
  Debt conversion expense (4)............         --         --         --    (10,000)        --         --         --
  Other (expense) income, net............      6,004      1,136        313      1,222     (1,535)      (446)      (667)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes,
    minority interests, extraordinary
    item and cumulative effect of change
    in accounting principle..............     (5,517)     7,563      9,403    (66,336)   (12,926)   (15,723)   (23,292)
  Provision (benefit) for income taxes...        926      1,886     (9,374)      (730)    (3,300)    (5,500)     1,450
  Minority interests in consolidated
    subsidiaries.........................      3,755         --     (6,500)        --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle.................     (2,688)     5,677     12,277    (65,606)    (9,626)   (10,223)   (24,742)
  Net income (loss)......................      1,297      5,677     27,454    (67,236)    (9,626)   (10,223)   (24,742)
  (Loss) income per common share before
    extraordinary item and cumulative
    effect of change in accounting
    principle assuming no dilution (6)...  $    (.29) $     .34  $     .75  $   (3.27) $    (.16) $    (.17) $    (.42)
  (Loss) income per common share before
    extraordinary item and cumulative
    effect of change in accounting
    principle assuming dilution (6)......  $    (.29) $     .23  $     .38  $   (3.27) $    (.16) $    (.17) $    (.42)
  Ratio of earnings to fixed charges
    (5)..................................         --        1.8x       2.0x        --         --         --         --
OTHER DATA:
  Adjusted EBITDA (7)....................  $  18,420  $  22,851  $  24,626  $  27,775  $  89,287  $  62,402  $  67,181
  Cash interest expense (8)..............     10,148      8,009      7,632     12,061     41,288     31,307     30,342
  Depreciation and amortization (9)......      9,849      7,811      7,575      9,842     34,288     25,950     26,037
  Capital expenditures...................      1,616      4,549      4,803      9,502     19,843     15,132     16,963
  Net cash provided by (used in)
    operating activities                         531     11,790     18,473      7,715      9,753        776     30,169
  Net cash provided by (used in)
    investing activities                      16,009      3,368    (32,815)  (214,151)   (17,274)   (12,627)   (76,637)
  Net cash (used in) provided by
    financing activities                     (17,418)   (15,892)    15,520    216,953      3,781      5,578     84,507

                                                                           AT DECEMBER 31,
                                                        -----------------------------------------------------  AT SEPTEMBER 30,
                                                          1993       1994       1995       1996       1997           1998
                                                        ---------  ---------  ---------  ---------  ---------  ----------------
BALANCE SHEET DATA:
  Cash................................................  $   1,762  $   1,340  $   1,862  $  12,084  $   6,984     $   45,098
  Working capital (deficit)...........................     (2,833)    29,576     31,938     87,785     84,047        136,472
  Total assets........................................    142,891    132,124    169,630    593,382    565,297        653,047
  Long-term debt (including current portion) (4)......    106,814     93,017     87,111    440,093    446,130        543,394
  Stockholders' (deficit) equity (4)..................     (8,274)    (2,238)    31,532     46,053     31,949          8,129

------------------------
(1) Includes the effects of the merger pursuant to which the operations of IMED and IVAC Medical Systems, a subsidiary of IVAC Holdings, were transferred to IVAC Holdings, and IVAC Holdings became a wholly owned subsidiary of ALARIS Medical and subsequently changed its name to ALARIS Medical Systems, Inc.
(2) In 1993 and 1996, the Company restructured its operations. During 1997, the Company incurred significant non-recurring integration and other non-recurring charges resulting from the Merger. During the third quarter of 1998, the Company incurred integration costs in connection with the Acquisition. Operating expenses for the years ended December 31, 1993, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 include restructuring, integration and other non-recurring charges of $9,352, $15,277, $20,902, $17,592 and $1,112, respectively. Additionally, in 1996, the Company recorded $44,000 of purchased in-process research and development in connection with the Merger. In 1998, the Company recorded $28,334 of purchased in-process research and development charges.
(3) Lease interest income consists of interest income associated with contracts or agreements pursuant to which a third party acquires infusion pumps under sales-type leases.
(4) In connection with the Merger, the Company entered into a $250,000 Credit Facility and also issued $200,000 of 9 3/4% Notes. Additionally, convertible promissory notes in the aggregate principal amount of $37,500 were exchanged for 29,416 shares of Common Stock, including 3,333 shares issued as an inducement to convert, which resulted in $10,000 of debt conversion expense. ALARIS Medical also redeemed the remaining $21,924 principal amount of its 15% Subordinated Debentures due 1999 and recorded an extraordinary loss on extinguishment of debt of $1,630 as a result of this transaction.
(5) For purposes of determining the ratio of earnings to fixed charges, earnings include pre-tax income adjusted for fixed charges. Fixed charges consist of interest on all indebtedness, estimated interest component of rental expense and amortization of deferred financing costs. As a result of the losses incurred during the years ended December 31, 1993, 1996, 1997 and the nine months ended September 30, 1997 and 1998, earnings were inadequate to cover fixed charges by $5,517, $66,336, $12,926, $15,723 and $23,292, respectively.
(6) In February, 1997 the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") which specifies the computation, presentation,and disclosure requirements for earnings per share. The statement is effective for all periods ending after December 15, 1997 and requires all prior-period earnings per share data to be restated to conform with the provisions of the Statement. As a result of the application of this statement, prior period numbers presented may not agree with the earnings per share data previously reported.
(7) Adjusted EBITDA represents income from operations before restructuring, integration and other non-recurring charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included information concerning Adjusted EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. The Company's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The following table reconciles Adjusted EBITDA to the Company's net income (loss):

                                                                                                         NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                 -----------------------------------------------------  --------------------
                                                   1993       1994       1995       1996       1997       1997       1998
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Adjusted EBITDA................................  $  18,420  $  22,851  $  24,626  $  27,775  $  89,287  $  62,402  $  67,181
Inventory purchase price allocation adjustment
  (a)..........................................         --         --         --     (4,014)    (1,607)    (1,607)      (172)
Restructuring, integration and other
  non-recurring charges........................     (9,352)        --         --    (15,277)   (20,902)   (17,592)    (1,112)
Purchased in-process research and
  development..................................         --         --         --    (44,000)        --         --    (28,334)
Depreciation and amortization..................     (9,849)    (7,811)    (7,575)    (9,842)   (34,288)   (25,950)   (26,037)
Interest income................................        140         77        192      1,193        532        442        658
Interest expense...............................    (10,880)    (8,690)    (8,153)   (13,393)   (44,413)   (32,972)   (34,809)
Debt conversion expense........................         --         --         --    (10,000)        --         --         --
Other, net.....................................      6,004      1,136        313      1,222     (1,535)      (446)      (667)
(Provision) benefit for income taxes...........       (926)    (1,886)     9,374        730      3,300      5,500     (1,450)
Minority interests in consolidated
  subsidiaries.................................      3,755         --     (6,500)        --         --         --         --
Extraordinary gain (loss)......................         --         --     15,177     (1,630)        --         --         --
Cumulative effect of change in accounting
  principle....................................      3,985         --         --         --         --         --         --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..............................  $   1,297  $   5,677  $  27,454  $ (67,236) $  (9,626) $ (10,223) $ (24,742)

------------------------------
    (a) Amount represents that portion of the purchase accounting adjustments made to adjust the acquired IVAC inventory to its estimated fair value on the Merger date which was charged to cost of sales during the respective period.
(8) Cash interest expense excludes $732, $681, $521, $1,332, $3,125, $1,935 and
    $2,323 of debt discount and issuance cost amortization for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.
(9) Depreciation and amortization excludes amortization of debt discount and issuance costs included in interest expense of $732, $681, $521, $1,332, $3,125, $1,935 and $2,323 for the years ended December 31, 1993, 1994, 1995,
    1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    ALARIS Medical is a holding company for ALARIS Medical Systems. ALARIS Medical also identifies and evaluates potential acquisitions and investments, and performs various corporate functions. As a holding company, ALARIS Medical currently has no revenues to fund its operating and interest expense and relies on its existing cash, cash generated from the operations of ALARIS Medical Systems and external borrowings to meet its obligations.

OVERVIEW

    The Company is a leading provider of infusion systems and related technologies to the United States hospital market, with the largest installed base of pump delivery lines ("channels"). The Company is also a leader in the international infusion systems market. Based on installed base of infusion pumps, the Company has a number one or two market position in eight Western European countries, the number three market position in Germany, the largest installed base of infusion pumps in Australia and Canada and a developing position in Latin America and Asia. The Company's infusion systems, which are used to deliver one or more fluids, primarily pharmaceuticals or nutritionals, to patients, consist of single and multi-channel infusion pumps and controllers, and proprietary and non-proprietary disposable administration sets (i.e., plastic tubing and pump interfaces). In addition, the Company is a leading provider of patient monitoring products that measure and monitor temperature, pulse, pulse oximetry and blood pressure, with the largest installed base of hospital thermometry systems in the United States.

    The Company sells a full range of products through a direct sales force consisting of over 230 sales persons and through more than 150 distributors to over 5,000 hospitals worldwide. Sales to customers located in and outside of the United States accounted for 63.2% and 36.8%, respectively, of the Company's sales for the year ended December 31, 1997. For the year ended December 31, 1997, the Company had sales of $359.1 million and Adjusted EBITDA of $89.3 million. Adjusted EBITDA represents income from operations before restructuring charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income or to cash flows as an indicator of operating performance or as a measure of liquidity. The Company has included information concerning Adjusted EBITDA herein because it uses such information as a method of assessing its cash flow and ability to service debt and believes that such information is also used by investors as a measure of an issuer's ability to service its debt obligations. Restructuring and other one-time non-recurring charges are excluded from Adjusted EBITDA as the Company believes that the inclusion of these items would not be helpful to an investor's understanding of the Company's ability to service debt. The Company's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998, the Company had net losses of $67.2 million, $9.6 million and $24.7 million, respectively.

    As a result of the Merger on November 26, 1996, the operating results reported for the year ended December 31, 1997 are not comparable to 1995 or 1996. The 1995 operating results and cash flows represent those of Advanced Medical, Inc. and IMED. The 1996 operating results and cash flows include those of IVAC Holdings from November 27, 1996 through December 31, 1996.

    The Company has historically taken write-offs in connection with in-process research and development acquired by the Company, including write-offs in connection with completed acquisitions during the nine months ended September 30, 1998 in the amount of $28.3 million and may take such write-offs in connection with future acquisitions. Additionally, with respect to the Acquisition, the Company expects to incur certain integration costs, primarily related to consulting. Furthermore, the issuance of the Notes to finance the Acquisition will result in additional interest expense to the Company. Such interest expense is added to the outstanding principal balance through July 31, 2003. Interest incurred on the Notes subsequent to July 31, 2003 is payable in cash semi-annually at the rate of 11 1/8%. See "--Liquidity and Capital and Resources." The other acquisitions completed during the nine months ended September 30, 1998 involved the acquisition of certain assets from Invacare related to the PSI Pump and licensed technology from Caesarea Medical Electronics Ltd. for the International Pump. These acquisitions were financed through borrowings under the Credit Facility, which was subsequently paid off with proceeds from the Notes. With respect to the PSI Pump, the Company expects to incur additional research and development costs in order to complete the technology for a functioning pump. With respect to the International Pump, additional payments up to an aggregate amount of $4.0 million (excluding royalties) are dependent upon the attainment of certain developmental milestones.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected financial information expressed as a percentage of sales, as well as Merger-Adjusted (as defined) year 1996 operating results in thousands of dollars. The data is based on the historical operating results of ALARIS Medical and IVAC Holdings, adjusted to give effect to the Merger as if it occurred on January 1, 1996 ("Merger-Adjusted"). The data excludes non-recurring charges related to the Merger, as well as the operating results of River Medical, Inc., a subsidiary of IVAC Medical Systems which was divested prior to the consummation of the Merger.

    The Merger-Adjusted financial data is not necessarily indicative of the Company's results of operations that might have occurred had such transactions been completed at the beginning of the period specified, and do not purport to represent what the Company's consolidated results of operations might be for any future period.

                                                                                                               NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,                                ENDED
                                  --------------------------------------------------------------------------  SEPTEMBER 30,
                                                                                   MERGER                     --------------
                                                               MERGER ADJUSTED    ADJUSTED     AS REPORTED     AS REPORTED
                                                AS REPORTED         1996            1996           1997            1997
                                                    1996       ---------------  ------------  --------------  --------------
                                               --------------
                                                                    ($ IN
                                  AS REPORTED   (% OF SALES)     THOUSANDS)
                                     1995
                                  -----------
                                     (% OF
                                    SALES)                                              (% OF SALES)           (% OF SALES)
Sales...........................       100.0%       100.0%        $ 346,348          100.0%        100.0%          100.0%
Cost of sales...................        56.2         57.6           184,742           53.3          52.5            53.2
                                  -----------       -----      ---------------       -----         -----           -----
Gross margin....................        43.8         42.4           161,606           46.7          47.5            46.8
Selling and marketing
  expenses......................        14.7         16.3            65,385           18.9          18.3            18.6
General and administrative
  expenses......................         9.5         11.2            39,985           11.5          10.9            11.0
Research and development
  expenses......................         6.6          6.5            18,142            5.2           4.7             5.0
Purchased in-process research
  and development...............          --         32.3                --             --            --              --
Restructuring, integration and
  other non-recurring charges...          --         11.2                --             --           5.8             6.8
Lease interest income...........         2.1          1.8             4,601            1.2           1.2             1.3
                                  -----------       -----      ---------------       -----         -----           -----
Income (loss) from operations...        15.1        (33.3)           42,695           12.3           9.0             6.7
Interest income.................         0.2          0.9               363            0.1           0.1             0.2
Interest expense................        (7.2)        (9.8)          (41,692)         (12.0)        (12.4)          (12.8)
Debt conversion expense.........          --         (7.3)               --             --            --              --
Other income (expense), net.....         0.3          0.9             1,009            0.3          (0.3)           (0.2)
                                  -----------       -----      ---------------       -----         -----           -----
Income (loss) before income
  taxes, minority interests and
  extraordinary item............         8.4        (48.6)            2,375            0.7          (3.6)           (6.1)
Provision for (benefit from)
  income taxes..................        (8.3)        (0.5)            3,250            0.9          (0.9)           (2.1)
Income (loss) before minority
  interest and extraordinary
  item..........................        16.7        (48.1)             (875)          (0.2)         (2.7)           (4.0)
OTHER DATA:
  Adjusted EBITDA...............        21.9%        20.4%        $  75,883           21.9%         24.9%           24.3%


                                   AS REPORTED
                                       1998
                                  --------------

Sales...........................       100.0%
Cost of sales...................        50.8
                                       -----
Gross margin....................        49.2
Selling and marketing
  expenses......................        19.2
General and administrative
  expenses......................        11.1
Research and development
  expenses......................         5.2
Purchased in-process research
  and development...............        10.4
Restructuring, integration and
  other non-recurring charges...         0.4
Lease interest income...........         1.3
                                       -----
Income (loss) from operations...         4.2
Interest income.................         0.2
Interest expense................       (12.8)
Debt conversion expense.........          --
Other income (expense), net.....        (0.2)
                                       -----
Income (loss) before income
  taxes, minority interests and
  extraordinary item............        (8.6)
Provision for (benefit from)
  income taxes..................         0.5
Income (loss) before minority
  interest and extraordinary
  item..........................        (9.1)
OTHER DATA:
  Adjusted EBITDA...............        24.7%

SALES BY PRODUCT LINE



    The following table sets forth, for the periods indicated, the Company's sales by product line.



                                                             YEAR ENDED DECEMBER 31,                  NINE MONTHS ENDED
                                                -------------------------------------------------       SEPTEMBER 30,
                                                                            MERGER                 ------------------------
                                                AS REPORTED  AS REPORTED   ADJUSTED   AS REPORTED  AS REPORTED  AS REPORTED
                                                   1995         1996         1996        1997         1997         1998
                                                -----------  -----------  ----------  -----------  -----------  -----------
Drug Infusion Instruments.....................   $  27,887    $  30,574   $   81,378   $  85,576    $  55,315    $  56,767
Drug Infusion Disposables.....................      77,064       93,806      210,802     220,634      162,651      169,777
Patient Monitoring Instruments................      --            1,234       14,452      14,819        9,742       11,940
Patient Monitoring Disposables................      --            1,758       18,710      18,591       13,497       13,100
Service and other.............................       7,600        8,999       21,006      19,457       15,692       20,297
                                                -----------  -----------  ----------  -----------  -----------  -----------
                                                 $ 112,551    $ 136,371   $  346,348   $ 359,077    $ 256,897    $ 271,881
                                                -----------  -----------  ----------  -----------  -----------  -----------
                                                -----------  -----------  ----------  -----------  -----------  -----------



    The Company achieved increased sales of drug infusion instruments during 1997 as compared to 1996 (on a Merger-adjusted basis), as well as for the nine months ended September 30, 1998 as compared to the same period in 1997. This growth is primarily due to continued international expansion and the introduction of new products for the international market. Drug infusion disposable sales increased during 1997 and the first nine months of 1998 due to the growth of the worldwide installed base of drug infusion instruments, as well as continued growth of specialty disposable administration sets. Patient monitoring instruments sales increased during 1997 and for the first nine months of 1998 due the Company obtaining key contracts with significant group purchasing organizations for patient monitoring products. Despite increased volume of patient monitoring disposable sales, patient monitoring disposable revenue decreased approximately $.4 million during the nine months ended September 30, 1998 as compared to the same period in the prior year due to lower average selling prices of such products.


NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997

    SALES. Sales increased $14.9 million during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997. International sales increased $6.0 million, or 6.4% while United States sales increased $8.9 million, or 5.5%. The increase in international sales is primarily due to increases in drug infusion revenues of $5.4 million. The majority of the Company's international sales are denominated in foreign currency. Due to a stronger U.S. dollar in 1998 as compared to the actual foreign currency exchange rates in effect during 1997, translation of international sales for the nine months ended September 30, 1998 were adversely impacted by $2.9 million. See "--Foreign Operations." The increase in U.S. sales for the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997 is primarily due to increases in drug infusion disposable administration set revenue of $5.6 million, patient-monitoring revenue of $1.9 million, and revenue of $3.7 million generated by Instromedix products. These increases were partially offset by a decrease in drug infusion instrument revenue of $2.4 million.

    GROSS MARGIN. The gross margin percentage increased from 46.8% for the nine months ended September 30, 1997 to 49.2% for the nine months ended September 30, 1998 primarily due to $4.1 million of non-recurring costs included in cost of sales during the first quarter of 1997. Exclusive of $1.6 million of non-recurring purchase accounting inventory adjustments and $2.5 million related to a voluntary field correction of certain Gemini PC-1 and PC-2 infusion pumps charged to cost of sales during 1997, the gross margin percentage was 48.4%. The improvement is due to overall higher margins on domestic and international disposable administration sets and instruments as well as the benefits realized from ongoing cost reduction efforts and purchasing synergies.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased $4.3 million, or 9.0%, during the nine months ended September 30, 1998 as compared to the nine months ended September 30,

1997. As a percentage of sales, selling and marketing expenses increased from 18.6% in 1997 to 19.2% in 1998. Domestic expenses increased by $1.8 million, or 6.5%, from 1997 due to the addition of Instromedix and Patient Solutions in 1998 as well as increases in personnel and freight costs in 1998. International expenses increased $2.5 million from 1997 due to increased sales, the investment in international direct operations in Italy and Norway during the second half of 1997 and related increases in personnel costs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $1.9 million, or 6.6%, during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997. As a percentage of sales, general and administrative expenses increased from 11.0% in 1997 to 11.1% in 1998. Domestic expenses increased by $0.4 million due to additional domestic amortization resulting from the Instromedix and Patient Solutions acquisitions. International expenses increased by $1.5 million, primarily as a result of the conversion of certain European dealer operations into direct operations, expansion of the European headquarters and quality initiatives to obtain required CE markings on products.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased approximately $1.4 million, or 11.0%, during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997 primarily due to additional research and development related to projects associated with the recently acquired Instromedix and Patient Solutions, as well as increased activities associated with the later development stages of various domestic and international engineering projects for infusion systems and disposable administration sets.

    INTEGRATION AND OTHER NON-RECURRING CHARGES. In connection with the Instromedix acquisition, management, with the assistance of consultants, is performing a review of the operating activities of the acquired company and is assessing how best to integrate and leverage the Instromedix operations with ALARIS. During the first nine months of 1998, the Company incurred $1.1 million in costs associated with this integration, primarily in consulting fees of $0.8 million, retention bonuses of $0.2 million and $0.1 million in other related costs.

    The Company incurred $17.6 million in costs to integrate the IMED and IVAC operations during the first nine months of 1997. These costs are in addition to restructuring and integration charges of $15.3 million recorded in the fourth quarter of 1996. The 1997 expense consists primarily of the write-off of a product distribution and license agreement with a third party developer of an ambulatory and alternate site infusion pump of $4.5 million, maquiladora settlement and related costs of $4.1 million, information systems conversion costs of $3.1 million, management consulting fees of $1.4 million, severance of $1.3 million and other integration costs of $3.2 million. The Company reviewed its products and related research and development activities and market opportunities in order to focus on projects that will provide greater competitive advantage and shareholder return. That review resulted in the termination of the aforesaid product distribution and license agreement. The $4.5 million charge related to such termination includes a $4.3 million non-cash charge representing the write-off of the intangible asset associated with such agreement.

    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. During 1998, the Company recorded $28.3 million in purchased in-process research and development write-offs as a result of certain business acquisitions. In conjunction with the Instromedix acquisition, the assets and liabilities of Instromedix were adjusted to their estimated fair values. As a result of this process, the Company incurred a one-time $22.8 million write-off related to the value assigned to the acquired in-process research and development of Instromedix projects for which technological feasibility had not been established and for which there was no alternative future use. Such amount was determined with the assistance of a third party appraiser based upon the present value of estimated future cash flow contributions from the identified projects.

    The Company is using the Instromedix purchased in-process research and development to create new cardiac disease diagnosis, monitoring and management products which will become part of the Arrhythmia Event Recorders and LifeSigns System product suites over the next several years. The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The Company expects to incur a total of approximately $4.0 million to complete the projects, of which $0.5 million is expected to be incurred in the fourth quarter of 1998, while $3.0 million and $0.5 million are expected to be incurred during 1999 and 2000, respectively. The Company anticipates that products in the Arrhythmia Event Recorders product suite using the purchased in-process technology will be released during 1999, while products under the LifeSigns System product suite will be released during 2000. The Company expects that the purchased in-process research and development will be successfully developed, but there can be no assurance that commercial viability of the products will be achieved.

    In connection with the PSI acquisition and the technology license agreement with Caesarea during the second quarter of 1998, the Company incurred a one-time $5.5 million write-off related to the value assigned to the acquired in-process research and development of the projects for which technological feasibility had not been established and for which there was no alternative future use. The Company has continued to invest in the development necessary to obtain technological feasibility of these projects.

    In connection with the PSI acquisition, the Company is using the acquired in-process research and development to develop an ambulatory infusion pump for use in the alternate-site market. The nature of the efforts required to develop the purchased in-process technology into a commercially viable product principally relate to designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The Company expects to incur a total of $0.7 million to complete the project, of which $0.2 million is projected to be incurred in 1998 and $0.5 million in 1999. It is anticipated that the pump will be released during 1999. The Company expects that the purchased in-process research and development will be successfully developed, but there can be no assurance that commercial viability of the pump will be achieved.

    Pursuant to the technology license agreement, the Company acquired certain volumetric infusion pump technology from Caesarea. Caesarea is conducting research and development on this in-process technology in order to create a large volume infusion pump marketed primarily to consumers in emerging international markets. The Company is required to make certain milestone payments up to an aggregate of $4.0 million to Caesarea upon the attainment of certain developmental milestones, which primarily relate to different product releases. The Company anticipates that certain products using the purchased in-process technology will be released during the fourth quarter of 1998, with additional product releases in subsequent periods through the first half of 1999. The Company expects that the purchased in-process research and development will be successfully developed, but there can be no assurance that commercial viability of the pump will be achieved.

    INCOME FROM OPERATIONS. Income from operations decreased $5.7 million during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997 primarily due to non-recurring charges related to the write-off of $28.3 million in purchased in-process research and development charges in connection with acquisitions and $1.1 million in integration charges related to the Instromedix acquisition. The 1997 income from operations includes integration and other non-recurring charges of charges of $21.7 million in 1997 related to the IVAC/IMED merger. After excluding non-recurring charges from 1997 and 1998, the adjusted income from operations is $39.0 in 1997 as compared to $40.9 in 1998. The increase in 1998 over 1997 is due primarily to improved sales and gross margins.

    ADJUSTED EBITDA. Adjusted EBITDA increased $4.8 million during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997. As a percentage of sales, Adjusted EBITDA increased from 24.3%, or $62.4 million, for 1997 to 24.7%, or $67.2 million, for 1998 due to the reasons discussed above. Adjusted EBITDA represents income from operations before non-recurring non-cash purchase accounting charges, integration charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income or to cash flows as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company has included information concerning Adjusted EBITDA herein because it understands that such information is used by investors as a measure of an issuer's historical ability to service debt. Integration and other one-time non-recurring charges are excluded from Adjusted EBITDA as the Company believes that the inclusion of these items would not be helpful to an investor's understanding of the Company's ability to service debt. The Company's computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies.

    INTEREST EXPENSE. Interest expense increased $1.8 million, or 5.6%, during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997 due to additional financing obtained to fund the Instromedix acquisition. In connection with the Instromedix acquisition, in July the Company increased the outstanding bank term debt $30.0 million and completed the sale of $109.9 million 11 1/8% senior discount notes, due 2008, resulting in increased interest expense for 1998. (see Liquidity and Capital Resources).

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    SALES. Sales increased $222.7 million during 1997 as compared to 1996 due to the Merger. On a Merger-Adjusted basis, sales increased $12.7 million, or 3.7%, during 1997 as compared to 1996. United States sales increased $2.4 million, or 1.1%, on a Merger-Adjusted basis to $227.0 million during 1997 from $224.6 million in 1996. International sales increased $10.4 million, or 8.5%, on a Merger-Adjusted basis to $132.1 million during 1997 from $121.7 million during 1996. The increase in international sales is primarily due to an increase in volume of drug infusion instruments and disposable administration sets as well as the August 1996 repurchase of European distribution rights from Pharmacia & Upjohn, Inc. for IMED products which has resulted in higher average selling prices for these products in 1997. The majority of the Company's international sales are denominated in foreign currency. Due to a stronger U.S. dollar in 1997 as compared to the actual foreign currency exchange rates in effect during 1996, translation of 1997 international sales were adversely impacted by $7.1 million. See "--Foreign Operations." The increase in U.S. sales in 1997 as compared to 1996, on a Merger-Adjusted basis, is primarily due to an increase in drug infusion disposable administration set revenue. Such increase is due to an increase in volume of the Company's SmartSite Needle Free System administration sets.

    GROSS MARGIN. The gross margin percentage increased to 47.5% in 1997 from 42.4% in 1996 primarily due to supplier price concessions resulting from the Merger and favorable international margins due in part to the repurchase of European distribution rights from Pharmacia & Upjohn, Inc. These were partially offset by increased amortization expense resulting from the IVAC Holdings purchase price allocated to certain intangible assets, $1.6 million of non-recurring purchase accounting inventory adjustments, as well as $2.5 million related to a voluntary field correction of certain Gemini PC-1 and PC-2 infusion pumps charged to cost of sales during 1997. The Merger-Adjusted gross margin percentage for 1996 was 46.7% compared to 48.7% for 1997, exclusive of the purchase accounting inventory adjustment and product field correction charges.

    SELLING AND MARKETING EXPENSE. Selling and marketing expense increased $43.5 million during 1997 primarily due to the Merger. On a Merger-Adjusted basis, selling and marketing expense increased approximately $0.4 million, or 0.6%, during 1997. As a percentage of sales, on a Merger-Adjusted basis, selling and marketing expense decreased to 18.3% in 1997 from 18.9% in 1996. Domestic expense decreased by $2.3 million, or 5.6%, from 1996 due to Merger-related synergies. The decrease in domestic selling and marketing expense was more than offset by increased international expenses of $2.7 million, or 10.9%, due to increased international sales and associated increase in European direct operations.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased $24.0 million during 1997 primarily due to the Merger. On a Merger-Adjusted basis, general and administrative expense decreased by $0.8 million, or 1.9%, during 1997. As a percentage of sales, on a Merger-Adjusted basis, general and administrative expense decreased to 10.9% for 1997 from 11.5% for 1996 due to an increase in sales, as well as Merger-related synergies, including lower labor and facilities expenses. International expenses increased by $0.6 million, or 9.1% as a result of an increase in the investment in direct operations in Europe.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased approximately $8.0 million during 1997 primarily due to the Merger. On a Merger-Adjusted basis, research and development expense decreased to $16.9 million, or 4.7% of sales, for 1997 from $18.1 million, or 5.2% of sales, for 1996, primarily due to synergies realized in the Merger and realignment and prioritization of research and development projects.

    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with the Merger, the assets and liabilities of IVAC Holdings were adjusted to their estimated fair values. As a result of this process, the Company incurred a one-time $44.0 million write-off during 1996 related to the value assigned to the acquired in-process research and development of IVAC Holdings projects for which technological feasibility had not been established and for which there was no alternative future use. Such amount was determined with the assistance of a third-party appraiser based upon the present value of estimated future cash flow contributions from the identified projects. The Company has continued to invest in the development necessary to obtain technological feasibility of these projects. The project, which represents the most significant portion of the acquired in-process research and development charge, is an improved cost-effective and technologically advanced electronic thermometer.

    RESTRUCTURING, INTEGRATION AND OTHER NON-RECURRING CHARGES. The Company incurred $20.9 million in integration costs and other non-recurring charges during 1997. These costs are in addition to restructuring and integration charges of $15.3 million recorded in the fourth quarter of 1996. The 1997 charges consist primarily of information systems conversion costs of $4.8 million, the write-off of a product distribution and license agreement with a third party developer of an ambulatory and alternate-site infusion pump of $4.5 million, contract dispute settlement and related costs of $4.1 million, the write-off of drug infusion instrument tooling associated with the redesign effort on a product in development of $1.7 million, facilities moving expenses and Company name change costs of $1.6 million, management consulting fees of $1.4 million, severance of $1.3 million and other integration costs of $1.5 million. The Company has reviewed its products and related research and development activities and market opportunities in order to focus on projects that will provide greater competitive advantage and stockholder return. That review resulted in the termination of the aforesaid product distribution and license agreement. The $4.5 million charge related to such termination includes a $4.3 million non-cash charge representing the intangible asset that had been recorded associated with such agreement.

    LEASE INTEREST INCOME. Lease interest income during both periods consists of interest income associated with contracts or agreements pursuant to which a third party acquired infusion pumps under sales-type leases. Lease interest income increased $2.1 million or 82.3% for 1997 as compared to 1996 primarily due to the Merger. On a Merger-Adjusted basis, lease interest income decreased approximately 0.9% from 1996 to 1997.

    INCOME (LOSS) FROM OPERATIONS. Income from operations increased $77.8 million during 1997 primarily due to the 1996 operating results including significant non-recurring purchase accounting charges in the amount of $63.3 million. Additionally, due to the Merger being completed on November 26, 1996, the 1996 operating results include only one month of operating profit from the acquired business, in the amount of $1.8 million, while 1997 includes a full year of profit contribution. This increase was partially offset by expenses related to the field correction on the Gemini pumps in the first quarter and the maquiladora business interruption in the second quarter. On a Merger-Adjusted basis, operating income decreased

$10.2 million to $32.5 million in 1997 from $42.7 million in 1996 primarily due to the $20.9 million of integration costs discussed above, offset by a $9.1 million improvement in gross profit.

    ADJUSTED EBITDA. Adjusted EBITDA increased $61.5 million during 1997 primarily due to the Merger. On a Merger-Adjusted basis, as a percentage of sales, Adjusted EBITDA increased to 24.9%, or $89.3 million, for 1997 from 21.9%, or $75.9 million, for 1996, due to the reasons discussed above. Excluding the $2.5 million charge to cost of sales during the first quarter of 1997, Adjusted EBITDA would have increased to $91.8 million, an increase of $15.9 million or approximately 21.0%, as compared to Merger-Adjusted 1996.

    INTEREST INCOME. Interest income decreased approximately $0.7 million during 1997 as compared to 1996 due to the liquidation of interest earning restricted cash balances during 1996.

    INTEREST EXPENSE. Interest expense increased $31.0 million during 1997 primarily due to the Merger. In addition to interest on approximately $404.0 million of borrowings to finance the Merger and related debt refinancings, higher interest expense was incurred in 1997 due to IMED's $11.0 million purchase of the European distribution rights for IMED products in August 1996. This increase in interest expense was offset by reductions in interest on $37.5 million of convertible debt which was converted to Common Stock in connection with the Merger, as well as the redemption of $21.9 million of 15% Subordinated Debentures in December 1996. On a Merger-Adjusted basis, interest expense increased $2.7 million due to additional borrowings under the Credit Facility. The additional borrowings were used to pay for restructuring and integration costs associated with the Merger.

    DEBT CONVERSION EXPENSE. In connection with the Merger, $37.5 million of convertible notes payable to Decisions, which is wholly-owned by Mr. Picower and a shareholder of ALARIS Medical, were converted to common stock of ALARIS Medical, par value $.01 per share ("Common Stock"). In order to induce conversion, approximately 3.3 million shares of Common Stock were issued to Decisions. As a result, during 1996, ALARIS Medical recorded a non-cash charge of $10.0 million based upon the fair value of the shares issued.

    OTHER (EXPENSE) INCOME. Other income decreased $2.8 million during 1997 as compared to 1996, partially due to a foreign exchange loss of approximately $1.0 million during 1997 as compared to foreign exchange gain of approximately $0.5 million during 1996. Also, during 1996, ALARIS Medical sold its investment in the common stock of Alteon, Inc. for approximately $2.4 million and realized a gain of approximately $0.7 million.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    SALES. Sales increased approximately $23.8 million or 21.2% due to the inclusion of IVAC Holdings sales for December 1996. Excluding IVAC Holdings sales, total IMED only sales increased approximately $0.4 million during 1996 as compared to 1995. United States sales decreased approximately $4.5 million or 4.9% during 1996 as compared to 1995. Within the United States infusion therapy business, sales decreased for 1996, as compared to 1995, primarily due to a (i) decrease in the volume of infusion pump shipments primarily attributable to several large transactions during 1995 and (ii) decline in the average selling price of IMED's infusion pumps and disposable administration sets, offset in part by an increase in unit volume of disposable administration set sales. Sales to customers located outside of the United States increased $5.0 million, or 24.5%, to $25.4 million for 1996 from $20.4 million for 1995 primarily as a result of increased unit volume of disposable administration sets resulting from IMED's growing installed base in Canada, Australia, Latin America and the Far East. Also contributing to the growth in international sales was the repurchase of the European distribution rights by IMED for its products in August 1996. This repurchase resulted in higher end-user sales prices being recognized than charged to the European distributor in 1995.

    GROSS MARGIN. Gross margin increased $8.4 million or 17.1% from 1995 to 1996 primarily due to the Merger. Additionally, 1996 gross margin was reduced by $4.0 million due to that portion of the purchase accounting adjustments made to adjust the acquired IVAC Holdings inventory to its estimated fair value on the Merger date which was charged to cost of sales during December 1996. Excluding the Merger, IMED only gross margin increased $1.4 million to $50.7 million for 1996 from $49.3 million for 1995 due primarily to the decrease in cost of sales discussed below. Despite the decline in average selling prices of infusion pumps and disposable administration sets discussed above, IMED only gross margin, as a percentage of IMED only sales, increased to 44.8% for 1996 from 43.8% for 1995 primarily as a result of reductions in the manufacturing cost of disposable administration sets caused by (i) increased outsourcing of molded parts and components; (ii) negotiated price reductions from suppliers; and (iii) the favorable effects of increased manufacturing volume. Gross margin also increased for 1996, compared to 1995, as a result of lower unit cost for inventory at December 31, 1995 that were sold during 1996 compared to the unit cost for inventory at December 31, 1994 that were sold during 1995.

    SELLING AND MARKETING. Selling and marketing expense increased $5.7 million or 34.4% during 1996 as compared to 1995 primarily due to the Merger. Exclusive of the Merger, as a percentage of IMED only sales, selling and marketing expense increased to 15.9% for 1996 from 14.7% for 1995. IMED only selling and marketing expense increased from $16.6 million for 1995 to $18.0 million for 1996 primarily due to the recognition of selling and marketing expense by IMED Ltd. in 1996 as a result of the repurchase by IMED of the European distribution rights for its products. Also contributing to this increase were compensation and relocation expenses for selling and marketing management personnel hired during 1996.

    GENERAL AND ADMINISTRATIVE. General and administrative expense increased $4.5 million or 42.7% during 1996 as compared to 1995 primarily due to the Merger. Exclusive of the Merger, general and administrative expense increased to $12.5 million for 1996 from $10.7 million for 1995 as a result of recruitment and relocation expenses of development personnel and increased management compensation. General and administrative expense also increased for 1996, compared to 1995, due to the recognition of general and administrative expenses by IMED Ltd. in 1996. As a percentage of IMED only sales, IMED only general and administrative expense increased to 9.5% for 1996 from 7.9% for 1995 primarily as a result of the increase in general and administrative expenses discussed above.

    RESEARCH AND DEVELOPMENT. Research and development expense increased $1.5 million or 19.9% during 1996 as compared to 1995 primarily due to the Merger. IMED only research and development expense increased to $7.8 million for 1996 from $7.4 million for 1995 primarily as a result of the timing of certain expenses associated with the development of a new modular infusion system. Due to the increase in IMED only research and development costs, research and development expense, as a percentage of sales, increased to 6.9% for 1996 from 6.6% for 1995.

    PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with the Merger, the assets and liabilities of IVAC Holdings were adjusted to their estimated fair values. As a result of this process, the Company incurred a one-time $44.0 million write-off during 1996 related to the value assigned to the acquired in-process research and development of IVAC Holdings projects for which technological feasibility had not been established and for which there was no alternative future use. Such amount was determined with the assistance of a third party appraiser based upon the present value of estimated future cash flow contributions from the identified projects. The Company has continued to invest in the development necessary to obtain technological feasibility of these projects. The project, which represents the most significant portion of the acquired in-process research and development charge, is an improved cost effective and technologically advanced electronic thermometer.

    RESTRUCTURING, INTEGRATION AND OTHER NON-RECURRING CHARGES. In connection with the Merger, management performed an extensive review of the operating activities of both IMED and IVAC Holdings in order to reduce costs and maximize synergies. Management identified duplicative costs to eliminate and developed and implemented plans to consolidate and integrate the companies' operations including product strategies, manufacturing, service centers, research and development, marketing and other administrative functions. As a result, the Company recorded a non-recurring charge related to the implementation of these plans in the amount of $15.3 million in 1996. Estimated dealer termination costs, as well as severance and benefits costs related to the acquired company's personnel in the amount of $2.8 million were also accrued at the acquisition date. In accordance with generally accepted accounting principles, such items effectively increased the amount of goodwill recorded in connection with the Merger and were not included in the $15.3 million restructuring and integration expense included in the Consolidated Statement of Operations for the year ended December 31, 1996. At December 31, 1996, the Company had approximately $15.1 million accrued related to restructuring costs, primarily all of which was paid during 1997.

    As a result of the Merger, approximately 225 employees from all functional areas were given notice of termination in December 1996. Approximately 125 of such terminations were effective December 31, 1996 while the additional 100 employees were phased-out during the first half of 1997.

    Due to excess capacity at the manufacturing facilities of both companies, the Company consolidated IMED's instrument manufacturing operations into the existing IVAC Holdings facility. This consolidation was completed in December 1996. In addition, as a result of the employee terminations described above, management decided to consolidate the headquarters of IMED into IVAC Holdings' existing headquarters. This consolidation was substantially completed during the first quarter of 1997.

    LEASE INTEREST INCOME. Lease interest income during both periods consists of interest income associated with contracts or agreements pursuant to which a third party acquired infusion pumps under sales-type leases. Lease interest income increased $0.2 million or 7.2% for 1996 as compared to 1995 primarily due to the Merger.

    INCOME (LOSS) FROM OPERATIONS. Income from operations decreased from $17.1 million for 1995 to a loss of $45.3 million for 1996 primarily due to the Merger and resulting purchase accounting adjustments which more than offset the IVAC Holdings only operating income generated in December 1996. Excluding the impact of the Merger on the 1996 operating results, consolidated operating income decreased $2.3 million or 13.5% to $14.8 million in 1996 from $17.1 million in 1995 due to the reasons discussed above.

    ADJUSTED EBITDA. For the reasons discussed above excluding the impact of the Merger, as a percentage of sales, Adjusted EBITDA decreased to 20.3%, or $22.9 million, for 1996 from 21.9%, or $24.6 million, for 1995.

    INTEREST INCOME. Interest income increased approximately $1.0 million during 1996 as compared to 1995 due to the interest earned on the proceeds of the $25.0 million borrowed from Decisions in December 1995. Approximately $12.5 million of such proceeds were utilized in June 1996 to fund the purchase of a warrant which entitled the holder to purchase up to 10% of IMED's common stock. The remaining proceeds were utilized in November 1996 in connection with the Merger.

    INTEREST EXPENSE. Interest expense increased $5.2 million to $13.4 million during 1996 from $8.2 million during 1995. The increase in interest expense was due to the increase in debt obtained to finance the Merger. Also contributing to the increase was the interest on approximately $11.0 million of borrowings made by IMED in August 1996 related to the repurchase of the European distribution rights for IMED products, as well as interest on $25.0 million of convertible notes payable to Decisions which was borrowed in December 1995 and converted to Common Stock in November 1996 in connection with the Merger.

    DEBT CONVERSION EXPENSE. In connection with the Merger, $37.5 million of convertible notes payable to Decisions were converted to Common Stock. In order to induce conversion, approximately 3.3 million shares of Common Stock were issued to Decisions. As a result, during 1996 ALARIS Medical recorded a non-cash charge of $10.0 million based upon the fair value of the shares issued.

    OTHER INCOME. During 1996, ALARIS Medical sold its investment in the common stock of Alteon, Inc. for approximately $2.4 million and realized a gain of approximately $0.7 million.

LIQUIDITY AND CAPITAL RESOURCES


    The Company's primary sources of liquidity have been cash flow from operations and borrowings under the Credit Facility. See "Description of Certain Indebtedness--Credit Facility." The Company expects to continue to meet its short-term and long-term liquidity needs, including capital expenditure requirements with cash flow from the operations of ALARIS Medical Systems and the remaining cash proceeds from the Notes. In addition to operating expenses, the Company's primary historical use of funds has been and its future use of funds, on a short-term and long-term basis, will continue to be to fund capital expenditures and strategic acquisitions and to pay debt service on outstanding indebtedness.


    Net cash provided by operating activities for the nine months ended September 30, 1998 was $30.2 million compared to $0.8 million provided by operating activities in the same period in 1997. Net cash used in investing activities for the nine months ended September 30, 1997 and 1998 was $12.6 million and $76.6 million, respectively. Net cash used in investing activities included $15.1 million and $16.8 million in net capital expenditures for the nine months ended September 30, 1997 and 1998, respectively. The net capital expenditures for the nine months ended September 30, 1997 were partially offset by a net decrease in restricted cash and investments of $2.3 million. Net cash provided by financing activities for the nine months ended September 30, 1997 was $5.6 million which was primarily comprised of proceeds under the revolving credit facility of $18.8 million offset by $7.5 million in repayments under the revolving credit facility and $3.9 million of principal payments on long-term debt. Net cash provided by financing activities for the nine months ended September 30, 1998 was $84.5 million which was primarily comprised of proceeds from the issuance of notes payable of $109.9 million and proceeds from the term loan borrowing of $30.0 million offset by net repayments under the revolving credit facility of $25.2 million and principal payments on long-term debt of $20.2 million.


    At September 30, 1998, the Company's outstanding indebtedness was $543.4 million, which includes $211.4 million of bank term debt under the credit facility, $200.0 million of Senior Subordinated Notes due 2006 (the "Notes"), which were issued in connection with the Merger and $112.0 million of senior discount notes due 2008 which were issued to fund the Instromedix acquisition in July 1998. The bank debt bears interest at floating rates based, at the Company's option, on Eurodollar or prime rates. During the second quarter of 1997, the Company entered into an interest rate protection agreement covering 50% of its term loan borrowings. Such agreement fixed the interest rate charged on such borrowings resulting in a weighted average fixed rate of 9.6% on the principal balance covered. As a result, a one percent increase in the rate of interest charged on indebtedness outstanding under the credit facility at September 30, 1998 would result in additional annual interest expense of approximately $1.1 million. During March 1998, the bank credit facility was amended and the interest rates on the bank debt reduced. As a result, the weighted average interest rate, including the effect of the interest rate protection agreement, was reduced to 8.5% based on the amounts outstanding at the time of the amendment. The Company incurred fees of approximately $0.4 million related to such interest rate reductions. Included in total consolidated debt, at September 30, 1998, ALARIS Medical had outstanding $16.2 million of 7 1/4% Convertible Debentures.


    In connection with obtaining the Merger financing, the Company also obtained a $50.0 million revolving credit line as part of the credit facility. In July 1998, in connection with the Instromedix acquisition, the Company amended its bank credit facility. The amendment provided for the banks' consent to the Instromedix acquisition and increased the revolving credit facility to $60.0 million. At September 30, 1998, a $0.5 million letter of credit was committed under this line of credit and $59.5 million was available.

    The amended bank credit facility also provided the Company an additional $30.0 million under the Tranche D term debt. The Company used the $30.0 million term debt borrowing, along with approximately $3.0 million from the revolving credit line, to fund the initial payments required upon closing the

Instromedix acquisition. Subsequent to closing the Instromedix acquisition, ALARIS Medical completed the sale of $109.9 million of 11 1/8% senior discount notes, due 2008, receiving net proceeds of approximately $106.3 million. Interest accruing on these notes is added to the outstanding principal balance through July 31, 2003. Interest accruing subsequent to July 31, 2003 is payable in cash semi-annually in arrears on February 1 and August 1. Upon receipt of the net proceeds from the senior discount notes, ALARIS Medical paid its remaining obligations of approximately $22.7 million to the Instromedix shareholders and contributed the remaining net proceeds of approximately $82.6 million to ALARIS Medical Systems, as required under the amended bank credit agreement. ALARIS Medical Systems then repaid the amount outstanding under its revolving credit line.


    As a result of ALARIS Medical's failure to have the Registration Statement, of which this Prospectus is a part, declared effective by November 25, 1998, the Company's obligation to pay Liquidated Damages to each Holder of Old Notes commenced November 26, 1998. For the first 90 day period that the Registration Statement is not declared effective, additional interest of $0.05 per week per one thousand dollars of principal amount of Old Notes will accrue. This would amount to approximately $.1 million for the period November 26, 1998 through February 25, 1999. The Company believes the Registration Statement will be declared effective before the expiration of the first 90-day period. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."


    In connection with the Merger, the Company assumed IVAC's obligations to Siemens Infusion Systems Ltd. ("SIS"). These obligations relate to the payment of additional purchase consideration related to the acquisition of the MiniMed product line (the predecessor product line to MS III). The Company's remaining obligation to SIS is the greater of $3.0 million or 8% of the prior year's MS III sales in 1999. The Company made the minimum 1998 payment of $3.0 million during the first quarter of 1998.

    As a result of the Company's significant indebtedness, the Company expects to incur significant interest expense in future periods. The Company believes that cash provided by operations will be sufficient to meet its interest expense obligations.

    Annual principal amortization of the Company's indebtedness is $0.1 million for the fourth quarter of 1998 and $15.5 million and $13.9 million for 1999 and 2000, respectively.

    The Convertible Debentures provide for semi-annual interest payments of approximately $0.6 million and mature on January 15, 2002. The Notes and the credit facility permit ALARIS Medical Systems to fund interest payments on the Convertible Debentures and to make limited distributions to ALARIS Medical to fund operating expenses and to pay income taxes; provided that, with respect to the credit facility, there exists no default or event of default under the credit facility. The Notes and the credit facility, however, restrict distributions to ALARIS Medical to fund the repayment of the Convertible Debentures at maturity.

    During the first nine months of 1998, the Company made cash payments of approximately $1.7 million related to merger and integration costs accrued at December 31, 1997. Also during the third quarter of 1998, the Company accrued approximately $1.1 million for integration costs related to Instromedix, of which approximately $0.1 million was paid in cash. During 1997 the Company made cash payments of approximately $13.7 million related to merger and integration costs accrued at December 31, 1996, as well as payments of approximately $16.7 million for integration costs expensed during 1997. The Company made capital expenditures of approximately $19.8 million during the year ended December 31, 1997, of which approximately $5.7 million was related to the consolidation of IMED and IVAC Holdings facilities.

    During the first nine months of 1998, the Company made capital expenditures of approximately $17.0 million and anticipates it will make capital expenditures of approximately $25.0 million for the full year.

    During the first quarter of 1998, the Company created a corporate development function to assess product and company acquisitions, distribution alliances and joint ventures which would expand Company technologies into unserved markets. While there can be no assurances that the Company will complete additional acquisitions, depending on the value of potential acquisitions, the Company might fund such transactions through a variety of sources, including existing cash, new or existing debt facilities or through the sale of equity securities.


    The Company believes that, on both a short-term and long-term basis, based on current levels of performance, it will generate cash flow from operations, together with its existing cash, sufficient to fund its operations, make planned capital expenditures and make principal amortization and interest payments under its credit facility and interest payments on the 9 3/4% Notes. However, on a long-term basis, the Company may not generate sufficient cash flow from operations to repay the 9 3/4% Notes at maturity in the amount of $200.0 million, to make scheduled payments on the senior discount notes or to repay the senior discount notes in the amount of $189.0 million at maturity. Accordingly, the Company may have to refinance the Notes and the senior discount notes at or prior to maturity or sell assets or raise equity capital to repay such debt. Based on current interest rates and debt outstanding as of September 30, 1998, over the next twelve months, the Company is required to make principal and interest payments under its bank credit facility in the amount of $30.8 million and interest payments on the 9 3/4% Notes and the 7 1/4% Convertible Debentures in the amount of $19.5 million and $1.2 million, respectively. In addition, the Company's ability to fund its operations, to make planned capital expenditures and to make scheduled principal and interest payments will be dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which the Company cannot control, including conditions affecting the Company's foreign operations, prevailing economic conditions, availability of other sources of liquidity, and financial, business, regulatory and other factors affecting the Company's business and operations. Furthermore, for the year ended December 31, 1997 and the nine months ended September 30, 1998, on a pro forma basis, after giving effect to the Offering and the use of proceeds therefrom and the Credit Facility Borrowings, as a result of losses, earnings were insufficient to cover fixed charges by $26.5 million and $33.9 million, respectively. However, the fixed charges coverage ratio as provided in the Indenture is defined significantly different to fixed charges as presented here. Pursuant to the Indenture, the fixed charges coverage ratio is based on consolidated EBITDA divided by fixed charges, whereby EBITDA is substantially equivalent to Adjusted EBITDA (as defined). See "Risk Factors."


YEAR 2000 RISK; NEW INFORMATION SYSTEMS

    Certain of the Company's infusion pumps contain software in which the product's record keeping capabilities will be affected beyond the year 2000. The Company believes that these issues will not interfere with the fluid delivery functions of the products involved, nor will they affect the safety of patients; however, there can be no assurance in this regard. Such record keeping capabilities serve as a log of the products use and are primarily used by the Company if needed in determining causes of product failures. Management believes the Company has completed development of the corrective software for all but one of its products and is offering such software for sale to its customers. Corrective software for the one remaining product is under development and will be available to customers in the first quarter of 1999. Costs of such development has not been and is not anticipated to be material to the Company.


    In addition to routine capital expenditures, and in connection with the Merger, the Company has made significant expenditures for the acquisition of enterprise-wide information system software and hardware and the related design, testing and implementation. The new system is year 2000 compliant. The Company successfully implemented certain financial applications of the new system and began utilizing such applications at the beginning of 1998. The Company successfully converted the remainder of its domestic business processes to the new system in September 1998. The Company believes the primary information system for its international operations is not directly affected by the year 2000. However, due to the increased significance of its international operations, the Company will be converting the international information systems to a system common with the domestic operations. The international project is scheduled for completion in 1999. The international system is also designed to properly process transactions denominated in euro currency. Euro currency is a new monetary unit which certain European countries can begin using in 1999. See "Risk Factors--Euro Conversion".

    In order to successfully provide product to its customers, the Company is dependent upon the timely fulfillment of its supply orders from its chosen vendors. The Company has identified potentially critical suppliers and attempted to determine if such suppliers have identified and/or addressed their own year 2000 issues by means of questionnaires. At this time, the Company has not identified or been informed of any significant suppliers that will not be able to fulfill the Company's orders. However, many of the Company's key suppliers have acknowledged that they must make improvements to their systems to properly deal with year 2000 orders and issues. As a result, there can be no assurances that key suppliers will be able to timely fill the Company's future orders. The Company is in the process of evaluating what alternatives are available if key suppliers could not provide required materials and supplies to the Company when ordered. While a formal contingency plan related to this risk has not yet been completed by the Company, alternatives would be to increase inventory levels of key supplies and seek supplies from other vendors. The Company estimates that such contingency plan will be completed by December 31, 1998. However, there can be no assurance that all significant primary and back-up suppliers will be able to fill the Company's orders due to their own year 2000 issues. Such supplier failures could have a material adverse impact on the Company's financial condition, results of operations and cash flows.

    The Company has formed a committee to identify, evaluate and address year 2000 issues to which the Company might be exposed on a worldwide basis including and in addition to the items previously described. The committee is currently assessing the year 2000 readiness of certain key areas including, but not limited to, Company operations (including non-information technology systems) and third party suppliers. The committee has not yet completed this assessment but it is not currently aware of any material year 2000 issues related to other third parties with whom the Company conducts business or in its non-information technology systems. The committee's assessment will likely be a continuous process through the end of the calendar year 1998 and 1999. In addition to its customers, the Company conducts business with and utilizes the services of numerous third parties including but not limited to suppliers, distributors, telecommunication companies, financial institutions, governmental agencies, and utility companies. The ability of these third parties to adequately address their year 2000 issues is outside the Company's control. Failure by some or all these parties to adequately address their year 2000 issues could have a material adverse effect on the Company. Given the number of parties with whom the Company transacts business, it is reasonably likely some of these parties will not be able to adequately solve their year 2000 issues in a timely manner. The Company does not believe it has significant dependence on any one of these third parties and accordingly does not believe that it is reasonably likely that the Company will experience any material adverse impacts related to year 2000 issues. However, due to the Company's inability to control third party compliance with year 2000 issues, there can be no assurances that such year 2000 issues will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company or the Company's ability to make payments with respect to the notes when due.

    During the fiscal years 1996 and 1997 the Company made combined capital and operating expenditures of approximately $7.5 million related to the new enterprise, and expenditures of $4.5 million in the nine months ended September 30, 1998. To complete the identified phases of the project, the Company anticipates additional expenditures for the remainder of 1998 and for 1999 of approximately $3.4 million and $3.5 million, respectively.

SEASONALITY

    Infusion instrument sales are typically higher in the fourth quarter due to sales compensation plans which reward the achievement of annual quotas and the seasonal characteristics of the industry, including hospital purchasing patterns. First quarter sales are traditionally not as strong as the fourth quarter. The Company anticipates that this trend will continue but is unable to predict the effect, if any, from health care reform and increased competitive pressures.

BACKLOG

    The backlog of orders, believed to be firm, at September 30, 1997 and 1998 was $7.9 million and $5.2 million, respectively.

FOREIGN OPERATIONS

    As a result of the Merger, the Company has significant foreign operations. Accordingly, the Company is subject to various risks, including without limitation, foreign currency risks. Historically, the Company has not entered into foreign currency contracts to hedge such exposure and such risk. Due to changes in foreign currency exchange rates during 1997, primarily a strengthening of the U.S. dollar against many European currencies, the Company recognized a foreign currency transaction loss of approximately $1.0 million during 1997. Due to changes in foreign currency exchange rates during 1998, primarily a strengthening of the U.S. dollar against many European currencies, the Company recognized a foreign currency transaction loss of approximately $0.5 million during the nine months of 1998. For the year ended December 31, 1997 and the nine months ended September 30, 1998, approximately 30% and 32% of the Company's sales and 23% and 22% of the Company's operating expenses were denominated in currencies other than the Company's functional currency, respectively. These foreign currencies are primarily those of Western Europe, Canada and Australia. Additionally, substantially all of the receivables and payables of the Company's foreign subsidiaries are denominated in currencies other than the Company's functional currency, and no formal hedging program exists to manage fluctuations in these foreign currencies. The Company will evaluate hedging programs during 1998 to limit the exposure to the Company resulting from changes in foreign currency exchange rates.

HEALTH CARE REFORM

    Heightened public awareness and concerns regarding the growth in overall health care expenditures in the United States may result in the enactment of legislation affecting payment mechanisms and health care delivery. Legislation which imposes limits on the number and type of medical procedures which may be performed or which has the effect of restricting a provider's ability to select specific devices or products for use in administrating medical care may adversely impact the demand for the Company's products. In addition, legislation which imposes restrictions on the price which may be charged for medical products may adversely affect the Company's results of operations. It is not possible to predict the extent to which the Company or the health care industry in general may be adversely affected by the aforementioned in the future.

LITIGATION


    The Company was a defendant in a lawsuit filed in June 1996 by Sherwood Medical, Inc. against IVAC which alleges infringement of two patents by reason of certain activities including the sale by IVAC of disposable probe covers for use with the Company's infrared tympanic thermometer. The lawsuit sought injunctive relief, treble damages and the recovery of costs and attorney fees. The jury failed to reach a verdict in this litigation and the Court has declared a mistrial. Sherwood has asked the Court for a retrial, which is tentatively scheduled for June, 1999. The Company believes it has sufficient defenses to all claims, including the defenses of noninfringement and invalidity and intends to vigorously defend this action. However, there can be no assurance that the Company will successfully defend all claims made by Sherwood and the failure of the Company to successfully prevail in any such lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows.



    The Company is a defendant in a lawsuit filed on April 20, 1998 and served on October 28, 1998, by Becton which alleges infringement of a patent licensed to Becton by reason of certain activities, including the sale of the Company's SmartSite Needle Free System. Becton has requested a permanent injuction enjoining the Company from infringing the patent in suit (US 5,699,821). No amount of monetary damages has been specified by Becton, however the complaint requests damages as appropriate and all gains, profits and advantages derived by or from the Company's infringement of the patent, as well as prejudgment interest, costs, expenses and reasonable attorney's fees. The Company believes it has sufficient defenses to all claims, and intends to vigorously defend this action. However, there can be no assurance that the Company will successfully defend all claims made by Becton and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows. In addition, the Company filed a lawsuit on December 4, 1998 against Becton. The lawsuit, which is pending in the United States District Court for the Southern District of California, alleges infringement of two patents, one owned by the Company and one licensed to the Company, by reason of certain activities, including the sale of Becton's Atrium needle free valve. The lawsuit seeks injunctive relief, damages and the recovery of costs and attorney fees.


FIELD CORRECTIONS

    In the first quarter of 1997, the Company identified and subsequently initiated a voluntary field correction of approximately 50,000 of its Gemini model PC-1 and PC-2 infusion pumps because failure of specific electrical components on the power regulator printed circuit board may result in improper regulation of the battery charge voltage, which can cause the battery to overheat. Such overheating could result in product failure and discharge of hydrogen gas which may accumulate within the instrument's case. As an interim measure, the Company has advised its customers of simple precautions that can be taken to minimize the potential for an adverse incident pending completion of the field correction. The Company is not aware of any injuries sustained in battery overcharging incidents. The Company recorded a charge of $2.5 million to cost of sales during the first quarter of 1997 for this field correction and believes it has adequately accrued for this matter. However, there can be no assurance that this field correction can be implemented for an amount consistent with management's estimate.

    The Company has initiated a voluntary safety alert of its Model 597/598 and Model 599 Series infusion pumps. The Company discontinued selling the Model 599 Series infusion pumps in March 1997. The safety alert advises customers to inspect and, if necessary, make an adjustment to the infusion pump in order to prevent misloading of disposable administration sets.

    The Company has initiated a voluntary field correction of its Signature Edition infusion pumps to correct a malfunction of an electronic line filter component (which malfunction may occur when a user fails to follow the Company's written cleaning instructions and can result in an electrical short). The Company is not aware of the occurrence of any injury incidents relating to a malfunction of this type. During November 1998, the Company initiated a product Safety Alert regarding its Signature Edition infusion pump instructing users to confirm the proper placement of a mechanism spring which, if not properly positioned, could cause a free flow condition. In the third quarter of 1998, the Company initiated a recall of its Gemini PC-4 infusion pumps to correct certain electro-mechanical problems which may cause one or more channels of the device to audibly and visibly alarm and temporarily cease operation. The Company has also initiated a mandatory field upgrade of its P-1000, P-2000, P-3000 and P-4000 syringe pumps because under certain circumstances a rate change can occur. Although there can be no assurance, the Company believes that the voluntary field correction, Safety Alert, recall and field upgrade, along with adjustments and corrections that may be made to various Company products from time to time as an ordinary part of the business of the Company, will not have a material adverse effect on the business, financial condition, results of operation or cash flows of the Company.

                                    BUSINESS

OVERVIEW

    The Company is a leading provider of infusion systems and related technologies to the United States hospital market, with the largest installed base of pump delivery lines ("channels"). The Company is also a leader in the international infusion systems market. Based on installed base of infusion pumps, the Company has a number one or two market position in eight Western European countries, the number three market position in Germany, the largest installed base of infusion pumps in Australia and Canada and a developing position in Latin America and Asia. The Company's infusion systems, which are used to deliver one or more fluids, primarily pharmaceuticals or nutritionals to patients, consist of single and multi-channel infusion pumps and controllers, and proprietary and non-proprietary disposable administration sets (i.e., plastic tubing and pump interfaces). In addition, the Company is a leading provider of patient monitoring products that measure and monitor temperature, pulse, pulse oximetry and blood pressure, with the largest installed base of hospital thermometry systems in the United States.

    The Company sells a full range of products through a direct sales force consisting of over 230 sales persons and through more than 150 distributors to over 5,000 hospitals worldwide. Sales to customers located in and outside of the United States accounted for 63.2% and 36.8%, respectively, of the Company's sales for the year ended December 31, 1997. For the year ended December 31, 1997, the Company had sales of $359.1 million and Adjusted EBITDA of $89.3 million. Adjusted EBITDA represents income from operations before restructuring charges, non-cash purchase accounting charges and depreciation and amortization. Adjusted EBITDA does not represent net income or cash flows, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income or to cash flows as an indicator of operating performance or as a measure of liquidity. The Company has included information concerning Adjusted EBITDA herein because it uses such information as a method of assessing its cash flow and ability to service debt and believes that such information is also used by investors as a measure of an issuer's ability to service its debt obligations. Restructuring and other one-time non-recurring charges are excluded from Adjusted EBITDA as the Company believes that the inclusion of these items would not be helpful to an investor's understanding of the Company's ability to service debt. The Company's computation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998, the Company had net losses of $67.2 million, $9.6 million and $24.7 million, respectively.

    INFUSION SYSTEMS. At December 31, 1997, the Company had approximately 190,000 single and multi-channel large volume infusion pumps and 273,000 channels installed in the United States, with a market share of approximately 32% and 37% of the installed base of large volume infusion pumps and channels, respectively. The Company offers a wide variety of infusion pumps designed to meet the varying price and technological requirements of its diverse customer base. These infusion pumps include the Gemini series, consisting of single, dual and four channel infusion pumps designed for use in all hospital settings by customers with sophisticated technological requirements; the Signature Edition system, a versatile, user-friendly single and dual channel infusion pump for use in critical and general medical and surgical settings; the MS III, a compact, lightweight, programmable three channel infusion pump targeted for the hospital critical care setting; and the Model 560/570 Series, consisting of single channel infusion pumps designed for use in all hospital settings and marketed primarily to the price-conscious customer. A single channel pump has only one fluid delivery line to the patient, while a multi-channel pump has two or more fluid delivery lines. Multi-channel pumps are used to service only a single patient. Generally, where more than one fluid delivery line is required for a patient, purchasing a multi-channel pump is less costly than purchasing an equivalent number of single channel pumps. In addition, the Company offers the ReadyMED ambulatory infusion pump, which is compact, lightweight and disposable for use in the alternate-site market, as well as a broad range of syringe infusion pumps for use primarily outside the United States.

    The Company also manufactures and sells higher-margin proprietary disposable administration sets which are required to be used with the Company's large volume infusion pumps. Since the useful lives of the Company's infusion pumps typically range between seven to ten years, the Company's industry-leading installed base allows it to generate predictable and recurring revenues from sales of disposable administration sets. For the year ended December 31, 1997, the Company sold approximately 62.0 million disposable administration sets (proprietary and non-proprietary) representing sales of $220.7 million or 61.5% of sales. Many of the Company's disposable administration sets offer protection features designed to prevent the unregulated flow of fluids into a patient's blood stream ("free flow"). In addition, the Company has recently introduced several enhancements to its disposable administration sets, including needle-free access systems that are designed to reduce the risk to health care providers of diseases, such as AIDS and hepatitis, that may be transmitted through accidental needlesticks, and, in the case of the SmartSite Needle Free System, to eliminate patient exposure to latex which can cause severe allergic or anaphylactic shock reactions. These features continue to provide the Company's customers with the latest cost-effective technology for the Company's installed base of infusion pumps. For the year ended December 31, 1997, the Company's infusion system (pumps and disposables) sales were $306.3 million or 85.3% of sales.

    PATIENT MONITORING PRODUCTS. The Company's patient monitoring products compete in discrete market niches, each with different competitive dynamics. The Company primarily operates in the United States, Canada and Western Europe in two patient monitoring product markets: (i) hospital thermometry systems and
(ii) stand-alone, non-invasive, multi-parameter instruments used to measure and monitor a combination of vital signs. For the year ended December 31, 1997, the Company's patient monitoring product sales were approximately $33.4 million, representing approximately 9.3% of sales.

    At December 31, 1996, the Company's installed base of thermometry instruments constituted approximately 42% of the United States hospital electronic and infrared thermometry market, making the Company the largest provider of hospital thermometry systems in the United States. The Company's principal thermometry instruments, the Temp-Plus II electronic thermometer and the Core-Check infrared tympanic thermometer, are both widely used in hospitals and alternate-site settings. The Company is also the second largest participant in the United States infrared thermometry market, and, at December 31, 1996, had approximately 31% of the United States hospital installed base. The Company's large base of installed hospital thermometry instruments allows it to generate predictable and recurring revenues from sales of related proprietary disposable probe covers. In 1997, the Company manufactured and sold over 595 million proprietary disposable probe covers into its worldwide installed base. The market share figures as presented herein are based on the most recent data available.

    In addition, the Company participates in the hospital market of stand-alone, non-invasive, multi-parameter instruments through its Vital-Check product line, which measures and monitors a combination of temperature, pulse, blood pressure and pulse oximetry.

OPERATING STRATEGY

    The Company's goal is to increase sales and cash flow by leveraging its competitive strengths in infusion systems and patient monitoring, and fulfilling its corporate vision of building a world-class medical technology franchise around the patient bedside and throughout the continuum of care. The essence of this vision involves the integration of infusion technology, patient monitoring, advanced data management and specialty medical devices. The Company believes it is well-positioned to lead this technology convergence and to provide cost-effective, quality health care. In order to achieve these goals, management intends to further focus on implementing the following strategies:

    EXPANDING INTERNAL GROWTH. The Company believes that it has one of the largest installed bases of infusion systems and channels worldwide and the largest installed base of hospital thermometry products in the United States. The Company seeks to protect and expand its installed base by (i) aggressively marketing its existing products to hospital users and GPOs and (ii) introducing new technologies that build on or enhance its existing product portfolio. The Company believes that, to the extent it can increase its installed base, the Company will benefit from increasing revenues from infusion pump sales, and increased cash flows attributable to the recurring sales of related higher-margin proprietary disposable administration sets.

    The Company has recently entered into sole-source or dual-source supplier agreements with certain of the country's largest GPOs and intends to continue to pursue additional GPO agreements through its dedicated national accounts sales force. Moreover, the Company intends to expand customer demand for its existing products by introducing certain of its products to geographic and user markets that have traditionally not used such products as part of their therapeutic programs.

    The Company also expects to achieve internal growth through continued market acceptance of its latest needle-free technology, the SmartSite Needle Free System. During the first six months of 1998, SmartSite Needle Free System disposable sales were approximately 26.5% of the Company's total United States infusion system disposable sales as compared to 8.5% during the first six months of 1997. This rapid adoption of SmartSite Needle Free System technology emphasizes the Company's successful focus on increasing sales through higher margin disposable products. See "Risk Factors--Material Legal Proceedings."

    In addition, the Company is currently developing several new infusion system products and product line extensions, including a modular infusion pump that incorporates innovations in microprocessor and electromechanical technology and will offer advanced programming features, compact size and a one-to-four channel capability. The Company also anticipates further advancements to its patient monitoring product lines in the next twelve months including the development of a faster electronic thermometer.

    CAPITALIZING ON STRATEGIC ACQUISITIONS AND ALLIANCES. The Company actively seeks to supplement internal growth through strategic acquisitions focused primarily on complementing the Company's existing product lines. The Company believes that there is the potential to strengthen and diversify its portfolio of products at the patient bedside through the acquisition of technologies that extend into products and markets where the Company currently has little or no presence. The Company assesses acquisition candidates primarily based on such candidate's ability to: (i) improve the Company's United States and international market leadership; (ii) increase the Company's revenue per account and margins; (iii) access new and expanding markets, including the alternate-site market; (iv) fit strategically within the Company's existing technological base and manufacturing and distribution capabilities; and (v) improve the Company's results from operations.

    Consistent with the approach outlined above, the Company recently acquired from Invacare the PSI Pump, an ambulatory, electromechanical infusion pump for use in the alternate-site market. In addition, the Company recently licensed technology from Caesarea Medical Electronics Ltd. for the International Pump, a large volume infusion pump marketed primarily to price-conscious consumers in emerging international markets. The Company also expects to expand its presence in patient monitoring into the alternate-site setting through the Acquisition.

    The Company is also seeking to establish strategic alliances with major participants in the pharmaceutical industry, both domestically and internationally. In accordance with this objective, the Company has entered into a supply agreement with Zeneca Limited to incorporate Zeneca Limited's Diprifusor-TM- Target Controlled Infusion module in the Company's P6000 syringe pump.

    INCREASING PRESENCE IN ALTERNATE-SITE SETTINGS. The Company will seek to increase its presence in the alternate-site market. Industry sources estimate that the alternate-site market for infusion therapy and patient monitoring has experienced rapid and substantial growth. The Company currently has in place a distributor network and a dedicated sales force trained to sell into the alternate-site market. The Company has also recently acquired, and continues to develop, the PSI Pump for use in the alternate site. Moreover, the Company intends to integrate the product lines of Instromedix, including the LifeSigns System, which is a technologically-advanced, telephonic monitoring system that allows a caregiver to remotely monitor multiple patient parameters via a standard telephone line. The Company believes that through these recent acquisitions, combined with the ongoing development of its existing alternate-site products (i.e., the ReadyMED product line), it is well-positioned to leverage its reputation for quality products and service in the hospital setting to increase its presence in the growing alternate-site market.

    STRENGTHENING PRESENCE IN INTERNATIONAL MARKETS. For the year ended December 31, 1997, 36.8% of the Company's sales were derived from sales to customers outside the United States and the Company believes that the sales of products outside the United States represent a significant source of growth. As part of its business strategy, the Company intends to increase its position in targeted geographical markets, including emerging international markets by (i) establishing distribution channels and direct sales forces in countries where the Company has little or no existing distribution network and (ii) developing products or modifying existing products to satisfy local market preferences or requirements.

    With respect to establishing distribution channels, the Company currently is assessing candidates to assume the role of its primary sales/distribution partner for Japan and has established original equipment manufacturer supply relationships for certain of its products internationally. The Company also has implemented its strategic plan to consolidate its international distributor network by terminating redundant distributors in a number of countries. In the case of the Italian and Norwegian markets, terminated distributors have been replaced by a newly-established direct sales force.

    With respect to developing products or modifying existing products to satisfy local market preferences, the Company is developing several product modifications in response to customer preferences in the international market, including the development of enhancements to its syringe pumps, which have demonstrated growth in markets where this technology is used (primarily outside the United States). In addition, the Company recently acquired a license to manufacture, market and sell the International Pump, a cost-effective large volume pump, in an effort to increase its penetration in emerging international markets where consumers are more price-conscious but still demand quality products and service.

    EMPHASIZING CUSTOMER SERVICE. The Company seeks to develop and maintain strong customer relationships by working closely with its customers to fully understand their needs and by furnishing value-added services such as (i) expertise in engineering and manufacturing high-quality, reliable and innovative products; (ii) prompt order fulfillment and delivery; and (iii) after-sale technical and clinical support and emergency service. The Company believes that its ability to retain existing customers and attract new customers is attributable to its ongoing commitment to customer service. For example, the Company has recently renewed and expanded its agreement with Physio-Control International, Inc. ("Physio") whereby Physio has agreed to provide on-site technical support for the Company's domestic installed base of infusion systems in selected geographic regions. Through this arrangement, the Company is able to provide its customers reliable, on-site repair without the need for shipment of the infusion system to a remote location.

    REDUCING PRODUCTION AND OPERATING COSTS. The Company will seek to further reduce production and operating costs by eliminating redundant expenses and by monitoring and controlling fixed and variable operating expenses. In this regard, the Company has recently: (i) reduced overall head count through termination and attrition; (ii) consolidated all of its United States instrument manufacturing operations into one location near the Company's headquarters;
(iii) transferred substantially all disposable-related assembly operations in San Diego, California to its lower cost operations in Tijuana, Mexico; and (iv) consolidated certain of the Company's international sales and distribution operations.

INDUSTRY

    GENERAL. In the United States, the Company sells its products primarily in two markets: the hospital market and the alternate-site market. The United States hospital market consists of approximately 5,300 hospitals with a total of approximately 900,000 licensed beds. Within this market, cost containment measures both imposed and proposed by federal and state regulators and private payors, combined with increased utilization review and case management, have led to greater financial pressure on hospitals. In response to these cost-containment pressures, hospitals and other potential customers for the Company's products are increasingly combining into group purchasing organizations which may be large and which monitor compliance with exclusive purchase commitments. GPOs may enter into exclusive purchase commitments with as few as one or two providers of infusion systems and/or patient monitoring products, for a period of several years. These trends have, in turn, led to downward pricing pressure on manufacturers of medical products, including the Company, and greater use of care settings outside the hospital (i.e., the alternate-site setting) for treatment. See "--Marketing and Sales."

    The alternate-site market encompasses all health care provided outside the hospital and is comprised primarily of home health care, freestanding clinics, skilled nursing facilities and long-term care facilities. The market for infusion systems used in the alternate site has recently experienced a substantially greater growth rate than that of the hospital market. This growth is primarily attributable to advances in technology that have facilitated the provision of care outside of the hospital, an increased number of illnesses and diseases considered to be treatable with home infusion therapy and increased acceptance by the medical community of, and patient preference for, non-hospital treatment. In the patient monitoring markets, similar trends of cost reduction of health care delivery and technological innovation have resulted in the creation of a number of new products and product areas, such as infrared thermometry products, pulse oximetry and multi-parameter patient monitoring products.

    The Company also sells its products to the international market. The Western European infusion therapy market, which includes infusion pumps, controllers and disposable intravenous sets, had sales of approximately $397.0 million in 1997. Unlike the U.S. market, syringe pumps represent a significant share of total infusion pump placements in the international market. The Company expects the trend toward utilization of syringe pumps to continue as hospitals favor the lower cost associated with syringe pumps and focus on administering pharmaceuticals and nutritionals to patients in higher concentrations. The majority of revenues in the international market are derived from hospitals since the alternate-site market is in its infancy.

    The Company believes that as the worldwide infusion system and patient monitoring markets continue to mature, providers of goods and services in these markets will need to increase the scale of their operations and broaden the scope of their product lines in order to leverage worldwide sales, service and research and development infrastructures. These trends are driving industry consolidation both in the United States and internationally which, in turn, provides opportunities for leading suppliers to increase market share and participate in strategic alliances, joint ventures and acquisitions.

    INFUSION SYSTEMS. Intravenous infusion therapy generally involves the delivery of one or more fluids, primarily pharmaceuticals or nutritionals, to a patient through an infusion line inserted into the circulatory system. Over the past 20 years, as both the reliance on intravenous drug therapy and the potency of the drugs administered have increased, the need for extremely precise administration and monitoring of intravenous fluids has risen significantly.

    Infusion systems are differentiated on a number of characteristics including size, weight, number of channels, programmability, mechanism of infusion, cost and service. One of the key differences among infusion systems is the level of control that such systems afford to both medical staffs and patients. Infusion systems are generally designed for either critical care or general care use, with the latter group being used both in hospitals and at alternate-site facilities.

    The United States infusion therapy market is estimated to have had sales of approximately $3.0 billion in 1997 and is estimated to grow at a compound annual growth rate of approximately 5.2% from 1997 to 2000. The hospital market and the alternate-site market for infusion systems is estimated to have had sales in the United States of approximately $2.1 billion and $850.0 million, respectively, in 1997, and estimated annual compound growth rates of approximately 3.2% and 10.0%, respectively, from 1997 to 2000. Infusion systems include three major delivery technologies: pumps/controllers, disposable ambulatory pumps and gravity delivery products. While the Company competes in the pumps/controllers and disposable ambulatory pumps segments, it has never competed in gravity delivery products because of the commodity nature of this market. The introduction, however, of the SmartSite Needle Free System has provided the Company with an opportunity to aggressively compete in this market with innovative, cost-effective needleless gravity sets. See "Risk Factors--Material Legal Proceedings."

    Infusion pumps are volumetric devices that regulate flow by electronically measuring a specific volume of a fluid. Infusion pumps administer precise, volumetrically measured quantities of fluids over a wide range of infusion rates by using positive pressure to overcome the resistance of the infusion tubing and the back pressure generated by the patient's circulatory system. Syringe pumps operate by gradually depressing the plunger on a standard disposable syringe, thereby delivering a more concentrated dose of medication at a very precise rate of accuracy. Disposable pumps are single use products designed for use primarily in alternate-site settings.

    By contrast, controllers typically are nonvolumetric devices that regulate flow by electronically counting drops rather than by measuring a specific volume of fluid. Because infusion pumps can measure volume and can more accurately administer fluids, they are used more frequently than controllers to administer expensive, critical or potent therapeutics. The Company does not currently market controllers, but some of its infusion pumps can be used in a controller mode.

    Historically, controllers have held a major share of the installed base of infusion instruments, principally because they were significantly less expensive than infusion pumps. As infusion pump prices declined and their technological capabilities increased, the purchasing trend has been toward infusion pumps. As of the end of 1996, infusion pumps represented approximately 98%, and controllers represented approximately 2%, of the installed base of infusion instruments in the United States hospital market.

    The infusion systems sold in the markets in which the Company competes consist of single and multi-channel infusion pumps and disposable administration sets. As treatment regimens have become more complex and as the critically ill constitute an increasing percentage of hospital patients, the average hospital patient now requires a greater number of intravenous lines and more potent therapeutics, thereby creating a greater need for technologically-advanced infusion systems. As a result, United States sales of channels relating to multi-channel infusion pumps have increased from approximately 28% of total United States channels sold in 1991 to approximately 39% of total United States channels sold in 1996.

    All infusion pumps and controllers require the use of disposable administration sets. A set consists of a plastic interface and tubing and may have a variety of features such as volume control, pumping segments or cassette pumping systems for more accurate delivery, clamps for flow regulation and multiple ports for injecting medication and the delivery of more than one solution. Almost all of these sets, including those manufactured by the Company, are compatible only with their particular manufacturer's line of infusion systems. Since these disposable administration sets tend to have significantly higher margins than infusion pumps, the establishment of an extensive installed base, such as the Company's, is important for generating ongoing disposable administration set sales and enhancing overall margins.

    PATIENT MONITORING PRODUCTS. The Company's patient monitoring products compete in discrete market niches, each with different competitive dynamics. The Company primarily operates in the United States, Canada and Western Europe in two patient monitoring product markets: (i) hospital thermometry systems and
(ii) stand-alone, non-invasive, multi-parameter instruments used to measure and monitor a combination of vital signs.

    The three major instrument types in the hospital thermometry market are glass, electronic and infrared devices, which in 1996 accounted for approximately 5%, 65% and 30%, respectively, of the United

States hospital market installed base. The Company offers electronic and infrared instruments but does not compete in the glass thermometry market. As with the infusion therapy market, the hospital thermometry market has higher margin disposable products that are used in concert with instruments and, consequently, the existence of an installed base is important for generating ongoing disposable product sales and enhancing overall margins.

PRODUCTS AND SERVICES

    The Company manufactures and markets both single and multi-channel infusion pumps and disposable administration sets. The Company's infusion pumps include large volume infusion pumps such as its Gemini series, the Signature Edition system, MS III and Model 560/570 Series pumps, syringe infusion pumps such as P1000, P3000, PCAM, P6000 and P7000, which are sold primarily in Western Europe, and disposable pumps such as ReadyMED for use in the alternate-site setting. The Company's large volume infusion pumps require the use of higher margin proprietary disposable administration sets. The Company also sells non-proprietary disposable administration sets for use with syringe infusion pumps manufactured by the Company and others. In addition to infusion systems, the Company manufactures and markets hospital thermometry instruments and related disposable probe covers, and stand-alone, non-invasive, multi-parameter instruments which measure and monitor a combination of temperature, pulse and blood pressure and other vital signs. The table below summarizes the key features and actual or estimated market introduction dates with respect to the Company's product lines.

               PRODUCT                                   DESCRIPTION                              STATUS
-------------------------------------  ------------------------------------------------  ------------------------
INFUSION SYSTEMS

LARGE VOLUME INFUSION PUMPS

  SIGNATURE EDITION                    Single and dual channel pumps; incorporates       Marketed since 1995.
                                        intuitive user interface; for critical and
                                        general care and alternate-site use.

  GEMINI                               Single, dual and four channel instruments with    Marketed since 1987.
                                        pump and controller capability; programmable
                                        drug delivery/dose calculations and pressure
                                        history; for use in all hospital and general
                                        medical surgical settings.

  560/570 SERIES                       Single channel pump with largest installed base   Marketed since 1983 and
                                        worldwide; for general care use in the United    1990, respectively.
                                        States, and general and critical care use in
                                        Europe.

  597/598 SERIES                       Single channel, multi-pump configuration of       Marketed in Europe since
                                        reduced size and weight; used frequently for     1993.
                                        delivery of nutritional products; sold in
                                        Europe; for general care and alternate-site
                                        use.

               PRODUCT                                   DESCRIPTION                              STATUS
-------------------------------------  ------------------------------------------------  ------------------------
  MS III                               Three channel pump; smallest and lightest         Originally introduced in
                                        multi-channel pump available; for critical care  late 1980s by Siemens
                                        and emergency transport use.                     Infusion Systems, Ltd as
                                                                                         MiniMed; acquired by the
                                                                                         Company in 1993.
                                                                                         Introduced in Europe in
                                                                                         1998.

  INTERNATIONAL PUMP                   Large volume infusion pump for price-conscious    Recently licensed from
                                        consumers primarily in emerging international    Caesarea Medical
                                        markets.                                         Electronics Ltd.
                                                                                         Introduced in November
                                                                                         1998.

  ORION                                Modular infusion pump which can operate in a      Under development;
                                        one-to-four channel mode resulting in lower      market introduction
                                        operating cost and better asset utilization;     planned for late 1999.
                                        for use in all hospital and critical care
                                        settings.

SYRINGE INFUSION PUMPS

  P1000, P2000, P3000, P4000           Syringe pump for critical and non-critical care   Various models
                                        use outside the United States.                   introduced between late
                                                                                         1980s and early 1990s.

  P7000                                Syringe pump with advanced features for           Marketed in Europe since
                                        critical, non-critical and neonatal care use in  1996.
                                        markets outside the United States.

  P6000                                Syringe pump using the P7000 technology platform  Marketed in Europe since
                                        designed for the price-conscious consumer in     1997.
                                        markets outside the United States; for critical
                                        and non-critical care use.

  PCAM PUMP                            Syringe pump used in markets outside the United   Marketed internationally
  (PATIENT CONTROLLED ANALGESIA)        States that allows patients to control the       since 1995.
                                        delivery of pain medication.

AMBULATORY PUMPS

  READYMED                             Compact, lightweight and disposable ambulatory    100 mL marketed in U.S.
                                        infusion pump designed for alternate-site use.   since July 1992 and 50
                                                                                         mL and 250 mL marketed
                                                                                         in U.S. since 1993.

               PRODUCT                                   DESCRIPTION                              STATUS
-------------------------------------  ------------------------------------------------  ------------------------
  RYTHMIC                              Family of lightweight, self-contained portable    Agreement with Micrel
                                        pumps for PCA, intermittent and continuous use   Electronic Applications
                                        at home in markets outside the United States.    Centre EP.E signed in
                                                                                         second half of 1997.
                                                                                         Marketed since September
                                                                                         1998.

  PSI PUMP                             Ambulatory, electromechanical infusion pump for   Acquired from Invacare
                                        use in the alternate-site market.                in May 1998; U.S. market
                                                                                         introduction planned for
                                                                                         1999.

DISPOSABLE ADMINISTRATION SETS         Proprietary and non-proprietary administration    Marketed worldwide and
                                        sets for use with each of the Company's          under development.
                                        existing and proposed infusion pumps.

NEEDLE-FREE ACCESS PRODUCTS

  SMARTSITE                            Needle-free, capless, latex-free infusion system  Marketed since 1996.
                                        component intended to increase safety of
                                        patients and health care workers.

  VERSASAFE                            Needle-free infusion system component utilizing   Marketed since 1994
                                        a blunt, plastic cannula combined with a         through a non- exclusive
                                        split-septum "Y" site.                           license.

PATIENT MONITORING

THERMOMETRY SYSTEMS

  TEMP-PLUS II                         Electronic thermometer; for general hospital and  Marketed since
                                        alternate-site use.                              mid-1980s.

  CORE-CHECK                           Infrared tympanic thermometer; for general        Marketed since 1991.
                                        hospital use.

  DISPOSABLE PROBE COVERS              Proprietary covers for use with each of the       Marketed since late
                                        Company's existing and proposed thermometers.    1980s.

OTHER PATIENT MONITORING PRODUCTS

  VITAL-CHECK (MODEL 4200)             Continuous monitoring model that rapidly          Marketed since late
                                        measures pulse, blood pressure and temperature;  1980s.
                                        for general hospital use.

  VITAL-CHECK (MODEL 4400)             Multi-parameter non-invasive patient monitor      Marketed in the United
                                        providing blood pressure, pulse oximetry and     States since 1997
                                        temperature monitoring.                          through an exclusive
                                                                                         license.

ALARIS INFUSION SYSTEMS

    LARGE VOLUME INFUSION PUMPS. The Company's large volume infusion pumps are either single or multi-channel and are used in both the general care and critical care settings. The large volume infusion pumps consist of volumetric piston cassette pumps, which regulate the flow of fluid through a syringe-like mechanism, and peristaltic pumps, which regulate fluid flow by means of a multi-finger-like mechanism that alternately compresses sections of the tubing contained in the pumping chamber. Peristaltic pumps represent the largest portion of the Company's installed base of infusion pumps. The Company discontinued manufacturing piston cassette pumps in the first quarter of 1995.

    The Signature Edition line of peristaltic infusion pumps includes a single channel and dual channel pump and is designed for use primarily in hospitals. The Signature Edition line of infusion pumps feature cost-effectiveness, ease of use, reliability and innovative features, such as new safety features designed to minimize the chance of free flow.

    The Gemini peristaltic infusion pump series, which consists of single, dual and four channel pumps, is based on a flexible hardware and software technology platform. This technology platform has enabled the Company over time to offer incremental feature enhancements based on evolving customer needs. The Gemini series currently offers the following features: free flow protection (which the Company pioneered); independent channel operation; ability to switch from pump to controller mode without changing the disposable administration set; programmable to automatically taper-up and taper-down infusion rates to facilitate delivery of complex drug-dosing regimens; capability to operate in either micro mode (0.1 to 99.9 mL/hr) for use with neonatal patients, among others, or macro mode (1 to 999 mL/hr) for use with adult patients; drug dose calculation; pressure monitoring; pressure history and volume/time dosing; and nuisance alarm (alarms with no clinical significance) reduction. The Gemini PC-1 and PC-2 infusion pumps are currently subject to a voluntary recall initiated by the Company. See "--Government Regulation--Product Regulation." The Company has discovered certain electro-mechanical problems with its Gemini PC-4 infusion pumps and is evaluating ways to correct these problems. In each reported instance of this problem, the user has been alerted to the problem by audio and visual alarms.

    The MS III instrument is a compact, lightweight, programmable, three channel, peristaltic infusion pump used primarily in the critical care market. The MS III predecessor product line was acquired from Siemens Infusion Systems, Ltd. in September 1993. Since that time, significant resources have been invested in the MS III pump. The Company believes that as a result of such investment, the MS III is one of the smallest, most versatile and most technologically advanced multi-channel pumps currently on the market.

    The Model 560/570 Series and the Model 597/598 Series are single channel peristaltic infusion pumps that offer cost effective solutions for drug delivery in all settings. The Company believes that the Model 560/570 Series has the largest installed base of any individual infusion pump worldwide.

    In addition, in May 1998 the Company acquired a license to manufacture, market and sell the International Pump, a large volume infusion pump marketed primarily for price-conscious consumers in emerging international markets. The Company will market and sell the International Pump through existing distribution channels.

    The Company is also in the process of designing the Orion product, a modular infusion pump which can operate in a one-to-four channel mode, and is the basis for its next generation of infusion pumps. In addition to all of the features available on the Gemini series, the Orion product is being designed to incorporate advanced programming capabilities in a smaller infusion pump that is simpler to operate. A modular, building-block design is intended to allow the user to configure the various features of the modular infusion pump to specific situations resulting in lower cost operation and better asset utilization.

    SYRINGE PUMPS. The Company offers syringe pumps, which are small-volume fluid delivery systems used in neonatal care, oncology, anesthesia, critical care and labor and delivery. While these infusion pumps represent a relatively small portion of the industry installed base in the United States, such pumps are widely used in Europe, where they constitute approximately 60% of the infusion pump market. Syringe pumps are more widely used in Europe because of the general practice of European doctors to administer medications in smaller volumes of fluid. The Company believes that it is one of the two largest suppliers of syringe pumps in Western Europe, with a number one or number two installed base market share in eight countries and the number three market position in Germany.

    The Company's PCAM patient controlled analgesia syringe infusion pump allows patients to control the delivery of pain medication. Designed for general care settings, the PCAM syringe infusion pump is one of the most advanced patient controlled analgesia infusion pumps on the European market today, with pre-programmed and user programmable drug delivery protocols, comprehensive patient history logging and an ergonomically designed handset with status indicator.

    The Company's syringe pump product line also includes the P7000 syringe pump which has been available internationally since 1996 and the P6000 syringe pump which was introduced to the European market during the second quarter of 1997. The Company recently filed for 510(k) clearance of the P7000 syringe pump with the FDA. Designed for critical, non-critical and neonatal care settings, the P7000 offers several advanced features, including an automatic dose rate calculator; a pre-programmable drug menu; a range of pre-programmed infusion administration protocols; and an automatic pressure reduction capability in response to administration set occlusions. The P6000 syringe pump, which is based on the P7000 syringe pump technology platform, is designed for use in critical and non-critical care settings by the price-conscious consumer.

    AMBULATORY PUMPS. The ReadyMED pump is a compact, lightweight and disposable ambulatory pump for the intravenous administration of antibiotics in the alternate-site market. The ReadyMED pump is designed to offer a number of advantages over systems currently in use for this purpose. Traditional systems require the patient to attach a small bag and tubing set, through which antibiotics are administered, to a catheter placed in the patient's circulatory system. The patient must eliminate all air from the system and set a manual rate adjustment clamp, a process that generally must be repeated every four to six hours. Since traditional systems are gravity driven, the bag must remain on an intravenous solution pole during infusion, thereby restricting the patient's movement. The ReadyMED pump is available in 50 mL, 100 mL and 250 mL sizes, allowing infusion to be initiated when the patient simply opens a clamp. In addition, since the ReadyMED pump is small and uses positive pressure, the patient is able to carry the device in a pocket or wear it on a belt. The Company sells the ReadyMED pump through its alternate-site sales force and distribution network.

    In May 1998, the Company acquired from Invacare the PSI Pump, a multi-therapy, electromechanical infusion pump along with a broad range of accessories and intravenous disposables for use in the ambulatory infusion market. These products have been developed specifically for home care applications and will be distributed by the Company's alternate-site sales force.

    DISPOSABLE ADMINISTRATION SETS. The Company estimates that it has approximately 190,000 single and multi-channel large volume infusion pumps installed in the United States, each of which uses proprietary disposable administration sets designed and manufactured only by the Company. Disposable administration sets consist of a plastic pump interface and tubing and have a variety of features, such as volume control, pumping segments or cassette pumping systems for more accurate delivery, clamps for flow regulation and multiple entry ports for injecting medication and the delivery of more than one solution. Components such as burettes and filters may also be added for critical drugs or specific infusion. In addition, many of the Company's disposable administration sets offer protection features designed to prevent free flow. Each of the Company's current and proposed large volume infusion pumps uses only disposable administration sets designed by the Company for that particular pump.

    NEEDLE-FREE ACCESS PRODUCTS. There is increasing pressure by regulatory agencies, such as the Occupational Safety and Health Administration ("OSHA") and the FDA, for more stringent control of needles in hospitals. OSHA requires that hospitals must put in place systems to reduce the potential for accidental needlesticks. The FDA recommends using needle-free systems or protected needle systems to replace hypodermic needles for accessing intravenous lines. The Company's needle-free access products are designed to permit access to the Company's disposable administration sets without the use of needles, thus reducing the potential for accidental needlesticks. The VersaSafe system utilizes a blunt, plastic cannula combined with a split-septum "Y" site. The Company has a non-exclusive license, which expires in April 2000, to the VersaSafe system which was a cooperative development effort of IMED, Elcam Plastic of Israel and Medical Associates Network. The Company's latest needle-free access product, the SmartSite Needle Free System, offers a fully integrated design and eliminates the need for separate caps to maintain an infection control barrier. The SmartSite Needle Free System is latex-free and therefore reduces the risk of exposure of patients and health care workers to latex which can cause severe allergic or anaphylactic shock reactions. The Company's needle-free access products have received strong interest from customers and provide the Company with an opportunity to increase revenues in what has previously been a commodity market. See "Risk Factors--Material Legal Proceedings."

ALARIS PATIENT MONITORING PRODUCTS

    Patient monitoring products are used to measure temperature, pulse, blood pressure and other vital signs. Instruments sold in this market have varying levels of technological sophistication and are used in a variety of diagnostic and health care settings. The Company competes in two key market niches: hospital thermometry systems and stand-alone, non-invasive, multi-parameter patient monitoring products. In the United States hospital electronic and infrared thermometry market, the Company had an installed base market share of approximately 42% in 1996 and was the second largest supplier of hospital thermometry products in the infrared market. In its niche of stand-alone, non-invasive, multi-parameter instruments, the Company had an installed base market share of approximately 14% in the United States in 1996.

    THERMOMETRY. The Company is a leader in hospital thermometry systems, which consist of thermometers and proprietary disposable probe covers, and maintains a strong position in both the United States and Western Europe. The Company's primary product is an electronic thermometer which is widely used in hospitals and alternate-site settings. The Company is currently developing the Temp-Plus III instrument, an improved cost-effective and technologically-advanced electronic thermometer designed to provide a faster temperature reading. The Company also manufactures and markets the Core-Check system, a thermometer that measures temperature by detecting the emission of infrared energy in the ear. In the infrared market, the Company is currently the second largest participant, with a United States hospital installed base market share of approximately 31% at December 31, 1996. The only disposable probe covers which can be used with the Company's thermometry instruments are those manufactured by the Company.

    OTHER PATIENT MONITORING PRODUCTS. The Company also produces stand-alone, non-invasive, multi-parameter patient monitoring products which measure a combination of pulse, pulse oximetry, temperature and blood pressure.

    In January 1997, the Company entered into two agreements with Criticare Systems, Inc. ("Criticare"), a manufacturer of patient monitoring systems and non-invasive sensors for use in the hospital and alternate-site markets. Under these agreements, Criticare obtained the right to use the Company's electronic thermometry technology in certain monitoring systems to be manufactured and distributed by both Criticare and the Company. The Company also obtained exclusive distribution rights to certain of these monitoring systems in the United States hospital market and in all Canadian markets. The first of these exclusive systems is the Vital-Check 4400, which provides non-invasive blood pressure, pulse oximetry and temperature monitoring.

CUSTOMER SERVICE

    The Company provides repair service for its products at its facilities in San Diego or on-site at the customer's facilities through third-party contractors. Customers may elect to enter into service agreements to receive service on a time and materials basis. The Company also trains customers as to the use of its products and maintains a technical support help-line to answer customers' questions. In addition, the Company maintains its parts inventory at levels which enable it to deliver critical supplies immediately and minimize back-ordered products. The Company believes that the availability of such services is important for maintaining strong customer relations.

MARKETING AND SALES

    The Company has historically focused its sales efforts on the hospital market. In response to the industry shift toward health care delivery outside of the hospital, the Company has recently begun to expand its selling efforts and products to the alternate-site market. The Company's sales strategy emphasizes increasing instrument placements and the number of units installed in order to increase sales of its proprietary disposable administration sets and probe covers. Sales representatives work closely with on-site primary decision makers, which include physicians, pharmacists, nurses, materials managers, biomedical staff and administrators. The Company has over 5,000 hospital customers worldwide and sells its products through a combined direct sales force consisting of over 230 salespersons and through more than 150 distributors.

    In January 1997, the Company entered into a five-year sole-source supply contract with Premier Purchasing Partners, L.P. ("Premier"), an affiliate of Premier, Inc., the nation's largest health care alliance GPO, for tympanic and electronic thermometry instruments and related proprietary disposable probe covers. Under this agreement, Premier agreed to purchase 80% of its needs for such products from the Company. In addition, in March 1997, the Company entered into a five-year dual source supply agreement with Premier for the purchase of large volume infusion pumps and associated disposable administration sets.

    In December 1997, the Company and Tenet HealthCare Corporation ("Tenet") entered into a ten-year, sole-source agreement for intravenous infusion pumps and associated IV disposables. In addition, the Company is named as one of two approved sources by Tenet for needle-free IV tubing sets and components. The Company also has supply agreements with other leading GPOs, including Novation, Inc., AmeriNet Inc. and Medecon Services, Inc.

    The Company's domestic marketing efforts are supported by a staff of nurses and pharmacists who consult with customers providing ongoing clinical support in the evaluation, installation and use of the Company's products. The Company believes its sales force in the United States and internationally plays a key role in the effective introduction of new products.

    No single account is material to the business or operations of the Company.

INTERNATIONAL OPERATIONS

    The Company markets products in approximately 120 countries through its direct sales force, affiliates and distributors. The primary markets for the Company's products outside the United States are Western Europe, Canada and Australia. The Company also has a developing position in Asia and Latin America. The principal products sold by the Company outside the United States are large volume and syringe infusion pumps and related disposable administration sets. The Company has manufacturing operations in England and Mexico. The Company has also contracted with a number of foreign manufacturers to provide certain of its sourcing needs. The following table sets forth for each period presented, the sales made to customers in each of the geographic locations described below:

                                                                                                        NINE MONTHS ENDED
                                                                    FISCAL YEAR ENDED DECEMBER 31,
                                                                                                          SEPTEMBER 30,
                                                                  -----------------------------------  --------------------
                                                                   1995 (1)     1996 (1)      1997       1997       1998
                                                                  -----------  -----------  ---------  ---------  ---------
                                                                                    (DOLLARS IN MILLIONS)
United States...................................................   $   238.3    $   224.6   $   227.0  $   162.6  $   171.6
International...................................................       114.4        121.7       132.1       94.3      100.3
                                                                  -----------  -----------  ---------  ---------  ---------
  Total Sales...................................................   $   352.7    $   346.3   $   359.1  $   256.9  $   271.9

------------------------

(1) Presented on a Merger-Adjusted basis. Exclusive of the Merger, sales to customers in the United States and internationally were $91.7 million and $20.8 million and $100.2 million and $36.2 million during the years ended December 31, 1995 and 1996, respectively.

    The Company believes that sales of products to customers outside of the United States represents a significant potential source of growth.

    Foreign operations are subject to special risks that can materially affect the sales, profits and cash flows of the Company, including currency exchange rate devaluations and fluctuations, the impact of inflation, exchange controls, labor unrest, political instability, export duties and quotas, domestic and international customs and tariffs, unexpected changes in regulatory environments, potentially adverse tax consequences and other risks. Changes in certain rates could have an adverse effect on the Company's ability to meet interest and principal obligations with respect to its United States dollar-denominated debt and could also have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. See "Financial Statements--Note 13 to the 1997 Consolidated Financial Statements."

MANUFACTURING

    The Company is focusing on low-cost manufacturing and manufactures its products at plants in San Diego, California; Creedmoor, North Carolina; Tijuana, Mexico; and Hampshire, England. The San Diego facility is the primary manufacturing facility for infusion pumps and patient monitoring instruments and also houses a service operation for installed infusion pumps and patient monitoring instruments. The Creedmoor facility houses a portion of the current disposables operations and is a distribution center for North American disposable finished products. Product release from sterilization is done in San Diego and Creedmoor. The Tijuana facilities primarily focus on the manual assembly of disposables, and the Hampshire facility focuses on the manufacturing of syringe pumps which are sold primarily to the international markets. Disposable products for international markets are currently supported through a number of foreign manufacturers.

    The Company has designed and implemented an integrated network of quality systems, including control procedures that are planned and executed by technically-trained professionals. Through these systems, the Company has established written specifications for raw materials, packaging, labels, sterilization and overall manufacturing process control. A substantial number of raw materials require certificates of analysis to help ensure that finished products conform to specifications. In addition, the Company regularly tests components and products at various stages of the manufacturing process to ensure compliance with applicable specifications.

    The Company purchases raw materials worldwide in the ordinary course of business from numerous suppliers. The vast majority of these materials are generally available and the Company has not experienced any serious shortages or material delays in obtaining these materials. In some situations, the Company has long-term supply contracts, although the Company purchases a significant amount of its requirements of certain raw materials by purchase order. Although the Company is generally not dependent upon any single source of supply, it relies upon a limited number of suppliers for circuit boards and other parts which are used in certain of its infusion systems. The loss of any such supplier would result in a temporary interruption in the manufacturing of the Company's products. The Company believes, however, that these materials are available as needed from alternative sources.

RESEARCH AND DEVELOPMENT

    The Company believes that a well-targeted research and development program constitutes an essential part of the Company's activities and is an integral part of its future success. The Company is actively engaged in research and development programs to develop and improve products. These activities are performed in the United States and, to a lesser extent, in the United Kingdom. For the year ended December 31, 1997, the Company expended approximately $16.9 million on in-house research and development. Substantially all of this amount was dedicated to the development of new products.

    The Company intends to focus a significant portions of its research and development efforts on the development of new products. The Company is currently developing several new products and product line extensions.

PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

    The Company relies heavily on patented and other proprietary technology. The Company believes its issued and pending patents are important to its competitive position. There can be no assurance that patent applications submitted by the Company or its licensors will result in patents being issued or that, if issued, such patents and patents already issued will afford protection against competitors with similar technology. In addition, there can be no assurance that any patents issued to or licensed by the Company will not be infringed or designed around by others, that others will not obtain patents that the Company will need to license or design around, that the Company's products will not inadvertently infringe the patents of others, or that others will not manufacture and distribute similar products upon expiration of such patents. There can also be no assurance that key patents of the Company will not be invalidated or that the Company or its licensors will have adequate funds to finance the high costs of prosecuting or defending patent validity or infringement issues.

    The Company's policy is to secure patent protection for significant inventions. The Company holds approximately 220 unexpired patents in the United States and approximately 400 unexpired patents in foreign countries, principally in Europe, Canada, Japan and Australia. Additional applications are pending or in preparation. Within the next ten years, approximately 130 of the Company's United States patents and approximately 165 of the Company's foreign patents will expire. The Company does not believe that the expiration of any such patents will, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due.

    The patent positions of medical device firms, including the Company, are uncertain and involve complex legal and factual questions for which certain legal principals are unresolved. The coverage claimed in a patent application can be significantly reduced before a patent is issued. In addition, patent law has recently been revised to give effect to international accords to which the United States has become a party. Pursuant to such accords, the patent term has been changed from 17 years from date of grant to 20 years from date of filing and certain provisions favoring United States inventors over foreign inventors have been eliminated.

    The United States patent code was recently amended. As a result, certain statutory remedies for patent infringement are no longer available for a medical practitioner's otherwise infringing performance of a medical activity. As provided in the United States patent code, a patent may not be enforced against a medical practitioner's performance, or the performance of a related health care entity of a "medical activity" which is defined as the performance of a medical or surgical procedure on a body. However, a "medical activity" does not include "the use of a patented machine, manufacture or composition of matter in violation of such patent." Hence, remedies are still available against manufacturers and distributors. The aforesaid amendment does not apply to patents issued before September 30, 1996.

    The Company sells its products under a variety of trademarks, some of which are considered by the Company to be of importance to warrant registration in the United States and various foreign countries in which the Company does business. The Company also relies on trade secrets, unpatented know-how and continuing technological advancement to maintain its competitive position. It is the Company's practice to enter into confidentiality agreements with key technical employees and consultants. There can be no assurance that these measures will prevent the unauthorized disclosure or use of the Company's trade secrets and know-how or that others may not independently develop similar trade secrets or know-how or obtain access to the Company's trade secrets, know-how or proprietary technology. In addition, the Company from time to time seeks copyright protection for the software used in certain of its products.

LEGAL PROCEEDINGS


    The Company was a defendant in a lawsuit filed in June 1996 by Sherwood Medical Company (d/b/a Sherwood, Davis & Geck) ("Sherwood") against IVAC Medical Systems. The lawsuit was filed in the United States District Court for the Southern District of California, alleging infringement of two Sherwood patents by reason of certain activities including the sale by IVAC Medical Systems of disposable probe covers for use with infrared tympanic thermometers. The lawsuit sought injunctive relief, treble damages and the recovery of costs and attorneys fees. The jury failed to reach a verdict in this litigation and the Court has declared a mistrial. Sherwood has asked the Court for a retrial, which is tentatively scheduled for June, 1999. The Company believes it has sufficient defenses to all claims by Sherwood, including the defenses of noninfringement and invalidity. However, there can be no assurance that the Company will successfully defend all claims made by Sherwood and the failure of the Company to successfully prevail in any such lawsuit could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due.


    During the years 1988 through 1995, Cal Pacifico of California and affiliated entities ("Cal Pacifico") acted as the Company's United States customs broker and importer of record with respect to the importation into the United States of finished products ("Finished Products") assembled at the Company's two assembly plants in Tijuana, Mexico. In May 1995, Cal Pacifico received a pre-penalty notice from the United States Customs Service ("Customs") to the effect that Customs intended to assess additional duties and substantial penalties against Cal Pacifico for its alleged failure, during the years 1988 through 1992, to comply with certain documentary requirements regarding the importation of goods on behalf of its clients, including the Company. Customs assessed additional duties with respect to Cal Pacifico's importation of goods on behalf of its clients, including the importation of the Company's Finished Products, for the years 1993 and 1994, and it is anticipated that Customs will issue a pre-penalty notice to Cal Pacifico in respect of these years as well (collectively with the amounts referred to in the immediately preceding sentence, the "Disputed Amounts"). The Company has been advised by its special customs counsel that, under applicable law, no person, by fraud, gross negligence or negligence, may (i) import merchandise into the commerce of the United States by means of any material and false document, statement or act, or any material omission, or (ii) aid or abet any other person to import merchandise in such manner. No proceeding has been initiated by Customs against the Company in respect of the matters which are the subject of the proceeding against Cal Pacifico. Since Cal Pacifico was the Company's United States customs broker and importer of record during each of the foregoing years, the Company believes that it is unlikely that Customs will assess against the Company any portion of the Disputed Amounts.

    Cal Pacifico is contesting Customs' assessment of the Disputed Amounts. Cal Pacifico's challenge to the assessment of the Disputed Amounts is in its preliminary stages. Given the present posture of Cal Pacifico's challenge, and the inherent uncertainty of contested matters such as this, it is not possible for the Company to express an opinion as to the likelihood that Cal Pacifico will prevail on its challenge. The Company has not been informed by Cal Pacifico or Customs as to the specific amount of the Disputed Amounts.

    Cal Pacifico has advised the Company that, should Cal Pacifico's challenge to the assessment of the Disputed Amounts prove to be unsuccessful, it will seek recovery from the Company, through arbitration, for any portion of the Disputed Amounts which it is required to pay to Customs. As part of the settlement agreement which resolved the Company's contract dispute with Cal Pacifico, the Company made a non-refundable payment of $550,000 to Cal Pacifico. The $550,000 payment is to be credited toward any portion of the Disputed Amounts which the arbitrator determines the Company owes to Cal Pacifico, which may be less or greater than $550,000. Although the ultimate outcome of such an arbitration proceeding cannot be guaranteed, the Company believes that it has meritorious defenses to claims with respect to Disputed Amounts which Cal Pacifico might raise against the Company. These defenses would be based, among other factors, on the contractual relationship between the Company and Cal Pacifico

(including a defense with respect to the availability of indemnification under the agreements between Cal Pacifico and the Company), the conduct of Cal Pacifico with respect to both the Company and Customs, and the compliance obligations of Cal Pacifico under applicable customs laws. Inasmuch as Cal Pacifico's challenge before Customs is still pending and any claim against the Company for indemnification would be based on Cal Pacifico's ultimate lack of success in that challenge, and inasmuch as (i) any arbitration proceeding by which Cal Pacifico might seek indemnification has not been filed and (ii) Cal Pacifico has not committed itself to the theories under which it might seek indemnification or the recovery of damages from the Company, it is not possible for the Company to express an opinion at this time as to the likelihood of an unfavorable outcome in such a proceeding.


    The Company is a defendant in a lawsuit filed on April 20, 1998 and served on October 28, 1998, by Becton which alleges infringement of a patent licensed to Becton by reason of certain activities, including the sale of the Company's SmartSite Needle Free System. Becton has requested a permanent injunction enjoining the Company from infringing the patent in suit (US 5,699,821). No amount of monetary damages has been specified by Becton, however the complaint requests damages as appropriate and all gains, profits and advantages derived by or from the Company's infringement of the patent, as well as prejudgment interest, costs, expenses and reasonable attorney's fees. The Company believes it has sufficient defenses to all claims, and intends to vigorously defend this action. However, there can be no assurance that the Company will successfully defend all claims made by Becton and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows. In addition, the Company filed a lawsuit on December 4, 1998 against Becton. The lawsuit, which is pending in the United States District Court for the Southern District of California, alleges infringement of two patents, one owned by the Company and one licensed to the Company, by reason of certain activities, including the sale of Becton's Atrium needle free valve. The lawsuit seeks injunctive relief, damages and the recovery of costs and attorney fees.


    The Company is also involved in a number of legal proceedings arising in the ordinary course of its business, none of which is expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company or the Company's ability to make payments with respect to the Notes when due. The Company maintains insurance coverage against claims in an amount which it believes to be adequate.

COMPETITION

    The Company faces substantial competition in all of its markets. Many of the Company's competitors have greater financial, research and development and marketing resources than the Company. Some of the Company's principal competitors are able to offer volume discounts based on bundled purchases of a broad range of their medical equipment and supplies. The Company intends to improve its competitive position in this area by seeking acquisitions that will allow or enhance its own bundles of devices and instruments. The Company expects the trends toward volume discounts to continue in the future. The Company believes that the competitive factors most important in its markets are quality of products and services, technological innovation and price.

    The primary markets for the Company's products are relatively mature and highly competitive. The Company's success is therefore dependent on the development and acquisition of infusion technologies and products, the implementation of its acquisition strategy and the development of other markets for its products. The Company's older infusion therapy product lines have experienced declining sales and market share recently, primarily due to competitors who offer volume discounts based on bundled purchases of a broader range of medical equipment and supplies, as well as the aging of the Company's core products. The Company's introduction of new products may offset future declines in sales and market share. There can be no assurance, however, that new products will be successfully completed or marketed for sale, will not necessitate upgrades or technical adjustments after market introduction, can be manufactured in sufficient volumes to satisfy demand, or will offset declines in sales and market share experienced with respect to existing products. See "--Products and Services."

    At December 31, 1997, the Company had a market share of approximately 37% of the installed base of infusion pump channels in the United States. Major competitors in this market include Baxter International, Inc., Abbott Laboratories, Inc. and McGaw, Inc., which in the aggregate had a market share of approximately 59% of the installed base of infusion pump channels in the United States at December 31, 1997.

    The European infusion systems market is much more regionalized and fragmented, with a few strong competitors in each regional market. Major competitors encountered in several markets include Graseby, Fresenius and B. Braun Melsungen AG. The Company is among the leaders in a number of Western European markets, with a number one or number two installed base market share in eight countries and the number three installed base market share in Germany. The Western European countries in which the Company has a number one or number two installed base market share are France, Norway, Sweden, the United Kingdom, Belgium, the Netherlands, Spain and Italy.

    The patient monitoring products market is fragmented by product type. The Company's key competitor in the United States electronic thermometer market is Welch Allyn, Inc. (f/k/a Diatek, Inc.) and its key competitor in the infrared thermometer market is Sherwood.

GOVERNMENT REGULATION

    PRODUCT REGULATION. The research, development, testing, production and marketing of the Company's products are subject to extensive governmental regulation in the United States at the federal, state and local levels, and in certain other countries. Non-compliance with applicable requirements may result in recall or seizure of products, total or partial suspension of production, refusal of the government to allow clinical testing or commercial distribution of products, civil penalties or fines and criminal prosecution and orders for repair and/or refund.

    The FDA regulates the development, production, distribution and promotion of medical devices in the United States. Virtually all of the products being developed, manufactured and sold by the Company in the United States (and products likely to be developed, manufactured or sold in the foreseeable future) are subject to regulation as medical devices by the FDA. Pursuant to the FDC Act, a medical device is classified as a Class I, Class II or Class III device. Class I devices are subject to general controls, including registration, device listing, record keeping requirements, labeling requirements, "Quality Systems Regulation" ("QSR" as defined in FDA Quality System regulations), prohibitions on adulteration and misbranding, and reporting of certain adverse events ("MDR"). In addition to general controls, Class II devices may be subject to special controls that include notification and could include performance standards, postmarket surveillance, patient registries, guidelines, recommendations and other actions as the FDA deems necessary to provide reasonable assurance of safety and effectiveness. New Class III devices must meet the most stringent regulatory requirements and must be approved by the FDA before they can be marketed. Such premarket approval can involve extensive preclinical and clinical testing to prove safety and effectiveness of the devices.

    Virtually all of the Company's products are Class II devices. The Company is not currently developing, manufacturing or distributing any Class III devices, although it may do so in the future. Unless otherwise exempt, all Class II and Class III medical devices introduced to the market since 1976 are required by the FDA, as a condition of marketing, to secure a 510(k) premarket notification clearance ("510(k)") or a Premarket Approval Application ("PMA"). A product will be cleared by the FDA under a 510(k) if it is found to be substantially equivalent because it has the same intended use and the same technological characteristics as another legally marketed medical device that was on the market prior to May 28, 1976 or to a product that has previously received a 510(k) and is lawfully on the market ("predicate device"), or if it has different technological characteristics if it is demonstrated that the device is as safe and effective as the predicate device and raises no new safety or efficacy questions. In general, if a product is not substantially equivalent to a predicate device, and not otherwise exempt, the FDA must first reclassify the device or approve a PMA before it can be marketed. An approved PMA indicates that the FDA has determined the product has been demonstrated, through the submission of clinical data and manufacturing and other information, to be safe and effective for its labeled indications. The PMA process typically takes more than a year from submission and requires the submission of significant quantities of clinical data and supporting information. The process of obtaining a 510(k) currently takes, on average, approximately six months from the date of submission. However, the review process for a particular product may be shorter or substantially longer depending upon the circumstances. Moreover, there can be no assurance that a 510(k) will be cleared. The 510(k) must include submission of supporting information, including design details and labeling, and may be required to contain safety and efficacy data. Product modifications intended to be made to a cleared device or new product claims also may require submission and clearance of a new 510(k) application or submission and approval of a PMA, during which time the modified product cannot be distributed in interstate commerce. Although there can be no assurance, the Company believes that its proposed products under development will qualify for the 510(k) procedure.

    As part of its normal course of business, the FDA conducts investigations for cause regarding the safety or efficacy of medical products, including those manufactured by the Company, which may result in the Company's inability to market a particular device or cause the Company to need to generate additional data to support submissions for market clearance. Future products developed by the Company may require FDA clearance through either the 510(k), PMA, new drug approval application procedures or abbreviated new drug approval application procedures. There can be no assurance that marketing clearances or approvals will be obtained on a timely basis or at all. Delays in receiving such clearances or approvals could have a material adverse effect on the Company.

    The FDA also regulates the commencement and conduct of clinical investigations to determine the safety and effectiveness of devices, including investigations of devices not cleared or approved for marketing, and investigations involving new intended uses of previously cleared or approved devices. Clinical investigations are regulated by the FDA under the investigational device exemption ("IDE") regulations. The IDE regulations include significant requirements that must be met, including informed patient consent, criteria for selection of study investigators and monitors, review and approval of research protocols, reporting obligations to the FDA, record keeping and prohibitions against commercialization of investigational devices. A sponsor must obtain FDA approval of an IDE before starting the investigation, unless the device is found to be a non-significant risk device by the sponsor and each institutional review board ("IRB") that reviews the study. The FDA, however, has the authority to determine that a study designated as involving a non-significant risk device by the sponsor and IRBs involves a significant risk device and an IDE application must be submitted and approved before the study can resume. In addition, a study of a non-significant risk device must still comply with certain provisions of the IDE regulations, and meet other regulatory requirements. The violation of the IDE regulations can result in a variety of sanctions, such as warning letters, prohibition against additional clinical research, the refusal to accept data and criminal prosecution.

    Devices manufactured by the Company in the United States are exported by the Company to other countries. Such devices, if not approved for sale in the United States, are subject to the FDA export requirements, including restriction on distribution in the United States.

    The Company has received either ISO 9001 or ISO 9002 certification for all of its manufacturing facilities regarding the quality of its manufacturing systems, a requirement for doing business in EC countries. The Company has been granted approval to affix the CE mark, pursuant to the EC Medical Device Directives, on substantially all of its products. Instromedix has been granted approval to affix the CE mark on certain of its products. Products not CE marked cannot be distributed in the EC after June 16, 1998. CE marking does not necessarily preclude, however, additional restrictions on marketing in any individual country in the EC.

    The Company's products are subject to varying degrees of government regulation in the countries in which the Company has operations, and the general trend is toward regulation of increasing stringency. The degree of government regulation affecting the Company varies considerably among countries, ranging from stringent design, testing, manufacturing, approval requirements, and post-approval requirements to more simple registration. In general the Company has not encountered material delays or unusual regulatory impediments in marketing its products internationally. Establishment of new uniform regulations for the European Economic Area, the transition rule for which ended on June 13, 1998, subjects the Company to a single extensive regulatory scheme for all of the participating countries. The EU Medical Device Directive requires that medical devices marketed in participating countries have a "CE" mark affixed to the device certifying compliance with the applicable medical device requirements. The Company is required to classify its medical devices into one of four classes; meet certain essential requirements generally relating to device design, construction, labeling, manufacture and other standards; certify, for class I devices, or in the case of a medium or high risk device, obtain certification from a recognized non-governmental body (notifying body) that its device conforms to the applicable requirements. In addition, other regulatory requirements apply, including but not limited to registration, vigilance or adverse event reporting, recordkeeping, and labeling and promotional restrictions. Companies and medical devices in the EU are also subject to enforcement actions, including administrative, civil and criminal penalties.

    Certain countries require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications, standards or other requirements which differ from or are in addition to those mandated in the United States. The EC and certain countries are in the process of developing new modes of regulating medical products which may result in lengthening the time required to obtain permission to market new products. These changes could have a material adverse effect on the Company's ability to market its products in such countries and would hinder or delay the successful implementation of the Company's planned international expansion.

    The Company is registered as a medical device manufacturer with the FDA and certain state agencies. These agencies inspect the Company periodically to determine whether the Company is in compliance with the FDC Act and regulations, including regulations relating to MDR reporting, product labeling and promotion, and medical device QSRs governing design, manufacturing, testing, quality control, product packaging and storage practices. An inspection may result in a determination that the Company is not in compliance with certain FDA or state requirements, may require the Company to undertake corrective action, and could result in legal action against the Company and its products, including actions such as those described herein. The FDA has recently revised the QSR regulations. These revised regulations include new requirements such as design control, which may increase the cost of regulatory compliance for the Company. The MDR regulations promulgated by the FDA require the Company to provide information to FDA on certain malfunctions, as well as serious injuries or deaths which may have been associated with the use of a product. The EC Medical Device Directives also require reporting of serious injuries or deaths which may be associated with the use of a medical device to the competent authority in the country where the incident occurred.

    A determination that the Company is in violation of the FDC Act or such FDA regulations could lead to the issuance of warning letters, imposition of civil or criminal sanctions against the Company, its officers and employees, including fines, recalls, repair, replacement or refund to the user of the cost of such products. In addition, if the FDA believes any of the Company's products violate the law and present a potential health hazard, the FDA could seek to detain and seize such products, to require the Company to cease distribution and to notify users to stop using the product. The FDA could also seek criminal sanctions or seek to close some or all of the Company's manufacturing facilities. Such actions could also result in an inability of the Company to obtain additional market clearances. Since 1994, the Company has on sixteen occasions temporarily removed products from the market that were found not to meet performance standards. None of such recalls materially interfered with the Company's operations and all such affected product lines, except the Model 599 Series infusion pump (as noted below), were subsequently returned to the market. One such product recall, a voluntary recall related to the Company's Signature Edition infusion pumps, was recently closed by the FDA, however, the FDA could take further regulatory action against the Company, including actions such as those described above. The Signature Edition infusion pumps were recalled because of an unacceptable level of malfunction alarms due to less than expected reliability of their pressure monitoring systems. The user of these pumps is notified of such malfunction alarms by both a continuous audible signal and a visual message. Without charge to its customers, the Company has completed the upgrade and replacement of the current pressure monitoring system contained in certain of the infusion pumps included within the Signature Edition product line. The recall was completed at the end of the second quarter of 1997. In addition, a voluntary recall of approximately 645 Gemini PC-1 infusion pumps (limited to distribution outside The United States) was initiated by the Company in June 1996. The Company has completed required modifications and was recently notified that this recall has been closed with the FDA.

    In the first quarter of 1997, the Company identified and subsequently initiated a voluntary field correction of approximately 50,000 of its Gemini model PC-1 and PC-2 infusion pumps because failure of specific electrical components on the power regulator printed circuit board may result in improper regulation of the battery charge voltage, which can cause the battery to overheat. Such overheating could result in product failure and discharge of hydrogen gas which may accumulate within the instrument's case. As an interim measure, the Company has advised its customers of simple precautions that can be taken to minimize the potential for an adverse incident pending completion of the field correction. The Company is not aware of any injuries sustained in battery overcharging incidents. The Company recorded a charge of $2.5 million to cost of sales during the first quarter of 1997 for this field correction and believes it has adequately accrued for this matter. However, there can be no assurance that this field correction can be implemented for an amount consistent with management's estimate.

    The Company has initiated a voluntary safety alert of its Model 597/598 and Model 599 Series infusion pumps. The Company discontinued selling the Model 599 Series infusion pumps in March 1997. The safety alert advises customers to inspect and, if necessary, make an adjustment to the infusion pump in order to prevent misloading of disposable administration sets.

    The Company initiated a product recall of certain MS III disposable administration sets affecting 44,000 units. This recall advised the user to return the affected product for replacement. The sets were recalled due to a low level assembly defect which could result in reverse flow. The Company was recently notified that this recall has been closed.

    The Company has initiated a voluntary field correction of its Signature Edition infusion pumps to correct a malfunction of an electronic line filter component (which malfunction may occur when a user fails to follow the Company's written cleaning instructions and can result in an electrical short). Further, in November, 1998, the Company initiated a voluntary safety alert regarding the Signature Edition infusion pumps advising to check for the proper installation of a spring in the pumping mechanism assembly. In the third quarter of 1998, the Company initiated a recall of its Gemini PC-4 infusion pumps to correct certain electro-mechanical problems which may cause one or more channels of the device to audibly and visibly alarm and temporarily cease operation. The Company is not aware of the occurrence of any injury incidents relating to a malfunction of this type. During the third quarter of 1998, the Company will also initiate a product Safety Alert regarding its Signature Edition infusion pump instructing users to confirm the proper placement of a mechanism spring which, if not properly positioned, could cause a free flow condition. In the third quarter of 1998, the Company will initiate a recall of its Gemini PC-4 infusion pumps to correct certain electro-mechanical problems which may cause one or more channels of the device to audibly and visibly alarm and temporarily cease operation. The Company has also initiated a mandatory field upgrade of its P-1000, P-2000, P-3000 and P-4000 syringe pumps because under certain circumstances a rate change can occur. Although there can be no assurance, the Company believes that the voluntary field correction, Safety Alert, recall and field upgrade, along with adjustments and corrections that may be made to various Company products from time to time as an ordinary part of the business of the Company, will not have a material adverse effect on the business, financial condition, results of operation or prospects of the Company or the Company's ability to make payments with respect to the Notes when due.

    The Company's manufacturing facilities in San Diego have been licensed by the State of California Department of Health Services, Food and Drug Branch, under the applicable GMP and other regulations.

    ANTI-REMUNERATION LAWS. The sale of the Company's products is subject to the illegal remuneration/ "anti-kickback" provisions of the Social Security Act of 1935, as amended (the "Social Security Act"), which prohibits knowingly and willfully offering, receiving or paying of any remuneration, whether directly or indirectly, in return for inducing the purchase of items or services, or patient referrals to providers of services, for which payment may be made in whole or in part by Medicare, Medicaid or other federally funded health care programs. Violations of the statute are punishable by civil and criminal penalties and the exclusion of the provider from future participation in other federally funded health care programs. The Social Security Act contains exceptions to these prohibitions for, among other things, properly reported discounts, rebates and payments of certain administrative fees to GPOs. Because of the breadth of the statutory prohibitions, the lack of court decisions or other authority addressing the types of arrangements that are permissible under the law and the narrowness of statutory exceptions, the Secretary of Health and Human Services published regulations creating "safe harbors" identifying certain practices that will not be treated as violating the "anti-kickback" provisions of the Social Security Act. While failure to satisfy all of the criteria for a safe harbor does not necessarily mean that an arrangement is unlawful, engaging in a business practice for which there is a safe harbor may be regarded as suspect if the practice fails to meet each of the prescribed criteria of the appropriate safe harbor. The enumerated safe harbors include safe harbors which implement, and further refine, the statutory exceptions for discounts and payments to GPOs. Because the Company sells some of its products to customers at prices below list price and in various combinations, the Company is engaged in giving discounts within the meaning of the Social Security Act. The regulations require sellers to fully and accurately report all discounts and inform buyers of their obligations to report such discount. The Company also pays administrative fees to certain purchasing agents within the meaning of the Social Security Act. In order to qualify for the GPO safe harbor, certain requirements must be met including disclosure of the existence of the GPO fee arrangement to GPO members and that members are neither wholly owned by the GPO nor subsidiaries of a parent corporation that wholly owns the GPO. Certain of the Company's discounts and arrangements with purchasing agents may not meet all the requirements of the appropriate safe harbors.

    Several states also have statutes or regulations prohibiting financial relationships with referral sources that are not limited to services for which Medicare, Medicaid or other state or federal health care program payment may be made. A finding of non-compliance with these anti-remuneration laws by federal or state regulatory officials, including non-compliance with appropriate safe harbors, could have a material adverse effect on the Company.

    COVERAGE AND REIMBURSEMENT. The Company's products are purchased or leased by health care providers or suppliers which submit claims for reimbursement for such products to third-party payors such as Medicare, Medicaid and private health insurers. Although the Company has no knowledge that third-party payors will adopt measures that would limit coverage of, or reimbursement for, its products, any such measures that were applied to the Company's products could have a material adverse effect on the Company.

    ENVIRONMENTAL MATTERS. The Company is subject to regulation by OSHA, the Environmental Protection Agency ("EPA") and their respective state and local counterparts, and under extensive and changing foreign, federal, state and local environmental standards, including those governing the handling and disposal of solid and hazardous wastes, discharges to the air and water, and the remediation of contamination associated with releases of hazardous substances. Such standards are imposed by, among other statutes, the Toxic Substances Control Act, the Clean Air Act, the Federal Water Pollution Control Act, the

Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). Although there can be no assurances, the Company believes that it is currently in material compliance with current environmental standards. Nevertheless, the Company uses hazardous substances in its day-to-day operations and, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

    The Company has made, and will continue to make, expenditures to comply with current and future environmental standards. Although no material capital or operating expenditures relating to environmental controls are anticipated, there can be no assurance that changes in, additions to or differing interpretations of, statutory and regulatory requirements will not require material expenditures in the future.

    The Company is subject to liability under CERCLA and analogous state laws for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. Courts have determined that liability under CERCLA is, in most cases, joint and several, meaning that any responsible party could be held liable for all costs necessary for investigating and remediating a release or threatened release of hazardous substances. As a practical matter, liability at most CERCLA (and similar) sites is shared among all the solvent "potentially responsible parties" ("PRPs"). The most relevant factors in determining the probable liability of a party at a CERCLA site usually are the cost of the investigation and remediation, the relative amount of hazardous substances contributed by the party to the site and the number of solvent PRPs.

    The Company is currently involved in two such matters: one, at the Seaboard Chemical site in Jamestown, North Carolina, and another at the Caldwell Systems, Inc., site in Lenoir, North Carolina. In relation to Seaboard Chemical site, the Company has entered into a DE MICROMIS administrative order on consent with the North Carolina Department of Environment, Health and Natural Resources and a group of PRPs, settling its liability for past and future response costs associated with the site. Under the consent order, the Company receives a release from further liability associated with the site, a covenant not to sue by the other PRPs entering into the consent order, and protection under CERCLA against contribution actions for matters addressed by the consent order. Protection from further liability is conditioned on the absence of information indicating that the Company disposed of a greater quantity of hazardous substances at the site than currently known. Although there can be no assurance that such further information does not exist, the Company believes that the amount of its liability at this site will be de minimis.

    In relation to the Caldwell Systems, Inc. site, the Company has agreed to enter into a DE MICROMIS administrative order on consent with the EPA and a group of PRPs, settling its potential liability for past and future response costs associated with the site. Under the consent order, the Company will receive a covenant not to sue by the EPA and by other PRPs entering into the consent order, and protection under CERCLA against contribution actions for matters addressed by the consent order.

    In 1997, the Company received a Notice of Intent to Sue from a citizen's group which claimed that the Company had violated California's Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65") in the warning it provided with respect to DEHP, a plasticizer used in certain of the Company's IV sets. Proposition 65 requires, among other things, that warnings be given in connection with the exposure of consumers to products containing certain listed substances. The Company entered into a settlement agreement, pursuant to which the Company received a release and covenant not to sue from the group.

FACILITIES

    The Company owns or leases the following material properties which are currently adequate in order for the Company to operate its business:

                                    APPROXIMATE
                                       SQUARE                                          LEASED OR   LEASE EXPIRATION
             LOCATION                 FOOTAGE                  PURPOSE                   OWNED           DATE
----------------------------------  ------------  ----------------------------------  -----------  -----------------
San Diego, CA.....................      133,000   Executive Offices                   Leased                2006
San Diego, CA.....................       25,000   Executive Offices                   Subleased             2002
San Diego, CA.....................       34,000   Warehouse                           Leased                2005
San Diego, CA (1).................       83,000   Manufacturing of Instruments        Leased                2005
Creedmoor, NC.....................      120,000   Manufacturing of Disposable Sets    Owned                  N/A
Tijuana, Mexico...................       41,000   Contract Manufacturing of
                                                    Disposable Products               Leased                1999(3)
Tijuana, Mexico...................       38,000   Contract Manufacturing of
                                                    Disposable Products               Leased         Indefinite(4)
Hampshire, England (2)............       43,000   International and United Kingdom
                                                    Manufacturing                     Leased                2012
Hillsboro, OR.....................       30,000   Executive Offices and
                                                    Manufacturing of Instromedix
                                                    Products                          Leased                2002

------------------------

(1) Primary instrument manufacturing facility.

(2) Lease contains a break clause that gives the Company the option to terminate the lease in 2007.

(3) Cancellable upon 180 days notice.

(4) Cancellable by Company upon 180 days notice; cancellable by landlord (pursuant to statute) upon 60 days notice.

EMPLOYEES

    At September 30, 1998, the Company had a total of 2,803 full-time employees. The Company has not experienced any work stoppages related to employment matters other than in connection with a contract dispute with Cal Pacifico.

    Cal Pacifico was the operator of the Company's two maquiladora assembly plants in Tijuana, Mexico. For over eight years, the Company has assembled disposable administration sets at these two plants, which utilize more than 1,200 workers employed by Cal Pacifico, under a contract with Cal Pacifico. The dispute originated in April 1997 when the Company, in accordance with the terms of such contract, informed Cal Pacifico that it would be terminating its contractual arrangements effective August 1, 1997. Cal Pacifico objected to such notification and proposed the systematic termination of the workforce. In response to such objection, the Company on June 6, 1997 hired substantially all of the workers at the plants directly. On June 11, 1997, Cal Pacifico locked the Company's administrative personnel and production employees out of the plants and would not allow the Company access to its production equipment or inventory. On June 26, 1997, the Company entered into a settlement agreement with Cal Pacifico. As a result of the settlement agreement, the assembly plants resumed full operations on June 27, 1997. The Company now directly operates these plants with no assistance from or interaction with Cal Pacifico.

                                   MANAGEMENT

DIRECTORS AND KEY EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Directors and certain key executive officers of ALARIS Medical and/or ALARIS Medical Systems.


                    NAME                           AGE                                POSITION
---------------------------------------------      ---      ------------------------------------------------------------
ALARIS MEDICAL AND ALARIS MEDICAL SYSTEMS
Jeffry M. Picower............................          56   Director, Chairman of the Board
William J. Mercer............................          50   Director, President and Chief Executive Officer and Chief
                                                              Financial Officer
Norman M. Dean (1)...........................          78   Director
Henry Green..................................          56   Director
Richard B. Kelsky (1)........................          43   Director

ALARIS MEDICAL SYSTEMS
John A. de Groot.............................          43   Vice President, Secretary and General Counsel
Jake St. Philip..............................          45   Vice President and General Manager, North America
Anthony B. Semedo............................          46   Vice President of Corporate Development
Richard M. Mirando...........................          55   Vice President of Operations
Henk van Rossem..............................          56   Vice President and General Manager, International


------------------------

(1) Member of Audit, Compensation and Stock Option Committees.

    JEFFRY M. PICOWER. Mr. Picower was a Director, Vice President and the Assistant Treasurer of ALARIS Medical from September 1988 to March 1989 and Vice Chairman from December 1988 to June 1989. Mr. Picower was re-elected as a Director and Co-Chairman of the Board of ALARIS Medical in March 1993 and became Chairman of the Board in May 1993. Mr. Picower served as Chief Executive Officer of ALARIS Medical from September 1993 to November 1996. Mr. Picower has served as Chairman of the Board of ALARIS Medical Systems since the effective date of the Merger. He has, since 1984, been Chairman of the Board and Chief Executive Officer of Monroe Systems for Business, Inc. ("Monroe"), a worldwide office equipment, distribution and service organization of which Mr. Picower is the sole shareholder. Mr. Picower has been a Director of Physician Computer Network, Inc. ("PCN") since January 1994 and Chairman of the Board of PCN since June 1994. PCN, a corporation whose principal shareholder is Mr. Picower, operates a computer network linking its office-based physician members to health care organizations. See "--Board of Directors."

    WILLIAM J. MERCER. Mr. Mercer became a Director, the President and the Chief Executive Officer of each of ALARIS Medical and ALARIS Medical Systems on the effective date of the Merger. Mr. Mercer served as the Chief Financial Officer of each of ALARIS Medical and ALARIS Medical Systems from March 1997 until August 1997. Prior to the effective date of the Merger, Mr. Mercer served as President, Chief Executive Officer and a Director of IVAC Medical Systems and President and a Director of IVAC Holdings since May 1995, and as Chief Executive Officer of IVAC Holdings since January 1996. Prior to joining IVAC Medical Systems, Mr. Mercer held various positions at Mallinckrodt Group, Inc. for 17 years, most recently as Senior Vice President. Mallinckrodt Group, Inc. is an international company serving specialty markets in human health care and pharmaceutical chemicals.

    NORMAN M. DEAN. Mr. Dean has been a Director of ALARIS Medical since March 1989. Mr. Dean has been a Director and President of Foothills Financial Corporation, a venture capital company, since January 1985 and Chairman of the Board of Miller Diversified Corp., a commercial cattle feeder, since May 1990.

    HENRY GREEN. Mr. Green was President and Chief Operating Officer of ALARIS Medical from September 1990 to March 1993 and has been a Director of ALARIS Medical since 1991. Mr. Green was employed by PCN in March 1993 and elected as President of PCN in May 1993, Chief Executive Officer of PCN in June 1994 and a Director of PCN in July 1993. Mr. Green served as President and Chief Executive Officer of PCN until his retirement in December 1997. See "--Board of Directors."

    RICHARD B. KELSKY. Mr. Kelsky has served as a Director of ALARIS Medical since June 1989. Mr. Kelsky is a Director of Monroe and served as Vice President and General Counsel of Monroe from 1984 to 1996. Mr. Kelsky has served as Vice Chairman of Monroe since 1996. Mr. Kelsky has served as a Director of PCN since January 1992. See "--Board of Directors."

    JOHN A. DE GROOT. Mr. de Groot became the Secretary of each of ALARIS Medical and ALARIS Medical Systems in March 1997. Mr. de Groot became a Vice President and General Counsel of ALARIS Medical Systems as of November 1996. Prior thereto, Mr. de Groot served as a Vice President and General Counsel of IVAC Holdings, Inc. and IVAC Medical Systems since April 1995. From January 1991 to December 1996, Mr. de Groot was a partner in the law firm of Brobeck, Phleger & Harrison LLP, a firm he had been associated with since March 1987.

    JAKE ST. PHILIP. Mr. St. Philip became Vice President of Sales, North America of ALARIS Medical Systems as of November 1996. Prior thereto, Mr. St. Philip served as Vice President of Sales, North America of IVAC Medical Systems since June 1994. From 1981 to June 1994, Mr. St. Philip held various sales and marketing positions with IVAC Medical Systems.

    ANTHONY B. SEMEDO. Mr. Semedo became Vice President of Corporate Development in January 1998. From November 1996 until February 1998, Mr. Semedo served as Vice President of Research, Development and Engineering of ALARIS Medical Systems. Prior thereto, Mr. Semedo served as Vice President of Research and Development of IVAC Medical Systems since February 1995. From September 1994 to February 1995, Mr. Semedo served as Vice President of Quality of IVAC Medical Systems. From August 1992 to September 1994, Mr. Semedo served as the Business Development Manager of the cardiovascular business and the Quality Assurance Manager of the medical devices and diagnostics division of Eli Lilly and Company. Eli Lilly and Company is engaged in the discovery, development, manufacture and sale of products, and the provision of services in the life sciences industry.

    RICHARD M. MIRANDO. Mr. Mirando became Vice President of Operations of ALARIS Medical Systems as of November 1996. Prior thereto, Mr. Mirando served as Vice President and General Manager of International Business of IVAC Medical Systems since January 1995. From 1978 to January 1995, Mr. Mirando held various positions, including Marketing Manager, Director of Market Planning and Research, Director of Sales, Executive Director of International Operations, Vice President Sales and Marketing--Fluid Delivery Division, Vice President--Corporate Accounts and Pricing, and Vice President--Corporate Quality/Service Business Unit, with IVAC Medical Systems.

    HENK VAN ROSSEM. Mr. van Rossem became Vice President and General Manager, International of ALARIS Medical Systems in January 1997. Prior thereto, Mr. van Rossem held various international marketing and sales positions with Mallinckrodt Group, Inc. since 1984. Mr. van Rossem's last position with Mallinckrodt Group, Inc. was Vice President and General Manager of the European nuclear medicine division.

BOARD OF DIRECTORS

    The Board of Directors of ALARIS Medical consists of five members. Directors serve for terms of one year and until their successors are duly elected and have qualified. The members of the Board of Directors of ALARIS Medical also serve as and constitute all of the members of the Board of Directors of ALARIS Medical Systems.

    Mr. Picower is the principal shareholder, and Messrs. Picower, Green and Kelsky are directors of PCN. In early March 1998 PCN announced the discovery of instances of improper income and expense recognition in the first three quarters of its fiscal year ended December 31, 1997, as well as delay in the completion of its financial statements for that year. In addition, in May 1998, PCN announced that its auditors had informed it that they were reviewing certain matters with respect to PCN's financial statements for the year ended December 31, 1996 and that they had determined to withdraw their previously issued report on those financial statements. In connection with the foregoing, numerous class action lawsuits have been filed against PCN, as well as certain of its officers and directors, including Mr. Green and, in certain instances, Mr. Picower. The lawsuits allege, among other things, that PCN issued false and misleading financial statements.

COMPENSATION OF DIRECTORS

    Members of the Board of Directors who are not employees of the Company are paid $25,000 per annum and in addition receive $1,000 per board and/or committee meeting attended. In addition, such Directors are entitled to receive options to purchase shares of Common Stock pursuant to the Directors Plan. See "--Stock-Based Benefit Plans--Directors Plan." Travel and accommodation expenses of Directors incurred in connection with meetings are reimbursed by ALARIS Medical. All of the Directors are covered by ALARIS Medical's directors' liability insurance policy.

EXECUTIVE COMPENSATION

    The following table summarizes certain information regarding compensation paid or accrued by ALARIS Medical, its subsidiaries or IVAC Medical Systems to or on behalf of ALARIS Medical's Chief Executive Officer, each of the four most highly compensated executive officers of ALARIS Medical Systems, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers") and Joseph W. Kuhn:

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                             ----------------------------------------------  --------------------------
                                                                              OTHER ANNUAL   SECURITIES
                                               YEAR      SALARY      BONUS    COMPENSATION   UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                     (1)        (2)        (3)          (4)         OPTIONS    COMPENSATION
-------------------------------------------  ---------  ---------  ---------  -------------  -----------  -------------
WILLIAM J. MERCER .........................       1997  $ 400,008  $ 360,000    $      --            --    $     6,366
  President and Chief Executive Officer           1996    319,334    312,965           --       600,000      2,998,298

JOHN A. DE GROOT ..........................       1997    200,004     87,395           --            --          3,559
  Vice President, Secretary and General           1996    131,254    125,232           --       180,000        384,108
  Counsel

RICHARD M. MIRANDO ........................       1997    197,316     71,047           --            --          4,750
  Vice President of Operations                    1996    181,319     92,401       13,216       180,000        625,939

HENK VAN ROSSEM ...........................       1997    200,823     75,594       17,923       180,000         44,078
  Vice President and General Manager,             1996         --         --           --            --             --
  International

JAKE ST. PHILLIP ..........................       1997    167,127     71,358           --            --         20,484
  Vice President of Sales, North America          1996    144,894    111,425           --       180,000        607,734

JOSEPH W. KUHN (5) ........................       1997     41,668         --        2,227            --      1,118,878
                                                  1996    226,348    139,236       12,519       175,000          3,413
                                                  1995    175,000     60,000        9,250       125,000          2,053

------------------------------

(1) Compensation data is not presented for the Named Executive Officers for 1995 as none were employed by ALARIS Medical and/or ALARIS Medical Systems prior to November 26, 1996.

(2) 1996 "Salary" amounts for the Named Executive Officers consist of salaries paid by IVAC Medical Systems through November 1996 and salaries paid by ALARIS Medical Systems for December 1996. 1997 salaries were paid by ALARIS Medical Systems or its subsidiaries.

(3) 1996 "Bonus" amounts for the Named Executive Officers represent amounts earned in their respective positions with IVAC Medical Systems prior to the Merger but paid by ALARIS Medical Systems.

(4) Amounts represent automobile allowances paid by ALARIS Medical Systems. With respect to Mr. Mirando, automobile allowances through November 1996 were paid by IVAC Medical Systems.

(5) Mr. Kuhn resigned from his positions as the Executive Vice President and Chief Financial Officer of each of ALARIS Medical and ALARIS Medical Systems in March of 1997. Prior to the Merger, Mr. Kuhn served as President, Treasurer and Secretary of IMED and President, Chief Financial Officer, Treasurer and Secretary of ALARIS Medical.

                                           COMPANY                       STOCK OPTION
                                         RETIREMENT        RELOCATION    CANCELLATION                         TOTAL OTHER
NAME                            YEAR  CONTRIBUTIONS (1)   PAYMENTS (2)   PAYMENT (3)         OTHER            COMPENSATION
------------------------------  ----  -----------------   ------------   ------------   ----------------     --------------
William J. Mercer.............  1997       $ 4,750          $     --      $       --    $         (1,6164)    $      6,366
                                1996         4,120           271,980       2,722,198                  --         2,998,298

John A. de Groot..............  1997         3,559                --              --                  --             3,559
                                1996         3,000                --         381,108                  --           384,108

Richard M. Mirando............  1997         4,750                --              --                  --             4,750
                                1996         5,440            23,202         597,297                  --           625,939

Henk van Rossem...............  1997        17,568            26,510              --                  --            44,078
                                1996            --                --              --                  --                --

Jake St. Phillip..............  1997         4,750                --              --              15,733(5)         20,483
                                1996         4,346             4,504         598,884                  --           607,734

Joseph W. Kuhn................  1997           878                --              --           1,118,000(6)      1,118,878
                                1996         3,413                --              --                  --             3,413
                                1995         2,053                --              --                  --             2,053

------------------------------

(1) Represents contributions made by ALARIS Medical Systems (and by IMED and IVAC Medical Systems prior to the Merger) to match pre-tax elective deferral contributions made by the Named Executive Officers and Mr. Kuhn to retirement plans.

(2) Represents relocation and temporary living expenses paid by IVAC Medical Systems prior to the Merger and by the Company after the Merger.

(3) Represents stock option cancellation payments paid by ALARIS Medical Systems in connection with the Merger for unexercised stock options previously granted under the IVAC Holdings 1995 stock option plan.

(4) Represents life insurance premium paid by ALARIS Medical Systems.

(5) Represents the fair value of noncash awards grossed-up to cover applicable state and federal income taxes.

(6) Represents separation amount paid to Mr. Kuhn in connection with his resignation in March 1997 for various matters, including amount paid for cancellation of then outstanding stock options.

EMPLOYMENT AGREEMENTS

    In August 1996, Mr. Mercer entered into an employment agreement whereby he became employed full time by the Company upon consummation of the Merger. The agreement is for a term of five years, subject to automatic renewal for successive one-year periods and to earlier termination as provided therein. The agreement provides for, among other things, a base salary of $400,000, certain annual and additional bonuses in an aggregate amount up to 100% of Mr. Mercer's base annual salary in each such year, options to purchase an aggregate of 600,000 shares of Common Stock, and, in the event Mr. Mercer's employment is terminated by the Company without cause or due to a disability (as defined therein), or by Mr. Mercer for good reason (as defined therein), severance payments in an amount equal to Mr. Mercer's base salary annually until the end of the employment term. The agreement also contains certain confidentiality, non-solicitation and non-competition provisions.

    In January 1998, Mr. Mercer's employment agreement was amended whereby the base salary was increased to $432,000, effective as of January 1, 1998.

SEVERANCE PLAN

    Effective through December 31, 1999, the Company has in place a severance plan, which provides employees severance pay and benefits in the event of an involuntary termination without cause. The amount of severance and benefits is based upon position and length of service with the Company and ranges from a minimum of seven weeks' compensation up to one year's base salary for senior executives. In the event of an involuntary termination related to a change in control of the Company, the severance plan provides severance of up to two years' base salary and bonus for senior executives.

STOCK-BASED BENEFIT PLANS

    1988 STOCK OPTION PLAN. Under the Third Amended and Restated 1988 Stock Option Plan of ALARIS Medical (the "1988 Option Plan"), incentive stock options with respect to shares of Common Stock ("ISOs"), as provided in Section 422 of the Internal Revenue Code, may be granted to key employees of the Company, and non-qualified stock options with respect to shares of Common Stock ("NQSOs") may be granted to key employees, Directors (except Directors eligible to participate in the Directors Plan (as defined)), and officers of the Company and affiliates, as well as independent contractors and consultants performing services for such entities. The maximum aggregate number of shares of Common Stock that may be issued under the 1988 Option Plan is 1,700,200. The number of shares of Common Stock which remain available for issuance under the 1988 Option Plan is 1,462,007, of which 587,993 are subject to currently outstanding options.

    The 1988 Option Plan is administered by a committee appointed by the Board of Directors of ALARIS Medical (the "1988 Committee"). No member of the 1988 Committee is eligible to receive options under the 1988 Option Plan.

    Pursuant to the 1988 Option Plan, the purchase price of shares of Common Stock subject to ISOs must be not less than the fair market value of the Common Stock at the date of the grant; provided that the purchase price of shares subject to ISOs granted to any optionee who owns shares possessing more than 10% of the combined voting power of ALARIS Medical or any parent or subsidiary of ALARIS Medical ("Ten Percent Shareholder") must be not less than 110% of the fair market value of the Common Stock at the date of the grant. With respect to NQSOs, the purchase price of shares will be determined by the 1988 Committee at the time of the grant, but will not be less than the par value of a share of Common Stock. The maximum term of an option may not exceed 10 years from the date of grant, except with respect to ISOs granted to Ten Percent Shareholders which must expire within five years of the date of grant. Options granted vest and become exercisable as determined by the 1988 Committee. The 1988 Committee will limit the grant so that no more than 250,000 shares of Common Stock (subject to certain adjustments) may be awarded to any one employee in any calendar year. During the lifetime of an optionee, his or her options may be exercised only by such optionee. Options are not transferable other than by will or by the laws of descent and distribution.

    Options granted to participants under the 1988 Option Plan are subject to forfeiture under certain circumstances in the event an optionee is no longer employed by or performing services for the Company.

    In the event of a Change of Control, as defined in the 1988 Option Plan, unless otherwise determined by the 1988 Committee at the time of grant or by amendment (with the holder's consent) of such grant, all options not vested on or prior to the effective time of any such Change of Control shall immediately vest as of such effective time.

    1996 STOCK OPTION PLAN. Under the 1996 Stock Option Plan of ALARIS Medical (the "1996 Option Plan"), ISOs with respect to shares of Common Stock may be granted to key employees of the Company and NQSOs with respect to shares of Common Stock may be granted to key employees, Directors (except Directors eligible to participate in the Directors
Plan), and officers of the Company and its affiliates, as well as independent contractors and consultants performing services for such entities. The maximum aggregate number of shares of Common Stock that may be issued under the 1996 Option Plan is 5,500,000. The number of shares of Common Stock which remain available for issuance under the 1996 Option Plan is 5,485,125, of which 3,196,330 are subject to currently outstanding options.

    The 1996 Option Plan is administered by the Board of Directors of ALARIS Medical or a committee appointed by the Board of Directors of ALARIS Medical (the "1996 Committee"). No member of the 1996 Committee is eligible to receive options under the 1996 Option Plan.

    Pursuant to the 1996 Option Plan, the purchase price of shares of Common Stock subject to ISOs must be not less than the fair market value of the Common Stock at the date of the grant; provided that the purchase price of shares subject to ISOs granted to any Ten Percent Shareholder must be not less than 110% of the fair market value of the Common Stock at the date of the grant. With respect to NQSOs, the purchase price of shares will be determined by the 1996 Committee at the time of the grant, but will not be less than the par value of a share of Common Stock. The maximum term of an option may not exceed 10 years from the date of grant, except with respect to ISOs granted to Ten Percent Shareholders which must expire within five years of the date of grant. Options granted vest and become exercisable as determined by the 1996 Committee. Under the 1996 Option Plan, no more than 600,000 shares of Common Stock (subject to certain adjustments) may be awarded to any officer or employee in any calendar year. During the lifetime of an optionee, his or her options may be exercised only by such optionee or by his or her guardian or legal representative, except that the 1996 Committee may permit a NQSO to be transferred to and exercised by one or more transferees of an optionee. Options are not transferable other than
(i) as provided in the immediately preceding sentence; (ii) by will; (iii) by the laws of descent and distribution; or (iv) to a beneficiary upon the death of the optionee.

    Options granted to participants under the 1996 Option Plan are subject to forfeiture under certain circumstances in the event an optionee is no longer employed by or performing services for the Company.

    In the event of a Change of Control, as defined in the 1996 Option Plan, unless otherwise determined by the 1996 Committee at the time of grant or by amendment (with the holder's consent) of such grant, all options not vested on or prior to the effective time of any such Change of Control shall immediately vest prior to such effective time. Unless otherwise determined by the 1996 Committee in an optionee's stock option agreement or at the time of the Change of Control, in the event of a Change of Control, all unexercised options held by such optionee shall terminate and cease to be outstanding immediately following such Change of Control.

    The following table sets forth certain information with respect to stock options granted during 1997 to the Named Executive Officers pursuant to the 1988 Option Plan and the 1996 Option Plan.

                             OPTION GRANTS IN 1997

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                          NUMBER OF    PERCENT OF                                ANNUAL RATE OF STOCK
                                         SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR THE
                                         UNDERLYING    GRANTED TO     EXERCISE OF                    OPTION TERM
                                           OPTIONS    EMPLOYEES IN    BASE PRICE    EXPIRATION  ----------------------
                                           GRANTED        1997        (PER SHARE)      DATE         5%         10%
                                         -----------  -------------  -------------  ----------  ----------  ----------
Henk van Rossem........................      36,001           3.8%     $    3.19     7-24-06    $   54,832  $  131,333

Henk van Rossem........................     143,999          15.4           3.19     7-24-10       365,582     982,302

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                   AND OPTION VALUES AS OF DECEMBER 31, 1997

                                                                                                VALUE OF UNEXERCISED
                                                                    NUMBER OF SECURITIES            IN-THE-MONEY
                                                                   UNDERLYING UNEXERCISED       OPTIONS AT 12/31/97
                                         SHARES                     OPTIONS AT 12/31/98                 (1)
                                       ACQUIRED ON     VALUE     --------------------------  --------------------------
                                        EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                       -----------  -----------  -----------  -------------  -----------  -------------
William J. Mercer....................          --    $      --      200,000        400,000    $ 375,000    $   750,000

John A. de Groot.....................          --           --       63,667        116,333      119,376        218,124

Richard M. Mirando...................          --           --       63,667        116,333      119,376        218,124

Henk van Rossem......................          --           --       45,001        134,999       75,962        227,878

Jake St. Philip......................          --           --       63,667        116,333      119,376        218,124

------------------------

(1) Calculated based on the excess of the closing price of ALARIS Medical's common stock on December 31, 1997 ($4.875) as reported in the NASDAQ National Market Issues published in THE WALL STREET JOURNAL over the option exercise price.

    DIRECTORS PLAN. The Third Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee Directors of ALARIS Medical (the "Directors Plan") was most recently amended (the "Amendment") by the Board of Directors of ALARIS Medical in May 1998. The Amendment was approved by ALARIS Medical's stockholders in June 1998. Under the Directors Plan, each Director of ALARIS Medical ("Eligible Director") who (i) is neither an employee nor officer (other than an officer who does not receive a salary as an officer of ALARIS Medical) of ALARIS Medical or any of its subsidiaries and (ii) has not elected to decline to participate in the Directors Plan pursuant to an irrevocable one-time election made within 30 days after first becoming a Director of ALARIS Medical is eligible to participate in the Directors Plan. An aggregate of 250,000 shares of Common Stock may be issued under the Directors Plan. The number of shares of Common Stock which remain available for issuance under the Directors Plan is 238,800, of which 103,000 are subject to currently outstanding options.

    The Directors Plan is administered by a committee (the "Plan Committee") appointed by the Board of Directors of ALARIS Medical consisting of at least two individuals who are not eligible to participate in the Directors Plan. The Plan Committee has the authority to administer all aspects of the Directors Plan other than (i) the grant of NQSOs; (ii) the number of shares of Common Stock subject to NQSOs; and (iii) the price at which each share of Common Stock covered by a NQSO may be purchased, all of which are determined automatically under the Directors Plan.

    As a result of the Amendment, NQSOs to purchase 10,000 shares of Common Stock will be granted automatically to any Eligible Director who first becomes an Eligible Director after May 28, 1998 on the next succeeding business day following his or her becoming an Eligible Director. In addition, NQSOs to purchase 10,000 shares of Common Stock are granted automatically to each Eligible Director on the anniversary date of his or her preceding NQSO grant under the Directors Plan and every year thereafter during the term of the Directors Plan, PROVIDED that such Eligible Director continues to be an Eligible Director on the date of each such additional NQSO grant. Moreover, the Chairman of the Board of ALARIS Medical was granted a NQSO to purchase 16,000 shares of Common Stock on May 28, 1998, which NQSO is fully vested and presently exercisable. Other than the aforesaid NQSO grant to the Chairman of the Board of ALARIS Medical, NQSOs granted under the Directors Plan vest and become exercisable in one-third increments for each year of an Eligible Director's service on the Board of Directors of ALARIS Medical from the date of the grant of the NQSO. Immediately prior to the Amendment, NQSOs to purchase 15,000 shares of Common Stock, which vest at the rate of 5,000 shares of Common Stock per year, were granted to Eligible Directors every three years.

    Pursuant to the Directors Plan, the purchase price of shares of Common Stock subject to NQSOs must be equal to the fair market value of a share of Common Stock on the date of the grant of the NQSO. The maximum term of each NQSO may not exceed five years from the date of grant. During the lifetime of an Eligible Director, his or her NQSOs may be exercised only by such Eligible Director or by his or her legal guardian or legal representative, except that the Plan Committee may permit a NQSO to be transferred to and exercised by one or more transferees of such Eligible Director. NQSOs are not transferable other than (i) as provided in the immediately preceding sentence; (ii) by will; (iii) by the laws of descent and distribution; or (iv) to a beneficiary upon the death of the Eligible Director.

    NQSOs granted under the Directors Plan are subject to termination under certain circumstances in the event the Eligible Director ceases to be an Eligible Director or becomes an employee of the Company.

    In the event of a Change of Control, as defined in the Directors Plan, all NQSOs not vested on or prior to the effective time of any such Change of Control shall vest immediately prior to such effective time. Unless otherwise determined by the Plan Committee at the time of a Change of Control, in the event of a Change of Control all outstanding NQSOs shall terminate and cease to be outstanding immediately following the Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no reportable compensation committee interlocks or insider participation transactions.

    In connection with the Merger, Mr. Mercer entered into an employment agreement with ALARIS Medical and ALARIS Medical Systems. See "--Employment Agreements."

    For further information regarding certain relationships and related transactions, see "Certain Relationships and Related Transactions."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, at June 30, 1998, information regarding the beneficial ownership of Common Stock by (i) all persons known by ALARIS Medical who own beneficially more than 5% of the outstanding Common Stock; (ii) each Director of ALARIS Medical; (iii) each of the Named Executive Officers; and (iv) all Directors and the Named Executive Officers as a group. Unless otherwise stated, ALARIS Medical believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares. In addition, unless otherwise indicated, each such person's business address is 10221 Wateridge Circle, San Diego, California 92121.

                                                                  SHARES
                                                               BENEFICIALLY      PERCENTAGE OF
                                                                  OWNED            TOTAL (1)
                                                              --------------     -------------
Jeffry M. Picower ..........................................      46,664,209(2)      78.1%
  South Ocean Blvd.
  Palm Beach, FL 33480
William J. Mercer...........................................         356,200(3)     *
Norman M. Dean..............................................          26,000(4)     *
Henry Green.................................................          13,000(5)     *
Richard B. Kelsky...........................................          98,100(6)     *
Jake St. Philip.............................................          82,334(7)     *
Richard M. Mirando..........................................          92,334(8)     *
John A. de Groot............................................          87,334(9)     *
Henk van Rossem.............................................          72,001(10)    *
All Directors and Named Executive Officers
  as a group (9 individuals)................................      47,491,512(11)     79.5%

------------------------

   * Less than 1%

 (1) Calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. At June 30, 1998, ALARIS Medical had 59,159,839 shares of Common Stock outstanding.

 (2) Includes: (i) 20,079,477 shares of Common Stock owned by Decisions; (ii) 2,489,463 shares of Common Stock owned by JA Special; (iii) 24,074,269 shares of Common Stock owned by JD Partnership and (iv) currently exercisable option on 21,000 shares of Common Stock granted under the Directors Plan. Does not include an option to purchase 10,000 shares of Common Stock granted under the Directors Plan that vests over time. Mr. Picower is the sole stockholder and sole Director of Decisions, which is the sole general partner of JD Partnership, and the sole general partner of JA Special. As a result, Mr. Picower shares or has the sole power to vote or direct the vote of and to dispose or direct the disposition of such shares of Common Stock and may be deemed to be the beneficial owner of such shares.

 (3) Includes: (i) 156,200 shares of Common Stock owned by the William J. Mercer Trust, of which Mr. Mercer is the trustee and a beneficiary; and (ii) currently exercisable option on 200,000 shares of Common Stock granted upon consummation of the Merger under the 1996 Option Plan. In addition, pursuant to an employment agreement with the Company, Mr. Mercer has been granted under the 1996 Option Plan an additional option on 400,000 shares of Common Stock that vests over time. See "Management--Employment Agreements."

 (4) Includes: (i) 4,000 shares of Common Stock owned by Norman Dean; (ii) currently exercisable option on 16,000 shares of Common Stock under the Directors Plan, and currently exercisable option on 5,500 shares of Common Stock granted in consideration for service on a special committee of the Board of Directors and (iii) an option on 500 shares of Common Stock which will become exercisable within 60 days. Does not include: (i) option on an additional 8,000 shares of Common Stock granted under the Directors Plan that vests over time; and (ii) option on 4,000 shares of Common Stock granted in consideration for service on a special committee of the Board of Directors of ALARIS Medical that vests over time.

 (5) Does not include an option to purchase 4,000 of Common Stock granted under the Directors Plan that vests over time.

 (6) Includes currently exercisable option on 16,000 shares of Common Stock granted under the Directors Plan. Does not include option on an additional 8,000 shares of Common Stock granted under the Directors Plan that vests over time.

 (7) Represents currently exercisable option on 81,667 shares of Common Stock granted under the 1996 Option Plan and an option on 667 shares of Common Stock which will become exercisable within 60 days. Does not include option of 97,666 shares of Common Stock granted under the 1996 Option Plan that vests over time.

 (8) Includes: (i) 10,000 shares of Common Stock owned by Richard M. Mirando;
     (ii) a currently exercisable option on 81,667 shares of Common Stock granted under the 1996 Option Plan; and (iii) an option on 667 shares of Common Stock which will become exercisable within 60 days. Does not include option of 97,666 shares of Common Stock granted under the 1996 Option Plan that vests over time.

 (9) Includes: (i) 5,000 shares of Common Stock owned by John A. de Groot; (ii) a currently exercisable option on 81,667 shares of Common Stock granted under the 1996 Option Plan; and (iii) and an option on 667 shares of Common Stock which will become exercisable within 60 days. Does not include option of 97,666 shares of Common Stock granted under the 1996 Option Plan that vests over time.

 (10) Includes currently exercisable option on 63,001 shares of Common Stock granted under the 1996 Option Plan and an option on 9,000 shares of Common Stock which will become exercisable within 60 days. Does not include option on an additional 107,999 shares of Common Stock granted under the 1996 Option Plan that vests over time.

 (11) Includes currently exercisable options on 530,003 shares of Common Stock granted under the 1996 Option Plan and 56,000 shares of Common Stock granted under the Directors Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DECISIONS CONTRIBUTION

    In connection with the Merger, ALARIS Medical made a capital contribution (the "Capital Contribution") of approximately $20.0 million to IMED. The Capital Contribution was funded in part through the sale to Decisions, a corporation wholly owned by ALARIS Medical's principal stockholder, by ALARIS Medical of approximately 13.3 million shares of Common Stock for aggregate proceeds of $40.0 million (the "Decisions Contribution"). The balance of the Capital Contribution was funded with existing cash balances of ALARIS Medical. The portion of the net proceeds of the Decisions Contribution not applied to make the Capital Contribution was used by ALARIS Medical to redeem approximately $22.0 million principal amount of its 15% Subordinated Debentures due 1999 and fund the redemption of ALARIS Medical's outstanding preferred stock. In connection with the Decisions Contribution, Decisions exchanged an aggregate of $37.5 million in principal amount of convertible promissory notes issued by ALARIS Medical for approximately 29.4 million shares of Common Stock. See "Risk Factors--Control of the Company," "Management--Directors and Key Executive Officers" and "Principal Stockholders."

NON-CASH CONTRIBUTIONS

    Effective June 30, 1996, ALARIS Medical made non-cash contributions totaling $41.2 million to IMED. Included in this capital contribution was $2.9 million representing ALARIS Medical's net carrying value of certain patents which up to June 30, 1996 had been licensed to IMED for $1.1 million per year. Amounts accrued to ALARIS Medical under this license, as well as other intercompany charges due to ALARIS Medical totaling $9.4 million were contributed to IMED. Additionally, ALARIS Medical contributed $8.8 million representing the outstanding par value and accrued dividends on all outstanding shares of IMED 12% preferred stock. These preferred shares were then cancelled.

    Pursuant to IMED's tax sharing agreement with ALARIS Medical, for Federal and California income tax purposes, IMED was required to calculate its income tax liability on a stand-alone basis as if it were not included in the ALARIS Medical consolidated income tax return. The resulting tax liability was payable to ALARIS Medical. Due to restrictions on payments from IMED to ALARIS Medical contained in IMED's credit facility (the "IMED Credit Facility"), income tax payments to ALARIS Medical were limited to actual tax liabilities of ALARIS Medical. Due to losses incurred at the ALARIS Medical level which reduced the consolidated taxable income, the income tax liabilities recorded by IMED on a stand-alone basis were significantly greater than the amounts actually paid to ALARIS Medical. As of June 30, 1996 ALARIS Medical agreed to contribute to IMED stockholder's equity income tax payments due from IMED but which could not be paid pursuant to the IMED Credit Facility. As a result of this agreement by ALARIS Medical, approximately $20.1 million was credited to IMED's capital in excess of par and the corresponding income tax liabilities were eliminated from IMED's consolidated balance sheet. Such liabilities amounted to approximately $18.9 million at December 31, 1995.

TRANSACTIONS WITH MANAGEMENT

    In connection with the Merger, Mr. Mercer entered into an employment agreement with ALARIS Medical and ALARIS Medical Systems. See
"Management--Employment Agreements."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The existing indebtedness of the Company summarized below will remain outstanding subsequent to the Acquisition. The summaries of such indebtedness contained herein do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indenture related thereto, copies of which are available from ALARIS Medical upon request.

THE 9 3/4% NOTES

    On November 26, 1996, ALARIS Medical Systems issued and sold $200 million principal amount of 9 3/4% Notes pursuant to an indenture (the "9 3/4% Notes Indenture"). The 9 3/4% Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In September 1997, ALARIS Medical Systems and certain of its subsidiaries completed an exchange offer whereby the 9 3/4% Notes were exchanged into new 9 3/4% Notes, which are registered under Securities Act with terms substantially identical to the 9 3/4% Notes.

    The 9 3/4% Notes will mature on December 1, 2006. Interest accrues at the rate of 9 3/4% per annum and is payable semi-annually in arrears on each June 1 and December 1. Payments of principal, premium and interest on the 9 3/4% Notes are subordinated, as set forth in the 9 3/4% Notes Indenture, to the prior payment in full of the Senior Debt (as defined in the 9 3/4% Notes Indenture).

    At any time prior to December 1, 1999, ALARIS Medical Systems may, on one or more occasions, redeem up to $70.0 million in aggregate principal amount of the 9 3/4% Notes with any of the net proceeds of one or more public or private offerings of common stock of (i) ALARIS Medical or any other corporate parent of ALARIS Medical Systems to the extent the net proceeds thereof are contributed to ALARIS Medical Systems as a capital contribution to common equity or (ii) ALARIS Medical Systems in each case, at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest thereon, if any. At any time on or after December 1, 2001, the 9 3/4% Notes may be redeemed at the option of ALARIS Medical Systems, in whole or in part, at a premium that declines each year until December 1, 2004 when the 9 3/4% Notes may be redeemed at 100% of their principal amount. In the event of a Change of Control (as defined in 9 3/4% Notes Indenture), the holders of the 9 3/4% Notes have the right to require ALARIS Medical Systems to purchase the 9 3/4% Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

    The 9 3/4% Notes Indenture contains various restrictive covenants that limit the ability of ALARIS Medical Systems and its subsidiaries to, among other things, incur additional indebtedness, consummate certain asset sales, enter into certain transactions with affiliates, pay dividends or make certain other restricted payments, issue preferred stock, incur liens, enter in sale and leaseback transactions, incur indebtedness that is subordinate in right of payment of any Senior Debt pursuant to the 9 3/4% Notes Indenture and senior in right of payment to the 9 3/4% Notes, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to ALARIS Medical Systems and its subsidiaries, merge or consolidate or sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of the assets of ALARIS Medical Systems, engage in sales of their respective accounts receivable and engage in any line of business other than (i) the same or a similar line of business as ALARIS Medical Systems and its subsidiaries were engaged in on November 26, 1996 and (ii) such business activities as are complementary to or are incidents, ancillary or related to the foregoing.

CREDIT FACILITY

    GENERAL. In connection with the Merger, ALARIS Medical Systems entered into a credit facility (as amended to date, the "Credit Facility") which is comprised of a Term Loan Facility and a Revolving Credit Facility. Capitalized terms that are used but not otherwise defined herein shall have the meanings assigned to them in the Credit Facility and those definitions are incorporated herein by reference.

    The Credit Facility consists of a $230.0 million Term Loan Facility and a $60.0 million 68-month Revolving Credit Facility. The Term Loan Facility is comprised of $75.0 million of Tranche A Term Loans amortizing over 68 months, $42.5 million of Tranche B Term Loans amortizing over 83 months, $42.5 million of Tranche C Term Loans amortizing over 95 months and $70.0 million of Tranche D Term Loans amortizing over 101 months.

    The proceeds of the Term Loan Facility were used by the Company to fund certain amounts payable in connection with the Merger. The Revolving Credit Facility, is available for general corporate purposes.

    CREDIT FACILITY AMENDMENT. The Company entered into the Credit Facility Amendment to, among other things, obtain the consent of the lenders under the Credit Facility to enter into the Acquisition and the Offering and to finance the Acquisition Payment and other fees and expenses in connection with the Acquisition.

    The Credit Facility Amendment, among other things, (i) increases the revolving portion of the Credit Facility from $50.0 million to $60.0 million and
(ii) increases the Tranche D Term Loan by $30.0 million to $70.0 million.

    Pursuant to the Credit Facility Amendment, the Company (i) must use the proceeds of the additional Tranche D Term Loan toward financing the Acquisition Payment and paying certain fees and expenses in connection with the Acquisition or to pay amounts owed under the revolving portion of the Credit Facility and
(ii) may also use the revolving portion of the Credit Facility toward financing the Acquisition Payment and paying certain fees and expenses in connection with the Acquisition.

    INTEREST RATE; FEES. Borrowings made as: (i) Revolving Credit Loans and Tranche A Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) plus 2.25% or the Base Rate plus 1.00% (in each case, less 0.25% if the Leverage Ratio on the Test Date is less than 3.0:1.0 and less 0.50% if the Leverage Ratio on such Test Date is less than 2.5:1.0); (ii) Tranche B, C and D Term Loans bear interest at a rate equal to the Eurodollar Rate (as adjusted) plus 2.5% or the Base Rate plus 1.25%. The "Base Rate" is a rate equal to the higher of 0.50% in excess of the Federal Reserve reported certificate of deposit rate and (ii) the prime rate, as in effect from time to time, of Bankers Trust Company. Overdue principal and interest will bear interest at a rate per annum equal to the greater of (i) the rate which is 2.0% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2.0% in excess of the rate then borne by such borrowings.

    The commitment fee payable by ALARIS Medical Systems is calculated at a rate equal to 0.50% of 1.0% per annum of the Aggregate Unutilized Commitment (less 0.125% if the Leverage Ratio on the Test Date is less than 2.5:1.0). Such a fee was paid on the closing of the Merger ("Merger Closing"), and is payable quarterly in arrears after such date and upon the termination of the Credit Facility.

    The letter of credit fee payable by ALARIS Medical Systems is calculated at a rate equal to the applicable margin for Eurodollar Loans under the Revolving Credit Facility plus an additional 0.25% per annum of the face amount of each letter of credit.

    AMORTIZATION; PREPAYMENTS. The final scheduled maturity of the: (i) Tranche A Term Loans is the date that is approximately five years and eight months after the Merger Closing, (ii) Tranche B Term Loans is the date that is approximately seven years after the Merger Closing, (iii) Tranche C Term Loans is the date that is approximately eight years after the Merger Closing, and (iv) Tranche D Term Loans is the date that is approximately eight years and six months after the Merger Closing. All such loans are subject to interim scheduled amortization.

    In certain instances, ALARIS Medical Systems is required to make certain mandatory prepayments under the Credit Facility.

    GUARANTEES; SECURITY. All obligations of ALARIS Medical Systems under the Credit Facility are guaranteed by the Credit Facility Guarantee and each existing and subsequently formed or acquired domestic subsidiary of ALARIS Medical (other than ALARIS Medical Systems, ALARIS Release Corporation, ALARIS Consent Corporation, IVAC Overseas Holdings Inc., Fidata and River).

    The Credit Facility and the related guarantees (a) are secured by (i) a perfected first priority pledge of the security interest in all of the common stock owned by ALARIS Medical in each existing and subsequently formed or acquired direct or indirect domestic subsidiary of ALARIS Medical (other than Fidata, River and IVAC Overseas Holdings, Inc. but including ALARIS Medical Systems) and (ii) all assets of ALARIS Medical and each of its direct and indirect domestic subsidiaries (other than Fidata and River but including ALARIS Medical Systems) and (b) are secured by a perfected first priority pledge of and security interest in 65% of the common stock owned by ALARIS Medical in each existing and subsequently formed or acquired direct or indirect first-tier foreign subsidiary of ALARIS Medical.


    CERTAIN COVENANTS. The Credit Facility contains numerous operating and financial covenants, all of which the Company is currently in compliance with including, without limitation, the following:


    (I) MINIMUM CONSOLIDATED EBITDA. Consolidated EBITDA for any Test Period ending on a date set forth below may not be less than the amount set forth opposite such date:

                                                                         MINIMUM CONSOLIDATED
DATE                                                                            EBITDA
-----------------------------------------------------------------------  ---------------------
September 30, 1998.....................................................     $    86,200,000
December 31, 1998......................................................     $    88,400,000

March 31, 1999.........................................................     $    89,200,000
June 30, 1999..........................................................     $    90,300,000
September 30, 1999.....................................................     $    91,300,000
December 31, 1999......................................................     $    92,600,000

March 31, 2000.........................................................     $    93,600,000
June 30, 2000..........................................................     $    94,800,000
September 30, 2000.....................................................     $    96,100,000
December 31, 2000......................................................     $    97,600,000

March 31, 2001.........................................................     $    99,600,000
June 30, 2001..........................................................     $   102,100,000
September 30, 2001.....................................................     $   104,500,000
December 31, 2001......................................................     $   107,500,000

March 31, 2002.........................................................     $   109,500,000
June 30, 2002..........................................................     $   111,900,000
September 30, 2002.....................................................     $   114,300,000
December 31, 2002......................................................     $   117,200,000

March 31, 2003.........................................................     $   118,600,000
June 30, 2003..........................................................     $   120,300,000
September 30, 2003.....................................................     $   122,100,000
December 31, 2003......................................................     $   124,200,000

March 31, 2004.........................................................     $   125,700,000
June 30, 2004..........................................................     $   127,500,000
September 30, 2004.....................................................     $   129,400,000
December 31, 2004......................................................     $   131,600,000

March 31, 2005.........................................................     $   132,600,000
June 30, 2005..........................................................     $   133,900,000

    (II) INTEREST COVERAGE RATIO. The Interest Coverage Ratio for any Test Period ending on a date set forth below may not be less than the ratio set forth opposite such date:

DATE                                                                                  RATIO
----------------------------------------------------------------------------------  ----------
September 30, 1998................................................................   2.05:1.00
December 31, 1998.................................................................   2.10:1.00

March 31, 1999....................................................................   2.15:1.00
June 30, 1999.....................................................................   2.20:1.00
September 30, 1999................................................................   2.25:1.00
December 31, 1999.................................................................   2.30:1.00

March 31, 2000....................................................................   2.35:1.00
June 30, 2000.....................................................................   2.40:1.00
September 30, 2000................................................................   2.45:1.00
December 31, 2000.................................................................   2.50:1.00

March 31, 2001....................................................................   2.60:1.00
June 30, 2001.....................................................................   2.70:1.00
September 30, 2001................................................................   2.75:1.00
December 31, 2001.................................................................   2.75:1.00

March 31, 2002....................................................................   3.00:1.00
June 30, 2002.....................................................................   3.10:1.00
September 30, 2002................................................................   3.25:1.00
December 31, 2002.................................................................   3.35:1.00

March 31, 2003....................................................................   3.50:1.00
June 30, 2003.....................................................................   3.65:1.00
September 30, 2003................................................................   3.70:1.00
December 31, 2003.................................................................   3.75:1.00

March 31, 2004....................................................................   4.05:1.00
June 30, 2004.....................................................................   4.15:1.00
September 30, 2004................................................................   4.20:1.00
December 31, 2004.................................................................   4.25:1.00

March 31, 2005....................................................................   4.50:1.00
June 30, 2005.....................................................................   4.75:1.00

    (III) LEVERAGE RATIO. The Leverage Ratio at any time during a fiscal quarter set forth below may not be more than the ratio set forth opposite such fiscal quarter:

FISCAL QUARTER ENDING                                                                 RATIO
----------------------------------------------------------------------------------  ----------
September 30, 1998................................................................   4.75:1.00
December 31, 1998.................................................................   4.60:1.00

March 31, 1999....................................................................   4.55:1.00
June 30, 1999.....................................................................   4.45:1.00
September 30, 1999................................................................   4.35:1.00
December 31, 1999.................................................................   4.25:1.00

March 31, 2000....................................................................   4.20:1.00
June 30, 2000.....................................................................   4.10:1.00
September 30, 2000................................................................   4.05:1.00
December 31, 2000.................................................................   4.00:1.00

March 31, 2001....................................................................   3.80:1.00
June 30, 2001.....................................................................   3.65:1.00
September 30, 2001................................................................   3.50:1.00
December 31, 2001.................................................................   3.35:1.00

March 31, 2002....................................................................   3.20:1.00
June 30, 2002.....................................................................   3.10:1.00
September 30, 2002................................................................   2.95:1.00
December 31, 2002.................................................................   2.85:1.00

March 31, 2003....................................................................   2.75:1.00
June 30, 2003.....................................................................   2.65:1.00
September 30, 2003................................................................   2.55:1.00
December 31, 2003.................................................................   2.50:1.00

March 31, 2004....................................................................   2.40:1.00
June 30, 2004.....................................................................   2.35:1.00
September 30, 2004................................................................   2.30:1.00
December 31, 2004.................................................................   2.25:1.00

March 31, 2005....................................................................   2.05:1.00
June 30, 2005.....................................................................   1.75:1.00

    (IV) FIXED CHARGE COVERAGE RATIO. Neither ALARIS Medical nor ALARIS Medical Systems will permit the ratio of (i) (x) Consolidated EBITDA less (y) Capital Expenditures of ALARIS Medical Systems and its Subsidiaries on a consolidated basis to (ii) Consolidated Fixed Charges for any Test Period (commencing with the Test Period ending on September 30, 1997) to be less than 1.00:1.00.

    (V) MINIMUM CONSOLIDATED NET WORTH. Neither ALARIS Medical nor ALARIS Medical Systems will permit Consolidated Net Worth at any time to be less than the sum of (1) $85,000,000 plus (2) if such amount is positive, an amount equal to 75% of Consolidated Net Income for the period commencing January 1, 1997 through the last day of the then most recently ended fiscal quarter.

    The Credit Facility also includes customary covenants relating to the delivery of financial statements, reports, notices, and other information, access to information and properties, maintenance of insurance, payment of taxes, maintenance of assets, nature of business, corporate existence and rights, compliance with applicable laws, transactions with affiliates, use of proceeds, limitations on indebtedness, limitations on liens, limitations on certain mergers and sales of assets, limitations on investments, limitations on dividends and other distributions and limitations on debt payments, including prepayment or redemption of the 9 3/4% Notes and dividends and distributions from ALARIS Medical's subsidiaries to ALARIS Medical.

    EVENTS OF DEFAULT. The Credit Facility contains certain events of default, including failure to make payments under the Credit Facility; breach of representations and warranties; breach of covenants; default under other agreements or conditions relating to indebtedness; certain events of insolvency or bankruptcy with respect to ALARIS Medical Systems or certain subsidiaries; certain ERISA violations; invalidity or disaffirmance of any guarantee or pledge agreement; certain judgments and certain events relating to changes in control of ALARIS Medical Systems or ALARIS Medical.

CONVERTIBLE DEBENTURES

    In January 1992, ALARIS Medical issued and sold the Convertible Debentures, of which approximately $16.2 million in aggregate principal amount are outstanding. The Convertible Debentures will mature on January 15, 2002. Interest accrues at the rate of 7 1/4% per annum and is payable semi-annually in arrears on each January 15 and July 15. Payments of principal, premium and interest on the Convertible Debentures are subordinated, as set forth in the indenture governing the Convertible Debentures, to the prior payment in full of the Senior Indebtedness (as defined in the indenture governing the Convertible Debentures).

    The Convertible Debentures may be redeemed at the option of ALARIS Medical, in whole or in part, at a premium that declines on January 15 of each year until the maturity date of the Convertible Debentures. The Convertible Debentures are convertible at the option of the holders thereof into shares of Common Stock. The original conversion price for the Convertible Debentures was $18.14 per share of Common Stock subject to the customary adjustments for anti-dilution which are set forth in the indenture governing the Convertible Debentures. In the event of a Change in Control (as defined in the indenture governing the Convertible Debentures), the holders of the Convertible Debentures have the right to require ALARIS Medical to purchase the Convertible Debentures, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

                              DESCRIPTION OF NOTES

GENERAL


    The Old Notes were, and the New Notes will be, issued pursuant to the Indenture (the "Indenture") between ALARIS Medical and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"), dated as of July 28, 1998. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes (i) have been registered under the Securities Act and therefore, will not bear legends restricting their transfer and (ii) do not contain certain provisions providing for the payment of Liquidated Damages under certain circumstances relating to the Registration Rights Agreement.



    The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the form of Indenture and Registration Rights Agreement are available as set forth below under "--Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."



    The Notes will be general obligations of ALARIS Medical and will rank senior in right of payment to all existing and future subordinated indebtedness of ALARIS Medical, and will rank PARI PASSU in right of payment to all existing and future senior indebtedness of ALARIS Medical and with all other general liabilities and commitments of ALARIS Medical. Additionally, as ALARIS Medical has unconditionally guaranteed on a senior secured basis the obligations of ALARIS Medical Systems under the Credit Facility, the Notes will also be effectively subordinated to all secured indebtedness of ALARIS Medical Systems, which as of September 30, 1998 was $211.4 million.



    All of the operations of ALARIS Medical are conducted through its Subsidiaries and, therefore, ALARIS Medical is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Credit Facility, the Notes and the Convertible Debentures. ALARIS Medical's Subsidiaries will not be guarantors of the Notes. Under the Credit Facility, Subsidiaries of ALARIS Medical are permitted to pay dividends or make other distributions to ALARIS Medical, including interest payment requirements beginning in 2003 on the Notes, if there has been no Event of Default and ALARIS Medical Systems has met its ratio tests thereunder. Also under the Credit Facility, any new domestic Subsidiary of ALARIS Medical will be required to become a guarantor thereunder. As a result, the Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of ALARIS Medical's Subsidiaries which as of September 30, 1998 was $525.0 million which includes $211.4 million of secured Credit Facility indebtedness. Any right of ALARIS Medical to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of such Subsidiary's creditors, except to the extent that ALARIS Medical is itself recognized as a creditor of such Subsidiary, in which case the claims of ALARIS Medical would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by ALARIS Medical. See "Risk Factors--Holding Company Structure; Dependence Upon Operations of Subsidiaries."



    Restrictions in the Indenture on the ability of ALARIS Medical and its Restricted Subsidiaries to incur additional Indebtedness, to make Asset Sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of its assets, may make more difficult or discourage a takeover of ALARIS Medical, whether favored or opposed by the management of ALARIS Medical. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of the Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    As of the date of the Indenture, all of ALARIS Medical's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, ALARIS Medical will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries; PROVIDED that in no event shall ALARIS Medical Systems be designated by ALARIS Medical as an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.


PRINCIPAL, MATURITY AND INTEREST


    The Notes will be limited in aggregate principal amount at maturity to $275.0 million, of which $189.0 million was issued in the Offering, and will mature on August 1, 2008. The Notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds to ALARIS Medical of approximately $109.9 million. Until August 1, 2003, the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and August 1, 2003, at a rate of 11 1/8% on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value on August 1, 2003 will be equal to the full principal amount at maturity of the Notes. Beginning on August 1, 2003, interest on the Notes will accrue at the rate of 11 1/8% per annum and will be payable in cash semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2004 to the Holders of the Notes of record on the immediately preceding January 15 and July 15. Additional Notes may be issued from time to time after the Offering, subject to the provisions of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes offered hereby and any additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest, if any, on the Notes will be payable at the office or agency of ALARIS Medical maintained for such purpose within the City and State of New York or, at the option of ALARIS Medical, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; PROVIDED that all payments of principal, premium, interest, if any, with respect to Notes the Holders of which have given wire transfer instructions to ALARIS Medical or the Paying Agent will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by ALARIS Medical, ALARIS Medical's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.


OPTIONAL REDEMPTION


    Except as provided in the next paragraph, the Notes will not be redeemable at ALARIS Medical's option prior to August 1, 2003. Thereafter, the Notes will be subject to redemption at the option of ALARIS Medical, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:


YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     105.563%
2004..............................................................................     103.708%
2005..............................................................................     101.854%
2006 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, on or prior to August 1, 2001, ALARIS Medical on one or more occasions may redeem up to 35% in aggregate principal amount at maturity of Notes issued under the Indenture at a redemption price equal to 111.125% of the Accreted Value thereof to the redemption date, with the net cash proceeds of one or more public or private offerings of common stock of ALARIS Medical; PROVIDED that at least 65% in aggregate principal amount at maturity of Notes remain outstanding immediately after the occurrence of each such redemption; and PROVIDED, FURTHER; that any such redemption must occur within 90 days of the date of the closing of any such public or private offering.


MANDATORY REDEMPTION


    Except as set forth below under "Repurchase at the Option of Holders," ALARIS Medical is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.


REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL


    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require ALARIS Medical to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (or, in the case of repurchases of Notes prior to August 1, 2003, at a purchase price equal to 101% of the Accreted Value thereof, as of the date of repurchase) (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control, ALARIS Medical will mail a notice to each Holder of Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. However, prior to any such repurchase, ALARIS Medical will need to obtain consent to do such under its Credit Facility.



    On the Change of Control Payment Date, ALARIS Medical will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Notes or portions thereof being purchased by ALARIS Medical. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of Notes a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. ALARIS Medical will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.



    The Indenture will provide that ALARIS Medical will fix the Change of Control Payment Date no earlier than 30 days and no later than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 90 days following a Change of Control, ALARIS Medical will either repay or cause its Subsidiaries to repay all outstanding Indebtedness of its Subsidiaries or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness of its Subsidiaries to permit the repurchase of the Notes required by this covenant. Under the terms of the indenture governing the 9 3/4% Notes and the Credit Facility, the payment of dividends by ALARIS Medical Systems is subject to certain specified tests or restrictions which will significantly restrict its ability to pay dividends or make other distributions. In addition, the terms of the Notes and the Indenture will permit ALARIS Medical's Subsidiaries to incur additional Indebtedness, the terms of which could limit or prohibit the payment of dividends or the making of other distributions by such Subsidiaries. If ALARIS Medical does not obtain the consent of the lenders or holders of Indebtedness under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Credit Facility and the indenture governing the 9 3/4% Notes, to permit the repurchase of the Notes or does not refinance any such Indebtedness, ALARIS Medical will likely not have the financial resources to repurchase the Notes and ALARIS Medical's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to ALARIS Medical or otherwise lending funds to ALARIS Medical for the purpose of such repurchase. In any event, there can be no assurance that ALARIS Medical's Subsidiaries will have the ability to access the financial resources to pay any such dividend or make any such distribution. ALARIS Medical's failure to make a Change of Control Offer when required or to repurchase tendered Notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors--Holding Company Structure; Dependence Upon Operations of Subsidiaries" and "--Repurchase of Notes Upon Change of Control."



    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that ALARIS Medical repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.



    ALARIS Medical will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by ALARIS Medical and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.



    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of ALARIS Medical and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precisely established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require ALARIS Medical to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ALARIS Medical and its Subsidiaries taken as a whole to another Person or group may be uncertain.



    ALARIS Medical will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, ALARIS Medical will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.


    ASSET SALES


    The Indenture will provide that ALARIS Medical will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by ALARIS Medical or such Restricted Subsidiary is in the form of cash and/or Marketable Securities; PROVIDED that the amount of
(x) any liabilities (as shown on ALARIS Medical's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of ALARIS Medical or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases ALARIS Medical or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by ALARIS Medical or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by ALARIS Medical or such Restricted Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision; PROVIDED FURTHER, that the 75% limitation referred to above shall not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than the after-tax net cash proceeds that would have been received by ALARIS Medical had a transaction involving the same assets complied with the aforementioned 75% limitation but was not structured with the same tax benefits as the actual transaction.



    Within 367 days after the receipt of any Net Proceeds from an Asset Sale, ALARIS Medical or any Restricted Subsidiary may apply such Net Proceeds (a) to permanently reduce long-term Indebtedness of a Restricted Subsidiary, (b) to permanently reduce Indebtedness (and, in the case of revolving Indebtedness, to permanently reduce commitments thereunder) of ALARIS Medical, (c) to cash collateralize letters of credit under the Credit Facility and concurrently therewith permanently reduce commitments under the Credit Facility by an amount equal to the Net Proceeds applied to such cash collateralization (PROVIDED that any such cash collateral released to ALARIS Medical and/or its Restricted Subsidiaries upon the expiration of such letters of credit is applied in accordance with clause (a), (b) or (d) of this sentence not later than the latter to occur of (i) 367 days after the original receipt of such Net Proceeds and (ii) 90 days after such release), or (d) to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, product distribution rights or intellectual property or rights thereto, in each case, in a line of business permitted by the covenant described under the caption "--Certain Covenants--Line of Business." Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, ALARIS Medical will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount at maturity thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (or, in the case of purchases of Notes prior to August 1, 2003, at a purchase price equal to 100% of the Accreted Value thereof, as of the date of repurchase), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount at maturity or Accreted Value (as applicable) of Notes (including any Additional Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, ALARIS Medical or any Restricted Subsidiary may use any remaining Excess Proceeds for any purpose not prohibited under the Indenture. If the aggregate principal amount at maturity or Accreted Value (as applicable) of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.



    Notwithstanding the two immediately preceding paragraphs, ALARIS Medical and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration received in connection with such Asset Sale constitutes Replacement Assets or a combination of Replacement Assets and cash and (ii) such Asset Sale is for fair market value (which, in the case of any Replacement Assets the fair market value of which exceeds $5.0 million, will be evidenced by the opinion of an accounting, appraisal or investment banking firm of national standing delivered to the Trustee); PROVIDED that any Net Proceeds in the form of cash received by ALARIS Medical or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated pursuant to this paragraph shall be subject to the provisions of the immediately preceding paragraph.



    The Credit Facility prohibits ALARIS Medical from purchasing any Notes and also provides that certain asset sales will constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which ALARIS Medical becomes a party may contain similar restrictions and provisions.



    ALARIS Medical will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, ALARIS Medical will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.


SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, PROVIDED that no Notes with a principal amount at maturity of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS


    The Indenture will provide that ALARIS Medical will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution (including in connection with any merger or consolidation) on account of any Equity Interests of ALARIS Medical or any of its Restricted Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ALARIS Medical or dividends or distributions payable to ALARIS Medical or any Wholly Owned Restricted Subsidiary of ALARIS Medical); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of ALARIS Medical, any of its Restricted Subsidiaries or any other Affiliate of ALARIS Medical (other than any such Equity Interests owned by ALARIS Medical or any Wholly Owned Restricted Subsidiary of ALARIS Medical; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes, except at the original final maturity thereof or in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:


        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and


        (b) such Restricted Payment, together with the aggregate of all other Restricted Payments made by ALARIS Medical and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (v) and (vi) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of ALARIS Medical for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of ALARIS Medical's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), PLUS (2) 100% of the aggregate net cash proceeds received by ALARIS Medical after the date of the Indenture from the issuance and sale of its Qualified Capital Stock to the extent such net cash proceeds have been, and continue to be, designated as Designated Equity Proceeds to be added to the cumulative amount calculated pursuant to this clause (b) as provided in the definition thereof, PLUS (3) 100% of the aggregate net cash proceeds received by ALARIS Medical from contributions of capital or the issue or sale since the date of the Indenture of debt securities of ALARIS Medical that have been converted into Equity Interests of ALARIS Medical (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of ALARIS Medical and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS (4) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); PROVIDED that no cash proceeds received by ALARIS Medical from the issue or sale of any Equity Interests issued by ALARIS Medical will be counted in determining the amount available for Restricted Payments under this clause (b) to the extent such proceeds were used to redeem, repurchase, retire or acquire any Equity Interests of ALARIS Medical pursuant to clause (ii) of the next succeeding paragraph, to defease, redeem or repurchase any subordinated Indebtedness pursuant to clause (iii) of the next succeeding paragraph or to repurchase, redeem or acquire any Equity Interests of ALARIS Medical pursuant to clause (iv) of the next succeeding paragraph, and



        (c) ALARIS Medical would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


    The foregoing provisions will not prohibit any or all of the following (each and all of which: (1) constitutes an independent exception to the foregoing provisions and (2) may occur in addition to any action permitted to occur under any other exception):

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;


        (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of ALARIS Medical in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of ALARIS Medical) of other Equity Interests of ALARIS Medical (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) of the preceding paragraph;



       (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of ALARIS Medical) of Equity Interests of ALARIS Medical (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (b)(2) of the preceding paragraph;



        (iv) a Restricted Payment to fund the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ALARIS Medical held by any member of ALARIS Medical's or any of its Restricted Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period (or $5.0 million in any single twelve-month period during the term of the Notes)

    PLUS the aggregate cash proceeds received by ALARIS Medical during such twelve-month period from any reissuance of Equity Interests by ALARIS Medical to members of management of ALARIS Medical and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; PROVIDED that the amount in excess of $2.0 million (or $5.0 million, as the case may be) expended for all such repurchases, redemptions and other acquisitions and retirements of Equity Interests pursuant to this clause (iv) in any twelve-month period shall be excluded from clause (b)(2) of the preceding paragraph;


        (v) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if such dividend is paid PRO RATA to all holders of such class of common stock;

        (vi) the repurchase of any class of common stock of a Restricted Subsidiary if such repurchase is made PRO RATA with respect to such class of common stock;


       (vii) any other Restricted Payment (other than (A) a dividend or other distribution on account of any Equity Interests of ALARIS Medical or any of its Restricted Subsidiaries and (B) a purchase, redemption or other acquisition of any Equity Interests of ALARIS Medical, any of its Restricted Subsidiaries or any Affiliate of ALARIS Medical) if the amount thereof, together with all other Restricted Payments made pursuant to this clause
    (vii) since the date of the Indenture does not exceed $15.0 million; and



      (viii) the issuance of cash in lieu of fractional shares of common stock upon the conversion of the Convertible Debentures into common stock of ALARIS Medical.



    The Board of Directors may designate any Restricted Subsidiary (other than ALARIS Medical Systems) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by ALARIS Medical and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.



    Not later than the date of making any Restricted Payment, ALARIS Medical shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Restricted Payments" were computed, which calculations shall be based upon ALARIS Medical's latest available financial statements.


    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK


    The Indenture will provide that ALARIS Medical will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) and ALARIS Medical will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER; that ALARIS Medical may incur Indebtedness or issue shares of Disqualified Stock and ALARIS Medical's Restricted Subsidiaries may incur Indebtedness or issue shares of preferred stock if the Fixed Charge Coverage Ratio for ALARIS Medical's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The Indenture will also provide that ALARIS Medical will not incur Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of ALARIS Medical unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness of ALARIS Medical shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.


    The foregoing provisions will not apply to any of the following (each and all of which may be issued or incurred):


        (i) the incurrence by ALARIS Medical and/or its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to Credit Agreements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ALARIS Medical) in an aggregate principal amount outstanding at any one time not to exceed $325.0 million (A) LESS the aggregate amount of all mandatory repayments (a "Mandatory Repayment") of the principal of any term Indebtedness under any such Credit Agreement that have been made since the date of the Indenture pursuant to the amortization schedule of such Credit Agreement (other than any Mandatory Repayment made concurrently with refinancing or refunding of any such Credit Agreement) (B) PLUS the Excess Amount and (C) LESS the aggregate amount of all Net Proceeds of Asset Sales applied pursuant to clause (b) or (c) of the first sentence of the second paragraph of the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales" to permanently reduce Indebtedness (and, in the case of revolving Indebtedness, commitments thereunder) under any Credit Agreement or to cash collateralize letters of credit and permanently reduce commitments with respect to revolving Indebtedness under any Credit Agreement; PROVIDED that the amount of Indebtedness permitted to be incurred pursuant to Credit Agreements in accordance with this clause (i) shall be in addition to any Indebtedness permitted to be incurred pursuant to Credit Agreements or otherwise in reliance on, and in accordance with, clause (x) below;



        (ii) the incurrence by ALARIS Medical of Indebtedness represented by the Notes originally issued and the Exchange Notes issued in exchange thereof;



       (iii) the incurrence by ALARIS Medical or a Restricted Subsidiary of ALARIS Medical of Indebtedness in connection with the acquisition of a Person (if as a result of such acquisition, such Person becomes a Wholly Owned Restricted Subsidiary of ALARIS Medical that is engaged in a Permitted Business or is merged into ALARIS Medical or a Wholly Owned Restricted Subsidiary), in an amount not to exceed two times the net cash proceeds received by ALARIS Medical from the issuance and sale, substantially concurrently with the incurrence of such Indebtedness, of its Qualified Capital Stock to the extent that such net cash proceeds have been and continue to be Designated Equity Proceeds to be used for the purpose of incurring additional Indebtedness pursuant to this clause (iii) as provided in the definition thereof; PROVIDED that, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Indebtedness that was incurred as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of this clause (iii); and PROVIDED FURTHER that the principal amount (or accreted value, as applicable) of such Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iii) does not exceed $50.0 million at any time outstanding;



        (iv) the incurrence by ALARIS Medical or any of its Restricted Subsidiaries of Indebtedness (A) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of ALARIS Medical or such Restricted Subsidiary, or (B) in connection with sale and leaseback transactions, in an aggregate principal amount with respect to clause (iv) not to exceed $20.0 million at any time outstanding; PROVIDED THAT in no event shall the aggregate principal amount of Indebtedness incurred pursuant to clause (iv)(B) exceed $5.0 million at any time outstanding;

        (v) Existing Indebtedness;


        (vi) the incurrence by ALARIS Medical or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture;



       (vii) the incurrence ALARIS Medical or any of its Restricted Subsidiaries of intercompany Indebtedness between or among ALARIS Medical and any of its Restricted Subsidiaries; PROVIDED, HOWEVER; that (a) any subsequent issuance or transfer (other than for security purposes) of Equity Interests and (b) any subsequent sale or other transfer (including for security purposes other than to secure Indebtedness permitted to be incurred pursuant to clause (i) of this paragraph) of such Indebtedness, in each case, that results in any such Indebtedness being held by a Person other than ALARIS Medical or any of its Restricted Subsidiaries shall be deemed to constitute an incurrence of such Indebtedness by ALARIS Medical or such Restricted Subsidiary, as the case may be, not permitted pursuant to this clause (vii);



      (viii) the incurrence by ALARIS Medical or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness of such Person so long as such floating rate Indebtedness is permitted by the terms of the Indenture to be outstanding or (b) exchange rate risk with respect to agreements or Indebtedness of such Person payable or denominated in a currency other than U.S. dollars;



        (ix) the incurrence by ALARIS Medical's Unrestricted Subsidiaries of Non-Recourse Debt; PROVIDED, HOWEVER; that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of ALARIS Medical;



        (x) the incurrence or issuance by ALARIS Medical or any of its Restricted Subsidiaries of Indebtedness or preferred stock (in addition to Indebtedness and preferred stock that may be incurred or issued pursuant to any other clause of this paragraph) in an aggregate principal amount at any one time outstanding not to exceed $30.0 million;


        (xi) the incurrence by any Foreign Subsidiary of Indebtedness and letters of credit to fund working capital and capital expenditure requirements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of such Foreign Subsidiary thereunder) in an aggregate maximum principal amount at any one time outstanding not to exceed $15.0 million;


       (xii) Obligations in respect of performance and surety bonds provided by ALARIS Medical in the ordinary course of business; and



      (xiii) the guarantee by ALARIS Medical or any Restricted Subsidiary of Indebtedness of ALARIS Medical or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant.



    For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (i) through (xiii) above as of the date of incurrence thereof, or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, ALARIS Medical shall, in its sole discretion, classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of ALARIS Medical as accrued.


    SALE AND LEASEBACK TRANSACTIONS


    The Indenture will provide that ALARIS Medical will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that ALARIS Medical may enter into a sale and leaseback transaction if (i) ALARIS Medical could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to (A) the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and/or (B) clause (iv)(B) of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" (as limited by the proviso to such clause), (ii) the Lien to secure such Indebtedness does not extend to or cover any assets of ALARIS Medical other than the assets which are the subject of the sale leaseback transaction, (iii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of ALARIS Medical and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iv) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales."


    LIENS


    The Indenture will provide that ALARIS Medical will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.


    LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED
     RESTRICTED SUBSIDIARIES


    The Indenture will provide that ALARIS Medical (i) will not, and will not permit any Restricted Subsidiary of ALARIS Medical to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of ALARIS Medical to any Person (other than ALARIS Medical or a Wholly Owned Restricted Subsidiary of ALARIS Medical), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of ALARIS Medical to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to ALARIS Medical or a Wholly Owned Restricted Subsidiary of ALARIS Medical.


    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES


    The Indenture will provide that ALARIS Medical will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or consensual restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to ALARIS Medical or any of its Restricted Subsidiaries on its Capital Stock or (b) pay any Indebtedness owed to ALARIS Medical or any of its Restricted Subsidiaries; (ii) make loans or advances to ALARIS Medical or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to ALARIS Medical or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (a) Existing Indebtedness, as in effect on the date of the Indenture; (b) the Credit Facility as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate than those contained in the Credit Facility as in effect on the date of the Indenture; (c) any Indebtedness permitted by the terms of the Indenture to be incurred by a Restricted Subsidiary of ALARIS Medical; (d) the Indenture, the Notes and the Exchange Notes; (e) applicable law; (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by ALARIS Medical or any of its Restricted Subsidiaries, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (g) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices; (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (i) an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or property or assets of a Restricted Subsidiary; PROVIDED that such restrictions are limited to the Restricted Subsidiary that is the subject of such agreement; (j) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition; (k) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the covenant described above under the caption "--Liens" that limit the right of ALARIS Medical or any of its Subsidiaries to dispose of the assets subject to such Lien; (l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; or (m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.


    MERGER, CONSOLIDATION, OR SALE OF ASSETS


    The Indenture will provide that ALARIS Medical may not consolidate or merge with or into (whether or not ALARIS Medical is the surviving entity), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to, another Person unless (i) ALARIS Medical is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than ALARIS Medical) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than ALARIS Medical) or the Person to which such sale, assignment, transfer, conveyance or other disposition will have been made assumes all the obligations of ALARIS Medical under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) ALARIS Medical or the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition will have been made will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock." The Indenture will also provide that ALARIS Medical may not, directly or indirectly, lease all or substantially all of its properties or assets in one or more related transactions to any Person. The foregoing will not prohibit a consolidation or merger between ALARIS Medical and a Wholly Owned Restricted Subsidiary, the transfer of all or substantially all of the properties or assets of ALARIS Medical to a

Wholly Owned Restricted Subsidiary or the transfer of all or substantially all of the properties or assets of a Wholly Owned Restricted Subsidiary to ALARIS Medical; PROVIDED that if ALARIS Medical is not the surviving entity of such transaction or the Person to which such transfer is made, the surviving entity or the Person to which such transfer is made shall comply with clause (ii) of this paragraph.


    TRANSACTIONS WITH AFFILIATES


    The Indenture will provide that ALARIS Medical will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to ALARIS Medical or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by ALARIS Medical or such Restricted Subsidiary with an unrelated Person and (ii) ALARIS Medical delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of ALARIS Medical set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and (iii) such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors of ALARIS Medical; PROVIDED that (a) any employment agreement entered into by ALARIS Medical or any of its Restricted Subsidiaries in the ordinary course of business of ALARIS Medical or such Restricted Subsidiary, (b) transactions between or among ALARIS Medical and/or its Restricted Subsidiaries, (c) payment of employee benefits, including bonuses, retirement plans and stock options, and director fees in the ordinary course of business, (d) Restricted Payments permitted by clauses (i), (iv), (v) and (vi) of the second paragraph of the covenant described under the caption "--Restricted Payments," and (e) transactions permitted by the provisions of the covenant described under the caption "--Sales of Accounts Receivable," in each case, shall not be deemed Affiliate Transactions.


    LINE OF BUSINESS


    ALARIS Medical will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to ALARIS Medical and its Restricted Subsidiaries taken as a whole.


    SALES OF ACCOUNTS RECEIVABLE


    ALARIS Medical may, and any of its Restricted Subsidiaries may, sell, at any time and from time to time, all of their respective accounts receivable to an Accounts Receivable Subsidiary; PROVIDED that (i) the cash received in each such sale is not less than 90% of the aggregate face value of the receivables sold and the remainder of the consideration received in each such sale is a promissory note (a "Promissory Note") which is subordinated to no Indebtedness or obligation other than the financial institution or other entity providing the financing to the Accounts Receivable Subsidiary with respect to such accounts receivable (a "Financier"); PROVIDED FURTHER that the Initial Sale will include all eligible accounts receivable of ALARIS Medical and/or its Restricted Subsidiaries that will be party to such arrangements in existence on the date of the Initial Sale, (ii) the cash proceeds received from the Initial Sale less reasonable and customary transaction costs will be deemed to be Net Proceeds and will be applied in accordance with the second paragraph of the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," and (iii) ALARIS Medical and its Restricted Subsidiaries will sell their accounts receivable to the Accounts Receivable Subsidiary no less frequently than on a weekly basis.

    ALARIS Medical (i) will not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from ALARIS Medical or any of its Restricted Subsidiaries to any other Person except on an arms-length basis and solely for consideration in the form of cash or Marketable Securities, (ii) will not permit the Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase, financing and sale of accounts receivable of ALARIS Medical and its Restricted Subsidiaries and activities incidental thereto, (iii) will not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP,
(iv) will, at least as frequently as monthly, cause the Accounts Receivable Subsidiary to remit to ALARIS Medical as payment on the Promissory Notes, all available cash or Marketable Securities not held in a collection account pledged to a Financier, to the extent not applied to pay or maintain reserves for reasonable operating expenses of the Account Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements and (v) will not, and will not permit any of its Subsidiaries to, sell accounts receivable to any Accounts Receivable Subsidiary upon (1) the occurrence of a Default with respect to ALARIS Medical and its Restricted Subsidiaries and (2) the occurrence of certain events of bankruptcy or insolvency with respect to such Accounts Receivable Subsidiary.


    REPORTS


    The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, ALARIS Medical will furnish to the Holders of the Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if ALARIS Medical were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of ALARIS Medical and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by ALARIS Medical's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if ALARIS Medical were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, ALARIS Medical will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, ALARIS Medical has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an Event of Default:

        (i) default in payment when due of principal or premium, if any, on the Notes at maturity, upon redemption or otherwise;


        (ii) failure by ALARIS Medical for 30 days after receipt of notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the covenants described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," "--Certain Covenants--Sale and Leaseback Transactions," "--Certain Covenants--Merger, Consolidation, or Sale of Assets" or "--Certain Covenants--Sales of Accounts Receivable;"

       (iii) failure by ALARIS Medical for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with its other agreements in the Indenture and the Notes;



        (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ALARIS Medical or any of its Restricted Subsidiaries (or the payment of which is guaranteed by ALARIS Medical or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay when due at final stated maturity (giving effect to any grace period related thereto) principal of (a "Payment Default") or
    (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;



        (v) failure by ALARIS Medical or any of its Restricted Subsidiaries to pay final judgments (to the extent not covered by insurance and as to which the insurer has not acknowledged coverage in writing) aggregating in excess of $15.0 million, which judgments are not paid, fully bonded, discharged or stayed within 60 days after their entry; and



        (vi) certain events of bankruptcy or insolvency with respect to ALARIS Medical or any Restricted Subsidiary of ALARIS Medical that is a Significant Subsidiary or group of Restricted Subsidiaries of ALARIS Medical that, together, would constitute a Significant Subsidiary.


    To the extent that the last day of the period referred to in clauses (i),
(iii), (iv) or (vi) of the immediately preceding paragraph is not a Business Day, then the first Business Day following such day shall be deemed to be the last day of the period referred to in such clauses. Any "day" will be deemed to end as of 11:59 p.m., New York City time.


    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable by notice in writing to ALARIS Medical and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to ALARIS Medical, all outstanding Notes will become due and payable without further action or notice. Upon any acceleration of maturity of the Notes, all principal of and accrued interest on, if any (if on or after August 1, 2003) or Accreted Value (if prior to August 1, 2003), of the Notes shall be due and payable immediately. The Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.



    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of ALARIS Medical with the intention of avoiding payment of the premium that ALARIS Medical would have had to pay if ALARIS Medical then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to August 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of ALARIS Medical with the intention of avoiding the prohibition on redemption of the Notes prior to August 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.


    The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes. The Trustee may withhold from the Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, if any) if it determines that withholding notice is in such Holders' interest.


    ALARIS Medical is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and ALARIS Medical is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of ALARIS Medical, ALARIS Medical Systems, ALARIS Release and IVAC Overseas, as such, shall have any liability for any obligations of ALARIS Medical, ALARIS Medical Systems, ALARIS Release and IVAC Overseas under the Notes, the Indenture and the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE


    ALARIS Medical may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of the Holders of the outstanding Notes to receive payments in respect of the principal amount at maturity or Accreted Value (as applicable) of, premium, if any, interest, if any, on such Notes when such payments are due from the trust referred to below, (ii) ALARIS Medical's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and ALARIS Medical's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, ALARIS Medical may, at its option and at any time, elect to have the obligations of ALARIS Medical released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "--Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes.



    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) ALARIS Medical must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount at maturity or Accreted Value (as applicable) of, premium, if any, interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and ALARIS Medical must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, ALARIS Medical shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) ALARIS Medical has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, ALARIS Medical shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which ALARIS Medical or any of its Subsidiaries is a party or by which ALARIS Medical or any of its Subsidiaries is bound; (vi) ALARIS Medical must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) ALARIS Medical must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by ALARIS Medical with the intent of preferring the Holders of Notes over the other creditors of ALARIS Medical with the intent of defeating, hindering, delaying or defrauding creditors of ALARIS Medical or others; and (viii) ALARIS Medical must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE


    A Holder of Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder of Notes, among other things, to furnish appropriate endorsements and transfer documents and ALARIS Medical may require a Holder of Notes to pay any taxes and fees required by law or permitted by the Indenture. ALARIS Medical is not required to transfer or exchange any Note selected for redemption. Also, ALARIS Medical is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.


    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for Notes).

    Without the consent of each Holder of Notes affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder of Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal amount at maturity of or change the fixed maturity of any Note, alter the provisions with respect to the redemption of the Notes (other than the provisions described under the caption "--Repurchase at the Option of Holders") or amend or modify the calculation of Accreted Value so as to reduce the amount of the Accreted Value of the Notes; (iii) reduce the rate of or change the time for payment of interest on any Notes; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) waive a redemption or repurchase payment with respect to any Note or (vii) make any change to the provisions of

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the Indenture relating to waiver of past Defaults or the rights of Holders of the Notes to receive payments of principal of or interest on the Notes or in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, without the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for the Notes), no waiver or amendment to the Indenture may make any change in the provisions of the covenants described under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Repurchase at the Option of Holders--Asset Sales" that adversely affect the rights of any Holder of Notes.


    Notwithstanding the foregoing, without the consent of any Holder of Notes, ALARIS Medical and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption of ALARIS Medical's obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of ALARIS Medical's assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for the issuance of additional Notes in accordance with the provisions set forth in the Indenture as in effect on the date of the issuance of the Notes.


CONCERNING THE TRUSTEE


    The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of ALARIS Medical, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with ALARIS Medical; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.


    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to ALARIS Medical, Inc., 10221 Wateridge Circle, San Diego, California 92121, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

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    Notes that are issued as described below under "--Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, such Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred, subject to the transfer restrictions set forth in the Indenture.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, interest, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    CERTIFICATED NOTES

    Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as, any other capitalized terms used herein for which no definition is provided. For purposes of making any determination of any amount under any single definition set forth below, such determination shall be made without double counting of any item; PROVIDED that with respect to the definition of "Fixed Charge Coverage Ratio" it shall not be deemed to be double counting if an item is included in the calculation of each of "Consolidated EBITDA" and "Fixed Charges."

    "9 3/4% NOTES" means the 9 3/4% Senior Subordinated Notes due 2006 of ALARIS Medical Systems issued pursuant to an indenture dated November 26, 1996 among ALARIS Medical Systems, IMED International Trading Corp., IVAC Overseas Holdings Inc. and United States Trust Company of New York, as trustee.


    "ACCOUNTS RECEIVABLE SUBSIDIARY" means a newly created, Wholly Owned Subsidiary of ALARIS Medical (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of ALARIS Medical and/or its Restricted Subsidiaries, (ii) which is designated by the Board of Directors of ALARIS Medical as an Accounts Receivables Subsidiary pursuant to a Board of Directors' resolution set forth in an Officers' Certificate and delivered to the Trustee,
(iii) that has total assets at the time of such creation and designation with a book value of $10,000 or less, (iv) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by ALARIS Medical or any Restricted Subsidiary of ALARIS Medical, (b) is at any time recourse to or obligates ALARIS Medical or any other Restricted Subsidiary of ALARIS Medical in any way, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with the sale of accounts receivable to such Accounts Receivable Subsidiary or (c) subjects any property or asset of ALARIS Medical or any other Restricted

Subsidiary of ALARIS Medical, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable, (v) with which neither ALARIS Medical nor any Restricted Subsidiary of ALARIS Medical has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with sales of accounts receivable in accordance with the covenant described under the caption "--Certain Covenants--Sale of Accounts Receivables" and fees payable in the ordinary course of business in connection with servicing accounts receivable and (vi) with respect to which neither ALARIS Medical nor any Restricted Subsidiary of ALARIS Medical has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.


    "ACCRETED VALUE" means, as of any date of determination prior to August 1, 2003, with respect to any Note, the sum of (a) the initial offering price to investors of such Note and (b) the portion of the excess of the principal amount of such Note over such initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such Note at a rate of 11 1/8% per annum, compounded semi-annually on each February 1 and August 1 from August 1, 2003 to the date of issuance) which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 11 1/8% per annum of the initial offering price of such Note, compounded semi-annually on each February 1 and August 1 from the date of issuance of the Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or, indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.


    "ALARIS MEDICAL SYSTEMS" means ALARIS Medical Systems, Inc., a Wholly Owned Subsidiary of ALARIS Medical.



    "ASSET SALE" means (i) the sale, lease, conveyance, or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than (A) sales of inventory in the ordinary course of business consistent with past practice or (B) sales of accounts receivables to the Accounts Receivable Subsidiary in accordance with the covenant described under the caption "--Certain Covenants--Sales of Accounts Receivable" (PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of ALARIS Medical and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the covenant described under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by ALARIS Medical or any of its Restricted Subsidiaries of Equity Interests of any of ALARIS Medical's Restricted Subsidiaries, in the case of clauses (i) and (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing: (i) a transfer of assets by ALARIS Medical to a Restricted Subsidiary or by a Restricted Subsidiary to ALARIS Medical or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to

ALARIS Medical or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the covenant described under the caption "--Certain Covenants-- Restricted Payments" and (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets will not be deemed to be Asset Sales.


    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.


    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of ALARIS Medical and its Subsidiaries taken as a whole to any "person" (as defined in Section 13 (d) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principal and his Related Parties; (ii) the adoption of a plan for the liquidation or dissolution of ALARIS Medical; (iii) ALARIS Medical consolidates with, or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of ALARIS Medical is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of ALARIS Medical is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (B) either (1) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Voting Stock of ALARIS Medical immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction or (2) if, immediately prior to such transaction ALARIS Medical is a direct or indirect Subsidiary of any other Person (each such other Person, the "Holding Company"), the "beneficial owners" (as defined above) of the outstanding Voting Stock of such Holding Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) other than the Principal and his Related Parties becomes the "beneficial owner" (as defined above) of more than 40% of the voting power of the Voting Stock of ALARIS Medical, or (v) during any consecutive two-year period, the first day on which a majority of the members of the Board of Directors of Parent who were members of the Board of Directors at the beginning of such period are not Continuing Directors.


    "CONSOLIDATED EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, PLUS, to the extent deducted in computing Consolidated Net Income, (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (ii) Consolidated Interest Expense of such Person for such period, (iii) depreciation and amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period and (iv) any extraordinary or non-recurring loss and any net loss realized in connection with either an Asset Sale or the extinguishment of Indebtedness, in each case, on a consolidated basis determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount and deferred financing costs, except as set forth in the proviso to this definition, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, net payments, if any, pursuant to Hedging Obligations and imputed interest with respect to Attributable Debt; PROVIDED, HOWEVER; that in no event shall any amortization of deferred financing cost incurred on or prior to the date of the Indenture in connection with the Credit Facility or any amortization of deferred financing costs incurred in connection with the issuance of the Notes be included in Consolidated Interest Expense).

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER; that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary thereof in cash, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not, at the date of determination, permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.


    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the relevant Person who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) became a member of the Board of Directors as a result of the actions of the Principal; PROVIDED that at the time the Principal took any such action, the Principal was the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) in excess of 50% of the Voting Stock of ALARIS Medical.



    "CONVERTIBLE DEBENTURES" means the 7 1/4% Convertible Subordinated Debentures due 2002 of ALARIS Medical issued pursuant to the Indenture, dated as of January 15, 1992, between ALARIS Medical and U.S. Trust Company of California, N.A. as in effect on the date of the Indenture.



    "CREDIT AGREEMENTS" means, with respect to ALARIS Medical and its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "CREDIT FACILITY" means that certain credit agreement, dated as of November 26, 1996, by and among ALARIS Medical, ALARIS Medical Systems, Bankers Trust Company, as administration agent and syndication agent, Banque Paribas, as documentation agent and syndication agent, Donaldson, Lufkin & Jenrette Securities Corporation, as syndication agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (together with any amendment, modification, renewal, refunding, replacement or refinancing to or of any of the foregoing (collectively, a "Modification") or to any Modification, ad infinitum), including, without limitation, any agreement modifying the maturity or amortization schedule of or refinancing or refunding all or any portion of the Indebtedness thereunder or increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties.


    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


    "DESIGNATED EQUITY PROCEEDS" means any net cash proceeds received by ALARIS Medical after the date of this Indenture from the issuance and sale of its Qualified Capital Stock (other than Qualified Capital Stock sold to a Subsidiary of ALARIS Medical) providing the basis for (i) a redemption of Notes in a transaction consummated in compliance with the second paragraph of the section captioned "--Optional Redemption," (ii) an addition to the cumulative amount calculated pursuant to clause (b) of the first paragraph of the covenant described under the caption "--Certain Covenants--Restricted Payments," or (iii) the incurrence of additional Indebtedness pursuant to clause (iii) of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," in each case, as designated by a written resolution of the Board of Directors of ALARIS Medical filed with the Trustee on or prior to the earlier to occur of (i) the use of such net cash proceeds and (ii) 180 days from the date such net cash proceeds are received by ALARIS Medical. In no event shall the same net cash proceeds be treated as Designated Equity Proceeds for more than one purpose under the Indenture. Once designated for a particular purpose, such net cash proceeds may not be redesignated for an alternative purpose. In addition, to the extent that any such Qualified Capital Stock ceases to be outstanding for any reason, any Restricted Payment or Indebtedness that was made or incurred as a result of the receipt of net cash proceeds from the issuance of such Qualified Capital Stock shall cease (as of the date on which such Qualified Capital Stock ceases to be outstanding) to be permitted by virtue of the issuance of such Qualified Capital Stock.



    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, except to the extent such capital stock is exchangeable into Indebtedness at the option of the issuer thereof and only subject to the terms of any debt instrument to which such issuer is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or convertible or exchangeable into Indebtedness on or prior to date on which the Notes mature; PROVIDED, HOWEVER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require ALARIS Medical to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that ALARIS Medical may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments."


    "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" (or higher) according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's

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Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EXCESS AMOUNT" means, with respect to any Credit Agreement, the amount by which aggregate payments of principal thereunder exceed the aggregate payments of principal required to be made through the date of determination, in respect of any term Indebtedness, under the amortization schedule of such Credit Agreement.


    "EXISTING INDEBTEDNESS" means Indebtedness of ALARIS Medical and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the Indenture until such amounts are repaid, including, without limitation, the 9 3/4% Notes.


    "FIXED CHARGES" means, with respect to any Person for any period, the sum of
(i) the Consolidated Interest Expense of such Person for such period and (ii) any interest expense on Indebtedness of another Person that is (A) guaranteed by the referent Person or one of its Restricted Subsidiaries (whether or not such guarantee is called upon) or (B) secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Lien is called upon); PROVIDED THAT with respect to clause (ii)(B), the amount of Indebtedness (and attributable interest expense) shall be equal to the lesser of (I) the principal amount of the Indebtedness secured by the assets of such Person or one of its Restricted Subsidiaries and (II) the fair market value (as determined by the Board of Directors of such Person and set forth in an Officers' Certificate delivered to the Trustee) of the assets securing such Indebtedness and (iii) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, TIMES (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.


    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that ALARIS Medical or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by ALARIS Medical or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and shall give pro forma effect to the Indebtedness and the Consolidated EBITDA of the Person which is the subject of any such acquisition, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "FOREIGN SUBSIDIARY" means any Restricted Subsidiary of ALARIS Medical organized and existing under the laws of any jurisdiction outside of the United States.



    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Securities and Exchange Commission or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time; PROVIDED, HOWEVER, that all reports and other financial information provided by ALARIS Medical to the Holders of the Notes, the Trustee and/or the Commission shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information.


    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates and (iii) indemnity agreements and arrangements entered into in connection with the agreements and arrangements described in clauses (i) and (ii).

    "INCUR" means, with respect to any Indebtedness (including Acquired Debt), to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of such Indebtedness (including Acquired Debt); PROVIDED that (i) neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness and (ii) the assumption of Indebtedness by the surviving entity of a transaction permitted by the last sentence of the covenant described under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets" in existence at the time of such transaction shall not be deemed to be an incurrence of Indebtedness. The term "incurrence" has corresponding meaning.


    "INDEBTEDNESS" means, with respect to any Person without duplication, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), the maximum fixed repurchase price of Disqualified Stock issued by such Person and the liquidation preference of preferred stock issued by such Person, in each case if held by any Person other than ALARIS Medical or a Wholly Owned Restricted Subsidiary of ALARIS Medical, and, to the extent not otherwise included, the Guarantee by such Person of any such indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INITIAL SALE" means the first transaction in which accounts receivable are sold by ALARIS Medical and/or its Restricted Subsidiaries to an Accounts Receivable Subsidiary.



    "INSTRUMENT CONTRACT" means any contract or agreement to which ALARIS Medical or any of its Restricted Subsidiaries is a party pursuant to which the other party to any such contract or agreement acquires on behalf of itself or another party instruments from ALARIS Medical or such Restricted Subsidiary at no or reduced initial cost by paying a premium (a portion of which is recorded by ALARIS Medical in accordance with GAAP as interest income) for subsequent purchases of disposable administration sets.



    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by ALARIS Medical for consideration consisting of common equity securities of ALARIS Medical shall not be deemed to be an Investment. If ALARIS Medical or any Restricted Subsidiary of ALARIS Medical sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of ALARIS Medical, or any Restricted Subsidiary of ALARIS Medical issues Equity Interests, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of ALARIS Medical, ALARIS Medical shall be deemed to have made an Investment on the date of any such sale, disposition or issuance equal to the fair market value of the Equity Interests of such Person held by ALARIS Medical or such Restricted Subsidiary immediately following any such sale, disposition or issuance.


    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


    "MARKETABLE SECURITIES" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution or any lender under the Credit Facility, (iii) commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of ALARIS Medical) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.


    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).


    "NET PROCEEDS" means the aggregate cash proceeds received by ALARIS Medical or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, amounts required to be applied to the repayment of Indebtedness (other than long-term Indebtedness of a Restricted Subsidiary of such Person and Indebtedness under any Credit Agreement) secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.


    "NON-RECOURSE DEBT" means Indebtedness (i) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ALARIS Medical or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ALARIS Medical or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by ALARIS Medical or any of its Restricted Subsidiaries if ALARIS Medical or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.


    "OBLIGATIONS" means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


    "PERMITTED BUSINESS" means (i) the same or a similar line of business as ALARIS Medical and its Restricted Subsidiaries are engaged in on the date of the Indenture and (ii) such business activities as are complementary to or are incidental, ancillary or related to the foregoing.



    "PERMITTED INVESTMENTS" means (i) Investments in ALARIS Medical or in a Restricted Subsidiary of ALARIS Medical (including, without limitation, guarantees of the Indebtedness and/or other Obligations of ALARIS Medical and/or any Restricted Subsidiary of ALARIS Medical, so long as such Indebtedness and/or other Obligations are permitted under the Indenture), (ii) Investments in Marketable Securities, (iii) Investments by ALARIS Medical or any Restricted Subsidiary of ALARIS Medical in, or the purchase of the securities of, a Person if, as a result of such Investment, (a) such person becomes a Restricted Subsidiary of ALARIS Medical or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ALARIS Medical or a Restricted Subsidiary of ALARIS Medical, (iv) Investments in accounts and notes receivable acquired in the ordinary course of business, (v) Investments in connection with the sale of medical instruments pursuant to Instrument Contracts or any leasing of medical instruments in the ordinary course of business, (vi) any non-cash consideration received in connection with an Asset Sale that complies with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," (vi) Investments in connection with Hedging Obligations permitted to be incurred under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (vii) loans to employees not to exceed $1,000,000 at any time outstanding and (viii) Investments in an Accounts Receivable Subsidiary received in consideration of sales of accounts receivable in accordance with the covenant described under the caption "--Certain Covenants--Sales of Accounts Receivable."



    "PERMITTED LIENS" means (i) Liens on property of ALARIS Medical and its Subsidiaries securing (a) any Credit Agreement, (b) Indebtedness of any Restricted Subsidiary permitted to be incurred pursuant to the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," or (c) Hedging Obligations permitted to be incurred under the Indenture; (ii) Liens in favor of ALARIS Medical or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with ALARIS Medical or any Restricted Subsidiary of ALARIS Medical; PROVIDED, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets of ALARIS Medical or any Restricted Subsidiary of ALARIS Medical other than the assets acquired in such merger or consolidation; (iv) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of ALARIS Medical; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and do not extend to any assets of ALARIS Medical or any other Restricted Subsidiary of ALARIS Medical; (v) Liens on property existing at the time of acquisition thereof by ALARIS Medical or any Restricted Subsidiary of ALARIS Medical; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of ALARIS Medical or any of its Restricted Subsidiaries other than the property so acquired; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause
(iii) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness or the assets which are the subject of the sale leaseback transaction, as the case may be; (x) Liens incurred in the ordinary course of business of ALARIS Medical or any Restricted Subsidiary of ALARIS Medical with respect to obligations not constituting Indebtedness for borrowed money that do not exceed $15.0 million in the aggregate at any one time outstanding; (xi) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; PROVIDED that (a) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" (xii) Liens in favor of the lessee on instruments which are the subject of leases entered into in the ordinary course of business; PROVIDED that any such Lien shall not extend to or cover any assets or property of ALARIS Medical and its Restricted Subsidiaries that is not the subject of any such lease; (xiii) Liens in favor of the contracting party in instruments which are the subject of Instrument Contracts entered into in the ordinary course of business; PROVIDED that any such Lien shall not extend to or cover any assets or property of ALARIS Medical and its Restricted Subsidiaries that is not the subject of any such Instrument Contract; (xiv) Liens to secure Attributable Debt that is permitted to be incurred pursuant to the covenant described under the caption "--Certain Covenants--Sale and Leaseback Transactions;" PROVIDED that any such Lien shall not extend to or cover any assets of ALARIS Medical other than the assets which are the subject of the sale leaseback transaction in which the Attributable Debt is incurred; and (xv) Liens to secure the performance of ALARIS Medical under the Indenture and the Notes.



    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of ALARIS Medical or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ALARIS Medical or any of its Restricted Subsidiaries; PROVIDED that: (i) the principal amount (or Accreted Value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or Accreted Value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date at least as late as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred by ALARIS Medical or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


    "PRINCIPAL" means Jeffry M. Picower.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Stock.

    "RELATED PARTY" means, with respect to the Principal, (i) any spouse or immediate family member of the Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (i).

    "REPLACEMENT ASSETS" means (i) a business permitted by the covenant described under the caption "--Certain Covenants--Line of Business," (ii) a controlling equity interest in any Person engaged in a line of business permitted by the covenant described under the caption "--Certain Covenants--Line of Business" or (iii) tangible assets, product distribution rights or intellectual property or rights thereto used in a line of business permitted by the covenant described under the caption "--Certain Covenants--Line of Business."

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.


    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof); PROVIDED, HOWEVER; that the Accounts Receivable Subsidiary and its Subsidiaries shall not be deemed Subsidiaries of ALARIS Medical or any of its other Subsidiaries.



    "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors of ALARIS Medical as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with ALARIS Medical or any Restricted Subsidiary of ALARIS Medical unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ALARIS Medical or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ALARIS Medical; (iii) is a Person with respect to which neither ALARIS Medical nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ALARIS Medical or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the covenant described under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of ALARIS Medical as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," ALARIS Medical shall be in default of such covenant from the date of such incurrence). The Board of Directors of ALARIS Medical may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ALARIS Medical of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.


    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION


    Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. ALARIS Medical has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any Participating Broker-Dealer for use in connection with any such
resale. In addition, until           , 1999, all dealers effecting transactions
in the Exchange Notes may be required to deliver a prospectus.


    ALARIS Medical will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, ALARIS Medical promptly will send additional copies of this Prospectus, as it may be amended or supplemented from time to time, to any Participating Broker-Dealer upon request. ALARIS Medical has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for all of the holders of Old Notes) other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the Old Notes against certain liabilities, including liabilities under the Securities Act.

                             AVAILABLE INFORMATION

    ALARIS Medical has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to ALARIS Medical and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as ALARIS Medical, that file electronically with the Commission. The address of such site is http://www.sec.gov.


    ALARIS Medical is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. ALARIS Medical has agreed pursuant to the Indenture that, whether or not required by the rules and regulations of the Commission, for so long as any Notes are outstanding, ALARIS Medical shall furnish to the holders of the Notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the commission on Form 10-Q and 10-K if ALARIS Medical were required to file such form, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of ALARIS Medical and its Restricted Subsidiaries (as defined) and, with respect to the annual information only, a report thereon by the ALARIS Medical's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if ALARIS Medical was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, ALARIS Medical shall file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Moreover, ALARIS Medical has agreed that, for so long as any Notes remain outstanding, they will furnish to holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

                                 LEGAL MATTERS


    Certain legal matters with respect to the validity of the New Notes will be passed upon for the Company by Gordon Altman Butowsky Weitzen Shalov & Wein, New York, New York.


                                    EXPERTS

    The financial statements of ALARIS Medical, Inc. and its subsidiaries as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and the financial statements of IVAC Holdings, Inc. and its subsidiaries as of December 31, 1995 and for the year then ended included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
ALARIS Medical, Inc. (unaudited)

Condensed Consolidated Balance Sheet at December 31, 1997 and September
  30, 1998................................................................  F-2
Condensed Consolidated Statement of Operations for the nine months ended
  September 30, 1997 and 1998.............................................  F-3
Condensed Consolidated Statement of Cash Flows for the nine months ended
  September 30, 1997 and 1998.............................................  F-4
Condensed Consolidated Statement of Changes in Stockholders' Equity for
  the nine months ended September 30, 1998................................  F-5
Notes to the Condensed Consolidated Financial Statements..................  F-6

ALARIS Medical, Inc. (audited)

Report of Independent Accountants.........................................  F-13
Consolidated Balance Sheet at December 31, 1996 and 1997..................  F-14
Consolidated Statement of Operations for the years ended December 31,
  1995, 1996 and 1997.....................................................  F-15
Consolidated Statement of Cash Flows for the years ended December 31,
  1995, 1996 and 1997.....................................................  F-16
Consolidated Statement of Stockholder's Equity for the years ended
  December 31, 1995, 1996 and 1997........................................  F-17
Notes to the Consolidated Financial Statements............................  F-18

IVAC Holdings, Inc. (audited)

Report of Independent Accountants.........................................  F-47
Consolidated Balance Sheet at December 31, 1995...........................  F-48
Consolidated Statement of Operations for the year ended December 31,
  1995....................................................................  F-49
Consolidated Statement of Cash Flows for the year ended December 31,
  1995....................................................................  F-50
Consolidated Statement of Shareholders' Equity (Deficit) for the year ended December 31, 1995.................................................  F-51
Notes to the Consolidated Financial Statements............................  F-52

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

         (DOLLAR AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            SEPTEMBER
                                                                                            DECEMBER 31,       30,
                                                                                                1997          1998
                                                                                            ------------   -----------
                                                                                                           (UNAUDITED)
                                                        ASSETS
Current assets:
  Cash....................................................................................   $   6,984      $  45,098
  Receivables, net........................................................................      83,406         89,548
  Inventories.............................................................................      61,666         78,297
  Prepaid expenses and other current assets...............................................      23,260         21,829
                                                                                            ------------   -----------
    Total current assets..................................................................     175,316        234,772

Net investment in sales-type leases, less current portion.................................      30,404         21,100
Property, plant and equipment, net........................................................      55,365         60,032
Other non-current assets..................................................................      16,279         22,310
Intangible assets, net....................................................................     287,933        314,833
                                                                                            ------------   -----------
                                                                                             $ 565,297      $ 653,047
                                                                                            ------------   -----------
                                                                                            ------------   -----------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.......................................................   $  14,559      $  12,517
  Accounts payable........................................................................      24,042         21,722
  Accrued expenses and other current liabilities..........................................      52,668         64,061
                                                                                            ------------   -----------
    Total current liabilities.............................................................      91,269         98,300
                                                                                            ------------   -----------
Long-term debt............................................................................     431,571        530,877
Other non-current liabilities.............................................................      10,508         15,741
                                                                                            ------------   -----------
    Total non-current liabilities.........................................................     442,079        546,618
                                                                                            ------------   -----------

Contingent liabilities and commitments (Note 7)

Stockholders' equity:
  Common stock, authorized 75,000 shares at $.01 par value; issued and outstanding--59,102
    shares and 59,214 shares at December 31, 1997 and September 30, 1998, respectively....         591            592
  Capital in excess of par value..........................................................     148,341        148,731
  Accumulated deficit.....................................................................    (111,330)      (136,072)
  Treasury stock..........................................................................      (2,027)        (2,027)
  Equity adjustment for foreign currency translation......................................      (3,626)        (3,095)
                                                                                            ------------   -----------
    Total stockholders' equity............................................................      31,949          8,129
                                                                                            ------------   -----------
                                                                                             $ 565,297      $ 653,047
                                                                                            ------------   -----------
                                                                                            ------------   -----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (DOLLAR AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
Sales.....................................................................................  $  256,897  $  271,881
Cost of sales.............................................................................     136,731     138,025
                                                                                            ----------  ----------
Gross margin..............................................................................     120,166     133,856
                                                                                            ----------  ----------
Selling and marketing expenses............................................................      47,805      52,106
General and administrative expenses.......................................................      28,208      30,059
Research and development expenses.........................................................      12,725      14,126
Purchased in-process research and development.............................................          --      28,334
Integration and other non-recurring charges...............................................      17,592       1,112
                                                                                            ----------  ----------
  Total operating expenses................................................................     106,330     125,737
                                                                                            ----------  ----------
Lease interest income.....................................................................       3,417       3,407
                                                                                            ----------  ----------
  Income from operations..................................................................      17,253      11,526
                                                                                            ----------  ----------
Other income (expenses):
  Interest income.........................................................................         442         658
  Interest expense........................................................................     (32,972)    (34,809)
  Other, net..............................................................................        (446)       (667)
                                                                                            ----------  ----------
Total other expense.......................................................................     (32,976)    (34,818)
                                                                                            ----------  ----------
Loss before income taxes..................................................................     (15,723)    (23,292)
Provision for (benefit from) income taxes.................................................      (5,500)      1,450
                                                                                            ----------  ----------
Net loss..................................................................................  $  (10,223) $  (24,742)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Net loss per common share assuming no dilution..........................................  $     (.17) $     (.42)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Net loss per common share assuming dilution.............................................  $     (.17) $     (.42)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average common shares outstanding assuming no dilution...........................      58,645      58,692
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted average common shares outstanding assuming dilution..............................      58,645      58,692
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
Net cash (used) provided by operating activities..........................................  $      776  $   30,169
                                                                                            ----------  ----------
Cash flows from investing activities:
  Net decrease in restricted cash and investments.........................................       2,332          --
  Return of capital by investee...........................................................         148          --
  Net capital expenditures................................................................     (15,107)    (16,795)
  Acquisition and license of technology...................................................          --     (59,842)
                                                                                            ----------  ----------
Net cash used in investing activities.....................................................     (12,627)    (76,637)
                                                                                            ----------  ----------

Cash flows from financing activities:
  Principal payments on long-term debt....................................................      (3,935)    (20,228)
  Proceeds from term loan borrowing.......................................................          --      30,000
  Proceeds under revolving credit facility................................................      18,800      34,800
  Repayments under revolving credit facility..............................................      (7,500)    (60,000)
  Principal payments on acquired debt.....................................................          --      (4,822)
  Proceeds from issuance of notes payable.................................................          --     109,892
  Debt issue costs........................................................................        (662)     (5,390)
  Purchase of treasury stock..............................................................      (1,293)         --
  Proceeds from exercise of stock options.................................................         168         255
                                                                                            ----------  ----------
Net cash provided by (used in) financing activities.......................................       5,578      84,507
                                                                                            ----------  ----------
Effect of exchange rate changes on cash...................................................        (783)         75
                                                                                            ----------  ----------
Net decrease in cash......................................................................      (7,056)     38,114
Cash at beginning of period...............................................................      12,084       6,984
                                                                                            ----------  ----------
Cash at end of period.....................................................................  $    5,028  $   45,098
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
                        STOCKHOLDERS' EQUITY (UNAUDITED)

                    (DOLLAR AND SHARE AMOUNTS IN THOUSANDS)

                                                                                                                           EQUITY
                                                                                                                         ADJUSTMENT
                                                COMMON STOCK        CAPITAL IN                      TREASURY STOCK       FOR FOREIGN
                                          ------------------------   EXCESS OF   ACCUMULATED   ------------------------   CURRENCY
                                            SHARES       AMOUNT      PAR VALUE     DEFICIT       SHARES       AMOUNT     TRANSLATION
                                          -----------  -----------  -----------  ------------  -----------  -----------  -----------
Balance at December 31, 1997............      59,102    $     591    $ 148,341    $ (111,330)         453    $  (2,027)   $  (3,626)

Exercise of stock options...............         112            1          255

Tax benefit from stock options..........                                   135

Equity adjustment for foreign currency
  translation...........................                                                                                        531

Net income for the period...............                                             (24,742)
                                          -----------       -----   -----------  ------------         ---   -----------  -----------
Balance at September 30, 1998...........      59,214    $     592    $ 148,731    $ (136,072)         453    $  (2,027)   $   3,095
                                          -----------       -----   -----------  ------------         ---   -----------  -----------
                                          -----------       -----   -----------  ------------         ---   -----------  -----------


                                            TOTAL
                                          ---------
Balance at December 31, 1997............  $  31,949
Exercise of stock options...............        256
Tax benefit from stock options..........        135
Equity adjustment for foreign currency
  translation...........................        531
Net income for the period...............    (24,742)
                                          ---------
Balance at September 30, 1998...........  $   8,129
                                          ---------
                                          ---------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BUSINESS AND STATEMENT OF ACCOUNTING POLICY

THE COMPANY:

    ALARIS Medical, Inc. ("ALARIS Medical"), formerly Advanced Medical, Inc., operating through its consolidated subsidiaries, designs, manufactures, distributes and services intravenous infusion therapy and vital signs measurement instruments and related disposables and accessories. On November 26, 1996, IMED Corporation ("IMED"), then a wholly-owned subsidiary of Advanced Medical, Inc., ("Advanced Medical") acquired all of the outstanding stock of IVAC Holdings, Inc. ("IVAC Holdings") and its subsidiaries including IVAC Medical Systems, Inc. (Note 2). In connection with the acquisition, IMED and IVAC Medical Systems, Inc. were merged into IVAC Holdings (the "Merger"), which then changed its name to ALARIS Medical Systems, Inc. ("ALARIS Medical Systems"). ALARIS Medical and its subsidiaries are collectively referred to as the "Company." The acquisition was accounted for as a purchase.

STATEMENT OF ACCOUNTING POLICY:

    The accompanying financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures herein are adequate to make the information not misleading.

    In the opinion of the Company, the accompanying financial statements contain all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the Company's financial position as of September 30, 1998, and the results of its operations and its cash flows for the nine months ended September 30, 1997 and 1998.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

NET INCOME (LOSS) PER COMMON SHARE:

    The Company's net income (loss) per common share assuming no dilution is computed using the weighted average number of common shares outstanding. The Company's net income (loss) per common share assuming dilution is computed using the weighted average number of common shares outstanding plus dilutive potential common shares using the treasury stock method at the average market price during the reporting period (Note 7).

NOTE 2--THE MERGER

    On November 26, 1996, IMED acquired all of the outstanding stock of IVAC Holdings and its subsidiaries including IVAC Medical Systems, Inc., in exchange for $390,000 plus acquired cash of $7,225 less total debt assumed aggregating $173,314 plus related expenses. The Merger was financed with $204,200 in bank debt and $200,000 in senior subordinated notes. Subsequent to the acquisition, IVAC

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--THE MERGER (CONTINUED)
Medical Systems, Inc. and IMED were merged into IVAC Holdings, which subsequently changed its name to ALARIS Medical Systems, Inc.

    In connection with the Merger, ALARIS Medical contributed $19,588 to IMED (the "Capital Contribution"). The Capital Contribution was funded in part through the sale to Decisions Incorporated ("Decisions"), a corporation wholly owned by ALARIS Medical's principal stockholder, of 13,333 shares of its common stock for aggregate proceeds of $40,000 (the "Decisions Contribution"). The balance of the Capital Contribution was funded with existing cash balances of ALARIS Medical. The portion of the net proceeds of the Decisions Contribution not applied to make the Capital Contribution was used by ALARIS Medical to redeem $21,924 principal amount of its 15% subordinated debentures due 1999 and fund the redemption of ALARIS Medical's outstanding preferred stock. In connection with the Decisions Contribution, Decisions exchanged an aggregate of $37,500 in principal amount of convertible promissory notes previously issued by ALARIS Medical for 29,416 shares of ALARIS Medical common stock, including 3,333 shares issued as an inducement to convert.

    The acquisition was accounted for as a purchase, whereby the purchase price, including related expenses, was allocated to identified assets, including intangible assets, purchased research and development and liabilities based upon their respective fair values. The excess of the purchase price over the value of identified assets and liabilities, in the amount of $132,482, was recorded as goodwill and is being amortized over its estimated life of thirty years.

NOTE 3--ACQUISITIONS AND LICENSES

    On July 17, 1998, pursuant to an agreement with ALARIS Medical, ALARIS Medical Systems, Instromedix and its shareholders dated June 24, 1998, ALARIS Medical Systems acquired all of the outstanding common stock of Instromedix ("Instromedix") and subsequently merged Instromedix with and into itself. The total consideration for the Instromedix acquisition included (i) $51.0 million in cash, subject to certain adjustments, (ii) the assumption of indebtedness of Instromedix of approximately $5.5 million and (iii) the payment of certain seller transaction expenses in the amount of $1.0 million. The acquisition payment was funded with $30.0 million of ALARIS Medical Systems' bank term debt and proceeds from an ALARIS Medical debt offering. On July 28, 1998, ALARIS Medical completed the sale of $109.9 million of 11 1/8% Senior Discount Notes (the "Senior Discount Notes"), due 2008, receiving net proceeds of $106.3 million. A portion of the net proceeds of the sale of the notes was also used to repay certain borrowings under the bank credit facility.


    The acquisition was accounted for as a purchase, whereby the purchase price, including related expenses, was allocated to identified assets and liabilities, based upon their respective fair values. The allocation included acquired in-process research and development of $22.8 million, which was immediately written-off, and other identifiable intangible assets of $21.1 million, which are being amortized over their estimated weighted-average useful lives of 10 years. The other identifiable intangible assets of $21.1 million include: completed technology of $16.7 million, representing current product technology as opposed to product under development; customer base of $3.4 million, representing the value of existing customer accounts; assembled workforce of $0.8 million, representing core engineers, sales and technical service forces and executives; trademarks of $0.2 million. The excess of the purchase price over the value of identified assets and liabilities, in the amount of $18.0 million, was recorded as goodwill and is being

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--ACQUISITIONS AND LICENSES (CONTINUED)

amortized over its estimated life of ten years. Pro forma data has not been presented as such results would not differ materially from the historical results presented.


    The Company is using the Instromedix purchased in-process research and development to create new cardiac disease diagnosis, monitoring and management products which will become part of the Arrhythmia Event Recorders and LifeSigns System product suites over the next several years. The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The Company expects to incur a total of approximately $4.0 million to complete the projects, of which $0.5 million is expected to be incurred in the fourth quarter of 1998, while $3.0 million and $0.5 million are expected to be incurred during 1999 and 2000, respectively. The Company anticipates that products in the Arrhythmia Event Recorders product suite using the purchased in-process technology will be released during 1999, while products under the LifeSigns System product suite will be released during 2000. The Company expects that the purchased in-process research and development will be successfully developed, but there can be no assurance that commercial viability of the products will be achieved.

    During the second quarter of 1998, the Company acquired the net assets of Patient Solutions, Inc. ("PSI") for $5,250. PSI was a wholly-owned subsidiary of Invacare Corporation and was focused on the development of an ambulatory pump for use in the alternate site market. The transaction was accounted for as a purchase with the net assets acquired recorded at their estimated fair values. The rights to the pump under development were valued at $4,421 and were recorded as a non-recurring charge included in purchased in-process research and development. The nature of the efforts required to develop the purchased in-process technology into a commercially viable product principally relate to designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The Company expects to incur a total of $0.7 million to complete the project, of which $0.2 million is projected to be incurred in 1998 and $0.5 million in 1999. It is anticipated that the pump will be released during 1999. The Company expects that the purchased in-process research and development will be successfully developed, but there can be no assurance that commercial viability of the pump will be achieved.

    Also during the second quarter, the Company licensed technology from Caesarea Medical Electronics Limited ("Caesarea") for a pole mounted volumetric infusion pump being designed for developing international markets. At the time of license, the development of the applications and functionality required by the Company had not reached technological feasibility and no alternative uses were identified. As a result, the initial license payment and related expenses of approximately $1,200 were recorded as purchased in-process research and development during the second quarter. Under the terms of the license agreement, the Company is obligated to pay additional consideration to Caesarea upon timely completion of certain development milestones and delivery of specified numbers of assembly kits. The milestones, which primarily relate to different product releases, require completion by various dates through the first half of 1999 with the first significant milestones expected to be met during the fourth quarter of 1998. If all such milestones are reached, the additional consideration will be up to a maximum of $4,000, excluding

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--ACQUISITIONS AND LICENSES (CONTINUED) royalties. The Company expects that the purchased in-process research and development will be successfully developed, but there can be no assurance that the commercial viability of the pump will be achieved.

NOTE 4--INVENTORIES

    Inventories comprise the following:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1997          1998
                                                                  ------------  -------------
Raw materials...................................................   $   24,144     $  36,524
Work-in-process.................................................        8,363         5,116
Finished goods..................................................       29,159        36,657
                                                                  ------------  -------------
                                                                   $   61,666     $  78,297
                                                                  ------------  -------------
                                                                  ------------  -------------

NOTE 5--DEBT

    In July 1998, in connection with the Instromedix acquisition, the Company amended its bank credit facility ("The Credit Facility Amendment"). The Credit Facility Amendment, among other things, approved the Instromedix acquisition and the senior discount note offering, increased the revolving credit facility to $60.0 million and provided the Company an additional $30.0 million under the Tranche D term debt. The Company used the $30.0 million term debt borrowing, along with approximately $3.0 million from the revolving credit line, to fund the initial payments required upon closing the Instromedix acquisition.

    On July 28, 1998, subsequent to closing the Instromedix acquisition, the Company issued $189.0 million of senior discount notes, issued at a discount from their principal amount at maturity to generate gross proceeds to the Company of $109.9 million. Upon receipt of net proceeds of $106.3 million, the Company paid its remaining obligations of approximately $22.7 million to the Instromedix shareholders and contributed the remaining net proceeds of approximately $82.6 million, after issuance costs, to ALARIS Medical Systems, as required under the Credit Facility Amendment. ALARIS Medical Systems then repaid the amount outstanding under its revolving credit line.

    The Senior Discount Notes bear interest at a rate of 11 1/8% per annum. Interest accruing on these notes is added to the outstanding principal balance through July 31, 2003. Interest accruing beginning August 1, 2003 is payable in cash semi-annually in arrears on February 1 and August 1, commencing February 1, 2004. The notes will mature on August 1, 2008. The Company may redeem the notes at any time prior to the redemption date. In addition, on or prior to August 2, 2001, under certain conditions ALARIS Medical has the option to redeem a portion of the notes. The notes are senior in right of payment to all subordinated indebtedness of ALARIS Medical and rank PARI PASSU in right of payment with all existing and future senior indebtedness of the Company, including indebtedness incurred under the bank credit facility.


    Additionally, the Company is required to register and is in the process of registering, the Senior Discount Notes with the Securities and Exchange Commission. Such registration was required to be completed on November 25, 1998. As a result of ALARIS Medical's failure to have the registration declared effective by November 25, 1998, the Company is obligated to pay Liquidated Damages to each

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5--DEBT (CONTINUED)

holder of the Senior Discount Notes commencing November 26, 1998. For the first 90 day period that the registration is not declared effective, additional interest of $0.05 per week per one thousand dollars of principal amount of the Senior Discount Notes will accrue. This would amount to approximately $.1 million for the period November 26, 1998 through February 25, 1999. The Company believes the registration will be declared effective before the expiration of the first 90-day period.


NOTE 6--COMPREHENSIVE INCOME (LOSS)

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. This Statement also requires that an entity classify items of other comprehensive earnings by their nature in an annual financial statement. For example, other comprehensive earnings may include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on marketable securities classified as available-for-sale. Annual financial statements for prior periods will be reclassified, as required. ALARIS Medical's total comprehensive earnings were as follows:

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                      ----------------------
                                                                         1997        1998
                                                                      ----------  ----------
Net loss............................................................  $  (10,223) $  (24,742)

Other comprehensive loss:
  Foreign currency translation adjustments..........................      (3,133)        531
                                                                      ----------  ----------
Comprehensive loss..................................................  $  (13,356) $  (24,211)
                                                                      ----------  ----------
                                                                      ----------  ----------

NOTE 7--EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") which specifies the computation, presentation, and disclosure requirements for earnings per share. The earnings per share information contained in these financial statements, including those presented for prior periods, conform with SFAS 128.

                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                ----------------------------------------------
                                                         1997                    1998
                                                ----------------------  ----------------------
                                                  BASIC      DILUTED      BASIC      DILUTED
                                                ----------  ----------  ----------  ----------
Net loss as reported..........................  $  (10,223) $  (10,223) $  (24,742) $  (24,742)
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------
Weighted average common shares outstanding....      58,645      58,645      58,692      58,692
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------
Net loss per common share.....................  $     (.17) $     (.17) $     (.42) $     (.42)
                                                ----------  ----------  ----------  ----------
                                                ----------  ----------  ----------  ----------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--EARNINGS PER SHARE (CONTINUED)
    Potential common shares are not included in the diluted computation when the Company reports a net loss, as they are antidilutive. As a result, net loss per common share assuming no dilution and dilution are the same when the Company experiences a net loss.

    The Company's 7.25% Debentures were not included in the calculation of diluted earnings per share in the nine months ended September 30, 1998 as they are antidilutive. For the nine month periods ended September 30, the $16,152 of convertible debentures, if converted at an exercise price of $18.14 per share, would result in an increase of 890 common shares and an increase of $528 net of taxes, to net income, due to the reduction in interest expense. Options outstanding at September 30, 1997 and 1998 were excluded due to their antidilutive nature. Had such options been included, the weighted average shares would have increased by 1,123 and 1,619 for the nine month periods ended September 30, 1997, and 1998, respectively.

NOTE 8--CONTINGENCIES AND LITIGATION

GOVERNMENT REGULATION AND FIELD CORRECTION

    The United States Food and Drug Administration (the "FDA"), pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), regulates the introduction of medical devices into commerce, as well as testing manufacturing procedures, labeling, adverse event reporting and record-keeping with respect to such products. The process of obtaining market clearances from the FDA for new products can be time-consuming and expensive and there can be no assurance that such clearances will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of products. Enforcement of the FDC Act depends heavily on administrative interpretation and there can be no assurance that interpretations made by the FDA or other regulatory bodies will not have a material adverse effect on the business, financial condition, results of operations or cash flows. The FDA and state agencies routinely inspect the Company to determine whether the Company is in compliance with various requirements relating to manufacturing practices, testing, quality control, complaint handling, medical device reporting and product labeling. Such inspections can result in such agencies requiring the Company to take certain corrective actions for non-complying conditions observed during the inspections. A determination that the Company is in violation of the FDC Act could lead to the imposition of civil sanctions, including fines, recall orders, orders for repair or refund or product seizures and criminal sanctions. Since 1994, the Company has on sixteen occasions temporarily removed products from the market that were found not to meet performance standards. None of such recalls materially interfered with the Company's operations and all such product lines, except the Model 599 Series infusion pump, were subsequently returned to the market. The Company continues, however, to sell administration sets and replacement parts for the Model 599 Series infusion pump. In addition, the Company has initiated a voluntary safety alert of its Model 597/598 and Model 599 Series infusion pumps. Moreover, the Company has initiated a voluntary field correction of approximately 50,000 of its Gemini PC-1 and PC-2 infusion pumps because failure of specific electrical components on the power regulator printed circuit board may result in improper regulation of the battery charge voltage, which may cause the battery to overheat. The Company recorded a charge of $2,500 to cost of sales for the quarter ended March 31, 1997 on account of this voluntary field correction. The Company initiated a voluntary field correction of its Signature Edition infusion pumps to correct a malfunction of an electronic line filter component (which malfunction may occur when a user fails to follow the Company's written cleaning instructions and can result in an electrical short). The Company is not aware of the occurrence of any injury incidents relating to a malfunction of this type. Further, in November 1998, the

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--CONTINGENCIES AND LITIGATION (CONTINUED)
Company initiated a voluntary safety alert regarding the Signature Edition infusion pumps advising to check for the proper installation of a spring in the pumping mechanism assembly. In the third quarter of 1998, the Company initiated a recall of its Gemini PC-4 infusion pumps to correct certain electro-mechanical problems which may cause one or more channels of the device to audibly and visibly alarm and temporarily cease operation. The Company has also initiated a mandatory field upgrade of its P-1000, P-2000, P-3000 and P-4000 syringe pumps because under certain circumstances a rate change can occur. Although there can be no assurance, the Company believes that these voluntary field corrections, along with adjustments and corrections that may be made to various Company products from time to time as an ordinary part of the business of the Company, will not have a material adverse effect on the business, financial condition, results of operations or cash flows.

LITIGATION


    The Company was a defendant in a lawsuit filed in June 1996 by Sherwood Medical, Inc. against IVAC which alleges infringement of two patents by reason of certain activities including the sale by IVAC of disposable probe covers for use with the Company's infrared tympanic thermometer. The lawsuit sought injunctive relief, treble damages and the recovery of costs and attorney fees. The jury failed to reach a verdict in this litigation and the Court has declared a mistrial. Sherwood has asked the Court for a retrial, which is tentatively scheduled for June, 1999. The Company believes it has sufficient defenses to all claims, including the defenses of noninfringement and invalidity and intends to vigorously defend this action. However, there can be no assurance that the Company will successfully defend all claims made by Sherwood and the failure of the Company to successfully prevail in any such lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows.



    The Company is a defendant in a lawsuit filed on April 20, 1998 and served on October 28, 1998, by Becton Dickinson and Company ("Becton") against ALARIS Medical Systems, Inc., which alleges infringement of a patent licensed to Becton by reason of certain activities, including the sale of the Company's SmartSite Needle Free System. Becton has requested a permanent injunction enjoining the Company from infringing the patent in suit (US 5,699,821). No amount of monetary damages has been specified by Becton, however, the complaint requests damages as appropriate and all gains, profits and advantages derived by or from the Company's infringment of the patent, as well as prejudgment interest, costs, expenses and reasonable attorney's fees. The Company believes it has sufficient defenses to all claims, and intends to vigorously defend this action. However, there can be no assurance that the Company will successfully defend all claims made by Becton and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows. In addition, the Company filed a lawsuit on December 4, 1998 against Becton. The lawsuit, which is pending in the United States District Court for the Southern District of California, alleges infringement of two patents, one owned by the Company and one licensed to the Company, by reason of certain activities, including the sale of Becton's Atrium needle free valve. The lawsuit seeks injunctive relief, damages and the recovery of costs and attorney fees.


UNITED STATES CUSTOMS SERVICE MATTER

    During the years 1988 through 1995, Cal Pacifico acted as the Company's United States customs broker and importer of record with respect to the importation into the United States of finished products

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--CONTINGENCIES AND LITIGATION (CONTINUED)
("Finished Products") assembled at the Company's two maquiladora assembly plants in Tijuana, Mexico. In May 1995, Cal Pacifico received a pre-penalty notice from the United States Customs Service ("Customs") to the effect that Customs intended to assess additional duties and substantial penalties against Cal Pacifico for its alleged failure, during the years 1988 through 1992, to comply with certain documentary requirements regarding the importation of goods on behalf of its clients, including the Company. Customs recently assessed additional duties with respect to Cal Pacifico's importation of goods on behalf of its clients, including the importation of the Company's Finished Products, for the years 1993 and 1994, and it is anticipated that Customs will issue a pre-penalty notice to Cal Pacifico in respect of these years as well (collectively with the amounts referred to in the immediately preceding sentence, the "Disputed Amounts"). The Company has been advised by its special Customs counsel that, under applicable law, no person, by fraud, gross negligence or negligence, may (i) import merchandise into the commerce of the United States by means of any material and false document, statement or act, or any material omission, or (ii) aid or abet any other person to import merchandise in such manner. No proceeding has been initiated by Customs against the Company in respect of the matters which are the subject of the proceeding against Cal Pacifico. Since Cal Pacifico was the Company's United States customs broker and importer of record during each of the foregoing years, the Company believes that it is unlikely that Customs will assess against the Company any portion of the Disputed Amounts.

    Cal Pacifico is contesting Customs' assessment of the Disputed Amounts. Cal Pacifico's challenge to the assessment of the Disputed Amounts is in its preliminary stages. Given the present posture of Cal Pacifico's challenge, and the inherent uncertainty of contested matters such as this, it is not possible for the Company to express an opinion as to the likelihood that Cal Pacifico will prevail on its challenge. The Company has not been informed by Cal Pacifico or Customs as to the specific amount of the Disputed Amounts.

    Cal Pacifico has advised the Company that, should Cal Pacifico's challenge to the assessment of the Disputed Amounts prove to be unsuccessful, it will seek recovery from the Company, through arbitration, for any portion of the Disputed Amounts which it is required to pay to Customs. As part of the settlement agreement which resolved the Company's contract dispute with Cal Pacifico during the second quarter of 1997, the Company paid Cal Pacifico $550, which is to be applied toward Cal Pacifico's payment of Disputed Amounts. The $550 payment by the Company is to be credited toward any portion of the Disputed Amounts which the arbitrator determines the Company owes to Cal Pacifico. The actual amount so determined by the arbitrator may be less or greater than $550. Although the ultimate outcome of such an arbitration proceeding cannot be guaranteed, the Company believes that it has meritorious defenses to claims with respect to Disputed Amounts which Cal Pacifico might raise against the Company. These defenses would be based, among other factors, on the contractual relationship between the Company and Cal Pacifico (including a defense with respect to the availability of indemnification under the agreements between Cal Pacifico and the Company), the conduct of Cal Pacifico with respect to both the Company and Customs, and the compliance obligations of Cal Pacifico under applicable customs laws. Inasmuch as Cal Pacifico's challenge before Customs is still pending and any claim against the Company for indemnification would be based on Cal Pacifico's ultimate lack of success in that challenge, and inasmuch as any arbitration proceeding by which Cal Pacifico might seek indemnification has not been filed nor has Cal Pacifico committed itself to the theories under which it might seek indemnification or the recovery of damages from the Company, it is not possible for the Company to express an opinion at this time as to the likelihood of an unfavorable outcome in such a proceeding.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

        (DOLLARS AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--CONTINGENCIES AND LITIGATION (CONTINUED)
OTHER

    The Company is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes they have meritorious defenses and intends to vigorously defend against all allegations and claims. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on consolidated financial position, results of operations or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ALARIS Medical, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of ALARIS Medical, Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Diego, California
March 2, 1998

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

         (DOLLAR AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
                                                      ASSETS
Current assets:
  Cash..................................................................................  $    12,084  $     6,984
  Restricted cash and investment securities.............................................        2,332           --
  Receivables, net......................................................................       87,880       83,406
  Inventories...........................................................................       58,976       61,666
  Prepaid expenses and other current assets.............................................       21,582       23,260
                                                                                          -----------  -----------
      Total current assets..............................................................      182,854      175,316
                                                                                          -----------  -----------
Net investment in sales-type leases, less current portion...............................       27,276       30,404
Property, plant and equipment, net......................................................       56,628       55,365
Other non-current assets................................................................       18,107       16,279
Intangible assets, net..................................................................      308,517      287,933
                                                                                          -----------  -----------
                                                                                          $   593,382  $   565,297
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Crrent liabilities:
  Current portion of long-term debt.....................................................  $     3,963  $    14,559
  Accounts payable......................................................................       25,812       24,042
  Accrued expenses and other current liabilities........................................       50,196       50,988
  Accrued restructuring and integration costs...........................................       15,098        1,680
                                                                                          -----------  -----------
      Total current liabilities.........................................................       95,069       91,269
                                                                                          -----------  -----------
Long-term debt..........................................................................      436,130      431,571
Other non-current liabilities...........................................................       16,130       10,508
                                                                                          -----------  -----------
      Total non-current liabilities.....................................................      452,260      442,079
                                                                                          -----------  -----------
Contingent liabilities and commitments (Notes 8 and 15) Stockholders' equity:
  Preferred stock, authorized 6,000 shares at $.001 par value, issued and outstanding--none...................................................................
  Common stock, authorized 75,000 shares at $.01 par value; issued and
    outstanding--58,977 and 59,102 shares at December 31, 1996 and 1997, respectively...          589          591
  Capital in excess of par value........................................................      147,840      148,341
  Accumulated deficit...................................................................     (101,704)    (111,330)
  Treasury stock........................................................................         (734)      (2,027)
  Equity adjustment for foreign currency translation....................................           62       (3,626)
                                                                                          -----------  -----------
      Total stockholders' equity........................................................       46,053       31,949
                                                                                          -----------  -----------
                                                                                          $   593,382  $   565,297
                                                                                          -----------  -----------
                                                                                          -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

         (DOLLAR AND SHARE AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
Sales.............................................................................  $ 112,551  $ 136,371  $ 359,077
Cost of sales.....................................................................     63,219     78,616    188,340
                                                                                    ---------  ---------  ---------
    Gross margin..................................................................     49,332     57,755    170,737
                                                                                    ---------  ---------  ---------
Selling and marketing expenses....................................................     16,567     22,273     65,797
General and administrative expenses...............................................     10,661     15,210     39,231
Research and development expenses.................................................      7,386      8,854     16,876
Purchased in-process research and development.....................................         --     44,000         --
Restructuring, integration and other non-recurring charges........................         --     15,277     20,902
                                                                                    ---------  ---------  ---------
    Total operating expenses......................................................     34,614    105,614    142,806
                                                                                    ---------  ---------  ---------
Lease interest income.............................................................      2,333      2,501      4,559
                                                                                    ---------  ---------  ---------
    Income (loss) from operations.................................................     17,051    (45,358)    32,490

Other income (expenses):
  Interest income.................................................................        192      1,193        532
  Interest expense................................................................     (8,153)   (13,393)   (44,413)
  Debt conversion expense.........................................................         --    (10,000)        --
  Other, net......................................................................        313      1,222     (1,535)
                                                                                    ---------  ---------  ---------
    Total other expense...........................................................     (7,648)   (20,978)   (45,416)
                                                                                    ---------  ---------  ---------
Income (loss) before income taxes, minority interests and extraordinary item......      9,403    (66,336)   (12,926)
Benefit from income taxes.........................................................     (9,374)      (730)    (3,300)
                                                                                    ---------  ---------  ---------
Income (loss) before minority interests and extraordinary item....................     18,777    (65,606)    (9,626)
Minority interests in consolidated subsidiaries...................................     (6,500)        --         --
                                                                                    ---------  ---------  ---------
Income (loss) before extraordinary item...........................................     12,277    (65,606)    (9,626)
Extraordinary item--gain (loss) on early retirement of debt, net of taxes.........     15,177     (1,630)        --
                                                                                    ---------  ---------  ---------
Net income (loss).................................................................     27,454    (67,236)    (9,626)
Dividends on mandatorily redeemable preferred stock...............................        650        962         --
                                                                                    ---------  ---------  ---------
Net income (loss) attributable to common stock....................................  $  26,804  $ (68,198) $  (9,626)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Income (loss) per common share assuming no dilution:
  Income (loss) before extraordinary item.........................................  $     .75  $   (3.27) $    (.16)
  Extraordinary item..............................................................        .98       (.08)        --
                                                                                    ---------  ---------  ---------
    Net income (loss) per common share assuming no dilution.......................  $    1.73  $   (3.35) $    (.16)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Income (loss) per common share assuming dilution:
  Income (loss) before extraordinary item.........................................  $     .38  $   (3.27) $    (.16)
  Extraordinary item..............................................................        .46       (.08)        --
                                                                                    ---------  ---------  ---------
    Net income (loss) per common share assuming dilution..........................  $     .84  $   (3.35) $    (.16)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Weighted average common shares outstanding assuming no dilution...................     15,506     20,343     58,644
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Weighted average common shares outstanding assuming dilution......................     33,236     20,343     58,644
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1995       1996       1997
                                                                                     ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)................................................................  $  27,454  $ (67,236) $  (9,626)
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..................................................      7,575     10,499     34,288
    Net (gain) loss on disposal/write-off of property, plant and equipment and
     intangible assets.............................................................       (176)      (452)     6,735
    Minority interests in consolidated subsidiaries................................      6,500         --         --
    Extraordinary (gain) loss - early retirement of debt, net of taxes.............    (15,177)     1,630         --
    Debt conversion expense........................................................         --     10,000         --
    Debt discount and issue costs amortization.....................................        521      1,332      3,125
    Purchased in-process research and development..................................         --     44,000         --
    Inventory purchase price allocation adjustment.................................         --      4,014      1,607
    Non-cash restructuring charges.................................................         --      1,616         --
    (Increase) decrease in assets, net of effects of the Merger:
      Receivables..................................................................     (2,096)    (2,932)     1,509
      Inventories..................................................................      4,518     (1,223)    (4,681)
      Prepaid expenses and other current assets....................................     (1,511)       578     (1,773)
      Net investment in sales-type leases..........................................       (458)     1,830     (3,128)
      Other non-current assets.....................................................    (10,718)     7,872        172
    Increase (decrease) in liabilities, net of effects of the Merger:
      Accounts payable.............................................................       (546)     2,975     (1,548)
      Accrued expenses, restructuring and integration costs and other current
       liabilities.................................................................      2,900      1,536    (11,305)
      Other non-current liabilities................................................       (313)    (8,324)    (5,622)
                                                                                     ---------  ---------  ---------
Net cash provided by operating activities..........................................     18,473      7,715      9,753
                                                                                     ---------  ---------  ---------
Cash flows from investing activities:
  Net (increase) decrease in restricted cash and investments.......................    (25,486)    24,886      2,332
  Capital expenditures.............................................................     (4,803)    (9,502)   (19,843)
  Payments for product distribution rights.........................................     (3,402)   (12,556)        --
  Proceeds from disposal of property, plant and equipment..........................         17        106         89
  Proceeds from sale of investments................................................        859      2,374         --
  Acquisition of business, net of cash acquired (Note 2)...........................         --   (219,459)        --
  Return of capital investment.....................................................         --         --        148
                                                                                     ---------  ---------  ---------
Net cash used in investing activities..............................................    (32,815)  (214,151)   (17,274)
                                                                                     ---------  ---------  ---------
Cash flows from financing activities:
  Principal payments on long-term debt.............................................     (1,218)      (322)    (4,248)
  Proceeds from issuance of notes payable and long-term debt.......................     25,000    400,000         --
  Net (repayments) proceeds under former revolving credit facilities...............     (7,764)    10,006         --
  Proceeds from revolving credit facility..........................................         --     15,200     34,300
  Repayments of revolving credit facility..........................................         --         --    (24,300)
  Proceeds from issuance of common stock...........................................         --     40,024         --
  Proceeds from exercise of stock options..........................................         --         --        241
  Debt issuance costs..............................................................       (498)   (16,888)      (919)
  Debt repaid in Merger............................................................         --   (210,723)        --
  Redemption of preferred stock including related dividends........................         --     (7,844)        --
  Purchase of common stock warrant.................................................         --    (12,500)        --
  Repurchase of common stock.......................................................         --         --     (1,293)
                                                                                     ---------  ---------  ---------
Net cash provided by financing activities..........................................     15,520    216,953      3,781
                                                                                     ---------  ---------  ---------
Effect of exchange rate changes on cash............................................       (656)      (295)    (1,360)
                                                                                     ---------  ---------  ---------
Net increase (decrease) in cash....................................................        522     10,222     (5,100)
Cash at beginning of year..........................................................      1,340      1,862     12,084
                                                                                     ---------  ---------  ---------
Cash at end of year................................................................  $   1,862  $  12,084  $   6,984
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                    (DOLLAR AND SHARE AMOUNTS IN THOUSANDS)

                                                                                                                UNREALIZED
                                                                                                                  HOLDING
                                                                                                                GAINS FROM
                                       COMMON STOCK        CAPITAL IN                      TREASURY STOCK       SECURITIES
                                 ------------------------   EXCESS OF   ACCUMULATED   ------------------------   AVAILABLE
                                   SHARES       AMOUNT      PAR VALUE     DEFICIT       SHARES       AMOUNT      FOR SALE
                                 -----------  -----------  -----------  ------------  -----------  -----------  -----------
Balance at December 31, 1994...      14,152    $     142    $  58,703    $  (61,922)          83    $    (734)   $     883

Issuance of common stock.......       2,062           20        4,912
Dividends on mandatorily
  redeemable preferred stock...                                  (650)
Increase in unrealized gains
  from securities available for
  sale, net of tax.............                                                                                      2,694
Equity adjustment from foreign
  currency translation.........
Net income for the year........                                              27,454
                                 -----------       -----   -----------  ------------         ---   -----------  -----------
Balance at December 31, 1995...      16,214          162       62,965       (34,468)          83         (734)       3,577

Issuance of common stock upon
  conversion of notes
  payable......................      29,416          294       47,206
Issuance of common stock.......      13,333          133       39,867
Dividends on mandatorily
  redeemable preferred stock...                                  (962)
Decrease in unrealized gain on
  securities available for
  sale, net of tax.............                                                                                     (3,577)
Purchase of common stock
  warrant......................                                (1,000)
Exercise of stock options......          14                        24
Equity adjustment from foreign
  currency translation.........                                  (260)
Net loss for the year..........                                             (67,236)
                                 -----------       -----   -----------  ------------         ---   -----------  -----------
Balance at December 31, 1996...      58,977          589      147,840      (101,704)          83         (734)          --

Exercise of stock options......         125            2          239
Tax benefit from exercise of
  options......................                                   262
Purchase of treasury stock.....                                                              370       (1,293)
Equity adjustment from foreign
  currency translation.........
Net loss for the year..........                                              (9,626)
                                 -----------       -----   -----------  ------------         ---   -----------  -----------
Balance at December 31, 1997...      59,102    $     591    $ 148,341    $ (111,330)         453    $  (2,027)   $      --
                                 -----------       -----   -----------  ------------         ---   -----------  -----------
                                 -----------       -----   -----------  ------------         ---   -----------  -----------

                                   EQUITY
                                 ADJUSTMENT
                                    FROM
                                   FOREIGN
                                  CURRENCY
                                 TRANSLATION    TOTAL
                                 -----------  ---------
Balance at December 31, 1994...   $     690   $  (2,238)
Issuance of common stock.......                   4,932
Dividends on mandatorily
  redeemable preferred stock...                    (650)
Increase in unrealized gains
  from securities available for
  sale, net of tax.............                   2,694
Equity adjustment from foreign
  currency translation.........        (660)       (660)
Net income for the year........                  27,454
                                 -----------  ---------
Balance at December 31, 1995...          30      31,532
Issuance of common stock upon
  conversion of notes
  payable......................                  47,500
Issuance of common stock.......                  40,000
Dividends on mandatorily
  redeemable preferred stock...                    (962)
Decrease in unrealized gain on
  securities available for
  sale, net of tax.............                  (3,577)
Purchase of common stock
  warrant......................                  (1,000)
Exercise of stock options......                      24
Equity adjustment from foreign
  currency translation.........          32        (228)
Net loss for the year..........                 (67,236)
                                 -----------  ---------
Balance at December 31, 1996...          62      46,053
Exercise of stock options......                     241
Tax benefit from exercise of
  options......................                     262
Purchase of treasury stock.....                  (1,293)
Equity adjustment from foreign
  currency translation.........      (3,688)     (3,688)
Net loss for the year..........                  (9,626)
                                 -----------  ---------
Balance at December 31, 1997...   $  (3,626)  $  31,949
                                 -----------  ---------
                                 -----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY:

    ALARIS Medical, Inc. ("ALARIS Medical"), formerly Advanced Medical, Inc., operating through its consolidated subsidiaries, designs, manufactures, distributes and services intravenous infusion therapy and patient monitoring instruments and related disposables and accessories. On November 26, 1996, IMED Corporation ("IMED"), then a wholly-owned subsidiary of Advanced Medical, Inc., ("Advanced Medical") acquired all of the outstanding stock of IVAC Holdings, Inc. ("IVAC Holdings") and its subsidiaries including IVAC Medical Systems, Inc. (Note 2). In connection with the acquisition, IMED and IVAC Medical Systems, Inc. were merged into IVAC Holdings (the "Merger"), which then changed its name to ALARIS Medical Systems, Inc. ("ALARIS Medical Systems"). The acquisition was accounted for as a purchase. The accompanying balance sheet as of December 31, 1996 reflects the assets, liabilities and stockholders' equity of ALARIS Medical and its subsidiaries, including the merged entity. The accompanying statements of operations, of cash flows and of stockholders' equity for the year ended December 31, 1996 include the operations and cash flows of IVAC Holdings subsequent to the acquisition date. ALARIS Medical and its subsidiaries are collectively referred to as the "Company."

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION:

    The financial statements include the accounts of ALARIS Medical and its greater than 50 percent-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION:

    Revenue is recorded upon product shipment, net of an allowance for estimated returns, or service delivery. Additionally, the Company leases instruments to customers under non-cancelable sales-type capital leases and operating lease contracts with terms ranging generally from 1 to 6 years. The Company sells instruments via long-term financing arrangements to a number of customers under agreements which allow customers to acquire instruments with no initial payment. The sales price for the instruments is recovered via surcharges applied to minimum purchase commitments of related disposables. The term of the financing is generally three to five years, with interest at rates of 9% to 15%. Unearned finance revenue is calculated using the inherent rate of interest on each agreement, the expected disposable shipment period and the principal balance financed and is recognized as disposables are shipped using a reducing principal balance method which approximates the interest method. Contract provisions include liquidated damage clauses which are sufficient to recover the sales price of the instruments in the event of customer cancelation.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
CONCENTRATIONS OF CREDIT RISK:

    The Company provides a variety of financing arrangements for its customers. The majority of the Company's accounts receivable are from hospitals throughout the United States and Europe with credit terms of generally 30 days. The Company maintains adequate reserves for potential credit losses and such losses have been within management's estimates.

INVENTORIES:

    Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Cost of inventory acquired in the Merger was determined based on an allocation of the purchase price to all assets and liabilities including inventory, as determined by an independent appraisal, at the date of acquisition (Note 2).

PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment is stated at cost. Depreciation and amortization is provided using the straight-line method based upon the following estimated useful lives of the assets or lease terms, if shorter, for leasehold improvements and instrument operating leases:

Building and leasehold improvements....................  3 to 10 years
Machinery and equipment................................  3 to 10 years
Furniture and fixtures.................................  4 to 8 years
Instruments on operating lease contracts...............  1 to 6 years

INTANGIBLE ASSETS:

    The Company has recorded goodwill for the excess purchase price over the estimated fair values of tangible and intangible assets acquired and liabilities assumed resulting from acquisitions. In connection with the Merger, a portion of the purchase price was allocated to various identifiable intangible assets, including patents, trademarks, workforce and supply agreements, based on their fair values at the date of acquisition. The excess purchase price over the estimated fair value of the net assets acquired has been assigned to goodwill. Additionally, the Company has recorded intangible assets related to purchases of patents and product distribution rights.

    Intangible assets are amortized as follows:

Supply agreements.................................  Straight-line        3 years
Patents...........................................  Straight-line        13 years (weighted average)
Workforce.........................................  Straight-line        14 years
Product distribution license fee..................  Straight-line        15 years
Trademarks........................................  Straight-line        30 years
Goodwill..........................................  Straight-line        30 to 35 years

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
IMPAIRMENT OF LONG-LIVED ASSETS:

    The Company investigates potential impairments of long-lived assets and certain identifiable intangibles including goodwill, on an exception basis, when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected, undiscounted future net cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.

DEBT ISSUE COSTS:

    Debt issue costs aggregating $17,504 and $15,734 at December 31, 1996 and 1997, respectively, are amortized using the interest method over the respective terms of the debt agreements and are included in other non-current assets.

FOREIGN CURRENCY TRANSLATION:

    The accounts of foreign subsidiaries which use local currencies as functional currencies are translated into U.S. dollars using year-end exchange rates for assets and liabilities, historical exchange rates for equity and weighted average exchange rates during the period for revenues and expenses. The gains or losses resulting from translations are excluded from results of operations and accumulated as a separate component of stockholders' equity.

RESEARCH AND DEVELOPMENT COSTS:

    Research and development costs are expensed as incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amount of the Company's financial instruments, including cash, trade receivables and payables, approximates their fair value due to their short-term maturities. The fair values of the Company's long-term lease receivables are estimated by discounting future cash flows using discount rates that reflect the risk associated with similar types of loans. The fair value of the Company's long-term debt is estimated based on comparison with similar issues or current rates offered to the Company for debt of the same remaining maturities and the quoted market price for the debentures. The estimated fair values of both the Company's long-term lease receivables and long-term debt, with the exception of the debentures, approximate their carrying values. The carrying value of the debentures was $16,152 at December 31, 1996 and 1997 and the fair value was approximately $12,800 and $14,900 at December 31, 1996 and 1997, respectively.

INCOME TAXES:

    The Company and its domestic subsidiaries file a consolidated Federal income tax return. Domestic subsidiaries file income tax returns in multiple states on either a stand-alone or combined basis. Foreign subsidiaries file income tax returns in their respective local jurisdictions.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1--BUSINESS AND ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    The Company recognizes deferred tax assets and liabilities based on the expected future tax consequences of events that have been included in the financial statements and tax returns in different periods. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company provides a reserve against its net deferred assets when, in the opinion of management, it is more likely than not that such assets will not be realized.

STOCK-BASED COMPENSATION:

    During the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and has included disclosure of the pro forma effects of SFAS 123 in Note 7 to these Consolidated Financial Statements.

NET INCOME (LOSS) PER COMMON SHARE:

    The Company's net income (loss) per common share assuming no dilution is computed using the weighted average number of common shares outstanding. The Company's net income (loss) per common share assuming dilution is computed using the weighted average number of common shares outstanding plus dilutive potential common shares using the treasury stock method at the average market price during the reporting period (Note 10).

RECLASSIFICATIONS:

    Certain prior year amounts have been reclassified to conform to the classifications used in 1997.

COMPREHENSIVE INCOME:

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which the Company is required to adopt for 1998. This statement will require the Company to report in the financial statements, in addition to net income, comprehensive income and its components including foreign currency translation items currently recorded to stockholders' equity. Upon adoption of FAS 130, the Company is also required to reclassify financial statements for earlier periods provided for comparative purposes. The adoption of FAS 130 will not have an impact on the Company's consolidated financial statements but will require display of comprehensive income including items not currently included.

NOTE 2--THE MERGER

    On November 26, 1996, IMED acquired all of the outstanding stock of IVAC Holdings and its subsidiaries including IVAC Medical Systems, Inc., in exchange for $390,000 plus acquired cash of $7,225 less total debt assumed aggregating $173,314 plus related expenses. The Merger was financed with $204,200 in bank debt and $200,000 in senior subordinated notes. Subsequent to the acquisition, IVAC

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 2--THE MERGER (CONTINUED)
Medical Systems, Inc. and IMED were merged into IVAC Holdings, which subsequently changed its name to ALARIS Medical Systems, Inc.

    In connection with the Merger, ALARIS Medical contributed $19,588 to IMED (the "Capital Contribution"). The Capital Contribution was funded in part through the sale to Decisions Incorporated ("Decisions"), a corporation wholly owned by ALARIS Medical's principal stockholder, of 13,333 shares of its common stock for aggregate proceeds of $40,000 (the "Decisions Contribution"). The balance of the Capital Contribution was funded with existing cash balances of ALARIS Medical. The portion of the net proceeds of the Decisions Contribution not applied to make the Capital Contribution was used by ALARIS Medical to redeem $21,924 principal amount of its 15% subordinated debentures due 1999 (Note 4) and fund the redemption of ALARIS Medical's outstanding preferred stock. In connection with the Decisions Contribution, Decisions exchanged an aggregate of $37,500 in principal amount of convertible promissory notes previously issued by ALARIS Medical for 29,416 shares of ALARIS Medical common stock, including 3,333 shares of ALARIS Medical common stock issued as an inducement to convert (Note 4).

    The acquisition was accounted for as a purchase, whereby the purchase price, including related expenses, was allocated to identified assets, including intangible assets, purchased research and development and liabilities based upon their respective fair values. The excess of the purchase price over the value of identified assets and liabilities, in the amount of $132,482, was recorded as goodwill and is being amortized over its estimated life of thirty years.

    The following unaudited pro forma financial information presents the operations of the Company, as if the Merger had been consummated on January 1, of the respective year, excluding certain one time non-recurring charges related to the Merger.

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Sales:
  As reported.........................................................  $  112,551  $  136,371
  Pro forma...........................................................  $  352,728  $  346,348
Income (loss) before extraordinary item:
  As reported.........................................................  $   12,277  $  (65,606)
  Pro forma...........................................................  $  (38,372) $   (1,364)

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
RECEIVABLES:
  Trade receivables...................................................  $   75,170  $   73,282
  Allowance for doubtful accounts.....................................      (4,085)     (3,259)
                                                                        ----------  ----------
                                                                            71,085      70,023
  Current portion of net investment in sales-type leases (Note 8).....      16,795      13,383
                                                                        ----------  ----------
                                                                        $   87,880  $   83,406
                                                                        ----------  ----------
                                                                        ----------  ----------
INVENTORIES:
  Raw materials.......................................................  $   24,711  $   24,144
  Work-in-process.....................................................       9,622       8,363
  Finished goods......................................................      24,643      29,159
                                                                        ----------  ----------
                                                                        $   58,976  $   61,666
                                                                        ----------  ----------
                                                                        ----------  ----------
PREPAID EXPENSES AND OTHER CURRENT ASSETS:
  Deferred income tax asset...........................................  $   16,201  $   19,135
  Other...............................................................       5,381       4,125
                                                                        ----------  ----------
                                                                        $   21,582  $   23,260
                                                                        ----------  ----------
                                                                        ----------  ----------
PROPERTY, PLANT AND EQUIPMENT:
  Land................................................................  $      640  $      640
  Building and leasehold improvements.................................      10,073      14,000
  Machinery and equipment.............................................      32,230      39,987
  Furniture and fixtures..............................................       5,215       5,401
  Instruments under operating lease contracts.........................      17,245      20,338
  Construction-in-process.............................................       8,102       9,138
                                                                        ----------  ----------
                                                                            73,505      89,504
  Accumulated depreciation and amortization...........................     (16,877)    (34,139)
                                                                        ----------  ----------
                                                                        $   56,628  $   55,365
                                                                        ----------  ----------
                                                                        ----------  ----------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 3--COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS (CONTINUED) Depreciation expense was $4,211, $5,827 and $17,417 for 1995, 1996 and 1997,
respectively.

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
OTHER NON-CURRENT ASSETS:
  Debt issue costs....................................................  $   17,504  $   15,734
  Other...............................................................         603         545
                                                                        ----------  ----------
                                                                        $   18,107  $   16,279
                                                                        ----------  ----------
                                                                        ----------  ----------
INTANGIBLE ASSETS:
  Goodwill............................................................  $  179,879  $  180,381
  Patents.............................................................      28,661      28,661
  Product distribution license fee....................................       8,742       3,837
  Supply agreements...................................................      10,758      10,758
  Trademarks..........................................................      90,000      90,000
  Workforce...........................................................       7,100       7,100
                                                                        ----------  ----------
                                                                           325,140     320,737
  Accumulated amortization............................................     (16,623)    (32,804)
                                                                        ----------  ----------
                                                                        $  308,517  $  287,933
                                                                        ----------  ----------
                                                                        ----------  ----------

    Supply agreements represent non-cancelable customer commitments to purchase specified quantities of disposable administration sets and probe covers at contracted prices.

    Amortization expense was $3,364, $4,672 and $16,871 during 1995, 1996 and 1997, respectively.

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:
  Income taxes payable....................................  $   2,647  $   2,721
  Compensation............................................      8,096     13,556
  Warranty................................................     16,676     12,855
  Interest................................................      3,907      4,000
  Other...................................................     18,870     17,856
                                                            ---------  ---------
                                                            $  50,196  $  50,988
                                                            ---------  ---------
                                                            ---------  ---------
OTHER NON-CURRENT LIABILITIES:
  Deferred income tax liability...........................  $   8,943  $   4,283
  Warranty................................................      3,039      6,225
  Other...................................................      4,148         --
                                                            ---------  ---------
                                                            $  16,130  $  10,508
                                                            ---------  ---------
                                                            ---------  ---------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Bank credit facility
  Term loan facilities................................................  $  200,000  $  198,750
  Revolving credit facilities.........................................      15,200      25,200
9.75% Senior Subordinated Notes due 2006..............................     200,000     200,000
7.25% Convertible Subordinated Debentures due 2002....................      16,152      16,152
Other.................................................................       8,741       6,028
                                                                        ----------  ----------
                                                                           440,093     446,130
  Current portion.....................................................      (3,963)    (14,559)
                                                                        ----------  ----------
Long-term debt........................................................  $  436,130  $  431,571
                                                                        ----------  ----------
                                                                        ----------  ----------

BANK CREDIT FACILITY:

    In connection with the Merger, the Company entered into a $250,000 bank credit facility (the "Facility") with a syndicate of financial institutions which consists of $200,000 of term loans ($75,000 Tranche A Term Loans maturing in 2002, $42,500 Tranche B Term Loans maturing in 2003, $42,500 Tranche C Term Loans maturing in 2004 and $40,000 Tranche D Term Loans maturing in 2005) and a $50,000 revolving credit facility maturing in 2002 of which $25,200 in principal was outstanding at December 31, 1997. Available funds under the revolving credit facility ($24,300 at December 31, 1997) are based on the difference between $50,000 and the amounts of outstanding letters of credit ($500 at December 31, 1997) and borrowings issued under the revolving credit facility. All obligations of ALARIS Medical Systems under the Facility are guaranteed by ALARIS Medical. Additionally, the Facility agreement permits ALARIS Medical Systems to transfer to ALARIS Medical up to $1,500 annually to fund ALARIS Medical's operating expenses and additional amounts sufficient to meet interest payments on the 7.25% convertible subordinated debentures.

    During 1997, Tranche A, B, C and D term loans bore interest at a Eurodollar rate plus 2.5%, 3.0%, 3.5% and 3.75%, respectively. Such total rates were 8.4%, 8.9%, 9.4% and 9.7%, respectively, at December 31, 1997. Borrowings under the revolving credit facility bear interest at the same rate as Tranche A. The Company has an interest rate protection agreement to reduce the impact of changes in interest rates on its floating rate long-term debt. At December 31, 1997, the Company had outstanding an interest rate protection agreement with commercial banks, having a total notional principal amount of $98,075. That agreement effectively changed the Company's interest rate exposure on its floating rate debt and resulted in a weighted average interest rate of 9.6% on the principal balance covered.

    Effective March 1998, the Facility was amended and interest rates decreased to a Eurodollar rate plus 2.25% for the revolving credit facility and Tranche A loans and a Eurodollar rate plus 2.5% for Tranches B, C and D.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    The Facility contains various operating and financial covenants, as well as certain covenants relating to reporting requirements. As of December 31, 1996 and December 31, 1997 the Company was in compliance with all such covenants.

SENIOR SUBORDINATED NOTES:

    In connection with the Merger, on November 19, 1996, the Company issued $200,000 of senior subordinated notes due 2006 (the "Notes"). The Notes bear interest at a rate of 9.75% per annum, which is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 at the redemption prices set forth in the indenture plus accrued and unpaid interest to the date of redemption. In the event of a change of control, as defined in the indenture, holders of the Notes will have the right to require the Company to purchase their Notes in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

DEBENTURES:

    At December 31, 1994, the Company had outstanding 7.25% convertible subordinated debentures due 2002 ("7.25% Debentures") in the principal amount of $60,000. The 7.25% Debentures are convertible at the option of the holder into common stock of the Company at any time prior to maturity, unless previously redeemed or repurchased, at a conversion price of $18.14 per share, subject to adjustment in certain events. The 7.25% Debentures mature on January 15, 2002, with interest payable semi-annually on each January 15 and July 15. The 7.25% Debentures are redeemable in whole or in part at the option of the Company at any time on or after January 15, 1993, at the redemption prices set forth in the indenture, together with accrued and unpaid interest. Holders may require the Company to repurchase the 7.25% Debentures, in whole or in part, in certain circumstances involving a change in control of the Company. The 7.25% Debentures are subordinate to all existing or future senior indebtedness of the Company, and are also effectively subordinated to liabilities of the Company's subsidiaries. The indenture does not restrict the incurrence of senior indebtedness or other indebtedness by the Company or any subsidiary. Additionally, the 7.25% Debentures are not guaranteed by the Company's subsidiaries.

    On March 31, 1995, the Company completed an exchange (the "Exchange") wherein $28,245, or approximately 47%, in principal amount of the 7.25% Debentures ("Old Debentures") were exchanged for an aggregate of $14,123 in principal amount of newly created subordinated debentures ("First Debentures") and 1,340 shares of the Company's common stock ("Common Stock"). As a result of this transaction, the Company recognized an extraordinary gain on the extinguishment of debt of $8,807 (net of the write-off of unamortized debt issue costs of $1,343 related to the Old Debentures and net of $705, the taxes applicable to the Exchange).

    On May 19, 1995, the Company completed a second exchange ("Second Exchange") wherein $15,603 of Old Debentures were exchanged for an aggregate of $7,801 of newly created 15% Subordinated Debentures due 1999 ("New Debentures") and 733 shares of Common Stock. In addition, the Company accepted for exchange all of the First Debentures and Common Stock from the Exchange for an aggregate of $14,123 of New Debentures and 1,328 shares of Common Stock. As a result of these transactions, the

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4--NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
Company recognized an extraordinary gain on the extinguishment of debt of $6,370 (net of the write-off of unamortized debt issue costs of $727 related to the Old Debentures and net of $362, the taxes applicable to the Second Exchange).

    In connection with the Merger, the Company redeemed the remaining $21,924 principal amount of New Debentures plus a 10% premium. As a result of this transaction, the Company recognized an extraordinary loss for the year ended December 31, 1996, on the extinguishment of debt of $1,630, net of income tax benefit of $878.

REFINANCINGS:

    During 1994 and 1995, the Company borrowed an aggregate of $37,500 from Decisions (the "Decisions Notes"). The Decisions Notes bore interest at 7% to 9%, were due January 4, 2001 and were used for various corporate purposes including the repayment of other debt and acquisition of the remaining minority interest in IMED. The Decisions Notes were convertible, at the option of the holder, into an aggregate of up to 26,083 shares of Common Stock, at prices ranging from $0.62 to $2.625 per share, subject to certain anti-dilution protection. Proceeds from $25,000 of the Decisions Notes were restricted in their use.

    In connection with the Merger, the Decisions Notes in the aggregate principal amount of $37,500 were exchanged for 29,416 shares of ALARIS Medical common stock, including 3,333 shares issued as an inducement to convert. The Company recognized $10,000 of debt conversion expense during the year ended December 31, 1996 in connection with the shares issued as an inducement to convert.

OTHER DEBT:

    Other debt primarily consists of consideration owed to Siemens Infusion Systems, Ltd. ("SIS") resulting from IVAC Medical Systems, Inc.'s acquisition of the MiniMed product line from SIS in 1993. In accordance with the acquisition agreement, the Company's remaining obligation to SIS is $3,000 per year or 8% of the prior year's product sales in 1998 and 1999. The original liability was discounted at an imputed interest rate of 7% and recorded as debt. The unamortized discount, which is amortized using the interest method over the term of the payments, is $303 at December 31, 1997.

    Maturities of long-term debt during the years subsequent to December 31, 1997 are as follows:

1998..............................................................  $  14,559
1999..............................................................     15,569
2000..............................................................     13,650
2001..............................................................     21,650
2002..............................................................     70,377
Thereafter........................................................    310,325
                                                                    ---------
                                                                    $ 446,130
                                                                    ---------
                                                                    ---------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5--INCOME TAXES

    The provision for income taxes comprises the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                  1995       1996       1997
                                                               ----------  ---------  ---------
Current:
  Federal....................................................  $      221  $      --  $      --
  State......................................................       1,524        609         94
  Foreign....................................................         157      1,000      4,511
                                                               ----------  ---------  ---------
    Total Current............................................       1,902      1,609      4,605
                                                               ----------  ---------  ---------
Deferred:
  Federal....................................................      (9,132)    (1,964)    (6,984)
  State......................................................      (2,613)      (307)      (745)
  Foreign....................................................         469        (68)      (176)
                                                               ----------  ---------  ---------
    Total Deferred...........................................     (11,276)    (2,339)    (7,905)
                                                               ----------  ---------  ---------
    Provision (benefit) for income taxes.....................  $   (9,374) $    (730) $  (3,300)
                                                               ----------  ---------  ---------
                                                               ----------  ---------  ---------

    The principal items accounting for the differences in income taxes computed at the U.S. statutory rate (34%) and the effective income tax rate comprise the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1995        1996       1997
                                                              ----------  ----------  ---------
  Taxes computed at statutory rate..........................  $    3,197  $  (22,554) $  (4,395)
  State income taxes, net of federal benefit................       1,018         199       (492)
  Effect of foreign operations..............................         105       3,516        649
  Amortization of non-deductible intangible assets..........         442         574      1,944
  Federal tax credits.......................................          --      (2,343)      (513)
  Debt conversion expense...................................          --       3,400         --
  Acquired in-process research and development..............          --      14,960         --
  Items affected by valuation allowance.....................     (14,136)      1,243         --
  Other, net................................................          --         275       (493)
                                                              ----------  ----------  ---------
  Provision for income taxes before extraordinary item......      (9,374)       (730)    (3,300)
                                                              ----------  ----------  ---------
Extraordinary item:
  Taxes computed at statutory rate..........................       5,523        (853)        --
  State income taxes, net of federal benefit................         488         (25)        --
  Items affected by valuation allowance.....................      (4,944)         --         --
                                                              ----------  ----------  ---------
                                                                   1,067        (878)        --
                                                              ----------  ----------  ---------
Total.......................................................  $   (8,307) $   (1,608) $  (3,300)
                                                              ----------  ----------  ---------
                                                              ----------  ----------  ---------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 5--INCOME TAXES (CONTINUED)
    The components of the net deferred tax assets included in other assets as of December 31, 1996 and 1997 are as follows:

                                                                            1996       1997
                                                                          ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards......................................  $  17,431  $  20,074
  Accrued liabilities and reserves......................................     20,783     19,019
  Unearned income.......................................................      1,979      2,126
  Credit carryforwards..................................................      4,699      5,156
  Inventory.............................................................      1,713      2,771
  Property, plant and equipment.........................................         --        926
  Miscellaneous.........................................................        850      1,157
                                                                          ---------  ---------
                                                                             47,455     51,229
  Valuation allowance...................................................     (1,673)    (1,427)
                                                                          ---------  ---------
    Total deferred tax assets...........................................     45,782     49,802

Deferred tax liabilities:
  Property, plant and equipment.........................................         86         --
  Intangible assets.....................................................     36,979     33,973
  Miscellaneous.........................................................      1,459        977
                                                                          ---------  ---------
Net deferred tax assets.................................................  $   7,258  $  14,852
                                                                          ---------  ---------
                                                                          ---------  ---------

    As of December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $56,284 and $20,291, respectively. Additionally, as of December 31, 1997, the Company had a foreign tax credit carryforward and an alternative minimum tax credit carryforward of approximately $2,595 and $552, respectively, for federal tax purposes and research and development tax credits of approximately $1,814 and $294 for federal and state purposes, respectively. The federal and state net operating loss carryforwards expire from 1998 to 2012. The foreign tax credit expires from 2001 to 2002 and the research and development tax credits expire from 2005 to 2011.

    As a result of certain changes in the Company's stock ownership which occurred during 1996, portions of the above described carryforwards are subject to annual income offset limitations on a prospective basis. Accordingly, approximately $28,689 and $4,985 of the respective federal and state net operating loss carryforwards, approximately $552 of the federal alternative minimum tax credit carryforward and approximately $1,659 and $294 of the respective federal and state research and development credits are subject to a general annual income offset limitation of approximately $4,000. Additionally, certain built-in gains recognized by the Company will increase the annual utilization rate of the net operating losses. The Company also possesses certain unrealized built-in losses which will be subject to the annual utilization limitation when recognized.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6--STOCK OPTION PLANS

    The Company maintains several stock option plans under which incentive stock options may be granted to key employees of the Company and nonqualified stock options may be granted to key employees, directors, officers, independent contractors and consultants.

    The exercise price for incentive stock options generally may not be less than the underlying stock's fair market value at the grant date. The exercise price for non-qualified stock options granted to non-directors will not be less than the par value of a share of common stock, as determined by a committee appointed by the Board of Directors ("the Committee"). The exercise price for non-qualified stock options granted to directors may not be less than the underlying stock's fair market value at the grant date.

    Options granted to non-directors generally vest and become exercisable as determined by the Committee. Options granted to directors generally vest and become exercisable over a three-year period. Options granted to non-directors generally expire upon the earlier of the termination of the optionee's employment, with vested options expiring one year after termination of employment, or ten years from the grant date. Options granted to directors generally expire upon the earlier of the date the optionee is no longer a director or five years from the grant date.

STOCK OPTION ACTIVITY:

    Activity for 1995, 1996 and 1997 with respect to these plans is as follows:

                                                                                              SHARES         OPTION
                                                                                            UNDERLYING     PRICE PER
                                                                                             OPTIONS         SHARE
                                                                                            ----------   --------------
Outstanding at December 31, 1994..........................................................      328      $4.47 - $16.94
  Granted.................................................................................    1,270      $1.81 - $ 3.03
  Canceled................................................................................     (505)     $1.81 - $16.94
                                                                                              -----
Outstanding at December 31, 1995..........................................................    1,093      $1.81 - $ 6.93
  Granted.................................................................................    2,861      $2.28 - $ 3.78
  Exercised...............................................................................      (14)     $1.81 - $ 1.81
  Canceled................................................................................     (312)     $1.81 - $ 3.47
                                                                                              -----
Outstanding at December 31, 1996..........................................................    3,628      $1.81 - $ 6.93
  Granted.................................................................................      936      $3.19 - $ 6.22
  Exercised...............................................................................     (125)     $1.81 - $ 3.69
  Canceled................................................................................     (479)     $1.81 - $ 4.16
                                                                                              -----
Outstanding at December 31, 1997..........................................................    3,960
                                                                                              -----
                                                                                              -----

    At December 31, 1997, options for 1,244 shares were exercisable at $1.81-$6.93 under the plans and 731 shares were available for future grant. Additionally, as of December 31, 1997, 4,691 shares of common stock were reserved for issuance pursuant to the Company's stock option plans.

    The Company adopted Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) during the year ended December 31, 1996. In accordance with the provisions of SFAS 123, the Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6--STOCK OPTION PLANS (CONTINUED)
stock-based compensation plans other than for options granted to non-employees. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS 123, the Company's net income or loss would be reduced/increased to the pro forma amounts indicated below:

                                                                       DECEMBER 31,
                                                             ---------------------------------
                                                               1995        1996        1997
                                                             ---------  ----------  ----------
Net income (loss):
  As reported..............................................  $  27,454  $  (67,236) $   (9,626)
  Pro forma................................................  $  26,975  $  (68,235) $  (11,836)

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 1995, 1996 and 1997, respectively; dividend yields of 0%, expected volatility of 183%, 180% and 164%, risk free interest rates of 6.5%, 6.2% and 5.8%, and expected lives ranging from 2 to 7 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because ALARIS Medical's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock based compensation plans.

    The following table summarizes information about employee stock-based compensation plans outstanding at December 31, 1997:

   OPTIONS OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF DECEMBER 31, 1997

                                 WEIGHTED
                                  AVERAGE      WEIGHTED                    WEIGHTED
   RANGE OF                      REMAINING      AVERAGE                     AVERAGE
   EXERCISE        NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
    PRICES       OUTSTANDING    LIFE-YEARS       PRICE      EXERCISABLE      PRICE
--------------  -------------  -------------  -----------  -------------  -----------
$1.81 - $2.94..         752           7.16     $    2.12           293     $    2.05
$3.00 - $3.09..       2,288          10.63     $    3.02           845     $    3.02
$3.19 - $3.69..         812           9.64     $    3.52           216     $    3.56
$3.75 - $6.09..         102           3.76     $    4.03            10     $    3.87
$6.13 - $6.93..           6           3.78     $    6.26            --     $    6.93
--------------        -----          -----         -----         -----         -----
$1.81 - $6.93..       3,960           9.58     $    2.98         1,364     $    2.90
--------------        -----          -----         -----         -----         -----
--------------        -----          -----         -----         -----         -----

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7--BENEFIT PLANS

PENSION PLANS:

    The Company had a defined benefit pension plan (the "Plan") which covered substantially all of its U.S. employees as of December 31, 1993. On December 1, 1993, the Company's Board of Directors approved amendments to the Plan provisions which include, among other matters, cessation of benefit accruals after December 1, 1993. All earned benefits as of that date were preserved and the Company will continue to contribute to the Plan as necessary to fund earned benefits. No contributions to the Plan were required during 1995, 1996 or 1997 due to the prepaid position of the Plan during those years.

    The following table sets forth the Plan's estimated funded status and amounts recognized in the Company's balance sheet:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
Actuarial present value of benefit obligation:
  Vested benefit obligation.............................................  $   9,733  $  11,425
                                                                          ---------  ---------
                                                                          ---------  ---------
  Accumulated benefit obligation........................................  $   9,822  $  11,442
                                                                          ---------  ---------
                                                                          ---------  ---------
Projected benefit obligation for service rendered to date...............  $   9,822  $  11,442
Plan assets at fair value, consisting of equity and fixed income mutual
  funds.................................................................     13,053     15,838
                                                                          ---------  ---------
Plan assets greater than projected benefit obligation...................      3,231      4,396
Unrecognized net gain...................................................     (2,940)    (3,761)
                                                                          ---------  ---------
Prepaid pension cost....................................................  $     291  $     635
                                                                          ---------  ---------
                                                                          ---------  ---------

    The components of net periodic pension cost (benefit) are as follows:

                                                                         DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Service cost during the period................................  $     146  $     181  $     210
Interest cost on projected benefit obligation.................        608        706        725
Actual return on Plan assets..................................     (2,494)    (1,896)    (2,970)
Amortization and deferred amounts.............................      1,666        886      1,691
                                                                ---------  ---------  ---------
Net periodic pension cost (benefit)...........................  $     (74) $    (123) $    (344)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Assumptions used in the accounting are as follows:
  Discount rates..............................................       6.82%      7.45%      6.64%
  Rates of increase in compensation levels....................        N/A        N/A        N/A
  Expected long-term rates of return on assets................       9.00%      9.00%      9.00%

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--LEASES

LEASE RECEIVABLES:

    The Company leases instruments to customers under capital and operating lease contracts with terms ranging generally from 1 to 6 years. Certain capital lease agreements obligate the lessee to purchase a specified annual minimum of disposable sets and payment of liquidating damages if the agreement is terminated by the lessee. Anticipated future minimum amounts due under operating leases and capital lease receivables as of December 31, 1997 are as follows:

                                                                           OPERATING    CAPITAL
YEAR ENDING DECEMBER 31,:                                                   LEASES      LEASES
------------------------------------------------------------------------  -----------  ---------
1998....................................................................   $   1,785   $  22,549
1999....................................................................         837      14,829
2000....................................................................         369       9,553
2001....................................................................          37       5,946
2002....................................................................          28       3,776
Thereafter..............................................................          --       2,398
                                                                          -----------  ---------
    Total minimum lease receivables.....................................   $   3,056   $  59,051
                                                                          -----------  ---------
                                                                          -----------  ---------

    The net investment in sales-type leases consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Minimum lease payments................................................  $   56,534  $   59,051
Unguaranteed residual value of leased equipment.......................         789         753
Unearned interest income..............................................     (10,750)    (14,136)
Allowance for uncollectible lease receivables.........................      (2,502)     (1,881)
                                                                        ----------  ----------
Net investment in sales-type leases...................................      44,071      43,787
Current portion.......................................................     (16,795)    (13,383)
                                                                        ----------  ----------
Net investment in sales-type leases, less current portion.............  $   27,276  $   30,404
                                                                        ----------  ----------
                                                                        ----------  ----------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8--LEASES (CONTINUED)
LEASE COMMITMENTS:

    The Company leases buildings and equipment under non-cancelable operating leases with terms ranging from 2 to 10 years. Scheduled future minimum lease commitments as of December 31, 1997 are as follows:

YEAR ENDING DECEMBER 31,:
-----------------------------------------------------------------------------------
1998...............................................................................  $   3,769
1999...............................................................................      4,230
2000...............................................................................      4,250
2001...............................................................................      4,300
2002...............................................................................      4,263
Thereafter.........................................................................     15,343
                                                                                     ---------
                                                                                     $  36,155
                                                                                     ---------
                                                                                     ---------

    Rental expense was $3,149, $3,474 and $4,722 during 1995, 1996 and 1997, respectively.

NOTE 9--RESTRUCTURING, INTEGRATION AND OTHER NON-RECURRING CHARGES

    In connection with the Merger, management performed a review of the operating activities of both IMED and IVAC Medical Systems, Inc. in order to reduce costs and maximize synergies. Management identified duplicative costs to eliminate and developed and implemented plans to consolidate and integrate the companies' operations including product strategies, manufacturing, service centers, research and development, marketing and other administrative functions. As a result, the Company has recorded non-recurring charges related to the implementation of these plans in the amount of approximately $15,300 and $20,900 in 1996 and 1997, respectively.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9--RESTRUCTURING, INTEGRATION AND OTHER NON-RECURRING CHARGES (CONTINUED) The following summarizes the significant components of the Company's 1996 and 1997 restructuring, integration and other non-recurring charges included in the Consolidated Statement of Operations:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN MILLIONS)
RESTRUCTURING
  Severance and related benefits...........................................  $     4.4  $     1.3
  Cost to vacate facilities................................................        3.4         --
  Write-off unused furniture, fixtures and equipment.......................        1.5         --
  Distributor terminations.................................................         .8         --
  Other....................................................................         .5         --
                                                                             ---------  ---------
    Total restructuring....................................................       10.6        1.3

INTEGRATION AND OTHER NON-RECURRING CHARGES
  Information systems conversion costs.....................................         --        4.8
  Write-off of product distribution license................................         --        4.5
  Maquiladora settlement and related costs.................................         --        4.1
  Write-off of instrument tooling..........................................         --        1.7
  Facilities moving expenses and Company name change.......................         --        1.6
  Consulting and bonuses...................................................        4.7        1.4
  Other....................................................................         --        1.5
                                                                             ---------  ---------
    Total restructuring, integration and other non-recurring
      charges..............................................................  $    15.3  $    20.9
                                                                             ---------  ---------
                                                                             ---------  ---------

    The Company has reviewed its products and related research and development activities and market opportunities in order to focus on projects that will provide greater competitive advantage and stockholder return. That review resulted in the termination and write-off of a product distribution and license agreement with a third party developer of an ambulatory and alternate site infusion pump. The $4,500 charge related to such termination is included in the 1997 integration cost and includes a $4,300 non-cash charge representing the intangible asset that had been recorded associated with such agreement.

    On June 26, 1997, the Company entered into a settlement agreement which resolved its contract dispute with Cal Pacifico of California and affiliated entities (collectively, "Cal Pacifico"), the operator of the Company's two maquiladora assembly plants in Tijuana, Mexico. For over eight years, the Company has assembled disposable administration sets at these two plants, which utilized more than 1,200 workers employed by Cal Pacifico, under a contract with Cal Pacifico. The dispute originated in April 1997 when the Company, in accordance with the terms of such contract, informed Cal Pacifico that it would be terminating its contractual arrangements effective August 1, 1997. Cal Pacifico objected to such notification and proposed the systematic termination of the work force. In response to such objection, the Company on June 6, 1997 hired substantially all of the workers at the plants directly. On June 11, 1997, Cal Pacifico locked the Company's administrative personnel and production employees out of the plants and

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9--RESTRUCTURING, INTEGRATION AND OTHER NON-RECURRING CHARGES (CONTINUED) would not allow the Company access to its production equipment or inventory. As a result of the settlement agreement, the assembly plants resumed full operations on June 27, 1997 and Cal Pacifico provided the Company with assistance as it transitioned into the direct operation of such plants. The Company began operating these plants directly during the third quarter of 1997.

    The Company recorded a non-recurring charge of $4,100 during the quarter ended June 30, 1997 relating to this settlement and the legal fees and other costs associated therewith. The individual costs included within such non-recurring charge consist of approximately $2,700 of settlement and legal fees and approximately $1,400 of idle labor costs and start-up costs incurred in connection with the implementation of the interim assembly plans discussed below.

    In addition to restructuring and integration costs included in the Consolidated Statement of Operations, estimated dealer termination costs as well as severance and benefits costs related to the acquired company's personnel in the amount of approximately $2,800 were also accrued at the acquisition date. In accordance with generally accepted accounting principles, such items effectively increased the amount of goodwill recorded in connection with the Merger and were not included in the approximately $15,300 restructuring and integration expense included in the consolidated statement of operations for the year ended December 31, 1996.

    In connection with the Company's restructuring plans, in December 1996 management provided termination notifications to 225 employees from all functional areas of the Company. Accrued restructuring costs at December 31, 1996 includes approximately $4,400 of employee termination costs which were charged to the 1996 consolidated operating results and approximately $1,800 of employee termination costs which were recorded in purchase accounting.

    The Company paid approximately $260 and $27,000 during 1996 and 1997, respectively, for restructuring and integration activites. The Company has approximately $15,100 and $1,700 accrued related to restructuring and integration costs at December 31, 1996 and 1997, respectively. The Company anticipates that the remaining accrued restructuring and integration costs will be paid during 1998.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--EARNINGS PER SHARE

    In February, 1997 the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") which specifies the computation, presentation, and disclosure requirements for earnings per share. The earnings per share information contained in these financial statements, including those presented for prior periods, conform with SFAS 128.

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995        1996       1997
                                                              ---------  ----------  ---------
BASIC EARNINGS (LOSS) PER SHARE
  Income (loss) before extraordinary item...................  $  12,277  $  (65,606) $  (9,626)
  Less: dividends and accretion on mandatorily redeemable
    preferred stock.........................................       (650)       (962)        --
                                                              ---------  ----------  ---------
  Income available to common stockholders before
    extraordinary item......................................     11,627     (66,568)    (9,626)
  Extraordinary item........................................     15,177      (1,630)        --
                                                              ---------  ----------  ---------
  Net income (loss) available to common stockholder.........  $  26,804  $  (68,198) $  (9,626)
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------
  Weighted average common shares outstanding during the
    period..................................................     15,506      20,343     58,644

  Basic earnings per share before extraordinary item........  $    0.75  $    (3.27) $   (0.16)
  Extraordinary item........................................       0.98       (0.08)        --
                                                              ---------  ----------  ---------
  Basic earnings per share..................................  $    1.73  $    (3.35) $   (0.16)
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------
DILUTED EARNINGS PER SHARE
  Income available to common stockholders before
    extraordinary item......................................  $  11,627
  Plus convertible preferred dividends......................        320
  Plus the after-tax interest associated with convertible
    debt....................................................        684
                                                              ---------
  Income available to common stockholders plus assumed
    conversions before extraordinary item...................     12,631
  Extraordinary item........................................     15,177
                                                              ---------
  Net income available to common stockholder assuming
    dilution................................................  $  27,808
                                                              ---------
                                                              ---------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--EARNINGS PER SHARE (CONTINUED)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1995        1996       1997
                                                              ---------  ----------  ---------
  Weighted average common shares outstanding during the
    period..................................................     15,506
  Common stock options......................................        249
  Convertible preferred stock...............................        205
  Convertible securities....................................     17,276
                                                              ---------
  Weighted average common shares outstanding during the
    period, including dilutive potential common shares......     33,236
                                                              ---------
                                                              ---------
  Earnings per share before extraordinary items, assuming
    dilution................................................  $    0.38
  Extraordinary item........................................       0.46
                                                              ---------
  Earnings per share assuming dilution......................  $    0.84
                                                              ---------
                                                              ---------

1995

    The Company's convertible securities in 1995 consist of convertible promissory notes issued to Decisions. Since conversion was assumed from the beginning of the period or date of issuance, if later, net income attributable to common stock for the year ended December 31, 1995 has been increased by $684 for the interest expense (net of tax) on the convertible promissory notes.

    Convertible preferred stock in 1995 consists of 333 shares of mandatorily redeemable convertible preferred stock issued to a stockholder or entities controlled by the stockholder. The conversion was assumed as of the beginning of the period at a conversion rate of 0.617, resulting in an increase of 205 common shares.

    The Company's 7.25% Debentures were not included in the calculation of diluted earnings per share in 1995 as they are antidilutive. The $16,152 of convertible debentures, if converted at an exercise price of $18.14 per share, would result in an increase of 890 common shares and an increase of $703, net of taxes, to net income, due to the reduction in interest expense.

1996

    Net loss per common share assuming no dilution and dilution are the same for 1996, as the Company experienced a net loss for the year ended December 31, 1996. Potential common shares for 1996, if converted, would include the convertible preferred stock and convertible debentures described in 1995 EPS. Options outstanding at December 31, 1996 were not included in the computation of diluted EPS because income before extraordinary item was a loss and the effect would be antidilutive. Had such options been included, the weighted average shares would have increased by 370.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 10--EARNINGS PER SHARE (CONTINUED)
1997

    Net loss per common share assuming no dilution and dilution are the same for 1997, as the Company experienced a net loss for the year ended December 31, 1997. The 7.25% convertible debentures were excluded due to their antidilutive nature. Options outstanding at December 31, 1997 were not included in the computation of diluted EPS because income before extraordinary item was a loss and the effect would be antidilutive. Had such options been included, the weighted average shares would have increased by 1,361.

NOTE 11--RELATED PARTY ARRANGEMENTS

    In October 1991, the Company entered into a marketing, distribution and development arrangement with Pharmacia and Upjohn, Inc. ("Pharmacia") (the "Pharmacia Transaction"), pursuant to which Pharmacia obtained the exclusive right to market and distribute IMED's infusion products in a territory that included most of Europe. During 1996, the Company entered into an agreement with Pharmacia to reacquire for approximately $11,000 the European distribution rights to IMED's intravenous infusion pumps and related disposable administration sets and certain related assets. The purchase price was allocated between the tangible assets and the distribution fee based upon their estimated fair values. The amount allocated to the distribution fee has been capitalized net of the unamortized deferred revenue resulting from the 1991 sale of the aforesaid European distribution rights to Pharmacia which was being amortized over the 15-year term of the original distribution agreement. The net distribution fee is being amortized over approximately 10 years, which represents the remaining term of the original distribution agreement.

    In June 1996, ALARIS Medical purchased GECC's warrant to acquire common shares equal to 10% of IMED's common stock, on a fully diluted basis, for $12,500. The warrant acquired by ALARIS Medical was then canceled.

    Effective June 30, 1996, ALARIS Medical made non-cash contributions totaling $41,160 to IMED. Included in this capital contribution was $2,885, representing ALARIS Medical's net carrying value of certain patents which up to June 30, 1996 had been licensed to IMED for $1,100 per year. Amounts accrued to ALARIS Medical under this license, as well as other intercompany charges due to ALARIS Medical totaling $9,399 were contributed to IMED. Additionally, ALARIS Medical contributed $8,776 representing the outstanding par value and accrued dividends on all outstanding shares of IMED's 12% preferred stock, all of which were owned by ALARIS Medical. The preferred shares were then canceled.

    Included in the $41,160 non-cash contribution are tax payments due from IMED to ALARIS Medical. Pursuant to IMED's tax sharing agreement with ALARIS Medical, for Federal and California income tax purposes, IMED was required to calculate its current income tax liability on a stand-alone basis as if it were not included in the ALARIS Medical consolidated income tax return. The resulting tax liability was payable to ALARIS Medical. Due to restrictions on payments from IMED to ALARIS Medical contained in the GECC revolving credit facility agreement, income tax payments to ALARIS Medical were limited to actual tax liabilities of the ALARIS Medical consolidated group. Due to losses incurred at the ALARIS Medical level which have served to reduce the consolidated taxable income, the income tax liabilities recorded by IMED on a stand-alone basis have been significantly greater than the amounts actually paid to ALARIS Medical. As of June 30, 1996 ALARIS Medical agreed to contribute to IMED's stockholder's

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11--RELATED PARTY ARRANGEMENTS (CONTINUED) equity, income tax payments due from IMED but which could not be paid pursuant to the GECC revolving credit facility. As a result of this agreement, approximately $20,100 was credited to IMED's capital in excess of par and the corresponding income tax liabilities were eliminated from the IMED consolidated balance sheet. Such liabilities amounted to approximately $18,900 at December 31, 1995 and were included in non-current liabilities as amounts due to related parties at December 31, 1995.

    During November 1996, in connection with the Merger, ALARIS Medical contributed $19,588 to IMED.

    During 1994 and 1995, the Company issued the Decisions Notes. During November 1996, in connection with the Merger, the Decisions Notes in the aggregate principal amount of $37,500 were exchanged for 29,416 shares of ALARIS Medical common stock, including 3,333 shares issued as an inducement to convert. Additionally, Decisions was issued 13,333 shares of ALARIS Medical common stock for aggregate proceeds of $40,000.

    During June 1997, ALARIS Medical made a cash contribution of $3,052 to ALARIS Medical Systems, of which $1,457 paid off intercompany charges due to ALARIS Medical Systems and $1,595 was contributed to capital.

NOTE 12--PARENT GUARANTOR OF SUBSIDIARY DEBT

    All obligations of ALARIS Medical Systems under the Facility (Note 4) are guaranteed by ALARIS Medical and each existing and subsequently formed or acquired domestic subsidiary of ALARIS Medical. Summarized financial information of ALARIS Medical Systems, the issuer of the Facility, at December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
CONDENSED BALANCE SHEET
  Current assets......................................................  $  178,124  $  175,309
  Non-current assets..................................................     408,017     387,797
                                                                        ----------  ----------
                                                                        $  586,141  $  563,106
                                                                        ----------  ----------
                                                                        ----------  ----------
  Current liabilities.................................................  $   93,655  $   90,225
  Long-term debt and other non-current liabilities....................     442,465     433,934
                                                                        ----------  ----------
                                                                           536,120     524,159
                                                                        ----------  ----------
  Total common stock and other stockholder's equity...................      50,021      38,947
                                                                        ----------  ----------
                                                                        $  586,141  $  563,106
                                                                        ----------  ----------
                                                                        ----------  ----------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12--PARENT GUARANTOR OF SUBSIDIARY DEBT (CONTINUED)

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                            1995        1996         1997
                                                         ----------  -----------  -----------
CONDENSED STATEMENT OF OPERATIONS
  Sales................................................  $  112,551  $   136,371  $   359,077
  Cost of sales........................................      63,270       78,642      188,340
                                                         ----------  -----------  -----------
  Gross margin.........................................      49,281       57,729      170,737

  Total operating expense..............................     (32,846)    (103,838)    (139,950)
  Lease interest income................................       2,333        2,501        4,559
                                                         ----------  -----------  -----------
  Income (loss) from operations........................      18,768      (43,608)      35,346
  Total other expense..................................       2,403        5,796       44,274
  Provision for (benefit from) income taxes............       8,099        1,270       (1,900)
                                                         ----------  -----------  -----------
  Net income (loss)....................................  $    8,266  $   (50,674) $    (7,028)
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

NOTE 13--GEOGRAPHIC INFORMATION

    The Company operates primarily in four geographic locations: United States, Europe, Canada and Australia. United States sales to unaffiliated customers include export sales to customers located outside of the United States of $10,643, $11,677 and $25,197 for the years ended December 31, 1995, 1996 and
1997, respectively.

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1995        1996        1997
                                                           ----------  ----------  ----------
SALES TO UNAFFILIATED CUSTOMERS:
  United States..........................................  $  102,830  $  111,877  $  252,199
  Europe.................................................          --      11,394      82,259
  Canada.................................................       3,880       5,377      13,512
  Australia..............................................       5,841       7,723      11,107
                                                           ----------  ----------  ----------
    Sales as reported in the accompanying statement of
      operations.........................................  $  112,551  $  136,371  $  359,077
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
INTERGEOGRAPHIC SALES:
  United States..........................................  $    6,973  $   17,133  $   64,404
  Europe.................................................          --       2,891      12,924
                                                           ----------  ----------  ----------
    Total intergeographic sales..........................  $    6,973  $   20,024  $   77,328
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 13--GEOGRAPHIC INFORMATION (CONTINUED)

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1995        1996        1997
                                                           ----------  ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES:
  United States..........................................  $   16,143  $  (44,740) $    6,611
  Europe.................................................          --      (1,686)     19,994
  Canada.................................................        (194)       (248)        841
  Australia..............................................       1,123       1,253       5,006
  Eliminations and adjustments...........................         (21)         63          38
                                                           ----------  ----------  ----------
  Income (loss) from operations..........................      17,051     (45,358)     32,490
  Interest expense.......................................      (8,153)    (13,393)    (44,413)
  Interest income........................................         192       1,193         532
  Debt conversion expense................................          --     (10,000)         --
  Other, net.............................................         313       1,222      (1,535)
                                                           ----------  ----------  ----------
    Income (loss) before income taxes....................  $    9,403  $  (66,336) $  (12,926)
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
IDENTIFIABLE ASSETS:
  United States.......................................................  $  552,168  $  619,903
  Europe..............................................................      52,826      34,539
  Canada..............................................................       5,855       1,644
  Australia...........................................................       6,405       6,475
  Eliminations and adjustments........................................     (23,872)    (97,264)
                                                                        ----------  ----------
    Total assets as reported in the accompanying balance sheet........  $  593,382  $  565,297
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 14--CASH FLOW INFORMATION

    Federal, state and foreign income taxes paid during 1995, 1996 and 1997 totaled $1,726, $3,592 and $3,884, respectively. Interest paid during 1995, 1996 and 1997 totaled $6,097, $8,960 and $40,576, respectively.

    The Company sold 80,000 shares for $859 and 433 shares for $2,374 of its Alteon common stock during 1995 and 1996, respectively. These sales resulted in realized gains of $546 and $686 for the years ended December 31, 1995 and 1996, respectively.

    In connection with the Merger, the Company redeemed all outstanding shares of its 10% Preferred Stock and Convertible Preferred Stock, plus accrued and unpaid dividends for $7,844.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 15--CONTINGENCIES AND LITIGATION

FIELD CORRECTION

    The Company has initiated a voluntary field correction of approximately 50,000 of its Gemini model PC-1 and PC-2 infusion pumps because failure of specific electrical components on the power regulator printed circuit board may result in improper regulation of the battery charge voltage, which can cause the battery to overheat. Such overheating could result in product failure and discharge of hydrogen gas which may accumulate within the instrument's case. As an interim measure, the Company has advised its customers of simple precautions that can be taken to minimize the potential for an adverse incident pending completion of the field correction. The Company is not aware of any injuries sustained in known battery overcharging incidents.

    As a result of this decision, the Company recorded a charge of $2,500 to cost of sales during the first quarter of 1997. Based on management's current understanding of these incidents, the Company believes it has adequately accrued for this matter. However, since the Company's analysis of this matter is preliminary, there can be no assurances that it can be resolved for an amount consistent with management's estimated cost.

LITIGATION

    The Company is a defendant in a lawsuit filed in June 1996 by Sherwood Medical, Inc. against IVAC which alleges infringement of two patents by reason of certain activities including the sale by IVAC of disposable probe covers for use with the Company's infrared tympanic thermometer. The lawsuit seeks injunctive relief, treble damages and the recovery of costs and attorney fees. The Company believes it has sufficient defenses to all claims, including the defenses of noninfringement and invalidity and intends to vigorously defend this action. However, there can be no assurance that the Company will successfully defend all claims made by Sherwood and the failure of the Company to successfully prevail in this lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows.

    The Company is a defendant in a QUI TAM lawsuit filed by a former IMED employee in the United States District Court for the Northern District of Illinois. On November 15, 1996, an amended complaint was filed which alleges fraud in the inducement, breach of employment contract, common law fraud and violations of the Federal False Claims Act and Medicare Fraud and Abuse Act. To date, the United States has declined to intervene in this action. The Company believes it has sufficient defenses to all claims by the plaintiff. However, there can be no assurance that the Company will successfully defend all claims made in this lawsuit and the failure of the Company to prevail in this lawsuit could have a material adverse effect on the Company's operations, financial condition and cash flows.

UNITED STATES CUSTOMS SERVICE MATTER

    During the years 1988 through 1995, Cal Pacifico acted as the Company's United States customs broker and importer of record with respect to the importation into the United States of finished products ("Finished Products") assembled at the Company's two maquiladora assembly plants in Tijuana, Mexico. In May 1995, Cal Pacifico received a pre-penalty notice from the United States Customs Service ("Customs") to the effect that Customs intended to assess additional duties and substantial penalties against Cal Pacifico for its alleged failure, during the years 1988 through 1992, to comply with certain documentary requirements regarding the importation of goods on behalf of its clients, including the

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 15--CONTINGENCIES AND LITIGATION (CONTINUED)
Company. Customs recently assessed additional duties with respect to Cal Pacifico's importation of goods on behalf of its clients, including the importation of the Company's Finished Products, for the years 1993 and 1994, and it is anticipated that Customs will issue a pre-penalty notice to Cal Pacifico in respect of these years as well (collectively with the amounts referred to in the immediately preceding sentence, the "Disputed Amounts"). The Company has been advised by its special Customs counsel that, under applicable law, no person, by fraud, gross negligence or negligence, may (i) import merchandise into the commerce of the United States by means of any material and false document, statement or act, or any material omission, or (ii) aid or abet any other person to import merchandise in such manner. No proceeding has been initiated by Customs against the Company in respect of the matters which are the subject of the proceeding against Cal Pacifico. Since Cal Pacifico was the Company's United States customs broker and importer of record during each of the foregoing years, the Company believes that it is unlikely that Customs will assess against the Company any portion of the Disputed Amounts.

    Cal Pacifico is contesting Customs' assessment of the Disputed Amounts. Cal Pacifico's challenge to the assessment of the Disputed Amounts is in its preliminary stages. Given the present posture of Cal Pacifico's challenge, and the inherent uncertainty of contested matters such as this, it is not possible for the Company to express an opinion as to the likelihood that Cal Pacifico will prevail on its challenge. The Company has not been informed by Cal Pacifico or Customs as to the specific amount of the Disputed Amounts.

    Cal Pacifico has advised the Company that, should Cal Pacifico's challenge to the assessment of the Disputed Amounts prove to be unsuccessful, it will seek recovery from the Company, through arbitration, for any portion of the Disputed Amounts which it is required to pay to Customs. As part of the settlement agreement which resolved the Company's contract dispute with Cal Pacifico, the Company paid Cal Pacifico $550, which is to be applied toward Cal Pacifico's payment of Disputed Amounts. The $550 payment by the Company is to be credited toward any portion of the Disputed Amounts which the arbitrator determines the Company owes to Cal Pacifico. The actual amount so determined by the arbitrator may be less or greater than $550. Although the ultimate outcome of such an arbitration proceeding cannot be guaranteed, the Company believes that it has meritorious defenses to claims with respect to Disputed Amounts which Cal Pacifico might raise against the Company. These defenses would be based, among other factors, on the contractual relationship between the Company and Cal Pacifico (including a defense with respect to the availability of indemnification under the agreements between Cal Pacifico and the Company), the conduct of Cal Pacifico with respect to both the Company and Customs, and the compliance obligations of Cal Pacifico under applicable customs laws. Inasmuch as Cal Pacifico's challenge before Customs is still pending and any claim against the Company for indemnification would be based on Cal Pacifico's ultimate lack of success in that challenge, and inasmuch as any arbitration proceeding by which Cal Pacifico might seek indemnification has not been filed nor has Cal Pacifico committed itself to the theories under which it might seek indemnification or the recovery of damages from the Company, it is not possible for the Company to express an opinion at this time as to the likelihood of an unfavorable outcome in such a proceeding.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 15--CONTINGENCIES AND LITIGATION (CONTINUED)
OTHER

    The Company is also a defendant in various actions, claims, and legal proceedings arising from its normal business operations. Management believes they have meritorious defenses and intends to vigorously defend against all allegations and claims. As the ultimate outcome of these matters is uncertain, no contingent liabilities or provisions have been recorded in the accompanying financial statements for such matters. However, in management's opinion, based on discussions with legal counsel, liabilities arising from such matters, if any, will not have a material adverse effect on consolidated financial position, results of operations or cash flows.

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 16--SUMMARIZED QUARTERLY DATA (UNAUDITED)

    The following financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 1997 and 1996 is as follows:

                                                              1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER
                                                              -----------  -----------  -----------  -----------
                                                                     IN THOUSANDS, EXCEPT PER SHARE DATA
1997
  Sales.....................................................   $  81,995    $  88,072    $  86,830    $ 102,180
  Gross margin..............................................      35,025       40,711       44,430       50,571
  Income (loss) from operations.............................       3,718         (725)      14,260       15,237
  Net (loss) income.........................................      (4,315)      (7,002)       1,094          597
  (Loss) income per common share assuming no dilution (1)...   $    (.07)   $    (.12)   $     .02    $     .01
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
  (Loss) income per common share assuming dilution (1)......   $    (.07)   $    (.12)   $     .02    $     .01
                                                              -----------  -----------  -----------  -----------
1996
  Sales.....................................................   $  25,875    $  28,216    $  27,679    $  54,601
  Gross margin..............................................      11,980       12,460       12,599       20,716
  Income (loss) from operations.............................       3,595        3,849        4,002      (56,804)
  Income (loss) before extraordinary item...................         859        1,150          779      (68,394)
  Extraordinary item--loss on early retirement of debt, net
    of taxes................................................          --           --           --       (1,630)
                                                              -----------  -----------  -----------  -----------
  Net income (loss).........................................         859        1,150          779      (70,024)
  Income (loss) per common share assuming no dilution (1):
    Income (loss) before extraordinary item.................   $     .04    $     .06    $     .04    $   (2.09)
    Extraordinary item......................................          --           --           --         (.05)
                                                              -----------  -----------  -----------  -----------
        Net income (loss)...................................   $     .04    $     .06    $     .04    $   (2.14)
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
  Income (loss) per common share assuming dilution (1):
    Income (loss) before extraordinary item.................   $     .03    $     .03    $     .03    $   (2.09)
    Extraordinary item......................................          --           --           --         (.05)
                                                              -----------  -----------  -----------  -----------
        Net income (loss)...................................   $     .03    $     .03    $     .03    $   (2.14)
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------

------------------------

(1) Income (loss) per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income (loss) per share will not necessarily equal the total for the year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of IVAC Holdings, Inc.

    In our opinion, the, accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity (deficit) present fairly, in all material respects, the financial position of IVAC Holdings, Inc. and its subsidiaries at December 31, 1995, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Diego, California
March 29, 1996

                              IVAC HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                                                                      DECEMBER 31,
                                                                                                          1995
                                                                                                      -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................................  $     18,308
  Accounts receivable, net..........................................................................        54,133
  Current portion of contract receivables, net......................................................         5,414
  Inventories.......................................................................................        34,625
  Prepaid expenses and other assets.................................................................         3,143
                                                                                                      -------------
      Total current assets..........................................................................       115,623

Long-term contract receivables, net.................................................................        19,957
Property, plant and equipment, net..................................................................        48,277
Intangible assets, net..............................................................................        30,893
Other long-term assets..............................................................................         1,245
                                                                                                      -------------
                                                                                                      $    215,995
                                                                                                      -------------
                                                                                                      -------------

                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..................................................................................  $     14,407
  Accrued warranty..................................................................................         6,948
  Accrued employee liabilities......................................................................         9,528
  Current portion of long-term debt.................................................................         8,091
  Other current liabilities.........................................................................        34,799
                                                                                                      -------------
      Total current liabilities.....................................................................        73,773

Long-term debt......................................................................................       157,694
Other non-current liabilities.......................................................................         5,043

Commitments and contingencies (Note 11)

Shareholders' equity (deficit):
Common stock:
  Class A, $.01 par value; 60,000,000 shares authorized;
    20,000,938 issued and outstanding...............................................................           200
  Class B, $.01 par value; 20,000,000 shares authorized;
    19,532,630 issued and outstanding...............................................................           195
Additional paid-in capital..........................................................................        33,308
Note receivable from shareholder....................................................................            (8)
Accumulated deficit.................................................................................       (56,057)
Foreign currency translation adjustment.............................................................         1,847
                                                                                                      -------------
      Total shareholders' equity (deficit)..........................................................       (20,515)
                                                                                                      -------------
                                                                                                      $    215,995
                                                                                                      -------------
                                                                                                      -------------

          See accompanying notes to Consolidated Financial Statements.

                              IVAC HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1995
                                                                                                      ------------
Net sales...........................................................................................   $  240,971
        Cost of sales...............................................................................      157,869
                                                                                                      ------------
Gross profit........................................................................................       83,102

Sales and marketing.................................................................................       43,994
General and administrative..........................................................................       28,381
Research and development............................................................................       12,083
Purchased research and development..................................................................       22,883
Restructuring and special items.....................................................................        5,944
Other expense, net..................................................................................        1,497
                                                                                                      ------------

        Total operating expense.....................................................................      114,782

Contract interest income............................................................................        3,013
                                                                                                      ------------
        Loss from operations........................................................................      (28,667)
Interest expense, net...............................................................................      (27,476)
                                                                                                      ------------
Loss before income taxes............................................................................      (56,143)
Benefit from income taxes...........................................................................          378
                                                                                                      ------------
Net loss............................................................................................   $  (55,765)
                                                                                                      ------------
                                                                                                      ------------

          See accompanying notes to Consolidated Financial Statements.

                              IVAC HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1995
                                                                                                 -----------------
Cash flows from operating activities:
Net loss.......................................................................................     $   (55,765)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization................................................................          23,736
  Debt issuance cost amortization..............................................................           5,902
  Purchased research and development...........................................................          22,883
  Deferred income taxes........................................................................          (1,898)
  Gain on disposal of property, plant and equipment............................................             (55)
  Accretion of discount on Junior Subordinated Notes and Siemens Infusion System Debt..........           4,664
  Changes in assets and liabilities:
    Receivables................................................................................         (11,837)
    Inventories................................................................................          23,176
    Prepaid expenses and other assets..........................................................             223
    Accounts payable...........................................................................           4,975
    Accrued warranty...........................................................................            (557)
    Accrued employee liabilities...............................................................            (900)
    Other current liabilities..................................................................           9,265
    Other non-current liabilities..............................................................            (829)
    Payables to and receivables from Lilly, net................................................          15,160
                                                                                                 -----------------
        Net cash provided by operating activities..............................................          38,143
                                                                                                 -----------------
Cash flows from investing activities:
  Acquisitions, net of cash and cash equivalents acquired......................................        (190,793)
  Capital expenditures, net....................................................................         (13,752)
  Proceeds from sale of facility, net..........................................................          25,258
                                                                                                 -----------------
        Net cash used by investing activities..................................................        (179,287)
                                                                                                 -----------------
Cash flows from financing activities:
  Capital contributions........................................................................          20,000
  Exercise of stock options....................................................................              70
  Borrowings under term loan and revolving credit arrangements.................................          68,500
  Proceeds from bridge notes...................................................................          80,000
  Proceeds from senior notes...................................................................         100,000
  Proceeds from junior subordinated notes......................................................          30,000
  Repayment of term loan and revolving debt....................................................         (49,000)
  Repayment of bridge notes....................................................................         (80,000)
  Debt issue costs.............................................................................         (11,486)
  Capital lease payments.......................................................................            (479)
                                                                                                 -----------------
        Net cash provided by financing activities..............................................         157,605
                                                                                                 -----------------
Effect of exchange rate changes on cash........................................................           1,847
                                                                                                 -----------------
Net increase in cash and cash equivalents......................................................          18,308
Cash and cash equivalents at the beginning of the year.........................................               0
                                                                                                 -----------------
Cash and cash equivalents at the end of the year...............................................     $    18,308
                                                                                                 -----------------
                                                                                                 -----------------
Supplemental disclosure of cash flow information:
  Cash paid for interest.......................................................................     $    15,380
  Cash paid for income taxes...................................................................     $        12
Supplemental disclosure of non-cash financing activities:
  Contribution of River capital stock..........................................................     $    13,333
  Stock dividend (3 for 1).....................................................................     $       292
  Capital lease financing......................................................................     $     1,200

          See accompanying notes to Consolidated Financial Statements.

                              IVAC HOLDINGS, INC.

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31, 1995
                           -------------------------------------------------------------------------------------------------------
                                CLASS A             CLASS B                                                 FOREIGN       TOTAL
                              COMMON STOCK        COMMON STOCK     ADDITIONAL   SHAREHOLDER                CURRENCY    SHAREHOLDERS'
                           ------------------  ------------------    PAID-IN       NOTE      ACCUMULATED  TRANSLATION    EQUITY
                             SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL    RECEIVABLE     DEFICIT    ADJUSTMENT    (DEFICIT)
                           ----------  ------  ----------  ------  -----------  -----------  -----------  -----------  -----------
Contribution of capital:
  Cash....................                                         $   20,000                                          $   20,000
  River capital stock.....  5,000,000  $  50    4,740,388  $  47       13,236                                              13,333
Foreign currency
  translation
  adjustment..............                                                                                $    1,847        1,847
Stock dividend (3 for
  1)...................... 15,000,000    150   14,221,164    142                             $     (292)
Exercise of stock
  options.................        938             571,078      6           72   $       (8)                                    70
Net loss..................                                                                      (55,765)                  (55,765)
                                                                                        --
                           ----------  ------  ----------  ------  -----------               -----------  -----------  -----------
Balance at December 31,
  1995.................... 20,000,938  $ 200   19,532,630  $ 195   $   33,308   $       (8)  $  (56,057)  $    1,847   $  (20,515)
                                                                                        --
                                                                                        --
                           ----------  ------  ----------  ------  -----------               -----------  -----------  -----------
                           ----------  ------  ----------  ------  -----------               -----------  -----------  -----------

          See accompanying notes to Consolidated Financial Statements.

                              IVAC HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    IVAC Holdings, Inc. ("Holdings" or the "Company"), through its wholly owned subsidiaries, designs, manufactures, distributes and services intravenous infusion therapy and vital signs measurement instruments and related disposables and accessories. The Company sells a full range of products to hospitals and alternate site facilities in the United States, Canada and Europe.

    All outstanding common stock of IVAC Medical Systems, Inc. is owned by Holdings. On December 30, 1994, DLJ Merchant Banking Partners, L.P. and the related investors (collectively, "DLJMB") and River Medical, Inc. ("River") and related investors ("the River Group") formed Holdings to acquire all of the outstanding stock of IVAC Corporation ("IVAC") from Eli Lilly and Company ("Lilly"). Holdings was formed through the contribution of $20,000 cash from an DLJMB in exchange for 5,000,000 shares (20,000,000 shares after giving effect to 3 for 1 stock split effected in the form of a dividend) of Class A Common Stock and the issuance of 4,740,388 shares (18,961,552 shares after giving effect to 3 for 1 stock split offered in the form of a dividend) of Class B Common Stock in exchange for 100% of the outstanding capital stock of River.

    In connection with the formation of Holdings, after the close of business on December 31, 1994, the Company acquired the outstanding capital stock of IVAC from Lilly for approximately $195,000 in cash, including transaction costs ("the Acquisition"). Concurrently with the closing of the Acquisition, Holdings contributed all of the outstanding capital stock of River to IVAC and, as a result, River became a wholly owned subsidiary of IVAC, renamed as IVAC Medical Systems, Inc. The proceeds received from the investor group were contributed as capital to IVAC Medical Systems, Inc. and recorded as Additional Paid-in Capital in IVAC's financial statements.

    In connection with the Acquisition, Holdings issued Junior Subordinated Notes due 2006 (the "Subordinated Notes") to DLJMB, the River Group and others for an aggregate of $30,000. Interest accrues to principal annually at an effective fixed rate of 13.2%. IVAC does not guarantee repayment of the notes on behalf of Holdings nor are these notes secured by IVAC's assets. The proceeds from the Subordinated Notes were contributed as capital to IVAC Medical Systems, Inc.

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with maturities of 90 days or less at date purchased.

REVENUE RECOGNITION

    Revenue is recorded upon product shipment, net of an allowance for estimated returns, or service delivery. The Company also sells instruments via long-term financing arrangements to a number of hospitals under No Capital Agreements ("NCAs"). These agreements allow hospitals to acquire instruments with no initial payment. The sales price for the instruments is recovered via surcharges applied to minimum purchase commitments of related disposables. The transactions are akin to sales-type leases as provided for in SFAS 13, with the Company recording revenue and profit upon shipment of the

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) instruments. The Company records a receivable equal to the present value of the sales price of the instrument based upon the ratio of the overall gross margin on the commitment compared to margins on direct sales of instruments and disposables. Title to the instrument passes to the customer upon shipment. The term of the financing is generally three to five years, with interest at rates of 9% to 15%. The related contract receivables at December 31, 1995 are presented net of unearned finance revenue of $6,813 which reflects the remaining interest to be earned on unshipped disposables. Unearned finance revenue is calculated using the inherent rate of interest on each NCA, the expected disposable shipment period and the principal balance financed. Finance revenue is recognized as disposables are shipped using a reducing principal balance method which approximates the interest method. Contract provisions include liquidated damage clauses which are sufficient to recover the sales price of the instruments in the event of customer cancellation.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Credit risk associated with this concentration is limited due to the large number and geographic dispersion of the accounts and the overall stability of the hospital industry. Management believes that adequate provision has been made for such credit risk.

INVENTORIES

    Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market. Cost of inventories at the beginning of the year was determined based on an allocation of the purchase price to all assets and liabilities including inventory, as determined by an independent appraisal, at the date of acquisition.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated on the basis of cost. Cost of acquired assets (see Note 3) was determined based on an allocation of the purchase price to all assets and liabilities, as determined by an independent appraisal, at the date of acquisition. Additions to property, plant and equipment, including significant betterments and renewals, are capitalized. Maintenance and repair costs are charged to expense as incurred. Depreciation is computed using the straight-line method over estimated useful lives of 3 to 20 years. Depreciation expense amounted to $15,076 for the year ended December 31, 1995.

INCOME TAXES

    Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred income tax expense (benefit) is determined as the net change during the year in the deferred income tax asset or liability. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and weighted average exchange rates during the period for revenues and expenses. Gains and losses from translation are excluded from results of operations and accumulated as a separate component of shareholders' equity.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, including cash and cash equivalents, trade receivables and payables, approximates their fair value due to their short term maturities. The fair values of the Company's long-term contract receivables are estimated by discounting future cash flows using discount rates that reflect the risk associated with similar types of loans. The fair value of the Company's long-term debt is estimated based on comparison with similar issues or current rates offered to the Company for debt of the same remaining maturities. The estimated fair values of both the Company's long-term contract receivables and long-term debt approximate their carrying values.

STOCK OPTIONS

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for compensation costs related to stock option plans and other forms of stock based compensation plans as an alternative to the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25. Companies that do not elect the new method of accounting beginning in 1996 will be required to provide pro forma disclosures as if the fair value based method had been applied. The Company anticipates that it will not elect the fair value based method of accounting and will provide pro forma disclosure as required.

INTANGIBLE ASSETS

    Intangible assets are amortized as follows:

Supply agreements.............................    Straight-line         3 years
Trademarks....................................    Straight-line         10 years
Patents.......................................    Straight-line         10 years
Debt acquisition costs........................    Interest method       Terms of related debt
Excess purchase price.........................    Straight-line         10 years

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Intangibles are presented net of accumulated amortization of $11,776. In connection with the acquisition of IVAC, Lilly agreed to continue providing certain administrative services on behalf of IVAC for a period of six months. The amount capitalized as service support agreement ($2,786) has been fully amortized as of December 31, 1995.

IMPAIRMENT OF LONG-LIVED ASSETS

    During 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes accounting standards for measuring the impairment of long-lived assets, certain identifiable intangibles and excess purchase price related to those assets to be held and used and for long-lived assets and certain intangible assets to be disposed of. In the fourth quarter of 1995, the Company elected to early adopt the new accounting pronouncement. Based upon an analysis performed in accordance with SFAS 121, the Company believes that no material impairments exist at December 31, 1995. Prior to the adoption of SFAS 121, management reviewed long-lived assets for impairment on an annual basis based on undiscounted future cash flows.

PRODUCT WARRANTY

    The Company provides warranties for up to one year on all products and for up to two years on certain products. A provision for the estimated future costs of warranty repair or replacement is provided at the time of sale based upon the Company's historical warranty experience.

REBATES

    The Company provides rebates to customers under certain programs. The estimated costs of these rebates are accrued at the time revenue is recognized.

NOTE 3--THE ACQUISITION AND THE RIVER TRANSACTION

    The Acquisition and the River Transaction have been accounted for under the purchase method as the voting common stock issued was not identical; accordingly, the purchased assets and liabilities have been recorded at their estimated fair value, as determined by independent appraisal, at the date of acquisition. The purchase price of River of $13,333 was determined based on the fair value of the River assets contributed to Holdings relative to the purchase price paid by the DLJMB led investor group for their initial equity in Holdings. The application of the purchase method to the Acquisition and the River Transaction resulted in an excess of cost over net assets acquired of approximately $90,804. The excess purchase price has been allocated to property, plant and equipment ($20,315), inventory ($14,774), intangibles ($23,356) and in-process research and development ($22,883) with a remaining excess purchase price over net assets acquired of $9,476. The allocation of the purchase price to inventory, and subsequent sales of such inventory, resulted in a reduction of $14,744 in 1995 gross profit. The in-process research and development of River and IVAC were charged to earnings in 1995 as the associated products had not reached technological feasibility and had no alternative use. The purchase price allocations reflect the resolution of certain purchase contingencies including the arbitration settlement of a dispute with Lilly over the final IVAC purchase price subsequent to December 31, 1995, the resolution of certain contingent liabilities, and the ultimate realization of certain acquired receivables and property, plant and equipment.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 3--THE ACQUISITION AND THE RIVER TRANSACTION (CONTINUED)
Additionally, the Company and Lilly jointly elected to make an Internal Revenue Code Section 338(h)(10) election for Federal and state tax purposes in the third quarter of 1995. This election resulted in treatment of the acquisition as if Lilly sold assets in a taxable transaction and resulted in adjustments to reflect the fair value of the acquired tax assets and liabilities as of the date of purchase.

    In conjunction with purchase accounting, the Company recorded a severance liability in the amount of $5,659 pursuant to a plan in place as of the purchase date to subsequently terminate employees. The liability was determined based on the expected employee resources to be terminated at an estimated cost of severance benefits as provided for in the purchase agreement at the time of the Acquisition to include separation payments based on years of service, continued medical benefits and outplacement assistance for a specified time. These costs were paid to employees terminated during the six month period following the Acquisition and did not materially differ from the amount initially accrued.

    In connection with the Acquisition and the River Transaction, certain stockholders of Holdings received approximately $3,650 in connection with the exchange of their capital stock or services rendered. These amounts have been capitalized as a component of the purchase price.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 4--COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Accounts receivable:
  Trade.........................................................................   $   58,677
  Less allowance for doubtful accounts..........................................       (4,544)
                                                                                  ------------
                                                                                   $   54,133
                                                                                  ------------
                                                                                  ------------
Inventories:
  Finished products.............................................................   $   14,998
  Work-in-process...............................................................        3,472
  Raw materials.................................................................       17,867
                                                                                  ------------
                                                                                       36,337
  Less reserves.................................................................       (1,712)
                                                                                  ------------
                                                                                   $   34,625
                                                                                  ------------
                                                                                  ------------
Property, plant and equipment:
  Land..........................................................................   $      640
  Buildings.....................................................................        4,554
  Equipment.....................................................................       50,179
  Construction in process.......................................................        6,341
                                                                                  ------------
                                                                                       61,714
  Less accumulated depreciation.................................................      (13,437)
                                                                                  ------------
                                                                                   $   48,277
                                                                                  ------------
                                                                                  ------------
Intangibles:
  Excess purchase price.........................................................   $    9,476
  Supply agreements.............................................................       10,296
  Trademarks....................................................................        5,140
  Patents.......................................................................        5,186
  Debt acquisition costs........................................................       11,486
  Other.........................................................................        1,085
                                                                                  ------------
                                                                                       42,669
  Less accumulated amortization.................................................      (11,776)
                                                                                  ------------
                                                                                   $   30,893
                                                                                  ------------
                                                                                  ------------
Supply agreements represent noncancellable customer commitments to purchase specified quantities of disposable administration sets and probe covers at contractual prices.

Other current liabilities:
  Accrued expense reimbursement to former parent................................   $   12,212
  Other.........................................................................       22,587
                                                                                  ------------
                                                                                   $   34,799
                                                                                  ------------
                                                                                  ------------

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 5--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Senior notes....................................................................   $  100,000
Term loan borrowings under the Bank Credit Facility.............................       19,500
Junior subordinated notes.......................................................       33,961
Other...........................................................................       12,324
                                                                                  ------------
                                                                                      165,785
Less current portion............................................................       (8,091)
                                                                                  ------------
Long-term debt..................................................................   $  157,694
                                                                                  ------------
                                                                                  ------------

    In connection with the acquisition of IVAC, the Company entered into an $80,000 credit facility (the "Bank Credit Facility") with a syndicate of financial institutions which consists of $60,000 of term loans and a $20,000 revolving credit facility, each of which matures on December 30, 1999. Available funds under the revolving credit facility are limited to the difference between $20,000 and the amount of letters of credit issued under the Bank Credit Facility, which cannot exceed $15,000. Borrowings under the Bank Credit Facility bear interest at a rate equal to the Alternate Base Rate plus 1.75% or Adjusted LIBOR plus 3.00%, at the option of the Company, payable quarterly (10.25% and 8.69%, respectively, at December 31, 1995). The Bank Credit Facility is secured by the stock of IVAC and all of its subsidiaries and substantially all of the assets of Holdings, IVAC and IVAC's domestic subsidiaries. The Bank Credit Facility is guaranteed by Holdings and substantially all of the Company's subsidiaries. As more fully discussed in Note 13, subsequent to December 31, 1995, the Company amended and restated certain terms of the Bank Credit Facility.

    Immediately following the Acquisition, the Company entered into an interest rate swap agreement to fix the rate of interest payable on a portion of the term loan principal borrowed under the Bank Credit Facility. The swap has a three year term and an initial notional amount of $30,000, which amortizes at a rate equal to 50% of the original term loan principal paydown schedule, with quarterly payments at a fixed rate of 11.05% of the outstanding notional amount and quarterly receipts at a LIBOR-based floating rate plus 3.00%. Interest expense related to the swap was $565 for the year ended December 31, 1995.

    The Bank Credit Facility contains covenants which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, and make capital expenditures. The Company must also maintain certain ratios regarding interest coverage and leverage, among other restrictions.

    On November 8, 1995, the Company issued $100,000 of senior unsecured public notes (the "Notes") due December 1, 2002. The Notes bear interest at the rate of 9.25% annually, which is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1996. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 1998 at the redemption prices set forth in the indenture plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to December 1, 1998, the Company may redeem the Notes with the proceeds of one or more public offerings of common stock at a redemption price equal to 108.25% of the principal amount plus accrued and unpaid interest; provided that at least

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 5--LONG-TERM DEBT (CONTINUED)
$65,000 in aggregate principal amount of the Notes remain outstanding immediately after the occurrence of each such redemption. In the event of a Change of Control (as defined in the indenture), holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Notes are senior unsecured obligations of the Company and rank senior in right of payment to all subordinated indebtedness of the Company.

    The indenture contains covenants which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, make asset sales, create liens and restrict the ability of the Company to enter into mergers, consolidations or sales of all or substantially all of its assets.

    The Company also issued $30,000 of Junior Subordinated Notes due 2006. The notes accrue interest at 13.2% per annum, compounded annually.

    The net proceeds from the bridge notes, Junior Subordinated Notes, and term loan were used to pay the cash purchase price in connection with the Acquisition and to pay fees and expenses related to the Acquisition. The proceeds of the revolving loan will be used for general corporate purposes in the ordinary course of the business.

    Other debt consists of consideration owed to Siemens Infusion Systems, Ltd. ("SIS") resulting from IVAC's acquisition of the MiniMed product line from SIS in 1993. In accordance with the acquisition agreement, IVAC is obligated to pay SIS $1,571 in 1996 based on 1994 product sales and the greater of $3,000 per year or 8% of the prior year's product sales in 1996 through 1999. The minimum $12,000 liability was discounted at an imputed interest rate of 7% and recorded as debt. The unamortized discount, which is amortized using the interest method over the term of the payments, is $1,247 at December 31, 1995.

    The aggregate minimum annual maturities on long-term debt are as follows:

1996..............................................................  $   8,091
1997..............................................................      7,375
1998..............................................................      7,901
1999..............................................................      8,457
2000..............................................................         --
Thereafter........................................................    133,961
                                                                    ---------
                                                                    $ 165,785
                                                                    ---------
                                                                    ---------

NOTE 6--LEASES

    Leases are generally for buildings, computers and office equipment. The leases for the Company's San Diego corporate headquarters and manufacturing facilities provide for scheduled rent increases. Total rent expense amounted to approximately $2,035 for the year ended December 31, 1995.

    The Company maintains a lease line of credit with a leasing company for acquisitions of equipment under capital lease arrangements.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 6--LEASES (CONTINUED)
    Future minimum payments are as follows:

                                                                                           NONCANCELLABLE
                                                                                 CAPITAL     OPERATING
                                                                                 LEASES        LEASES
                                                                                ---------  --------------
  1996........................................................................  $     770    $    3,413
  1997........................................................................        722         2,931
  1998........................................................................        425         2,990
  1999........................................................................        241         2,916
  2000........................................................................         --         2,803
  Thereafter..................................................................         --        11,298
                                                                                ---------       -------
                                                                                    2,158    $   26,351
                                                                                                -------
                                                                                                -------
  Less amounts representing interest..........................................       (304)
                                                                                ---------
  Capital lease obligations...................................................      1,854
  Less current portion........................................................       (595)
                                                                                ---------
                                                                                $   1,259
                                                                                ---------
                                                                                ---------

NOTE 7--INCOME TAXES

    The benefit from income taxes is as follows:

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Current:
  Federal.......................................................................   $       --
  Foreign.......................................................................        3,307
  State.........................................................................            5
                                                                                  ------------
                                                                                        3,312
                                                                                  ------------
Deferred:
  Federal.......................................................................       (3,192)
  Foreign.......................................................................          142
  State.........................................................................         (640)
                                                                                  ------------
                                                                                       (3,690)
                                                                                  ------------
Total...........................................................................   $     (378)
                                                                                  ------------
                                                                                  ------------

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Deferred tax assets:
  Net operating loss and research and development credit carryforwards..........   $    5,742
  Intangibles...................................................................        3,666
  State income taxes............................................................        2,987
  Product return/warranty reserves..............................................        1,895
  Rebate reserve................................................................        1,479
  Other.........................................................................        5,430
                                                                                  ------------
Total deferred tax assets.......................................................       21,199
  Valuation allowance...........................................................      (21,199)
                                                                                  ------------
Net deferred tax assets.........................................................            0
                                                                                  ------------

Deferred tax liabilities:
  Foreign taxes.................................................................         (142)
                                                                                  ------------
Total deferred tax liabilities..................................................         (142)
                                                                                  ------------
Net deferred taxes..............................................................   $     (142)
                                                                                  ------------
                                                                                  ------------

    The Company has recorded a valuation allowance against deferred tax assets since it is more likely than not that the deferred tax assets will not be realized.

    As of December 31, 1994, River net operating loss carryforwards for Federal and state tax purposes totaled approximately $4,156 and $1,513, respectively. As specified in the Internal Revenue Code, a more than 50% ownership change by a combination of significant shareholders during any three year period would result in certain limitations on the Company's ability to utilize net operating loss carryforwards and research and development credit carryforwards. Such a change is likely to have occurred in connection with the acquisition transaction discussed in Note 3. These net operating loss and research and development credit carryforwards expire from 2008 to 2009 for Federal tax purposes and from 1998 and 1999 for state tax purposes.

    During 1995, net operating loss carryforwards for Federal and state tax purposes totaling approximately $4,245 and $236, respectively, were generated by the consolidated group. These net operating loss carryforwards expire in 2010 for Federal tax purposes and in 2000 for state tax purposes.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 7--INCOME TAXES (CONTINUED)
    Following is a reconciliation of the effective income tax rate:

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                  ---------------
Tax benefit at statutory rate...................................................         (35.0)%
Add (deduct):
  Foreign taxes.................................................................           6.2
  State taxes...................................................................          (5.8)
  Other.........................................................................           (.2)
                                                                                         -----
                                                                                         (34.8)
  Valuation allowance...........................................................          34.1
                                                                                         -----
                                                                                           (.7)%
                                                                                         -----
                                                                                         -----

NOTE 8--BENEFITS

    Effective December 30, 1994, in connection with the purchase of IVAC discussed in Note 1, the Company's U.S. noncontributory defined benefit plan was terminated and the assets and liabilities of the IVAC Retirement Plan were merged into The Lilly Retirement Plan. All eligible participants in the IVAC Retirement Plan became participants in The Lilly Retirement Plan, and all benefits previously earned will be paid by The Lilly Retirement Plan.

    In connection with the River Transaction, all outstanding stock options issued under the River Medical Stock Option Plan were assumed by Holdings subject to the same terms, vesting, duration and cancellation existing prior to the acquisition. On a converted basis, there were 467,370 options exercisable into Holdings Class B common stock outstanding at December 31, 1995 at exercise prices ranging from $.13 to $.52. The options expire not more than ten years from the date of grant and were fully vested at December 31, 1995.

    A summary of Class B stock option transactions follows:

                                                                 YEAR ENDED DECEMBER 31, 1995
                                                                      OPTIONS OUTSTANDING
                                                               ---------------------------------
                                                                NUMBER OF   NUMBER OF
                                                                 SHARES      SHARES
                                                                 AT $.52     AT $.13
                                                                PER SHARE   PER SHARE    TOTAL
                                                               -----------  ---------  ---------
Converted from River Plan....................................      24,611   1,013,837  1,038,448
Options exercised............................................      (8,204)   (562,874)  (571,078)
                                                               -----------  ---------  ---------
Balance at December 31, 1995.................................      16,407     450,963    467,370
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

    The 1995 Stock Option/Stock Issuance Plan (the "Plan") of Holdings authorizes up to 4,000,000 shares of Holdings Class A common stock to be granted no later than February 2005. Under the Plan, the Board of Directors of Holdings may grant options to selected key employees, directors and consultants to the Company to purchase shares of Holdings common stock, at a price not less than 85% of the fair market

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 8--BENEFITS (CONTINUED)
value of the stock at the date of grant, as determined by the Board of Directors of Holdings. The Plan provides for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over a four to eight year period and are exercisable for up to ten years from the grant date. At December 31, 1995, 633,343 options were exercisable at $1.00 for an aggregate exercise price of $633.

    A summary of Class A stock option transactions follows:

                                                                                                 YEAR ENDED
                                                                                              DECEMBER 31, 1995
                                                                                             OPTIONS OUTSTANDING
                                                                                OPTIONS    -----------------------
                                                                               AVAILABLE   NUMBER OF    PRICE PER
                                                                               FOR GRANT     SHARES       SHARE
                                                                              -----------  ----------  -----------
Options authorized..........................................................    4,000,000          --          --
Options granted.............................................................   (3,668,656)  3,668,656   $    1.00
Options exercised...........................................................           --        (938)         --
Options forfeited on termination of employment..............................      360,516    (360,516)         --
                                                                              -----------  ----------       -----
Balance at December 31, 1995................................................      691,860   3,307,202   $    1.00
                                                                              -----------  ----------       -----
                                                                              -----------  ----------       -----

    During 1995, the Company consummated a 3 for 1 stock split effected in the form of a dividend to all holders of record of Class A and Class B common stock held at the close of business on February 1, 1995. All share amounts presented herein reflect the 3 for 1 split.

    The Company maintains a defined contribution savings plan which covers substantially all of its U.S. employees. Contributions under the plan amounted to $757 for the year ended December 31, 1995.

    The Company was self-insured for medical benefits through June 30, 1995. Effective July 1, 1995, the Company transitioned its medical and dental insurance to coverage under a health maintenance organization.

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 9--GEOGRAPHIC INFORMATION

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Net sales to unaffiliated customers:
  United States.................................................................   $  163,323
  United Kingdom................................................................       18,217
  Germany.......................................................................       18,516
  Spain.........................................................................       10,248
  Other.........................................................................       30,667
                                                                                  ------------
                                                                                   $  240,971
                                                                                  ------------
                                                                                  ------------
Income (loss) before income taxes:
  United States.................................................................   $  (61,462)
  United Kingdom................................................................        3,869
  Germany.......................................................................          127
  Spain.........................................................................          587
  Other.........................................................................        1,398
  Eliminations and adjustments..................................................         (662)
                                                                                  ------------
                                                                                   $  (56,143)
                                                                                  ------------
                                                                                  ------------

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
Total assets:
  United States.................................................................   $  190,640
  United Kingdom................................................................       17,384
  Germany.......................................................................        7,230
  Spain.........................................................................       11,860
  Other.........................................................................       17,216
  Eliminations and adjustments..................................................      (28,335)
                                                                                  ------------
                                                                                   $  215,995
                                                                                  ------------
                                                                                  ------------

    Transfers between geographic areas are made at prices calculated to reflect a profit attributable to manufacturing operations.

    Remittances to the United States are subject to various regulations of the respective governments as well as to fluctuations in exchange rates.

NOTE 10--LITIGATION

    River is a defendant in an action alleging misappropriation of trade secrets and other proprietary information of the plaintiff. The Company believes the allegations to be without merit and has filed a countersuit with respect to this matter. In addition, the Company is a party to various other legal actions which have occurred in the normal course of business. Management believes the Company has meritorious

                              IVAC HOLDINGS, INC.

                             (DOLLARS IN THOUSANDS)

NOTE 10--LITIGATION (CONTINUED)
defenses and intends to defend vigorously against these allegations and claims. In management's opinion, liabilities arising from the above matters, if any, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 11--COMMITMENTS AND CONTINGENCIES

    In connection with the Acquisition, Lilly agreed to perform certain administrative functions for the Company's foreign subsidiaries including the collection of receivables and the payment of certain direct expenses incurred by Lilly on behalf of the Company. The Company agreed to reimburse Lilly for such direct expenses and anticipates that a payment of less than $8,000 will be made to Lilly in 1996. The Company is currently waiting for notification from Lilly of the amount owed under this arrangement. Management does not believe that this amount will be materially different from the amount accrued at December 31, 1995.

    The Company is obligated to pay additional purchase consideration related to previous acquisitions. As discussed in Note 5, the Company is obligated to pay additional consideration to SIS. In connection with another acquisition, the Company is contingently liable to certain prior shareholders of the acquiree for up to approximately $1,850 for additional purchase consideration through 1996, based upon the acquired entity achieving certain sales and pre-tax performance in each year subsequent to such acquisition. Any additional consideration paid will be treated as additional cost of the acquired entity.

NOTE 12--RESTRUCTURING

    In 1995, management approved and committed the Company to a non-voluntary termination plan in compliance with the terms of the Acquisition purchase agreement in an effort to reduce operating expenses. The terminations were not concentrated in one particular area of the Company's operations and the plan does not contemplate any significant changes to the operations or product lines that the Company offers. In connection with these terminations the Company charged severance and related costs of $5,319 to earnings. As of December 31, 1995, the remaining accrual related to these terminations totaled $1,510.

NOTE 13--SUBSEQUENT EVENT

    On March 29, 1996, the Company amended and restated its Bank Credit Facility. The amended and restated senior credit facility (the "Facility") matures on March 29, 1999 and provides for borrowings of up to $40,000, secured by substantially all U.S. domestic assets. Borrowings under the Facility bear interest at a rate equal to the Alternate Base Rate ("ABR") plus 0.25% or Adjusted LIBOR plus 1.50%, at the option of the Company. The ABR is equal to the greatest of the (i) prime rate in effect on such day; (ii) base certificate of deposit rate in effect on such day plus 1%; and (iii) federal funds effective rate in effect on such day plus 1/2 of 1%. The pricing is subject to change quarterly based upon certain debt and interest coverage ratios.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OF SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
Prospectus Summary......................................................    1
Risk Factors............................................................   15
The Exchange Offer......................................................   29
Federal Income Tax Consequences.........................................   37
The Acquisition.........................................................   38
Use of Proceeds.........................................................   40
Capitalization..........................................................   41
Selected Consolidated Financial Data of the Company.....................   42
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................   44
Business................................................................   60
Management..............................................................   84
Principal Stockholders..................................................   92
Certain Relationships and Related Transactions..........................   93
Description of Certain Indebtedness.....................................   94
Description of Notes....................................................  100
Plan of Distribution....................................................  131
Available Information...................................................  131
Legal Matters...........................................................  132
Independent Accountants.................................................  132
Index to Financial Statements...........................................  F-1



    UNTIL              , 1999 (   DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE
OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS AND SUBSCRIPTIONS.


                                  $189,000,000

                                     [LOGO]

                             OFFER TO EXCHANGE ITS
                         11 1/8% SENIOR DISCOUNT NOTES
                           DUE 2008, WHICH HAVE BEEN
                      REGISTERED UNDER THE SECURITIES ACT
                        OF 1933, AS AMENDED, FOR ANY AND
                             ALL OF ITS OUTSTANDING
                         11 1/8% SENIOR DISCOUNT NOTES
                                    DUE 2008


                                           , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    ALARIS Medical, Inc. is incorporated under the laws of the State of Delaware. Each of (i) Section 145 of the Delaware General Corporate Law, as amended, (ii) Article Eleven of the Company's Restated Certificate of Incorporation, and (iii) Article Four of the Company's Amended By-Laws contain indemnification provisions.

    Set forth below is the text of Article ELEVENTH of the Company's Restated Certificate of Incorporation:

    ELEVENTH: No Director of the Corporation shall be liable for monetary damages resulting from a breach of his or her fiduciary duty as a director, except to the extent required by law as in effect at the time the claim of liability is asserted.

    Set forth below is the text of ARTICLE Four of the Company's Amended
By-Laws:

                                  ARTICLE FOUR
                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

    SECTION 4.1. INDEMNIFICATION. (a) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, Partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

    (h) For the purposes of this Section, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified by the Board of Directors, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall incur to the benefit of the heirs, executors and administrators of such a person.

    The Company has entered into indemnification agreements with certain of its directors, officers and employees providing each such person with indemnification (and advancement of expenses) to the fullest extent permitted by Delaware law.

    The Company maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS.

    (a) Exhibits

EXHIBIT
NO.                              DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
  1    Purchase Agreement July 28, 1998 among ALARIS Medical, Inc., ALARIS
         Medical Systems, Inc., IVAC Overseas Holdings, Inc., ALARIS Release
         Corporation, Bear, Stearns & Co., Inc., BT Alex. Brown Incorporated and
         Donaldson, Lufkin & Jenrette Securities Corporation.*
  2.1  Agreement and Plan of Merger dated June 24, 1998 by and among ALARIS
         Medical, Inc., ALARIS Medical Systems, Inc., Herbert J. and Shirley L.
         Semler, Instromedix, Inc. and the shareholders of Instromedix, Inc.
         (Incorporated by reference to Exhibit 2(a) to ALARIS Medical, Inc.'s report on Form 8-K dated July 30, 1998).*
  2.2  Agreement to Purchase Selected Assets dated May 18, 1998 among ALARIS
         Medical Systems, Inc., Invacare Corporation and Patient Solutions, Inc.
         (Incorporated by reference to Exhibit 2.1(a) to ALARIS Medical's Form
         10-Q for the quarterly period ended June 30, 1998 filed with the
         Commission on August 14, 1998 (the "AM June 10-Q")).
  2.3  Agreement and Plan of Merger dated August 23, 1996 among the Participating
         Stockholders, IMED Corporation, IMED Merger Sub, Inc., IVAC Holdings,
         Inc. and IVAC Medical Systems, Inc. (Incorporated by reference to
         Exhibit 2 to Advanced Medical, Inc.'s report on Form 8-K dated August
         27, 1996 (the "AM August 8-K")).
  3.1  Certificate of Incorporation of Advanced Medical, Inc. and form of
         Certificate of Incorporation of Advanced Medical, Inc., as amended.
         (Incorporated by reference to Exhibit 3.1(a) to the Prospectus/Joint
         Proxy Statement, dated March 3, 1989, of Fidata Corporation, Advanced
         Medial, Inc. and Controlled Therapeutics Corporation included and forming part of the Registration Statement on Form S-4 of Advanced
         Medical, Inc. (the "Prospectus/Joint Proxy Statement")) filed with the
         Commission on March 14, 1990.
  3.2  By-Laws of Advanced Medical, Inc., as amended.*
  3.3  Amendments to Articles First and Fourth of the Restated Certificate of
         Incorporation of Advanced Medical, Inc. (Incorporated by reference to
         Exhibit A and B to Advanced Medical Inc.'s Proxy Statement, dated August
         15, 1990, for its Special Meeting of Stockholders held on September 7,
         1990) filed with the Commission on August 20, 1990.
  3.4  Amendment to Article Fourth of the Restated Certificate of Incorporation
         of Advanced Medical, Inc. (Incorporated by reference to Annex III to
         Advanced Medical Inc.'s Proxy Statement, dated July 25, 1994, for its
         Special Meeting of Stockholders held on August 11, 1994) filed with the
         Commission on July 27, 1994.

EXHIBIT
NO.                              DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
  4.1  Indenture dated as of July 28, 1998 among ALARIS Medical, Inc., ALARIS
         Medical Systems, Inc. and United States Trust Company of Texas, N.A., as
         trustee (including form of Notes).*
  4.2  Registration Rights Agreement dated as of July 28, 1998 among ALARIS
         Medical, Inc., ALARIS Medical Systems, Inc., IVAC Overseas Holdings,
         Inc., ALARIS Release Corporation, Bear, Stearns & Co., Inc., BT Alex.
         Brown Incorporated and Donaldson, Lufkin and Jenrette Securities
         Corporation.*
  4.3  Indenture dated as of November 26, 1996 among IMED Corporation, IMED
         International Trading Corp. and United States Trust Company of New York,
         as trustee (including form of Notes) (Incorporated by reference to
         Exhibit 10.2 to Advanced Medical, Inc.'s report on Form 8-K dated
         December 11, 1996 (the "AM December 8-K").
  4.4  Indenture Assumption Agreement dated as of November 26, 1996 between IVAC
         Holdings, Inc. and United States Trust Company of New York, as trustee
         (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 of IVAC Holdings, Inc., IVAC Overseas Holdings, Inc. and
         IMED International Trading corp. (the "AMS S-4") dated December 24,
         1996).
  4.5  Supplemental Indenture dated as of November 26, 1996 between IVAC Overseas
         Holdings, Inc. and United States Trust Company of New York, as trustee
         (Incorporated by reference to Exhibit 4.3 to the AMS S-4).
  5    Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.
 10.1  Credit Agreement dated as of November 26, 1996 ("Credit Agreement") among
         Advanced Medical, Inc., IMED Corporation, Various Lending Institutions,
         Bankers Trust Company, Banque Paribas and Donaldson, Lufkin & Jenrette
         Securities Corporation (Incorporated by reference to Exhibit 10.1 to the
         AM December 8-K).
 10.2  Employment Agreement dated as of August 23, 1996 among William J. Mercer,
         IMED Corporation and Advanced Medical, Inc. (Incorporated by reference to Exhibit 10.4 to the AM December 8-K).
 10.3  Employment Agreement dated as of August 23, 1996 among Joseph W. Kuhn,
         IMED Corporation and Advanced Medical, Inc. (Incorporated by reference to Exhibit 10.5 to the AM December 8-K).
 10.4  Advanced Medical, Inc.'s Third Amended and Restated 1988 Stock Option Plan
         (Incorporated by reference to Annex IV to Advanced Medical, Inc.'s Proxy
         Statement dated July 25, 1994 for its Special Meeting of Stockholders held on August 11, 1994 filed with the Commission on July 27, 1994 (the
         "AM August 1994 Proxy Statement")).
 10.5  Advanced Medical, Inc.'s Second Amended and Restated 1990 Non-Qualified
         Stock Option Plan for Non-Employee Directors (Incorporated by reference to Annex V to the AM August 1994 Proxy Statement).
 10.6  Form of Indemnification Agreements between the Company and certain of its directors and officers (Incorporated by reference to Exhibit 10.2 to
         IVAC Medical System, Inc.'s Report on Form 10-Q for the quarter ended
         June 30, 1996) filed with the Commission on August 17, 1996.
 10.7  Wateridge Plaza Office Building Lease Agreement dated as of December 1,
         1995 between California Public Employees' Retirement System and IVAC
         Corporation (Incorporated by reference to Exhibit 10.12 to IVAC Medical
         Systems, Inc.'s Report on Form 10-K for the year ended December 31, 1995 filed with the Commission on April 9, 1996 (the "IVAC 1995 Form 10-K")).

EXHIBIT
NO.                              DESCRIPTION OF EXHIBIT
------ --------------------------------------------------------------------------
 10.8  Activity Road Lease Agreement dated as of October 25, 1995 between Rancho
         Bernardo Corporate Center Ltd. and IVAC Corporation (Incorporated by
         reference to Exhibit 10.13 to the IVAC 1995 Form 10-K).
 10.9  Asset Transfer Agreement dated June 26, 1996 among IMED Ltd., IMED
         Corporation, Pharmacia AB and Pharmacia & Upjohn Limited with respect to the acquisition of certain European assets (Incorporated by reference to
         Exhibit 10.28 to Advanced Medical, Inc.'s Report on Form 10-Q for the
         quarter ended June 30, 1996 filed with the Commission on August 14, 1996
         (the "AM June 1996 Form 10-Q")).
 10.10 Assignment Agreement dated June 26, 1996 among IMED Corporation, IMED
         Trading, Advanced Medical, Inc. and Pharmacia, AB with respect to the acquisition of European distribution rights (Incorporated by reference to Exhibit 10.29 to the AM June 1996 Form 10-Q).
 10.11 Amendment and Waiver No. 1 to Credit Agreement dated as of March 28, 1997
         (Incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the
         AMS S-4 dated May 28, 1997)
 10.12 ALARIS Medical, Inc. 1996 Stock Option Plan (Incorporated by reference to
         Exhibit A to ALARIS Medical, Inc.'s Proxy Statement dated May 5, 1997 for its Annual Meeting of Stockholders (the "ALARIS Proxy Statement")).
 10.13 ALARIS Medical, Inc. Third Amended and Restated 1990 Non-Qualified Stock
         Option Plan for Non-Employee Directors (Incorporated by reference to
         Exhibit B to the ALARIS Proxy Statement).
 10.14 Amendment No. 2 to Credit Agreement dated as of August 12, 1997
         (Incorporated by reference to Exhibit 10.16 to Amendment No. 6 to the
         AMS S-4 dated August 19, 1997).
 10.15 Amendment No. 3 and Consent to Credit Agreement dated as of March 4,
         1998.*
 10.16 Amendment No. 4 and Consent to Credit Agreement dated as of July 7, 1998.*
 10.17 Agreement dated May 7, 1998 among ALARIS Medical Systems, Inc. and
         Caesarea Medical Electronics Limited (Incorporated by reference to
         Exhibit 10.1(a) to the AM June 10-Q.)
 12    Computation of Ratio of Earnings to Fixed Charges.**
 21    List of Subsidiaries of the ALARIS Medical.*
 23.1  Consent of PricewaterhouseCoopers LLP.
 23.2  Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in
         Exhibit 5).
 25    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of United States Trust Company of Texas, N.A., as
         trustee.*


------------------------


 * Filed as an exhibit to the Registration Statement on Form S-4 (333-62277) of ALARIS Medical, Inc., dated August 26, 1998.



** Filed as an exhibit to the Registration Statement on Form S-4 (333-62277) of ALARIS Medical, Inc., dated November 17, 1998.


    (b) Financial Statement Schedule

    Schedule I--Condensed Financial Information of ALARIS Medical, Inc.

    Schedule II-Valuation and Qualifying Accounts and Reserves.

    All other schedules are omitted because they are not applicable or not required, or because the information required therein is included in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.434(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 23, 1998.



                                ALARIS MEDICAL, INC.

                                By:  /s/ WILLIAM J. MERCER
                                     -----------------------------------------
                                     Name: William J. Mercer
                                     Title: PRESIDENT, CHIEF EXECUTIVE OFFICER,
                                     PRINCIPAL ACCOUNTING OFFICER AND
                                     CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                        TITLE(S)                  DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director and Chairman of     December 23, 1998
      Jeffry M. Picower           the Board

                                Director, President, Chief
    /s/ WILLIAM J. MERCER         Executive Officer,
------------------------------    Principal Accounting       December 23, 1998
      William J. Mercer           Officer and Chief
                                  Financial Officer

              *
------------------------------  Director
        Norman M. Dean

              *
------------------------------  Director                     December 23, 1998
         Henry Green

              *
------------------------------  Director                     December 23, 1998
      Richard B. Kelsky


*By:    /s/ WILLIAM J. MERCER
      -------------------------
          William J. Mercer
          ATTORNEY-IN-FACT

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

      SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF ALARIS MEDICAL, INC.

                            CONDENSED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
                                                      ASSETS

Current assets:
  Cash..................................................................................  $     2,936  $        66
  Receivables, prepaid expenses and other current assets................................          767          962
                                                                                          -----------  -----------
  Total current assets..................................................................        3,703        1,028
Investments in and net advances from subsidiaries.......................................       54,538       42,862
Other investments, at cost..............................................................          174           26
Intangible assets, net..................................................................        1,714        1,654
Other non-current assets................................................................        3,850        3,731
                                                                                          -----------  -----------
                                                                                          $    63,979  $    49,301
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable......................................................................  $         4  $       115
  Accrued expenses and other current liabilities........................................        1,770        1,085
                                                                                          -----------  -----------
  Total current liabilities.............................................................        1,774        1,200
                                                                                          -----------  -----------
Long-term debt..........................................................................       16,152       16,152
                                                                                          -----------  -----------

Contingent liabilities and commitments (Note 6)

Stockholders' equity:
  Common stock..........................................................................          589          591
  Capital in excess of par value........................................................      147,840      148,341
  Accumulated deficit...................................................................     (101,704)    (111,330)
  Treasury stock........................................................................         (734)      (2,027)
  Other equity..........................................................................           62       (3,626)
                                                                                          -----------  -----------
                                                                                               46,053       31,949
                                                                                          -----------  -----------
                                                                                          $    63,979  $    49,301
                                                                                          -----------  -----------
                                                                                          -----------  -----------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                     S-I-1

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

      SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF ALARIS MEDICAL, INC.

                       CONDENSED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              ------------------------------------
                                                                                 1995        1996         1997
                                                                              ----------  -----------  -----------
General and administrative expense..........................................  $    2,209  $     2,278  $     1,716
Restructuring, integration and other non-recurring charges..................      --          --             1,135
Other income (expense):
  Interest income...........................................................         108          950           89
  Interest expense..........................................................      (6,044)      (7,087)      (1,290)
  Debt conversion expense...................................................      --          (10,000)     --
  Equity in earnings (loss) of unconsolidated subsidiaries..................      19,766      (49,933)      (6,974)
  Other, net................................................................         656          716      --
                                                                              ----------  -----------  -----------
                                                                                  14,486      (65,354)      (8,175)
Income (loss) before income taxes and extraordinary item....................      12,277      (67,632)     (11,026)
Income tax benefit..........................................................      --            2,026        1,400
                                                                              ----------  -----------  -----------
Income (loss) before extraordinary item.....................................      12,277      (65,606)      (9,626)
Extraordinary item:
  Gain (loss) on early retirement of debt, net of taxes.....................      15,177       (1,630)     --
                                                                              ----------  -----------  -----------
Net income (loss)...........................................................      27,454      (67,236)      (9,626)
Accumulated deficit at beginning of year....................................     (61,922)     (34,468)    (101,704)
                                                                              ----------  -----------  -----------
Accumulated deficit at end of year..........................................  $  (34,468) $  (101,704) $  (111,330)
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                     S-I-2

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

      SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF ALARIS MEDICAL, INC.

                       CONDENSED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                     1995        1996       1997
                                                                                  ----------  ----------  ---------
Net cash used in operating activities...........................................  $   (6,743) $   (9,222) $  (4,918)

Cash flows from investing activities:
  Dividends on IMED redeemable preferred stock..................................       6,684       4,067     --
  Dividends from ALARIS Medical Systems.........................................      --          --          2,215
  Proceeds from sale of IMED redeemable preferred stock.........................         880       3,350     --
  Net (increase) decrease in restricted cash....................................     (25,000)     25,000      2,332
  Proceeds from sale of investments.............................................         859       2,374     --
  Return of capital investment..................................................      --          --            148
  Capital contribution to ALARIS Medical Systems................................      --         (19,588)    (1,595)
                                                                                  ----------  ----------  ---------
Net cash (used in) provided by investing activities.............................     (16,577)     15,203      3,100
                                                                                  ----------  ----------  ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt......................................      25,000      --         --
  Proceeds from issuance of common stock                                              --          40,024     --
  Proceeds from exercise of stock options.......................................      --          --            241
  Debt repaid in merger.........................................................      --         (24,116)    --
  Debt issuance costs...........................................................        (488)     --         --
  Redemption of preferred stock including related dividends.....................      --          (7,844)    --
  Purchase of IMED common stock warrant.........................................      --         (12,500)    --
  Repurchase of common stock....................................................      --          --         (1,293)
                                                                                  ----------  ----------  ---------
Net cash provided by (used in) financing activities.............................      24,512      (4,436)    (1,052)
                                                                                  ----------  ----------  ---------
Net increase (decrease) in cash.................................................       1,192       1,545     (2,870)
Cash at beginning of year.......................................................         199       1,391      2,936
                                                                                  ----------  ----------  ---------
Cash at end of year.............................................................  $    1,391  $    2,936  $      66
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                                     S-I-3

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

      SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF ALARIS MEDICAL, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

NOTE 1--STATEMENT OF ACCOUNTING POLICY:

    The accompanying condensed financial statements have been prepared by ALARIS Medical pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. It is therefore suggested that these condensed financial statements be read in conjunction with the Consolidated Financial Statements and notes thereto.

RECLASSIFICATIONS:

    Certain prior year amounts have been reclassified to conform to the classifications used in 1997.

NOTE 2--INVESTMENTS IN AND NET ADVANCES FROM SUBSIDIARIES

    ALARIS Medical accounts for its investments in subsidiaries using the equity method. Under the equity method, investments are carried at cost, adjusted for ALARIS Medical's proportionate share of their undistributed earnings or losses.

    Investments in and net advances to/(from) subsidiaries comprise the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
ALARIS Medical Systems common ownership interest and advances...........  $  53,332  $  42,862
Other subsidiaries......................................................      1,206     --
                                                                          ---------  ---------
                                                                          $  54,538     42,862
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 3--PATENTS:

    ALARIS Medical acquired patents for $10,000 on April 2, 1990. These patents were licensed to IMED for a royalty of $1,100 per annum. Effective June 30, 1996, ALARIS Medical made a non-cash contribution of $2,885 to IMED representing ALARIS Medical's net carrying value of these patents.

NOTE 4--LONG-TERM DEBT:

    The terms and maturities of ALARIS Medical's long-term debt are described in
Note 4 to the Consolidated Financial Statements.

NOTE 5--CASH FLOW INFORMATION:

    During 1995 and 1996, IMED redeemed 88 and 335 shares, respectively, of its 12% Preferred Stock (all of which was owned by ALARIS Medical) from ALARIS Medical for $880 and $3,350, respectively. In June 1996, ALARIS Medical contributed to IMED $8,776 representing the outstanding par value and accrued dividends on all the remaining outstanding shares of IMED's 12% Preferred Stock. The preferred

                                     S-I-4

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES

      SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF ALARIS MEDICAL, INC.

              NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

NOTE 5--CASH FLOW INFORMATION: (CONTINUED) shares were then canceled. IMED made dividend payments to ALARIS Medical of $6,684 and $4,067 during 1995 and 1996, respectively, related to the 12% Preferred Stock.

    During 1997, ALARIS Medical Systems made dividend payments of $2,215 to ALARIS Medical.

NOTE 6--CONTINGENCIES AND LITIGATION:

    Contingencies and litigation are described in Note 15 to the Consolidated Financial Statements.

                                     S-I-5

                     ALARIS MEDICAL, INC. AND SUBSIDIARIES
           SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                     ADDITIONS     ADDITIONS
                                                      BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE
                                                       BEGINNING     COSTS AND       OTHER                    AT END OF
                                                       OF PERIOD     EXPENSES     ACCOUNTS(1)  DEDUCTIONS(2)   PERIOD
                                                      -----------  -------------  -----------  -------------  ---------
Deducted from receivables
Allowance for doubtful accounts:
  Year ended December 31, 1995......................   $     855     $     100        --         $     (80)   $     875
  Year ended December 31, 1996......................         875           100     $   3,320          (210)       4,085
  Year ended December 31, 1997......................       4,085           810        --            (1,636)       3,259

------------------------

(1) Represents amount of allowance for doubtful accounts assigned to accounts receivables acquired in the Merger.

(2) Represents accounts written-off as uncollectible, net of collections on accounts previously written-off.

                                     S-II-1

                                 EXHIBIT INDEX

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
      1      Purchase Agreement July 28, 1998 among ALARIS Medical, Inc., ALARIS Medical Systems, Inc., IVAC
               Overseas Holdings, Inc., ALARIS Release Corporation, Bear, Stearns & Co., Inc., BT Alex. Brown
               Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.*

      2.1    Agreement and Plan of Merger dated June 24, 1998 by and among ALARIS Medical, Inc., ALARIS Medical
               Systems, Inc., Herbert J. and Shirley L. Semler, Instromedix, Inc. and the shareholders of
               Instromedix, Inc. (Incorporated by reference to Exhibit 2(a) to ALARIS Medical, Inc.'s report on
               Form 8-K dated July 30, 1998).*

      2.2    Agreement to Purchase Selected Assets dated May 18, 1998 among ALARIS Medical Systems, Inc., Invacare
               Corporation and Patient Solutions, Inc. (Incorporated by reference to Exhibit 2.1(a) to ALARIS
               Medical's Form 10-Q for the quarterly period ended June 30, 1998 filed with the Commission on
               August 14, 1998 (the "AM June 10-Q")).

      2.3    Agreement and Plan of Merger dated August 23, 1996 among the Participating Stockholders, IMED
               Corporation, IMED Merger Sub, Inc., IVAC Holdings, Inc. and IVAC Medical Systems, Inc.
               (Incorporated by reference to Exhibit 2 to Advanced Medical, Inc.'s report on Form 8-K dated August
               27, 1996 (the "AM August 8-K")).

      3.1    Certificate of Incorporation of Advanced Medical, Inc. and form of Certificate of Incorporation of
               Advanced Medical, Inc., as amended. (Incorporated by reference to Exhibit 3.1(a) to the
               Prospectus/Joint Proxy Statement, dated March 3, 1989, of Fidata Corporation, Advanced Medial, Inc.
               and Controlled Therapeutics Corporation included and forming part of the Registration Statement on
               Form S-4 of Advanced Medical, Inc. (the "Prospectus/Joint Proxy Statement")) filed with the
               Commission on March 14, 1990.

      3.2    By-Laws of Advanced Medical, Inc., as amended.*

      3.3    Amendments to Articles First and Fourth of the Restated Certificate of Incorporation of Advanced
               Medical, Inc. (Incorporated by reference to Exhibit A and B to Advanced Medical Inc.'s Proxy
               Statement, dated August 15, 1990, for its Special Meeting of Stockholders held on September 7,
               1990) filed with the Commission on August 20, 1990.

      3.4    Amendment to Article Fourth of the Restated Certificate of Incorporation of Advanced Medical, Inc.
               (Incorporated by reference to Annex III to Advanced Medical Inc.'s Proxy Statement, dated July 25,
               1994, for its Special Meeting of Stockholders held on August 11, 1994) filed with the Commission on
               July 27, 1994.

      4.1    Indenture dated as of July 28, 1998 among ALARIS Medical, Inc., ALARIS Medical Systems, Inc., and
               United States Trust Company of Texas, N.A., as trustee (including form of Notes).*

      4.2    Registration Rights Agreement dated as of July 28, 1998 among ALARIS Medical, Inc., ALARIS Medical
               Systems, Inc., IVAC Overseas Holdings, Inc., ALARIS Release Corporation, Bear, Stearns & Co., Inc.,
               BT Alex. Brown Incorporated and Donaldson, Lufkin and Jenrette Securities Corporation.*

      4.3    Indenture dated as of November 26, 1996 among IMED Corporation, IMED International Trading Corp. and
               United States Trust Company of New York, as trustee (including form of Notes) (Incorporated by reference to Exhibit 10.2 to Advanced Medical, Inc.'s report on Form 8-K dated December 11, 1996
               (the "AM December 8-K").

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
      4.4    Indenture Assumption Agreement dated as of November 26, 1996 between IVAC Holdings, Inc. and United
               States Trust Company of New York, as trustee (Incorporated by reference to Exhibit 4.2 to the
               Registration Statement on Form S-4 of IVAC Holdings, Inc., IVAC Overseas Holdings, Inc. and IMED
               International Trading corp. (the "AMS S-4") dated December 24, 1996).

      4.5    Supplemental Indenture dated as of November 26, 1996 between IVAC Overseas Holdings, Inc. and United
               States Trust Company of New York, as trustee (Incorporated by reference to Exhibit 4.3 to the AMS
               S-4).

      5      Opinion of Gordon Altman Butowsky Weitzen Shalov & Wein.

     10.1    Credit Agreement dated as of November 26, 1996 ("Credit Agreement") among Advanced Medical, Inc.,
               IMED Corporation, Various Lending Institutions, Bankers Trust Company, Banque Paribas and
               Donaldson, Lufkin & Jenrette Securities Corporation (Incorporated by reference to Exhibit 10.1 to the AM December 8-K).

     10.2    Employment Agreement dated as of August 23, 1996 among William J. Mercer, IMED Corporation and
               Advanced Medical, Inc. (Incorporated by reference to Exhibit 10.4 to the AM December 8-K).

     10.3    Employment Agreement dated as of August 23, 1996 among Joseph W. Kuhn, IMED Corporation and Advanced
               Medical, Inc. (Incorporated by reference to Exhibit 10.5 to the AM December 8-K).

     10.4    Advanced Medical, Inc.'s Third Amended and Restated 1988 Stock Option Plan (Incorporated by reference to Annex IV to Advanced Medical, Inc.'s Proxy Statement dated July 25, 1994 for its Special Meeting of Stockholders held on August 11, 1994 filed with the Commission on July 27, 1994 (the "AM August
               1994 Proxy Statement")).

     10.5    Advanced Medical, Inc.'s Second Amended and Restated 1990 Non-Qualified Stock Option Plan for
               Non-Employee Directors (Incorporated by reference to Annex V to the AM August 1994 Proxy
               Statement).

     10.6    Form of Indemnification Agreements between the Company and certain of its directors and officers
               (Incorporated by reference to Exhibit 10.2 to IVAC Medical System, Inc.'s Report on Form 10-Q for
               the quarter ended June 30, 1996) filed with the Commission on August 17, 1996.

     10.7    Wateridge Plaza Office Building Lease Agreement dated as of December 1, 1995 between California
               Public Employees' Retirement System and IVAC Corporation (Incorporated by reference to Exhibit
               10.12 to IVAC Medical Systems, Inc.'s Report on Form 10-K for the year ended December 31, 1995 filed with the Commission on April 9, 1996 (the "IVAC 1995 Form 10-K")).

     10.8    Activity Road Lease Agreement dated as of October 25, 1995 between Rancho Bernardo Corporate Center
               Ltd. and IVAC Corporation (Incorporated by reference to Exhibit 10.13 to the IVAC 1995 Form 10-K).

     10.9    Asset Transfer Agreement dated June 26, 1996 among IMED Ltd., IMED Corporation, Pharmacia AB and
               Pharmacia & Upjohn Limited with respect to the acquisition of certain European assets (Incorporated by reference to Exhibit 10.28 to Advanced Medical, Inc.'s Report on Form 10-Q for the quarter ended
               June 30, 1996 filed with the Commission on August 14, 1996 (the "AM June 1996 Form 10-Q")).

     10.10   Assignment Agreement dated June 26, 1996 among IMED Corporation, IMED Trading, Advanced Medical, Inc.
               and Pharmacia, AB with respect to the acquisition of European distribution rights (Incorporated by reference to Exhibit 10.29 to the AM June 1996 Form 10-Q).

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
     10.11   Amendment and Waiver No. 1 to Credit Agreement dated as of March 28, 1997 (Incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the AMS S-4 dated May 28, 1997)

     10.12   ALARIS Medical, Inc. 1996 Stock Option Plan (Incorporated by reference to Exhibit A to ALARIS
               Medical, Inc.'s Proxy Statement dated May 5, 1997 for its Annual Meeting of Stockholders (the
               "ALARIS Proxy Statement")).

     10.13   ALARIS Medical, Inc. Third Amended and Restated 1990 Non-Qualified Stock Option Plan for Non-Employee
               Directors (Incorporated by reference to Exhibit B to the ALARIS Proxy Statement).

     10.14   Amendment No. 2 to Credit Agreement dated as of August 12, 1997 (Incorporated by reference to Exhibit
               10.16 to Amendment No. 6 to the AMS S-4 dated August 19, 1997).

     10.15   Amendment No. 3 and Consent to Credit Agreement dated as of March 4, 1998.*

     10.16   Amendment No. 4 and Consent to Credit Agreement dated as of July 7, 1998.*

     10.17   Agreement dated May 7, 1998 among ALARIS Medical Systems, Inc. and Caesarea Medical Electronics
               Limited (Incorporated by reference to Exhibit 10.1(a) to the AM June 10-Q.)

     12      Computation of Ratio of Earnings to Fixed Charges.**

     21      List of Subsidiaries of the ALARIS Medical.*

     23.1    Consent of PricewaterhouseCoopers LLP.

     23.2    Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5).

     25      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United
               States Trust Company of Texas, N.A., as trustee.*


------------------------


 * Filed as an exhibit to the Registration Statement on Form S-4 (333-62277) of ALARIS Medical, Inc., dated August 26, 1998.



** Filed as an exhibit to the Registration Statement on Form S-4 (333-62277) of ALARIS Medical, Inc., dated November 17, 1998.